Exhibit 2.1

COMMON DRAFT TERMS OF THE CROSS-BORDER LEGAL MERGER
("Merger Proposal")
of
SENSATA TECHNOLOGIES HOLDING N.V.
and
SENSATA TECHNOLOGIES HOLDING PLC

26 OCTOBER 2017

-1

CONTENTS
Clause		Page
1	Corporate Information of the Merging Companies	-5
2	Measures in connection with Exchange of Share Ownership	-6
3	Designation and Valuation of the Assets and Liabilities of Sensata-NL to be Transferred to Sensata-UK	-6
4	Consideration for the Merger, Exchange Ratio and terms of allotment of UK Ordinary Shares	-7
5	Determination of the Merger Exchange Ratio	-8
6	Accounts	-8
7	Reasons for the Merger	-8
8	Consequences of the Merger	-8
9	Tax Provisions	-10
10	Withdrawal Right	-12
11	Results of the Merger	-13
12	Conditions Precedent	-14
13	Employee Participation	-16
14	Appointment of Independent Experts and the Independent Expert's Reports	-16
15	Miscellaneous	-16
Schedule 1	Articles of Association of Sensata Technologies Holding plc
Schedule 2	Articles of Association of Sensata Technologies Holding N.V.
Schedule 3	Proposed Articles of Association of Sensata Technologies Holding plc
Schedule 4	Proposed Articles of Association of Sensata Technologies Holding N.V
Schedule 5	Draft Withdrawal Application Form
Schedule 6	Merger Accounts *

* Schedule has been omitted pursuant to Item 601(b)(2) of Regulation S-K. Sensata Technologies Holding N.V. hereby undertakes to furnish supplementally copies of this omitted schedule upon request by the Securities and Exchange Commission.

-2

The undersigned:

1.	Martha Sullivan; and

2.	Jeffrey Cote;
together constituting the entire board of directors of Sensata Technologies Holding plc, a company limited by shares incorporated under the laws of England and Wales, with registered number 10900776, having its registered office at Interface House, Interface Business Park, Bincknoll Lane, Royal Wootton Bassett, Swindon, Wiltshire, SN4 8SY, United Kingdom ("Sensata-UK" and also the "Acquiring Company");
and

3.	Martha Sullivan, executive director;

4.	Thomas Wroe, non-executive director;

5.	Paul Edgerley, non-executive director;

6.	Constance Skidmore, non-executive director;

7.	Charles Peffer, non-executive director;

8.	Kirk Pond, non-executive director;

9.	Andrew Teich, non-executive director;

10.	Stephen Zide, non-executive director;

11.	James Heppelmann, non-executive director; and

12.	Beda Bolzenius, non-executive director,
together constituting the entire board of directors of Sensata Technologies Holding N.V., a public company (naamloze vennootschap) incorporated under the laws of the Netherlands, having its official seat (statutaire zetel) in Hengelo, the Netherlands, and its registered office at Jan Tinbergenstraat 80, 7559 SP, Hengelo, the Netherlands, and registered with the Dutch Commercial Register (Handelsregister) under number 24192692 ("Sensata-NL" and also the "Disappearing Company" and together with Sensata-UK, the "Merging Companies" and each individually, a "Merging Company").
WHEREAS:

(A)
Sensata-UK is a public limited company with a share capital of EUR 57,101 consisting of one ordinary share of EUR 1.00 (the "Initial Ordinary Share") and 57,100 non-voting redeemable shares of EUR 1.00 each (the "Non-Voting Redeemable Shares") held by the sole shareholder, MaplesFS UK Group Services Limited ("MaplesFS"). MaplesFS, as the legal owner of the Initial Ordinary Share and the Non-Voting Redeemable Shares, holds such shares on trust for charitable purposes.

(B)
Sensata-NL is a public company with an issued share capital of EUR 1,785,624.49 consisting of 178,562,449 ordinary shares of EUR 0.01 each (the "NV Ordinary Shares"). The NV Ordinary Shares are listed on the New York Stock Exchange under the symbol "ST".  The majority of the NV Ordinary Shares are held in nominee form via the Depository Trust Company ("DTC"), and the rest of the NV Ordinary Shares are held directly in registered form by certain shareholders.

(C)
The board of directors of Sensata-NL has concluded to reorganise the Sensata Technologies group structure which will result in a new UK holding company, Sensata-UK, serving as the publicly traded parent of the Sensata Technologies group of companies (the "Sensata Group"). To achieve this reorganisation, Sensata-NL intends to merge with Sensata-UK on the terms set out in this Merger Proposal.

(D)
As the merger results in Sensata-UK absorbing Sensata-NL, the shareholders of Sensata-NL will receive, as merger consideration, one ordinary share of EUR 0.01 each in Sensata-UK (the "UK Ordinary Share") for each NV Ordinary Share held immediately prior to the Merger Effective Time (as defined in paragraph (M) below), such UK Ordinary Shares to be issued credited as fully paid up.

(E)
The board of directors of Sensata-UK and the board of directors of Sensata-NL propose to structure the merger as a transfer of all assets and liabilities of Sensata-NL to Sensata-UK under universal succession of title (onder algemene titel) by way of a cross-border merger within the meaning of articles 2:309 et seq. and 2:333b et seq. of the Dutch Civil Code (the "DCC")

-3

and regulation 2 of the UK Companies (Cross-Border Mergers) Regulations 2007 (the "UK Regulations"), both implementing the European Cross-Border Mergers Directive (Directive 2005/56/EC) (the "Merger").

(F)
This Merger Proposal sets out the terms and conditions of the contemplated Merger between Sensata-NL and Sensata-UK, in compliance with article 2:312 of the DCC in conjunction with articles 2:326 and 2:333d of the DCC and regulation 7 of the UK Regulations.

(G)
For U.S. federal income tax purposes, Sensata-NL and Sensata-UK intend that the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations thereunder (the "Treasury Regulations"), and that this Merger Proposal be, and be hereby adopted as, a "plan of reorganization" for purposes of Section 368 of the Code and the Treasury Regulations thereunder.

(H)
The shareholders' register of Sensata-NL does not appear to indicate, nor is the board of directors of Sensata-NL acquainted with any pledge (pandrecht) of shares in the issued share capital of Sensata-NL, or any right of usufruct (recht van vruchtgebruik) created therein. All shares in the issued share capital of the Merging Companies have been paid up in full.

(I)	No depositary receipts of shares (certificaten van aandelen) in the issued share capital of Sensata-NL have been issued and remain outstanding.

(J)
None of the Merging Companies has been dissolved (ontbonden), has been declared bankrupt (in staat van faillissement verkaard) or has been granted a suspension of payments (surséance van betaling), nor are the respective boards of directors acquainted with any intention to dissolve a Merging Company or a pending request to declare the Merging Company bankrupt or grant a suspension of payments.

(K)
None of the Merging Companies has instituted a works council or co-determination council (medezeggenschapsraad) and there is no association of employees, which includes amongst its members employees of the Merging Companies or one of their subsidiaries other than a works council established at Sensata Technologies Holland B.V. The boards of directors of the Merging Companies hereby confirm that there are no existing employee representation bodies that have consultation or other rights in relation to the Merger.

(L)
On 25 October 2017, the board of directors of Sensata-UK unanimously approved this Merger Proposal and, on 28 September 2017, the board of directors of Sensata-NL unanimously approved this Merger Proposal. In accordance with Dutch law, all members of the boards of directors of the Merging Companies have signed this Merger Proposal.

(M)	The Merger will become effective on the date fixed by an order of the High Court of England and Wales (the "UK High Court") (the "Merger Effective Time").

-4

1.	CORPORATE INFORMATION OF THE MERGING COMPANIES

1.1	Corporate information of the Acquiring Company:

1.1.1	Name:	Sensata Technologies Holding plc.

1.1.2	Form:	A public company limited by shares, incorporated under the laws of England and Wales

1.1.3	Registered Office:	Interface House, Interface Business Park, Bincknoll Lane, Royal Wootton Bassett, Swindon, Wiltshire, SN4 8SY, United Kingdom

1.1.4	Country of incorporation:	England & Wales

1.1.5	Date of incorporation:	4 August 2017

1.1.6	Share capital:	EUR 57,101 consisting of (i) one ordinary share of EUR 1.00 (the "Initial Ordinary Share") and 57,100 non-voting redeemable shares of EUR 1.00 each (the "Non-Voting Redeemable Shares")

1.1.7	Financial Year:	1 January — 31 December

1.1.8	Employees:	0

1.2	Corporate information of the Disappearing Company:

1.2.1	Name:	Sensata Technologies Holding N.V.

1.2.2	Form:	a public company (naamloze vennootschap) incorporated under the laws of the Netherlands

1.2.3	Registered Office:	Jan Tinbergenstraat, 80, 7559 SP, Hengelo, the Netherlands

1.2.4	Official seat:	Hengelo, the Netherlands

1.2.5	Share capital:	EUR 1,785,624.49 consisting of 178,562,449 ordinary shares of EUR 0.01 each (the "NV Ordinary Shares")

1.2.6	Financial Year:	1 January — 31 December

1.2.7	Employees:	22

1.3	Corporate objects of the Disappearing Company:

1.3.1
to participate or to acquire interests in any other way in enterprises, to manage or exercise supervision of enterprises and to provide services to enterprises, with special reference to enterprises engaged in the production of sensors and controls for manufacturers in the automotive, appliance, aircraft and industrial business or rendering other services to such enterprises;

1.3.2	to perform all acts which directly or indirectly may be conductive to such objects.
In realising its objects Sensata-NL shall exercise management directed at promoting in the best way possible and in a well balanced manner the interests of those who are directly or indirectly interested in the Company.

-5

1.4
The current articles of association of Sensata-UK are appended to this Merger Proposal at Schedule 1 (the "UK Articles"). Subject to and with effect from the Merger Effective Time, Sensata-UK will adopt the proposed new articles of association as appended to this Merger Proposal at Schedule 3 (the "UK Proposed Articles").

The current articles of association of Sensata-NL are appended to this Merger Proposal at Schedule 2 (the "NV Articles").  The NV Articles will be amended to include a criterion, as referred to in the last sentence of paragraph 2 of article 2:333h of the DCC, on the basis of which the cash compensation payable to shareholders of Sensata-NL who exercise their Withdrawal Right (as defined and described in paragraph 10 of this Merger Proposal) in accordance with paragraph 1 of article 2:333h of the DCC can be readily determined.  The amendments to the articles of association will be proposed at the general meeting of shareholders of Sensata-NL called to consider and approve this Merger Proposal and resolve upon and give effect to the Merger. A copy of the proposed amended articles of association of Sensata-NL is appended to this Merger Proposal at Schedule 4 (the "NV Proposed Articles"). The resolution to approve this Merger Proposal and resolve upon and give effect to the Merger (the “Merger Resolution”) will not be put to the vote of the shareholders at the general meeting unless (i) the resolution to amend the articles of association of Sensata-NL in accordance with the NV Proposed Articles has been adopted at the general meeting; and (ii) the Sensata-NL’s articles of association have been amended in accordance with the NV Proposed Articles during a short recess of the general meeting.

2.	MEASURES IN CONNECTION WITH EXCHANGE OF SHARE OWNERSHIP

2.1
As Sensata-NL will cease to exist immediately after the Merger Effective Time, all issued shares in the capital of Sensata-NL will be cancelled, including all treasury shares held by Sensata-NL. All assets and liabilities of Sensata-NL will be transferred under universal succession of title (onder algemene titel) to Sensata-UK.

2.2
Pursuant to article 2:311 paragraph 2 DCC and regulation 17 of the UK Regulations, the shareholders of Sensata-NL will become shareholders of Sensata-UK immediately after the Merger Effective Time, except for the shareholders who exercise their Withdrawal Right with respect to all their shares in the capital of Sensata-NL.

3.	DESIGNATION AND VALUATION OF THE ASSETS AND LIABILITIES OF SENSATA NL TO BE TRANSFERRED TO SENSATA UK

3.1
The description of the assets and liabilities transferred by universal title of succession to Sensata-UK as a result of the Merger is established for information purposes only based on the Merger Accounts (as defined below). The description is not limited as the Merger will lead to a transfer by universal title of succession of all the assets and liabilities of Sensata-NL as of the Merger Effective Time.

3.2
For the avoidance of doubt, should any assets not be mentioned in the Merger Proposal as a result of any error or omission, those assets are deemed to be the property of Sensata-NL immediately before the Merger Effective Time and are deemed to be rightfully transferred by universal title of succession to Sensata-UK without adjustment of the Exchange Ratio (as defined in paragraph 4.2 of this Merger Proposal).

3.3	The transferred assets comprise of:

3.3.1
common shares constituting the entire issued and outstanding share capital of Sensata Technologies Intermediate Holding B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, having its official seat (statutaire zetel) in Hengelo, the Netherlands, and its registered office at Jan Tinbergenstraat 80, 7559 SP, Hengelo, the Netherlands, and registered with the Dutch Commercial Register (Handelsregister) under number 34243026;

3.3.2	prepaid expenses and other current assets; and

-6

3.3.3	cash and cash equivalents and receivables (including inter-company receivables from subsidiaries).

3.4	The transferred liabilities comprise of:

3.4.1	Accounts payable (including inter-company payables to subsidiaries), accrued expenses and other current liabilities.

3.5	Please refer to the Merger Accounts (as defined below) for the assets and liabilities of Sensata-NL.

3.6
The valuation of the relevant assets and liabilities of Sensata-NL to be acquired by Sensata-UK was last undertaken on 1 July 2017 on the basis of net asset value and any other valuation method applied to those assets and liabilities in the Merger Accounts.

4.	CONSIDERATION FOR THE MERGER, EXCHANGE RATIO AND TERMS OF ALLOTMENT OF UK ORDINARY SHARES

4.1	The following measures are to be taken in connection with the transition of ownership of shares in the capital of Sensata-NL, as referred to in article 2:312, paragraph 2 sub g. of the DCC:

4.1.1	NV Ordinary Shares held by Sensata-NL will cease to exist in accordance with article 2:325 paragraph 4 of the DCC;

4.1.2
as Sensata-NL does not hold any shares in the capital of Sensata-UK and Sensata-UK does not hold any shares in its own capital, no shares will be cancelled pursuant to article 2:325 paragraph 3 of the DCC upon the Merger becoming effective;

4.1.3
immediately after the Merger Effective Time, UK Ordinary Shares will be allotted to the shareholders of Sensata-NL. The final number of UK Ordinary Shares to be issued and allotted pursuant to the Merger will depend on the number (if any) of NV Ordinary Shares for which shareholders in Sensata-NL duly exercise their Withdrawal Right (as defined and described in paragraph 10 of this Merger Proposal), such number of NV Ordinary Shares will cease to exist as of the Merger Effective Time in accordance with article 2:333h paragraph 3 of the DCC;

4.1.4	no UK Ordinary Shares will be allotted in respect of any NV Ordinary Shares held in treasury;

4.1.5
the UK Ordinary Shares to be allotted and issued on the Merger Effective Date in connection with the Merger pursuant to the Exchange Ratio (as defined in paragraph 4.2 of this Merger Proposal) will be fully paid and rank pari passu in all respects with all other UK Ordinary Shares and will be listed on the New York Stock Exchange; and

4.1.6
in connection with the Merger, no special rights or restrictions are to be granted in Sensata-UK to any holders of UK Ordinary Shares, nor are any shares of special classes or other options to be granted in Sensata-UK, given that no such special rights or restrictions or special classes or other options are currently in existence in Sensata-NL.

4.2	Exchange Ratio

4.2.1
The exchange ratio of the shares as referred to in Title 7, Book 2 of the DCC is such that for each NV Ordinary Share in the capital of Sensata-NL one UK Ordinary Share in the capital of Sensata-UK will be allocated.

4.2.2
Except as described in paragraphs 1.4 and 10 of this Merger Proposal, no cash payment shall be made by Sensata-UK to Sensata-NL shareholders in respect of their NV Ordinary Shares or the transfer of Sensata-NL's assets and liabilities to Sensata-UK pursuant to the Merger.

-7

Table of Contents

5.	DETERMINATION OF THE MERGER EXCHANGE RATIO
The selected Exchange Ratio provides for the issue of one UK Ordinary Share for one NV Ordinary Share, corresponding to a resulting parity of 1:1.

6.	ACCOUNTS
The Merger shall take place on the basis of the non-adopted interim financial accounts of Sensata-NL for the financial period ended 1 July 2017 (the "Merger Accounts") set out in Schedule 6 of this Merger Proposal and the relevant financial statements of Sensata-UK for the period ended 30 September 2017. The audited annual accounts of Sensata-NL for the financial years ended 31 December 2016, 31 December 2015 and 31 December 2014 are filed with the Dutch Commercial Register (Handelsregister) and are available to shareholders and creditors of Sensata-NL at the offices of Sensata-NL as of the date hereof.

7.	REASONS FOR THE MERGER

7.1
Through recent acquisitions, the Sensata Group has significantly increased its presence in the UK, and the Merger will allow the Sensata Group to be organized in a jurisdiction in which it has more significant operations.

7.2	The UK is generally thought by investors to be a shareholder-friendly corporate governance environment.

7.3
The Sensata Group's strategy is to deploy capital in a manner that creates the greatest value for its shareholders. To achieve this, the Sensata Group continuously assesses various value creation opportunities and from that deploy capital in a way that is intended to maximize returns for its shareholders. As a company incorporated in England and Wales, the Sensata Group will increase its flexibility and effectiveness in allocating and deploying capital.

7.4
The impending withdrawal of the UK from the European Union (“Brexit”) may make it more difficult in the future to effect a company migration from the Netherlands to the UK, although the position is uncertain. In addition, London is — and despite Brexit is expected by some market commentators to remain — one of the world’s foremost financial centers from shareholders' and an international banking perspective.

7.5
The Sensata Group will no longer require 50% of its shareholders to be U.S. residents to ensure eligibility for tax treaty benefits, and will therefore no longer be required to perform the shareholder analyses the Sensata Group currently needs to perform in order to demonstrate its ultimate beneficial owners.

8.	CONSEQUENCES OF THE MERGER

8.1
As soon as practicable following the date hereof, the board of directors of Sensata-NL (or, if appropriate, any committee thereof administering the Sensata Technologies Holding N.V. 2010 Equity Incentive Plan and the Sensata Technologies Holding B.V. first amended and restated 2006 Management Option Plan for key employees of Sensata-NL and its subsidiaries (collectively, the "Company Equity Incentive Plans")), shall adopt such resolutions and take such other actions (including adopting any plan amendments) as are required to provide that:

8.1.1
each then outstanding option to acquire NV Ordinary Shares (each, a "NV Option") granted under a Company Equity Incentive Plan shall cease to represent a right to acquire NV Ordinary Shares and shall be converted into an option (each, a "UK Option") to acquire, on the same terms and conditions applicable to each such NV Option immediately prior to the Merger Effective Time (including the same vesting conditions), the same number of UK Ordinary Shares as the number of NV Ordinary Shares that was subject to such NV Option immediately prior to the Merger Effective Time, at an

-8

exercise price per UK Ordinary Share equal to the exercise price for each such NV Ordinary Share subject to such NV Option immediately prior to the Merger Effective Time; and

8.1.2
each then outstanding right to acquire NV Ordinary Shares (each, a "NV Restricted Stock Unit") granted under a Company Equity Incentive Plan shall cease to represent a right to acquire NV Ordinary Shares and shall be converted into a right (each, a "UK Restricted Stock Unit") to acquire, on the same terms and conditions applicable to such NV Restricted Stock Unit immediately prior to the Merger Effective Time (including the same vesting conditions), the same number of UK Ordinary Shares as the number of NV Ordinary Shares that was subject to such NV Restricted Stock Unit immediately prior to the Merger Effective Time.

8.2
No specific advantages or benefits shall be provided, in connection with the Merger, to the independent experts (as referred to in paragraph 14 of this Merger Proposal), the boards of directors of the Merging Companies or any other parties who are involved in the Merger. The independent experts will receive adequate remuneration in relation to the tasks performed by each of them, in accordance with the terms agreed with Sensata-NL and Sensata-UK respectively.

8.3	The current composition of the board of directors of Sensata-UK is as follows:

8.3.1	Martha Sullivan; and

8.3.2	Jeffrey Cote;
Following the Merger, the composition of the board of directors of Sensata-UK will be as follows:

8.3.3	Martha Sullivan;

8.3.4	Thomas Wroe;

8.3.5	Paul Edgerley;

8.3.6	Constance Skidmore;

8.3.7	Charles Peffer;

8.3.8	Kirk Pond;

8.3.9	Andrew Teich;

8.3.10	Stephen Zide;

8.3.11	James Heppelman; and

8.3.12	Beda Bolzenius.

8.4
As from 1 January 2018, Sensata-UK shall account for the financial data and transactions of Sensata-NL in its annual accounts. All acts and operations of Sensata-NL shall, as from the Merger Effective Time, be conducted for the account of Sensata-UK. In addition, as from the Merger Effective Time, the UK Ordinary Shares to be allotted and issued in connection with the Merger will carry the entitlement to participate in the profits that may be distributed by Sensata-UK. No special rights or conditions to dividends will be granted in connection with the Merger, and no particular conditions are expected with respect to any dividend rights in Sensata-UK. The effects of the Merger on the goodwill and the distributable reserves of Sensata-UK are as follows:

8.4.1	The Merger does not have any effects on the amount of goodwill of Sensata-UK.

8.4.2
Under the laws of England and Wales, the reserves previously held by Sensata-NL will not transfer to the statutory balance sheet of Sensata-UK as a distributable reserve. The Merger will, however, give rise to a merger reserve on the balance sheet of Sensata-UK in an amount equal to the amount

-9

by which the net book value of the assets and liabilities transferred to Sensata-UK from Sensata-NL pursuant to the Merger exceeds the nominal value of the UK Ordinary Shares issued pursuant to the Merger. Sensata-UK will capitalize the merger reserve as set out hereafter in paragraph 8.5.

8.5
Immediately after the Merger Effective Time, it is expected that Sensata-UK will capitalize the merger reserve arising as a result of the Merger by issuing a non-voting bonus share. The non-voting bonus share will be issued with a nominal value equal to the amount of the merger reserve. Sensata-UK will then undertake a court-approved procedure to cancel such share, thereby creating distributable reserves. Sensata-UK will seek to obtain the approval of the UK High Court to the capital reduction as soon as practicable following the Merger. The activities of Sensata-NL shall be continued by Sensata-UK, as from the Merger Effective Time.

8.6
It is expected that prior to the Merger Effective Time all employees of Sensata-NL will be transferred to Sensata Technologies B.V. by way of a transfer of contract (contractsovername) within the meaning of article 6:159 of the Dutch Civil Code on the same or substantially similar terms and conditions to those which apply at the date of this Merger Proposal.

9.	TAX PROVISIONS

9.1	Dutch tax regime

9.1.1	Tax consequences for Sensata-NL
The Merger constitutes a taxable transaction for Dutch corporate income tax purposes pursuant to which all assets and liabilities are deemed for Dutch tax purposes to be transferred at fair market value. However, by virtue of the application of the Dutch participation exemption (deelnemingsvrijstelling) that will apply to gains or losses realised on the deemed transfer of the shares in Sensata Technologies Intermediate Holding B.V., it is not expected that the Merger will result in any substantial tax liability that would result in Sensata-NL paying corporate income tax.

9.1.2	Withholding tax
The Merger will not give rise to Dutch dividend withholding tax if and to the extent that the aggregate amount of any Cash Compensation received by the shareholders of Sensata-NL in connection with the exercise of the their Withdrawal Right does not exceed the average capital recognized as paid-up on the relevant NV Ordinary Shares for Dutch dividend withholding tax purposes. Dutch dividend withholding tax at a rate of 15% will generally be withheld if and to the extent that such cash compensation exceeds the average capital recognized as paid-up on the relevant NV Ordinary Shares for Dutch dividend withholding tax purposes.

9.1.3	Taxes on capital gains
Holders of NV Ordinary Shares that are subject to tax in the Netherlands and realise a capital gain in connection with the Merger will generally be subject to corporate income tax or income tax in the Netherlands. However, shareholders receiving shares in Sensata-UK in exchange for all their shares in Sensata-NL in the Merger may possibly apply roll-over relief (doorschuiving) as a result of which such gain will not be recognised for Dutch tax purposes.

9.1.4	Value added tax
No value added tax will be due in the Netherlands on the exchange of NV Ordinary Shares for UK Ordinary Shares and/or on payments of Cash Compensation and no value added tax will be due in the Netherlands on the transfer of all assets and liabilities of Sensata-NL to Sensata-UK under universal succession of title (onder algemene titel).

-10

9.1.5	Other taxes
There is no registration tax, capital tax, customs duty, transfer tax, stamp duty, or any other similar tax or duty payable in the Netherlands in respect of or in connection with the entering into of the Merger and/or on duly exercising Withdrawal Rights.

9.2	UK tax regime
The following paragraphs constitute a non-exhaustive summary of certain UK tax matters relevant to the Merger and the future participation of shareholders in Sensata-UK based on current law and published practice of HMRC, both of which are subject to change (potentially with retrospective effect). The paragraphs do not consider the UK tax consequences for shareholders of the merger itself or, aside from stamp duty and stamp duty reserve tax, the UK tax consequences of a future disposal by shareholders of UK Ordinary Shares.

9.2.1	Sensata-UK
Sensata-UK will be within the scope of UK corporation tax following the Merger. We expect that Sensata-UK will not be subject to UK corporation tax as a result of the Merger itself.

9.2.2	Taxation of Dividends
Under current UK tax legislation, any future dividends paid by Sensata-UK will not be subject to withholding or deduction on account of UK tax, irrespective of the tax residence or the individual circumstances of the recipient shareholder.
Individual shareholders may need to review their personal circumstances to establish their exposure to UK income tax going forwards on any dividend income received from Sensata-UK.

9.2.3	Stamp duty and stamp duty reserve tax ("SDRT")
The discussion below relates to holders of UK Ordinary Shares wherever resident, but not to holders such as market makers, brokers, dealers and intermediaries, to whom special rules may apply.
Transfers of UK Ordinary Shares
Transfers of UK Ordinary Shares held in book entry form through the facilities of DTC will not attract a charge to stamp duty or SDRT in the UK provided no instrument of transfer is entered into (which should not be necessary) and that no election that applies to the UK Ordinary Shares is made or has been made by DTC under section 97A of the Finance Act 1986. It is our understanding that no such election has been made by DTC.
The transfer on sale of UK Ordinary Shares held in certificated form (and hence not within the DTC system) will generally be subject to stamp duty on the instrument of transfer at the rate of 0.5% of the amount or value of the consideration for the shares (rounded up if necessary to the nearest multiple of £5). Stamp duty is normally paid by the purchaser of the shares.
An unconditional agreement to transfer UK Ordinary Shares that are not within the DTC system will normally give rise to a charge to SDRT at the rate of 0.5% of the amount or value of the consideration for the shares. However, where within six years of the date of the agreement an instrument of transfer is executed and duly stamped, the SDRT liability will be cancelled and any SDRT which has been paid may be reclaimed. SDRT is normally the liability of the purchaser of the shares.
If UK Ordinary Shares not held within the DTC system are transferred (a) to, or to a nominee for, a person whose business is or includes the provision of clearance services (including the DTC) or (b) to, or to a nominee or agent for, a person whose business is or includes issuing depositary receipts, stamp duty or SDRT may be payable at a rate of 1.5% of the amount or value of the consideration payable or, in certain circumstances, the value of the shares. This liability for stamp duty or SDRT will strictly be accountable by the depositary or clearance service operator or their nominee, as the

-11

case may be, but will in practice generally be reimbursed by participants in the clearance service or depositary receipt scheme.
Repurchase of UK Ordinary Shares
The repurchase of UK Ordinary Shares by Sensata-UK (whether held within the DTC system or not) will attract a charge to stamp duty of 0.5% of the consideration paid by Sensata-UK in respect of the repurchase.

10.	WITHDRAWAL RIGHT

10.1
If, at the general meeting of Sensata-NL, the Merger Resolution were adopted, any shareholder of Sensata-NL that voted against the Merger Resolution has the right to elect not to become a shareholder of Sensata-UK (the "Withdrawal Right") and file a request for compensation (the "Withdrawal Application") in accordance with article 2:333h paragraph 1 of the DCC (such shareholder being a "Withdrawing Shareholder"). The Withdrawal Application must be submitted to Sensata-NL no later than one month after the date of the general meeting where the Merger Resolution has been adopted (counting from the day after the general meeting, the "Withdrawal Period"). All Withdrawal Applications are irrevocable after the end of the Withdrawal Period and a Withdrawing Shareholder will not be allowed to transfer his Exit Shares (as defined below) in any manner.

10.2
A shareholder of record who would like to exercise the Withdrawal Right will need to complete a Withdrawal Application form, a draft of which is appended to this Merger Proposal at Schedule 5 (the "Withdrawal Application Form"). A final version of the Withdrawal Application Form will be provided to the shareholder(s) of record that vote against the Merger Resolution and should be completed and returned in accordance with the instructions contained therein. A shareholder holding shares in "street name" who wishes to exercise the Withdrawal Right should contact its broker, bank, trustee or other nominee who will complete the Withdrawal Application Form for such shareholder's Exit Shares (as defined below). Upon the Merger becoming effective at the Merger Effective Time, the Withdrawing Shareholder will not receive shares in Sensata-UK, but will instead receive compensation in cash (the "Cash Compensation") for the NV Ordinary Shares on which he exercised his Withdrawal Right, and such NV Ordinary Shares will cease to exist as a consequence of the Merger taking effect. Dutch dividend withholding tax at a rate of 15 per cent. will generally be withheld on payments of the Cash Compensation if and to the extent that such payments exceed the average capital recognised as paid-up on the relevant shares for Dutch dividend withholding tax purposes. Please see section 9.1.2 of this Merger Proposal (Withholding tax) for more details.

10.3
A Withdrawing Shareholder can only exercise its Withdrawal Right for the NV Ordinary Shares it (i) held at the record date of the relevant general meeting of Sensata-NL at which the Withdrawing Shareholder voted against the Merger Resolution; and (ii) still holds at the time of the Withdrawal Application and immediately prior to the Merger Effective Time (the "Exit Shares"). A shareholder of Sensata-NL who has voted in favor of the Merger Resolution at the general meeting of Sensata-NL, has abstained from voting, or was not present or represented at the general meeting does not have a Withdrawal Right. Broker non-votes will be treated as abstentions for the purpose of determining whether a shareholder is eligible to exercise its Withdrawal Right.

10.4
Pursuant to article 2:333h of the DCC, Withdrawing Shareholders are entitled to receive Cash Compensation for their Exit Shares. The Cash Compensation per Exit Share to be received by a Withdrawing Shareholder will be determined in accordance with the criterion (the "Criterion") set out in the NV Proposed Articles, subject to the amendment of Sensata-NL’s articles of association being resolved upon and amended in conformity with the NV Proposed Articles at the general meeting of Sensata-NL to resolve upon and give effect to the Merger.

10.5
The amount of Cash Compensation per NV Ordinary Share will be determined on the basis of the average closing price of a NV Ordinary Share provided on a daily basis by the New York Stock Exchange over a period of the last twenty (20) trading days immediately prior to the Merger Effective Time, such in accordance with the following new article 41 that is proposed to be inserted in the NV Proposed Articles:

-12

“Article 41. Withdrawal right and criterion pursuant to article 2:333h of the Dutch Civil Code.
If the Company merges into Sensata Technologies Holding plc (Sensata-UK) in accordance with the terms and conditions of the joint merger proposal dated the 26th day of  October two thousand seventeen as drawn up by the Board and the board of directors of Sensata-UK (Merger Proposal), which Merger Proposal provides for an exchange ratio applicable to such merger of one (1) share in the capital of Sensata-UK in exchange for one (1) share in the capital of the Company, the compensation per share which, pursuant to article 2:333h of the Dutch Civil Code, may be requested for by the Shareholders who voted against the aforementioned merger instead of acquiring shares in the capital of Sensata-UK, is determined by the Board on the following basis:
the average closing price per Share provided on a daily basis by the New York Stock Exchange over a period of the last twenty (20) trading days immediately prior to the date the merger becomes effective.
The aforementioned compensation shall be paid in accordance with the terms and conditions of the Merger Proposal.”

10.6
After the expiry of the Withdrawal Period, Sensata-NL and Sensata-UK will jointly determine the number of Withdrawing Shareholders and the aggregate number of Exit Shares based on the Withdrawal Applications received.

10.7
As a result of the procedure described above, the Cash Compensation to be received by each Withdrawing Shareholder will be determined, and the Cash Compensation will be paid to each Withdrawing Shareholder, prior to the execution of the Pre-Merger Certificate (as defined below).

10.8
Sensata-UK hereby assumes the obligation of Sensata-NL to pay the Cash Compensation to the Withdrawing Shareholders in accordance with article 2:333i paragraph 4 DCC and will pay such Cash Compensation to the Withdrawing Shareholders within ten (10) business days following the Merger Effective Time, net of any Dutch dividend withholding tax that is required to be withheld by law.

10.9	A shareholder of Sensata-NL that wishes to exercise its Withdrawal Right must take the following steps:

10.9.1	vote against the Merger Resolution at the general meeting of Sensata-NL to resolve upon and give effect to the Merger;

10.9.2	submit the Withdrawal Application Form in accordance with section 10.1 of this Merger Proposal; and

10.9.3	continue to hold and not sell, transfer or dispose of or enter into any agreement to sell, transfer or dispose of its NV Ordinary Shares until the Merger Effective Time.

11.	RESULTS OF THE MERGER

11.1	Upon the Merger becoming effective at the Merger Effective Time, Sensata-UK:

11.1.1	shall receive by universal succession of title all the assets and liabilities of Sensata-NL as they are as at the Merger Effective Time;

11.1.2	shall by operation of law be subrogated in all rights and obligations resulting from any agreement or commitment whatsoever imposing obligations on Sensata-NL, or benefiting to it.
As a result, Sensata-UK shall (i) bear all taxes, charges, premiums, contributions or equivalent as well as all ordinary and extraordinary costs and expenses which encumber or shall encumber any transferred properties or which are attached to their ownership or management; and (ii) serve all notices and take all such steps and actions as necessary in a timely manner with all authorities for the transfer of the assets;

-13

11.1.3
shall succeed Sensata-NL as a party to all treaties, agreements, contracts, covenants and commitments entered into with customers, suppliers, creditors and generally with third parties in connection with the transferred assets and liabilities, and shall also take it upon itself to fulfil or terminate at its own risk and expense all agreements, treaties, covenants, contracts, memorandums of understanding, insurance policies or any other commitments that may have been entered into by Sensata-NL prior to the Merger Effective Time for its operating needs or its estate;

11.1.4
shall be required to discharge excess liabilities and shall benefit from any reduction in such liabilities if it turns out that there is a difference, whether positive or negative, between the reported liabilities and any amounts claimed by third parties and recognised as being due;

11.1.5
shall comply with the legislative and regulatory provisions concerning the management and nature of the transferred assets and shall make sure that any required authorisations are obtained or renewed, at its own risk and expense;

11.1.6
shall be required to fulfil all obligations and shall benefit from all the rights of Sensata-NL or in connection with its management or resulting therefrom and notably from all the rights and obligations resulting from any permits, agreements or authorisations;

11.1.7	shall by operation of law be subrogated in the rights of Sensata-NL acting as plaintiff or defendant, as the case may be, in any legal, administrative or other proceedings; and

11.1.8	shall become shareholder or a partner in any companies Sensata-NL holds a shareholding, provided that the applicable contractual, regulatory and legislative provisions are complied with.

11.2	Immediately prior to the Merger Effective Time, Sensata-NL:

11.2.1
shall provide to Sensata-UK all information as may be required and shall execute all such documents as may be necessary and provide all necessary support as required to ensure the effectiveness vis-a-vis any party of the transfer of the assets and liabilities transferred in the context of the Merger and that this Merger Proposal has full effect; and

11.2.2	shall in particular establish any supplementary, reiterative or confirmatory agreements in respect of the contemplated Merger and shall provide any explanations and signatures that may be required.

11.3	Specific provisions relating to agreements entered into between the Disappearing Company and the Acquiring Company:
Any agreement entered into between the Acquiring Company and the Disappearing Company shall, as a result of this Merger, be automatically terminated as from the Merger Effective Time. However, any agreements to which any third party is also a party shall continue to apply with regards the Acquiring Company including the assumption by Sensata-UK of (i) all guarantees of subsidiary indebtedness made by Sensata-NL and (ii) all indemnification agreements between Sensata-NL and its executive officers and directors, in each case to the extent it remains outstanding at the time the Merger takes effect.

12.	CONDITIONS PRECEDENT

12.1
The Merger Resolution and the resolution to amend the articles of association of Sensata-NL in accordance with the NV Proposed Articles are to be adopted by the shareholders of Sensata-NL at the general meeting of Sensata-NL, which is expected to take place on 5 January 2018 (the "NV General Meeting"). The NV General Meeting will be convened in the ordinary manner and the agenda to the meeting will be available on the website of Sensata-NL (www.sensata.com).

-14

12.2
The board of directors of Sensata-NL can resolve at any given time in its sole discretion, including after the NV General Meeting, that the Merger is no longer in the interest of Sensata-NL and the enterprise connected with it, and therefore resolve not to effect the Merger.

12.3	The implementation of the Merger will remain subject to the following conditions:

12.3.1
the U.S. Securities and Exchange Commission having declared the registration statement on Form S-4, including the proxy statement/prospectus, effective, and no decree, injunction or stop order with respect thereto shall be in effect;

12.3.2	the UK Ordinary Shares to be issued pursuant to the Merger having been authorised for listing on the New York Stock Exchange, subject to an official notice of issuance;

12.3.3	the UK Ordinary Shares having been deemed eligible for deposit, book-entry and clearance services by DTC and its affiliates;

12.3.4	the adoption of the Merger Resolution at the NV General Meeting;

12.3.5	the adoption of the resolution to amend the articles of association of Sensata-NL in accordance with the NV Proposed Articles at the NV General Meeting;

12.3.6	the approval of the terms of this Merger Proposal at a Court-convened shareholders' meeting of Sensata-UK pursuant to regulation 13 of the UK Regulations;

12.3.7
the receipt of any and all requisite consents and approvals with respect to the Merger and the transactions contemplated to be taken in connection therewith from (a) the holders of each of the 4.875% Senior Notes due 2023 (the "4.875% Notes"), the 5.625% Senior Notes due 2024(the "5.625% Notes"), and the 5.00% Senior Notes due 2025 (the "5.00% Notes") issued by Sensata Technologies B.V., an indirect, wholly owned subsidiary of Sensata-NL (“Sensata BV”); (b) the holders of the 6.250% Senior Notes due 2026 (the "6.250% Notes", and together with the 4.875% notes, the 5.625% Notes and the 5.00% Notes, the "Notes") issued by Sensata Technologies UK Financing Co. plc, an indirect, wholly owned subsidiary of Sensata-NL ("Sensata Technologies UK" and together with Sensata BV, the "Issuers"); (c) the lenders under the Credit Agreement dated as of May 12, 2011 by and among Sensata BV and certain of its affiliates, Morgan Stanley Senior Funding, Inc., as Administrative Agent, and the lenders thereunder, as amended from time to time;

12.3.8
a declaration having been received from the local district court in Overijssel, the Netherlands, that no creditor has opposed the Merger pursuant to article 2:316 of the DCC or, in case of any opposition pursuant to article 2:316 of the DCC, a declaration that such opposition was withdrawn or discharged;

12.3.9
the aggregate number of NV Ordinary Shares for which a Withdrawal Application has been made representing less than 1% of the issued and outstanding share capital of Sensata-NL at the expiry of the Withdrawal Period;

12.3.10
a Dutch civil law notary selected by Sensata-NL having issued the pre-merger compliance certificate and delivered a (copy of a) true copy thereof to Sensata-NL, such certificate being the pre-merger scrutiny certificate pursuant to the EU Directive 2005/56/EC of the European Parliament and Council of October 26, 2005 on cross-border mergers of limited liability companies ("Pre-Merger Certificate");

12.3.11	the issuance of an order by the UK High Court certifying that Sensata-UK has properly completed the pre-merger acts and formalities for the Merger pursuant to regulation 6 of the UK Regulations;

12.3.12
the issuance of an order by the UK High Court approving the completion of the Merger pursuant to regulation 16 of the UK Regulations, following the joint application of Sensata-NL and Sensata-UK made within six months after the issuance of the pre-merger confirmation order described under paragraph 12.3.11 of this Merger Proposal;

-15

12.3.13	any statutory, court or official prohibition to complete the Merger having expired or been terminated; and

12.3.14
no law or order prohibiting, or pending lawsuit seeking to prohibit, the Merger will have been issued or filed by any competent U.S., European Union, Netherlands, or United Kingdom governmental entity; and

12.3.15
no event, change, circumstance, discovery, announcement, occurrence, effect or state of facts having occurred that, individually or in the aggregate, leads or would reasonably be expected to lead the equity value of Sensata-NL to be lower than the paid-up share capital increased with the aggregate amount of Cash Compensation due to Withdrawing Shareholders who have exercised their Withdrawal Right with respect to the Merger.

12.4	The condition precedent set forth in paragraph 12.3.9 above is for the benefit of Sensata-NL and may be waived at any time by Sensata-NL by written notice to Sensata-UK.

12.5
Should such conditions precedent not be fulfilled or, as the case may be waived, six (6) months as from the date of publication of this Merger Proposal, the Merger Proposal shall be automatically terminated and no indemnity shall be due by either of Sensata-UK or Sensata-NL.

12.6
Each of the boards of directors of the Merging Companies (or any officer granted such power by the board) shall confirm in writing to each other the satisfaction or waiver, as the case may be, of the Merger conditions set out in paragraph 12.2 (the "Merger Confirmation").

12.7
Following the Merger Confirmation, the Merger will take effect as at the Merger Effective Time. According to article 2:318 of the DCC, the Merger must be effected within six (6) months after the publication of this Merger Proposal.

13.	EMPLOYEE PARTICIPATION
Given that Sensata-UK and Sensata-NL are not subject to employee participation as referred to in article 2:333k paragraph if the DCC and part 4 of the UK Regulations, no procedure for the establishment of rules concerning employee participation in respect of Sensata-UK needs to be followed and the provisions of article 16 of the Directive 2005/56/EC of the European Parliament and of the Council of 26 October 2005 on cross-border mergers of limited liability companies shall not apply.

14.	APPOINTMENT OF INDEPENDENT EXPERTS AND THE INDEPENDENT EXPERT'S REPORTS
In accordance with article 2:328 paragraph 1 and article 2:333g of the DCC and regulation 9(2) of the UK Regulations, the boards of directors of each of the Merging Companies appointed an independent expert in each of the Netherlands and England and Wales to examine this Merger Proposal, to give the declarations referred to in article 2:328 paragraph 1 of the DCC and regulation 9(5) of the UK Regulations and to each draw up a report as referred to in article 2:328 paragraph 2 of the DCC and regulation 9 of the UK Regulations respectively. The Dutch independent expert report will be filed with the Dutch Commercial Register (Handelsregister) and will be made available at the offices of Sensata-NL at the same time as this Merger Proposal. The UK independent expert report will be made available at the offices of Sensata-UK at the same time as this Merger Proposal.

15.	MISCELLANEOUS

15.1	The Schedules to this Merger Proposal are considered to be part of this Merger Proposal.

-16

15.2	This Proposal has been signed by all members of the boards of the directors of the Merging Companies.

15.3
This Proposal shall be filed with the Dutch Commercial Register (Handelsregister) and the Registrar of Companies in the UK and shall be made available at the offices of the Merging Companies. The filing shall be announced in a Dutch nationally distributed newspaper and in the Dutch National Gazette (Staatscourant). Each creditor of a Merging Company shall have the right to file a petition against this Proposal until one month after the announcement.

-17

Signature page to the Merger Proposal of Sensata Technologies Holding N.V. as the disappearing company and Sensata Technologies Holding plc as the surviving company
Board of directors of Sensata Technologies Holding plc:

/s/ Martha Sullivan	/s/ Jeffrey Cote
Name: Martha Sullivan Title: Director	Name: Jeffrey Cote Title: Director

-18

Signature page to the Merger Proposal of Sensata Technologies Holding N.V. as the disappearing company and Sensata Technologies Holding plc as the surviving company
Board of directors of Sensata Technologies Holding N.V.:

/s/ Martha Sullivan	/s/ Thomas Wroe
Name: Martha Sullivan Title: Executive Director	Name: Thomas Wroe Title: Non-Executive Director

/s/ Paul Edgerley	/s/ Constance Skidmore
Name: Paul Edgerley Title: Non-Executive Director	Name: Constance Skidmore Title: Non-Executive Director

/s/ Charles Peffer	/s/ Kirk Pond
Name: Charles Peffer Title: Non-Executive Director	Name: Kirk Pond Title: Non-Executive Director

/s/ Andrew Teich	/s/ Stephen Zide
Name: Andrew Teich Title: Non-Executive Director	Name: Stephen Zide Title: Non-Executive Director

/s/ James Heppelmann	/s/ Beda Bolzenius
Name: James Heppelmann Title: Non-Executive Director	Name: Beda Bolzenius Title: Non-Executive Director

-19

SCHEDULE 1
ARTICLES OF ASSOCIATION OF SENSATA TECHNOLOGIES HOLDING PLC

1

COMPANY LIMITED BY SHARES INCORPORATED
UNDER THE COMPANIES ACT 2006
MEMORANDUM OF ASSOCIATION
OF
EAGLEDRIFT PLC

Each subscriber to this memorandum of association wishes to form a company under the Companies Act 2006 and agrees to become a member of the Company and to take at least one share.

Name of Each Subscriber	Authentication of each subscriber

Clifford Chance Nominees Limited

Dated:
04/08/2017

2

Clifford Chance LLP

INCORPORATED UNDER THE COMPANIES ACT 2006
THE COMPANIES ACT 2006

PUBLIC COMPANY LIMITED BY SHARES
ARTICLES OF ASSOCIATION of EAGLEDRIFT PLC Incorporated on 4 August 2017

3

Contents
Article		Page
PART 1 INTERPRETATION AND LIMITATION OF LIABILITY		7
1	Defined terms	7
2	Model articles or regulations not to apply	9
3	Liability of members	9
PART 2 DIRECTORS		9
DIRECTORS' POWERS AND RESPONSIBILITIES		9
4	Directors' general authority	9
5	Borrowing powers	10
6	Members' reserve power	10
7	Directors may delegate	10
8	Committees	11
DECISION MAKING BY DIRECTORS		11
9	Directors to take decisions collectively	11
10	Calling a directors' meeting	11
11	Participation in directors' meetings	11
12	Quorum for directors' meetings	12
13	Meetings where total number of directors less than quorum	12
14	Chairing directors' meetings	12
15	Voting at directors' meetings: general rules	13
16	Chairman's casting vote at directors' meetings	13
17	Alternates voting at directors' meetings	13
DIRECTORS' INTERESTS		13
18	Directors' interests other than in relation to transactions or arrangements with the Company	13
19	Confidential information and attendance at directors' meetings	13
20	Declaration of interests in proposed or existing transactions or arrangements with the Company	14
21	Ability to enter into transactions and arrangements with the Company notwithstanding interest	15
22	Remuneration and benefits	15
23	General voting and quorum requirements	16
24	Proposing directors' written resolutions	17
25	Adoption of directors' written resolutions	17
26	Directors' discretion to make further rules	18
APPOINTMENT OF DIRECTORS		18
27	Number of directors	18
28	Methods of appointing directors	18
29	Retirement of directors by rotation	19
30	Termination of director's appointment	20
31	Directors' fees	21
32	Directors' additional remuneration	22
33	Directors' pensions and other benefits	22
34	Remuneration of alternate directors	22
35	Remuneration of executive directors	23
36	Directors' expenses	23
ALTERNATE DIRECTORS		23
37	Appointment and removal of alternates	23
38	Rights and responsibilities of alternate directors	24

4

39	Termination of alternate directorship	24
PART 3 DECISION MAKING BY MEMBERS		25
ORGANISATION OF GENERAL MEETINGS		25
40	Annual general meetings	25
41	Calling general meetings	25
42	Notice of general meetings	25
43	Attendance and speaking at general meetings	26
44	Meeting security	26
45	Quorum for general meetings	27
46	Chairing general meetings	27
47	Conduct of meeting	28
48	Attendance and speaking by directors and non members	28
49	Dissolution and adjournment if quorum not present	28
50	Adjournment if quorum present	29
51	Notice of adjourned meeting	29
52	Business at adjourned meeting	30
VOTING AT GENERAL MEETINGS		30
53	Voting: general	30
54	Chairman's declaration	31
55	Errors and disputes	31
56	Demanding a poll	31
57	Procedure on a poll	32
58	Appointment of proxy	33
59	Content of proxy notices	33
60	Delivery of proxy notices	34
61	Corporate representatives	34
62	Termination of authority	34
63	Amendments to resolutions	35
RESTRICTIONS ON MEMBERS' RIGHTS		35
64	No voting of shares on which money owed to company	35
APPLICATION OF RULES TO CLASS MEETINGS AND RIGHTS		35
65	Variation of class rights	35
66	Failure to disclose interests in shares	36
PART 4 SHARES AND DISTRIBUTIONS ISSUE OF SHARES		37
67	Allotment and pre emption	37
68	Powers to issue different classes of share	39
69	Rights and restrictions attaching to shares	39
70	Payment of commissions on subscription for shares	39
INTERESTS IN SHARES		40
71	Company not bound by less than absolute interests	40
SHARE CERTIFICATES		40
72	Certificates to be issued except in certain cases	40
73	Contents and execution of certificates	40
74	Consolidated certificates	40
75	Replacement certificates	41
PARTLY PAID SHARES		42
76	Company's lien over partly paid shares	42
77	Enforcement of the company's lien	42
78	Call notices	43
79	Liability to pay calls	44

5

80	When call notice need not be issued	44
81	Failure to comply with call notice: automatic consequences	44
82	Payment of uncalled amount in advance	45
83	Notice of intended forfeiture	45
84	Directors' power to forfeit shares	45
85	Effect of forfeiture	45
86	Procedure following forfeiture	46
87	Surrender of shares	47
UNTRACED SHAREHOLDERS		47
88	Power of sale	47
89	Application of proceeds of sale	48
TRANSFERS AND TRANSMISSION OF SHARES		48
90	Transfers of shares	48
91	Transmission of shares	48
92	Transmittees' rights	49
93	Exercise of transmittees' rights	49
94	Transmittees bound by prior notices	49
CONSOLIDATION/DIVISION OF SHARES		49
95	Procedure for disposing of fractions of shares	49
DISTRIBUTIONS		50
96	Procedure for declaring dividends	50
97	Calculation of dividends	51
98	Payment of dividends and other distributions	51
99	Deductions from distributions in respect of sums owed to the company	53
100	No interest on distributions	53
101	Unclaimed distributions	53
102	Non cash distributions	54
103	Waiver of distributions	54
104	Scrip dividends	55
CAPITALISATION OF PROFITS AND RESERVES		56
105	Authority to capitalise and appropriation of capitalised sums	56
106	Record dates	57
PART 5 MISCELLANEOUS PROVISIONS COMMUNICATIONS		57
COMMUNICATIONS		57
107	Means of communication to be used	57
108	Loss of entitlement to notices	59
ADMINISTRATIVE ARRANGEMENTS		59
109	Secretary	59
110	Change of name	60
111	Authentication of documents	60
112	Company seals	60
113	Records of proceedings	60
114	Destruction of documents	61
115	Accounts	62
116	Provision for employees on cessation of business	62
117	Winding up of the company	62
DIRECTORS' INDEMNITY AND INSURANCE		63
118	Indemnity of officers and funding directors' defence costs	63
119	Insurance	64

6

PART 1
INTERPRETATION AND LIMITATION OF LIABILITY

1.	Defined terms

1.1	In the articles, unless the context requires otherwise:
"Act" means the Companies Act 2006;
"alternate director" means the person appointed to that role pursuant to article 37.1 and "alternate" shall be construed accordingly;
"appointor" has the meaning given in article 37.1;
"articles" means the Company's articles of association;
"auditors" means the auditors from time to time of the Company;
"bankruptcy" includes individual insolvency proceedings in a jurisdiction other than England and Wales or Northern Ireland which have an effect similar to that of bankruptcy;
"business day" means a day (not being a Saturday or Sunday) on which clearing banks are open for business in London;
"call" has the meaning given in article 78.1;
"call notice" has the meaning given in article 78.1;
"certificate" means a paper certificate evidencing a person's title to specified shares or other securities;
"chairman" means the person appointed to that role pursuant to article 14.1;
"chairman of the meeting" has the meaning given in article 46.4;
"clear days" means, in relation to a period of notice, that period excluding the day when the notice is given or deemed to be given and the day for which it is given or on which it is to take effect;
"company" includes any body corporate (not being a corporation sole) or association of persons, whether or not a company within the meaning of the Act;
"Companies Acts" means the Companies Acts (as defined in section 2 of the Act), in so far as they apply to the Company;
"company's lien" has the meaning given in article 76.1;
"corporate representative" has the meaning given in article 61.1;
"director" means a director of the Company, and includes any person occupying the position of director, by whatever name called;
"distribution recipient" has the meaning given in article 98.5;
"document" includes, unless otherwise specified, any document sent or supplied in electronic form;

7

"fully paid" in relation to a share, means that the nominal value and any premium to be paid to the Company in respect of that share has been paid to the Company;
"holder" in relation to a share means the person whose name is entered in the register of members as the holder of that share;
"instrument" means a document in hard copy form;
"lien enforcement notice" has the meaning given in article 77;
"member" means a member of the Company;
"Model Articles" means the model articles for public companies limited by shares contained in Schedule 3 of the Companies (Model Articles) Regulations 2008 (SI 2009/3229) as amended prior to the date on which the Company was incorporated;
"paid" and "paid up" mean paid or credited as paid;
"participate", in relation to a directors' meeting, has the meaning given in article 11.1 and "participating director" shall be construed accordingly;
"partly paid" in relation to a share means that part of that share's nominal value and any premium at which it was issued which has not been paid to the Company;
"proxy notice" has the meaning given in article 59.1;
"qualifying person" means an individual who is a member of the Company, a corporate representative in relation to a meeting or a person appointed as proxy of a member in relation to a meeting;
"register" means the register of members of the Company kept under section 113 of the Act and, where the context requires, any register maintained by the Company of persons holding any renounceable right of allotment of a share;
"seal" means the common seal of the Company or any official or securities seal that the Company may have or may be permitted to have under the Act;
"secretary" means the secretary of the Company and includes any joint, assistant or deputy secretary and a person appointed by the directors to perform the duties of the secretary;
"senior holder" means, in the case of a share held by two or more joint holders, whichever of them is named first in the register;
"shares" means shares in the Company;
"subsidiary undertaking" or "parent undertaking" is to be construed in accordance with section 1162 (and Schedule 7) of the Act which for the purposes of this definition shall be treated as including any person the shares or ownership interests in which are subject to security and where the legal title to the shares or ownership interests so secured are registered in the name of the secured party or its nominee pursuant to such security;
"transmittee" means a person entitled to a share by reason of the death or bankruptcy of a shareholder or otherwise by operation of law; and
"writing" means the representation or reproduction of words, symbols or other information in a visible form by any method or combination of methods, whether sent or supplied in electronic form or otherwise.

8

1.2	Unless the context requires otherwise, words or expressions contained in these articles bear the same meaning given by the Act as it is in force when the articles are adopted.

1.3	Where an ordinary resolution of the Company is expressed to be required for any purpose, a special resolution is also effective for that purpose.

1.4	References to a "meeting" shall not be taken as requiring more than one person to be present if any quorum requirement can be satisfied by one person.

1.5	The headings in the articles do not affect their interpretation.

1.6
References to any statutory provision or statute include all modifications and re‑enactments (with or without modification) to such provision or statute and all subordinate legislation made under any such provision or statute, in each case for the time being in force. This article 1.6 does not affect the interpretation of article 1.2.

1.7
The ejusdem generis principle of construction shall not apply. Accordingly, general words shall not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class of acts, matters or things or by examples falling within the general words.

1.8	In the articles, words importing one gender shall include each gender and a reference to a "spouse" shall include a reference to a civil partner under the Civil Partnership Act 2004.

2.	Model articles or regulations not to apply
No model articles or regulations contained in any statute or subordinate legislation, including those contained in the Model Articles, apply as the articles of association of the Company.

3.	Liability of members
The liability of the members is limited to the amount, if any, unpaid on the shares held by them.
PART 2
DIRECTORS
DIRECTORS' POWERS AND RESPONSIBILITIES

4.	Directors' general authority

4.1
Subject to the Act and the articles, the directors are responsible for the management of the Company's business, for which purpose they may exercise all the powers of the Company whether relating to the management of the business or not.

4.2	No alteration of the articles invalidates anything which the directors have done before the alteration.

4.3	The provisions of the articles giving specific powers to the directors do not limit the general powers given by this article 4.

4.4
The directors can appoint a person (not being a director) to an office having the title including the word "director" or attach such a title to an existing office. The directors can also terminate the appointment or use of that title. Even though a person's title includes "director", this does not imply that they are (or are deemed to be) directors of the Company or that they can act as a director as a result of having such a title or be treated as a director of the Company for any of the purposes of the Act or the articles.

9

4.5
The directors may in their discretion exercise (or cause to be exercised) the powers conferred by shares of another company held (or owned) by the Company or a power of appointment to be exercised by the Company (including the exercise of the voting power or power of appointment in favour of the appointment of a director as an officer or employee of that company).

4.6
Subject to the Act, the directors may exercise the powers of the Company regarding keeping an overseas, local or other register and may make and vary regulations as they think fit concerning the keeping of such a register.

5.	Borrowing powers
Subject to the Act, the directors may exercise all the powers of the Company to borrow money and to mortgage or charge all or part of the Company's business, property and assets (present or future) and uncalled capital of the Company and to issue debentures and other securities, whether outright or as collateral security for a debt, liability or obligation of the Company or of a third party.

6.	Members' reserve power

6.1	The members may, by special resolution, direct the directors to take, or refrain from taking, specified action.

6.2	No such special resolution invalidates anything that the directors have done before that resolution is passed.

7.	Directors may delegate

7.1	Subject to the articles, the directors may delegate any of their powers, authorities and discretions:

7.1.1	to such person or committee;

7.1.2	by such means (including by power of attorney);

7.1.3	to such an extent;

7.1.4	in relation to such matters or territories; and

7.1.5	on such terms and conditions;
as they think fit.

7.2	If the directors so specify, any such delegation may authorise further delegation of the directors' powers, authorities and discretions by any person to whom they are delegated.

7.3	If the directors delegate under article 7.1, they may retain or exclude the right to exercise the delegated powers, authorities and discretions together with that person or committee.

7.4
Where a provision in the articles refers to the exercise of a power, authority or discretion by the directors and that power, authority or discretion has been delegated by the directors to a person or a committee under article 7.1, the provision shall be construed as permitting the exercise of the power, authority or discretion by that person or committee.

7.5	The directors may revoke any delegation in whole or part, or alter its terms and conditions.

10

8.	Committees

8.1
Committees to which the directors delegate any of their powers must follow procedures which are based as far as they are applicable on those provisions of the articles which govern the taking of decisions by directors.

8.2	The directors may make rules of procedure for all or any committees, which prevail over rules derived from the articles.
DECISION‑MAKING BY DIRECTORS

9.	Directors to take decisions collectively

9.1	Decisions of the directors may be taken:

9.1.1	at a directors' meeting; or

9.1.2	in the form of a directors' written resolution.

10.	Calling a directors' meeting

10.1	Any director may call a directors' meeting.

10.2	The secretary must call a directors' meeting if a director so requests.

10.3	A directors' meeting is called by giving notice of the meeting to the directors.

10.4	Notice of any directors' meeting must indicate:

10.4.1	its proposed date and time;

10.4.2	where it is to take place; and

10.4.3	if it is anticipated that directors participating in the meeting will not be in the same place, how it is proposed that they should communicate with each other during the meeting.

10.5	Notice of a directors' meeting must be given to each director, but need not be in writing.

10.6
Notice of a directors' meeting need not be given to a director who waives his entitlement to notice of that meeting, by giving notice to that effect to the Company at any time before or after the date on which the meeting is held. Where such notice is given after the meeting has been held, that does not affect the validity of the meeting, or of any business conducted at it.

10.7	An alternate director is entitled to notice of all meetings of the directors and committees of which his appointor is a member.

11.	Participation in directors' meetings

11.1	Subject to the articles, directors "participate" in a directors' meeting, or part of a directors' meeting, when:

11.1.1	the meeting has been called and takes place in accordance with the articles; and

11

11.1.2	they can each communicate to the others any information or opinions they have on any particular item of the business of the meeting.

11.2	In determining whether a director is participating in a directors' meeting, it is irrelevant where the director is or how he communicates with the others.

11.3	If all the directors participating in a meeting are not in the same place, they may decide that the meeting is to be treated as taking place wherever any of them is.

12.	Quorum for directors' meetings

12.1	At a directors' meeting, unless a quorum is participating, no proposal is to be voted on, except a proposal to call another meeting.

12.2	The quorum for directors' meetings may be fixed from time to time by a decision of the directors and unless otherwise fixed it is two.

12.3
An alternate director counts as one director for the purpose of deciding whether a quorum is present regardless of whether he is a director acting also as an alternate director or has been appointed as an alternate director by more than one director.

13.	Meetings where total number of directors less than quorum

13.1	This article 13 applies where the total number of directors for the time being is less than the quorum for directors' meetings.

13.2	If there is only one director, that director may appoint sufficient directors to make up a quorum or may call a general meeting to do so.

13.3	If there is more than one director but the total number of directors is less than the quorum for a directors' meeting:

13.3.1
a directors' meeting may take place, if it is called in accordance with the articles and at least two directors participate in it, with a view to appointing sufficient directors to make up a quorum or calling a general meeting to do so; and

13.3.2
if a directors' meeting is called but only one director attends at the appointed date and time to participate in it, that director may appoint sufficient directors to make up a quorum or may call a general meeting to do so.

14.	Chairing directors' meetings

14.1	The directors may appoint a director to chair their meetings.

14.2	The directors may appoint other directors as deputy or assistant chairmen to chair directors' meetings in the chairman's absence.

14.3	The directors may terminate the appointment of the chairman, deputy or assistant chairman at any time.

14.4
If neither the chairman nor any director appointed generally to chair directors' meetings in the chairman's absence is participating in a meeting within ten minutes of the time at which it was to start, the participating directors must appoint one of their number to chair it.

12

15.	Voting at directors' meetings: general rules

15.1	Subject to the articles, a decision is taken at a directors' meeting by a majority of the votes of the participating directors.

15.2	Subject to the articles, each director participating in a directors' meeting has one vote.

16.	Chairman's casting vote at directors' meetings

16.1	If the number of votes for and against a proposal are equal, the chairman or other director chairing the meeting has a casting vote.

16.2	But this does not apply if, in accordance with the articles, the chairman or other director is not to be counted as participating in the decision‑making process for quorum or voting purposes.

17.	Alternates voting at directors' meetings

17.1	A director who is also an alternate director has an additional vote on behalf of each appointor who:

17.1.1	is not participating in a directors' meeting; and

17.1.2	would have been entitled to vote if he were participating in it.
DIRECTORS' INTERESTS

18.	Directors' interests other than in relation to transactions or arrangements with the Company

18.1	The directors may authorise any matter proposed to them which would, if not so authorised, involve a breach of duty by a director under section 175 of the Act.

18.2	Any authorisation under article ý18.1 will be effective only if:

18.2.1
any requirement as to the quorum at the meeting or part of the meeting at which the matter is considered is met without counting the director in question or any other director interested in the matter under consideration; and

18.2.2	the matter was agreed to without such directors voting or would have been agreed to if such directors' votes had not been counted.

18.3	The directors may give any authorisation under article 18.1 upon such terms and conditions as they think fit. The directors may vary or terminate any such authorisation at any time.

18.4	For the purposes of articles ý18 to 23 a conflict of interest includes a conflict of interest and duty and a conflict of duties, and "interest" includes both direct and indirect interests.

19.	Confidential information and attendance at directors' meetings

19.1
A director shall be under no duty to the Company with respect to any information which he obtains or has obtained otherwise than as a director of the Company and in respect of which he owes a duty of confidentiality to another person. In particular the director shall not be in breach of the general duties he owes to the Company by virtue of sections 171 to 177 of the Act because he:

19.1.1	fails to disclose any such information to the directors or to any director or other officer or employee of the Company; and/or

13

19.1.2	does not use or apply any such information in performing his duties as a director of the Company.
However, to the extent that his relationship with that other person gives rise to a conflict of interest or possible conflict of interest, this article 19.1 applies only if the existence of that relationship has been authorised by the directors under article ý18.1 (subject, in any such case, to any terms and conditions upon which such authorisation was given).

19.2
Where the existence of a director's relationship with another person has been authorised by the directors under article 18.1 and his relationship with that person gives rise to a conflict of interest or possible conflict of interest, the director shall not be in breach of the general duties he owes to the Company by virtue of sections 171 to 177 of the Act because he:

19.2.1
absents himself from meetings of the directors or a committee of directors at which any matter relating to the conflict of interest or possible conflict of interest will or may be discussed or from the discussion of any such matter at a meeting or otherwise; and/or

19.2.2
makes arrangements not to receive documents and information relating to any matter which gives rise to the conflict of interest or possible conflict of interest sent or supplied by the Company and/or for such documents and information to be received and read by a professional adviser on his behalf, for so long as he reasonably believes such conflict of interest (or possible conflict of interest) subsists.

19.3	The provisions of articles 19.1 and 19.2 are without prejudice to any equitable principle or rule of law which may excuse the director from:

19.3.1	disclosing information, in circumstances where disclosure would otherwise be required under these articles; and/or

19.3.2
attending meetings or discussions or receiving documents and information as referred to in article ý19.2, in circumstances where such attendance or receiving such documents and information would otherwise be required under these articles.

20.	Declaration of interests in proposed or existing transactions or arrangements with the Company

20.1
A director who is in any way, directly or indirectly, interested in a proposed transaction or arrangement with the Company must declare the nature and extent of his interest to the other directors before the Company enters into the transaction or arrangement.

20.2
A director who is in any way, directly or indirectly, interested in a transaction or arrangement that has been entered into by the Company must declare the nature and extent of his interest to the other directors as soon as is reasonably practicable, unless the interest has already been declared under article 20.1.

20.3	Any declaration required by article 20.1 may (but need not) be made:

20.3.1	at a meeting of the directors;

20.3.2	by notice in writing in accordance with section 184 of the Act; or,

20.3.3	by general notice in accordance with section 185 of the Act.

20.4	Any declaration required by article 20.2 must be made:

20.4.1	at a meeting of the directors;

14

20.4.2	by notice in writing in accordance with section 184 of the Act; or,

20.4.3	by general notice in accordance with section 185 of the Act.

20.5	If a declaration made under article 20.1 or 20.2 above proves to be, or becomes, inaccurate or incomplete, a further declaration must be made under article 20.1 or 20.2 as appropriate.

20.6	A director need not declare an interest under this article 20.6 or article 21.1:

20.6.1	if it cannot reasonably be regarded as likely to give rise to a conflict of interest;

20.6.2	if, or to the extent that, the other directors are already aware of it (and for this purpose the other directors are treated as aware of anything of which they ought reasonably to be aware);

20.6.3
if, or to the extent that, it concerns terms of his service contract that have been or are to be considered by a meeting of the directors or by a committee of the directors appointed for the purpose under these articles; or

20.6.4
if the director is not aware of his interest or is not aware of the transaction or arrangement in question (and for this purpose a director is treated as being aware of matters of which he ought reasonably to be aware).

21.	Permitted transactions and arrangements notwithstanding interest

21.1
Subject to the Act and provided that he has declared the nature and extent of his interest to the other directors (unless the interest falls within article 20.6), a director notwithstanding his office:

21.1.1	may be a party to, or otherwise be interested in, any transaction or arrangement with the Company or in which the Company is directly or indirectly interested;

21.1.2
may act by himself or through his firm in a professional capacity for the Company (otherwise than as auditor), and in any such case on such terms as to remuneration and otherwise as the directors may decide; or

21.1.3
may be a director or other officer of, or employed by, or a party to any transaction or arrangement with, or otherwise be interested in, any body corporate in which the Company is directly or indirectly interested, and such matters are authorised for the purposes of section 175 of the Act (where applicable).

22.	Remuneration and benefits

22.1
A director shall not, by reason of his office, be accountable to the Company for any remuneration or other benefit which he derives from any office or employment or from any transaction or arrangement or from any interest in any body corporate:

22.1.1	the acceptance, entry into or existence of which is authorised by the directors under article 18.1 (subject, in any such case, to any terms and conditions upon which such authorisation was given); or

22.1.2	which he is permitted to hold or enter into by virtue of article 21 or otherwise under these articles,

15

nor shall the receipt of any such remuneration or other benefit constitute a breach of his duty under section 176 of the Act. No transaction or arrangement authorised or permitted under articles 18.1 or 21 or otherwise under these articles shall be liable to be avoided on the ground of any such interest or benefit.

23.	General voting and quorum requirements

23.1
Save as otherwise provided by these articles, a director shall not vote on or be counted in the quorum in relation to a resolution of the directors or committee of the directors concerning a matter in which he has a direct or indirect interest which is, to his knowledge, a material interest (otherwise than by virtue of his interest in shares or debentures or other securities of or otherwise in or through the Company), but this prohibition does not apply to a resolution concerning any of the following matters:

23.1.1
the giving of a guarantee, security or indemnity in respect of money lent or obligations incurred by him or any other person at the request of or for the benefit of the Company or any of its subsidiary undertakings;

23.1.2
the giving of a guarantee, security or indemnity in respect of a debt or obligation of the Company or any of its subsidiary undertakings for which the director has assumed responsibility in whole or in part, either alone or jointly with others, under a guarantee or indemnity or by the giving of security;

23.1.3
a transaction or arrangement concerning an offer of shares, debentures or other securities of the Company or any of its subsidiary undertakings for subscription or purchase, in which offer he is or may be entitled to participate as a holder of securities or in the underwriting or sub‑underwriting of which he is to participate;

23.1.4
a transaction or arrangement to which the Company is or is to be a party concerning another company (including a subsidiary undertaking of the Company) in which he or any person connected with him is interested (directly or indirectly) whether as an officer, shareholder, creditor or otherwise (a "relevant company"), if he and any persons connected with him do not to his knowledge hold an interest in shares (as that term is used in sections 820 to 825 of the Act) representing one per cent. or more of either any class of the equity share capital in the relevant company or of the voting rights available to members of the relevant company;

23.1.5
a transaction or arrangement for the benefit of the employees of the Company or any of its subsidiary undertakings (including any pension fund or retirement, death or disability scheme) which does not award him a privilege or benefit not generally awarded to the employees to whom it relates; or

23.1.6	a transaction or arrangement concerning the purchase or maintenance of any insurance policy for the benefit of directors or for the benefit of persons including directors.

23.2
A director shall not vote on or be counted in the quorum in relation to a resolution of the directors or committee of the directors concerning his own appointment (including fixing or varying the terms of his appointment or its termination) as the holder of an office or place of profit with the Company or any body corporate in which the Company is directly or indirectly interested. Where proposals are under consideration concerning the appointment (including fixing or varying the terms of appointment or its termination) of two or more directors to offices or places of profit with the Company or a body corporate in which the Company is directly or indirectly interested, such proposals may be divided and a separate resolution considered in relation to each director. In that case, each of the directors concerned (if not otherwise debarred from voting under article 23) is entitled to vote (and be counted in the quorum) in respect of each resolution except that concerning his own appointment.

16

23.3
If a question arises at a meeting as to the materiality of a director's interest (other than the interest of the chairman of the meeting) or as to the entitlement of a director (other than the chairman) to vote or be counted in a quorum and the question is not resolved by his voluntarily agreeing to abstain from voting or being counted in the quorum, the question shall be referred to the chairman and his ruling in relation to the director concerned is conclusive and binding on all concerned.

23.4
If a question arises at a meeting as to the materiality of the interest of the chairman of the meeting or as to the entitlement of the chairman to vote or be counted in a quorum and the question is not resolved by his voluntarily agreeing to abstain from voting or being counted in the quorum, the question shall be decided by resolution of the directors or committee members present at the meeting (excluding the chairman) whose majority vote is conclusive and binding on all concerned.

23.5
For the purposes of article 23, in relation to an alternate director, the interest of his appointor is treated as the interest of the alternate director in addition to any interest which the alternate director otherwise has. Articles 18 to 23 apply to an alternate director as if he were a director otherwise appointed.

23.6
The Company may by ordinary resolution suspend or relax the provisions of articles ý18 to 23 to any extent. Subject to the Act, the Company may by ordinary resolution ratify any transaction or arrangement not properly authorised by reason of a contravention of articles 18 to 23.

24.	Proposing directors' written resolutions

24.1	Any director may propose a directors' written resolution.

24.2	The secretary must propose a directors' written resolution if a director so requests.

24.3	A directors' written resolution is proposed by giving written notice of the proposed resolution to each director.

24.4	Notice of a proposed directors' written resolution must indicate:

24.4.1	the proposed resolution;

24.4.2	the time by which it is proposed that the directors should adopt it; and

24.4.3	the manner in which directors can indicate their agreement in writing to it, for the purposes of article 25.

25.	Adoption of directors' written resolutions

25.1
A proposed directors' written resolution is adopted when all directors who would have been entitled to vote on the resolution at a directors' meeting or committee meeting have signed one or more copies of it, or have otherwise indicated their agreement in writing to it, provided that those directors would have formed a quorum at such a meeting. A director indicates his agreement in writing to a proposed directors' written resolution when the Company receives from him an authenticated document identifying the resolution to which it relates and indicating the director's agreement to the resolution, in accordance with section 1146 of the Act. Once a director has so indicated his agreement, it may not be revoked.

25.2	It is immaterial whether any director signs the resolution or otherwise indicates his agreement in writing to it before or after the time by which the notice proposed that it should be adopted.

25.3
Where a director has indicated his agreement in writing to a directors' written resolution, his alternate, acting in that capacity does not need to indicate his agreement in writing to such resolution and an alternate's

17

appointor does not need to indicate his agreement in writing to a resolution if his alternate, acting in that capacity, has indicated his agreement in writing.

25.4	Once a directors' written resolution has been adopted, it must be treated as if it had been a decision taken at a directors' meeting or committee meeting in accordance with the articles.

26.	Directors' discretion to make further rules
Subject to the articles, the directors may make any rule which they think fit about how they take decisions, and about how such rules are to be recorded or communicated to directors.
APPOINTMENT OF DIRECTORS

27.	Number of directors
Unless and until otherwise decided by the Company by ordinary resolution the number of directors (other than alternate directors) must not be less than two and is not subject to a maximum number.

28.	Methods of appointing directors

28.1	Subject to the articles, any person who is willing to act as a director, and is permitted by law to do so, may be appointed to be a director:

28.1.1	by ordinary resolution;

28.1.2	at a general meeting called under article 41.4

28.1.3	by a decision of the directors; or

28.1.4	under article 13.2 if the Company has only one director.

28.2
A director appointed under article 28.1.3 or 28.1.4 must retire at the conclusion of the next annual general meeting after his appointment unless he is reappointed during that meeting. A director who retires in this way is not taken into account in determining the number of directors who are to retire by rotation at the meeting.

28.3
Subject to the Act, the directors may appoint one or more directors to hold an executive office with the Company for such term and on such other terms and conditions as (subject to the Act) the directors think fit. The directors may revoke or terminate an appointment, without prejudice to a claim for damages for breach of the contract of service between the director and the Company or otherwise.

28.4
Subject to the Act, the directors may enter into an agreement or arrangement with any director for the provision of any services outside the scope of the ordinary duties of a director. Any such agreement or arrangement may be made on such terms and conditions as (subject to the Act) the directors think fit and (without prejudice to any other provision of the articles) they may remunerate any such director for such services as they think fit.

28.5	The only persons who can be elected directors at a general meeting are the following:

28.5.1	a director who is retiring at the meeting;

28.5.2	a person who is recommended by the directors;

18

28.5.3
a person who has been proposed by a member (other than the person to be proposed) who is entitled to attend and to vote at the meeting. The proposing member must provide written notice that he intends to propose the person for election and the notice must:

(a)	be delivered at least seven days before the date of the meeting;

(b)	state the particulars which would be required to be included in the register of directors if the proposed director were appointed (or reappointed); and

(c)	be accompanied by notice given by proposed director of his willingness to be appointed (or reappointed).

28.6
A resolution for the appointment of two or more persons as directors by a single resolution is void unless a resolution that the resolution for appointment is proposed in this way has first been proposed by the meeting without a vote being given against it.

28.7	A director need not be a member.

28.8	All acts done by:

28.8.1	a meeting of the directors;

28.8.2	a meeting of a committee of the directors;

28.8.3	written resolution of the directors; or

28.8.4	a person acting as a director, alternate director or a committee, shall be valid notwithstanding that it is discovered afterwards that there was a defect in the appointment of a person or persons acting or that any of them were disqualified from holding office, had ceased to hold office or were not entitled to vote on the matter in question.

29.	Retirement of directors by rotation

29.1
Subject to article 29.2, at every annual general meeting one third of the current directors who are subject to retirement by rotation must retire. If one third is not a whole number, the number of directors to retire is the number which is nearest to (but not less than) one third. If there are fewer than three directors who are subject to retirement by rotation, one must retire. Any directors retiring in this way continue to be directors until the end of the meeting at which they retire.

29.2	If any director:

29.2.1	was appointed by the directors since the last annual general meeting;

29.2.2	was last appointed (or reappointed) three or more years prior to the meeting;

29.2.3	was not last appointed (or reappointed) at one of the preceding two annual general meetings; or

29.2.4	at the time of the meeting will have served more than eight years as a non‑executive director of the Company (excluding as chairman), he must retire from office. Only a director retiring under articles 29.2.2 to 29.2.4 will be counted in determining the number required to retire at the meeting. However, the number of directors required to retire under article 29.1 will be increased to the extent necessary to comply with this article 29.2.

19

29.3	Subject to the Act and the articles, the directors required to retire at an annual general meeting under article 29.1 (as necessary to obtain the required number) are:

29.3.1	first, any director who wants to retire and who does not want to be reappointed;

29.3.2
second, those directors who have been directors longest since they were last appointed or reappointed. If there are directors who were last appointed or reappointed on the same date they can agree on who is to retire. If they do not agree, they must draw lots to decide.

The number and identity of directors to retire will be determined based on the composition of the board of directors at the start of business on the date of notice calling the annual general meeting, disregarding a change in the number or identity of the directors after that time but before the end of the meeting.

29.4
A director who retires at an annual general meeting can be reappointed by members. Subject to articles 29.6 and 29.7, if he is not reappointed (or deemed to be reappointed), he may remain a director until the meeting appoints someone in his place or, if it does not appoint anyone, until the end of the meeting.

29.5
Subject to articles 29.6 and 29.7, if the Company does not fill the vacancy of a director who retires at an annual general meeting, the retiring director (if willing) will be deemed reappointed unless:

29.5.1	it is expressly resolved not to fill the vacancy; or

29.5.2	a resolution for reappointment of the director is put to the meeting and lost.

29.6	If:

29.6.1	any resolution or resolutions for the appointment or reappointment of the persons eligible for appointment or reappointment as directors are put to the annual general meeting and lost; and

29.6.2
at the end of that meeting the number of directors is fewer than any minimum number of directors required under article 27, all retiring directors who stood for reappointment at that meeting (the "retiring directors") shall be deemed to have been reappointed as directors and shall remain in office, but the retiring directors:

(a)
may only act for the purposes of filling vacancies and convening general meetings of the Company and may only perform such duties as are appropriate to maintain the Company as a going concern and to comply with the Company's legal and regulatory obligations; and

(b)
shall convene a general meeting as soon as reasonably practical following the meeting referred to in article 29.6.1 and they shall retire from office at that meeting if the number of directors appointed or ratified by the Company at that meeting is equal to or more than the minimum number of directors required under article 27.

29.7
If at the end of the general meeting convened under article 29.6.2 the number of directors is fewer than any minimum number of directors required under article 27, the provisions of article 29.6 shall also apply in respect of such meeting.

29.8	Subject to the Act, a person can be appointed (or remain) a director regardless of his age.

30.	Termination of director's appointment

30.1
In addition to any power of removal under the Act, the Company can by ordinary resolution remove a director even though his time in office has not ended (without prejudice to a claim for damages for breach

20

of contract or otherwise) and, subject to the articles, by ordinary resolution appoint a person to replace a director who has been removed in this way. A person appointed under this article to replace a director who has been removed, will be due to retire when the director he replaces would have been due to retire.

30.2	A person ceases to be a director as soon as:

30.2.1	the period expires, if he has been appointed for a fixed period;

30.2.2	he ceases to be a director by virtue of any provision of the Act, is removed from office under the articles or is prohibited from being a director by law;

30.2.3	a bankruptcy order is made against him;

30.2.4	a composition is made with his creditors generally in satisfaction of his debts;

30.2.5
a registered medical practitioner who is treating that person gives a written opinion to the Company stating that that person has become physically or mentally incapable of acting as a director and may remain so for more than three months and the directors resolve that he cease to be a director;

30.2.6
by reason of his mental health, a court makes an order which wholly or partly prevents that person from personally exercising any powers or rights which that person would otherwise have and the directors resolve that he cease to be a director;

30.2.7
both he and his alternate director appointed under the provisions of the articles (if any) are absent, without the permission of the directors, from directors' meetings for six consecutive months and the directors resolve that he cease to be a director;

30.2.8	he is removed from office by notice addressed to him at his last‑known address and signed by all his co‑directors (without prejudice to a claim for damages for breach of contract or otherwise); or

30.2.9	notification is received by the Company from the director that the director is resigning from office as director, and such resignation has taken effect in accordance with its terms.

30.3	A resolution of the directors declaring a director to have ceased to be a director under the terms of this article is conclusive as to the fact and grounds of cessation stated in the resolution.

30.4	If a director ceases to be a director for any reason, he shall cease to be a member of any committee of the directors.

31.	Directors' fees

31.1	Directors may undertake any services for the Company that the directors decide.

31.2
Unless otherwise determined by ordinary resolution, directors (but not alternate directors) are entitled for their services to such total fees as the directors determine (or such sum as the Company may decide by ordinary resolution). The total fees will be divided among the directors in the proportions that the directors decide. If no decision is made, the total fees will be divided equally. A fee payable under this article 31.2 is distinct from any salary, remuneration or other amount payable to a director under the articles or otherwise. Unless the directors determine otherwise, a fee payable under this article 31.2 accrues from day to day.

31.3
Subject to the Act and the articles, directors' fees may be payable in any form and, in particular, the directors may arrange for part of a fee payable under this article 31 to be provided in the form of fully

21

paid shares of the Company. The amount of the fee payable in this way is at the directors' discretion. The amount of the fee will be applied to purchase or subscribe for shares on behalf of the director.

31.4
Unless the directors decide otherwise, a director is not accountable to the Company for any remuneration which he receives as a director or other officer or employee of the Company's subsidiary undertakings or of any other body corporate in which the Company is interested.

32.	Directors' additional remuneration

32.1	The directors can pay additional remuneration (whether by way of salary, percentage of profits or otherwise) and expenses to any director who at the request of the directors:

32.1.1	makes a special journey for the Company;

32.1.2	performs a special service for the Company; or,

32.1.3	works abroad in connection with the Company's business.

33.	Directors' pensions and other benefits

33.1	The directors may decide whether to pay or provide (by insurance or otherwise):

33.1.1	pensions, retirement or superannuation benefits;

33.1.2	death, sickness or disability benefits;

33.1.3	gratuities; or,

33.1.4	other allowances,
to any person who is or who was a director of:

33.1.5	the Company;

33.1.6	a subsidiary undertaking of the Company;

33.1.7	any company which is or was allied to or associated with the Company or any of its subsidiary undertakings; or

33.1.8	a predecessor in business of the Company or any of its subsidiary undertakings, or to a member of his family including a spouse, former spouse or a person who is (or was) dependent on him.

33.2
For the purpose of article 33.1, the directors may establish, maintain, subscribe and contribute to any scheme trust or fund and pay premiums. The directors may arrange for this to be done either by the Company alone or in conjunction with another person.

34.	Remuneration of alternate directors

34.1
An alternate director is not entitled to a fee from the Company for his services as an alternate director except such part of his appointor's fee as the appointor may direct by notice in writing to the Company.

22

35.	Remuneration of executive directors

35.1	The salary or remuneration of a director appointed to hold employment or executive office in accordance with these articles may be:

35.1.1	a fixed sum;

35.1.2	wholly or partly governed by business done or profits made; or

35.1.3	as the directors decide.
This salary or remuneration may be in addition to or instead of a fee payable to him for his services as a director under these articles.

36.	Directors' expenses

36.1	The Company may repay any reasonable travelling, hotel and other expenses which a director properly incurs in performing his duties as director in connection with his attendance at:

36.1.1	directors' meetings;

36.1.2	committee meetings;

36.1.3	general meetings; or

36.1.4	separate meetings of the holders of any class of shares or of debentures of the Company, or otherwise in connection with the exercise of their powers and the discharge of his responsibilities in relation to the Company.

36.2	Subject to the Act, the directors may make arrangements to provide a director with funds to meet expenditure incurred (or to be incurred) by him for the purposes of:

36.2.1	the Company;

36.2.2	enabling him to properly perform his duties as an officer of the Company; or

36.2.3	enabling him to avoid incurring any such expenditure.
ALTERNATE DIRECTORS

37.	Appointment and removal of alternates

37.1	Any director (other than an alternate director) (the "appointor") may appoint as an alternate any other director, or any other person approved by the directors and willing to act, to:

37.1.1	exercise that director's powers; and

37.1.2	carry out that director's responsibilities,
in relation to the taking of decisions by the directors in the absence of the alternate's appointor.

37.2
Subject to the articles, any appointment or removal of an alternate director must be effected by notice in writing to the Company signed by the appointor, or in any other manner approved by the directors.

23

37.3	The notice must:

37.3.1	identify the proposed alternate; and

37.3.2
in the case of a notice of appointment, contain a statement signed by the proposed alternate director that the proposed alternate director is willing to act as the alternate director of the director giving the notice.

37.4	An alternate director need not be a member of the Company.

37.5	Any person appointed as an alternate director under this article 37 may act as an alternate director for more than one director.

38.	Rights and responsibilities of alternate directors

38.1	An alternate director has the same rights as his appointor, in relation to any directors' meeting or directors' written resolution.

38.2	Except as the articles specify otherwise, alternate directors:

38.2.1	are deemed for all purposes to be directors;

38.2.2	are liable for their own acts and omissions;

38.2.3	are subject to the same restrictions as their appointors; and

38.2.4	are not deemed to be agents of or for their appointors.

38.3	Subject to the articles, a person who is an alternate director but not a director:

38.3.1	may be counted as participating for the purposes of determining whether a quorum is participating (but only if his appointor is not participating); and

38.3.2	may sign a written resolution (but only if it is not signed by his appointor), but may not be counted as more than one director for such purposes.

39.	Termination of alternate directorship

39.1	An alternate director's appointment as an alternate director terminates:

39.1.1	when his appointor revokes the appointment by notice to the Company in writing specifying when it is to terminate;

39.1.2	on the occurrence in relation to him of any event which, if it occurred in relation to his appointor, would result in the termination of the appointor's appointment as a director;

39.1.3	on the death of his appointor; or

39.1.4
when his appointor's appointment as a director terminates, except that his appointment as an alternate director does not terminate when the appointor retires by rotation at a general meeting and is then re‑appointed (or deemed reappointed) as a director at the same general meeting.

24

PART 3
DECISION‑MAKING BY MEMBERS
ORGANISATION OF GENERAL MEETINGS

40.	Annual general meetings

40.1
Subject to the Act, the Company must hold an annual general meeting in each period of six months beginning with the day following its accounting reference date (in addition to any other general meeting held in that period).

40.2	The directors may decide where and when to hold annual general meetings.

41.	Calling general meetings

41.1	The directors may call a general meeting whenever they think fit.

41.2	On the requirement of members under the Act, the directors must call a general meeting:

41.2.1	within 21 days from the date on which the directors become subject to the requirement; and

41.2.2	to be held on a date not more than 28 days after the date of the notice calling the meeting.

41.3	At a general meeting called by a requisition (or by requisitionists), no business may be transacted except that stated by the requisition or proposed by the directors.

41.4	A general meeting may also be called under this article 41.4. if:

41.4.1	the Company has fewer than two directors; and

41.4.2	the director (if any) is unable or unwilling to appoint sufficient directors to make up a quorum or to call a general meeting to do so, then two or more members may call a general meeting (or instruct the secretary to do so) for the purpose of appointing one or more directors.

42.	Notice of general meetings

42.1	At least 21 clear days' notice must be given to call an annual general meeting. Subject to the Act, at least 14 clear days' notice must be given to call all other general meetings.

42.2	Notice of a general meeting must be given to:

42.2.1	the members (other than any who, under the provisions of the articles or the terms of allotment or issue of shares, are not entitled to receive notice);

42.2.2	the directors;

42.2.3	beneficial owners nominated to enjoy information rights under the Act; and

42.2.4	the auditors.

25

42.3	The directors may decide that persons entitled to receive notices of a general meeting are those on the register at the close of business on a day the directors decide.

42.4
The notice of a general meeting must specify a time (which must not be more than 48 hours, excluding any part of a day that is not a working day , before the time fixed for the meeting) by which a person must be entered on the register in order to have the right to attend or vote at the meeting. Changes to entries on the register after the time specified in the notice will be disregarded in deciding the rights of any person to attend or vote.

42.5
The accidental omission to give notice of a general meeting or to send, supply or make available any document or information relating to a meeting to, or the non receipt of any such notice, document or information by, a person entitled to receive any such notice, document or information will not invalidate the proceedings at that meeting.

42.6
Subject to the Act, if the directors decide that it is impractical or unreasonable for any reason to hold a general meeting at the time, date or place set out in the notice for calling the meeting, they can move or postpone the meeting (or both). Subject to the Act, if the directors do this, an announcement of the time, date and place of the re‑arranged meeting will, if practical, be published in at least two national newspapers in the United Kingdom. Notice of the business of the meeting does not need to be given again. The directors must take reasonable steps to ensure that any member trying to attend the meeting at the original time, date and/or place is informed of the new arrangements. If a meeting is re‑arranged in this way, proxy forms can be delivered as specified in article 60. The directors can also move or postpone (or both) the re‑arranged meeting under this article.

43.	Attendance and speaking at general meetings

43.1	The directors may make whatever arrangements they consider appropriate to enable those attending a general meeting to exercise their rights to speak and vote at it.

43.2	In determining attendance at a general meeting, it is immaterial whether any two or more members attending it are in the same place as each other.

43.3
Two or more persons who are not in the same place as each other attend a general meeting if their circumstances are such that if they have (or were to have) rights to speak and vote at that meeting, they are (or would be) able to exercise them.

43.4
A person is able to exercise the right to speak at a general meeting when that person is in a position to communicate to all those attending the meeting, during the meeting, any information or opinions which that person has on the business of the meeting.

43.5	A person is able to exercise the right to vote at a general meeting when:

43.5.1	that person is able to vote, during the meeting, on resolutions put to the vote at the meeting; and

43.5.2	that person's vote can be taken into account in determining whether or not such resolutions are passed at the same time as the votes of all the other persons attending the meeting.

44.	Meeting security

44.1
The directors may make any arrangement and impose any restriction they consider appropriate to ensure the security of a general meeting including the searching of a person attending the meeting and the restriction of the items of personal property that may be taken into the meeting place.

26

44.2	The directors may authorise one or more persons, including a director or the secretary or the chairman of the meeting, to:

44.2.1	refuse entry to a meeting to a person who refuses to comply with these arrangements or restrictions; and

44.2.2	eject from a meeting any person who causes the proceedings to become disorderly.

45.	Quorum for general meetings

45.1	No business other than the appointment of the chairman of the meeting is to be transacted at a general meeting if the persons attending the meeting do not constitute a quorum.

45.2	If the Company has only one member entitled to attend and vote at the general meeting, one qualifying person present at the meeting and entitled to vote is a quorum.

45.3	Subject to the Act and article 45.4, in all cases other than that in article 45.2 two qualifying persons present at the meeting and entitled to vote are a quorum.

45.4	One qualifying person present at the meeting and entitled to vote:

45.4.1
both in his own capacity as a member and as a corporate representative of one or more corporations, each of which is a member entitled to attend and vote upon the business to be transacted at the meeting;

45.4.2	as the corporate representative of two or more corporations, each of which is a member entitled to attend and vote upon the business to be transacted at the meeting;

45.4.3	both in his own capacity as a member and as a proxy duly appointed by one or more members entitled to attend and vote upon the business to be transacted at the meeting; or

45.4.4	as a proxy duly appointed by two or more members entitled to attend and vote upon the business to be transacted at the meeting, is a quorum.

46.	Chairing general meetings

46.1	If the directors have appointed a chairman, the chairman shall chair general meetings if present and willing to do so.

46.2	If the chairman is absent and the directors have appointed a deputy or assistant chairman, then the senior of them shall act as the chairman.

46.3
If the directors have not appointed a chairman (or deputy or assistant chairman), or if the chairman (or deputy or assistant chairman) is unwilling to chair the meeting or is not present within ten minutes of the time at which a meeting was due to start:

46.3.1	the directors present; or

46.3.2	(if no directors are present), the meeting,

27

must appoint a director or member to chair the meeting. If only one director is present and willing and able to act, he shall be the chairman. The appointment of the chairman of the meeting must be the first business of the meeting.

46.4	The person chairing a meeting in accordance with this article is referred to as "the chairman of the meeting".

47.	Conduct of meeting

47.1
Without prejudice to any other power which he may have under the articles or at common law, the chairman of the meeting may take such action as he thinks fit to promote the orderly conduct of the business of the meeting as specified in the notice of meeting. His decision on matters of procedure or arising incidentally from the business of the meeting will be final, as will be his decision as to whether any matter is of such a nature.

47.2
If it appears to the chairman of the meeting that the meeting place specified in the notice calling the meeting is inadequate to accommodate all members entitled and wishing to attend, the meeting shall be duly constituted and its proceedings valid if the chairman is satisfied that adequate facilities are available to ensure that a member who is unable to be accommodated is able to:

47.2.1	participate in the business for which the meeting has been called;

47.2.2	exercise his rights to speak and to vote at the meeting in accordance with article 43;

47.2.3	hear and see all persons present who speak (whether by the use of microphones, loud‑speakers, audio‑visual communications equipment or otherwise), whether in the meeting place or elsewhere; and

47.2.4	be heard and seen by all other persons present in the same way.

48.	Attendance and speaking by directors and non‑members

48.1	Directors may attend and speak at general meetings whether or not they are members.

48.2	The chairman of the meeting may permit other persons who are not:

48.2.1	members of the Company, or

48.2.2	otherwise entitled to exercise the rights of members in relation to general meetings, to attend and speak at a general meeting if he considers it will assist the deliberations of the meeting.

49.	Dissolution and adjournment if quorum not present

49.1
If a general meeting was requisitioned by members and the persons attending the meeting within 30 minutes of the time at which the meeting was due to start (or such longer time as the chairman of the meeting decides to wait) do not constitute a quorum, or if during the meeting a quorum ceases to be present, the meeting is dissolved.

49.2
In the case of a general meeting other than one requisitioned by members, if the persons attending the meeting within 30 minutes of the time at which the meeting was due to start (or such longer time as the chairman of the meeting decides to wait) do not constitute a quorum, or if during the meeting a quorum ceases to be present, the chairman of the meeting must adjourn it.

28

49.3	The continuation of a general meeting adjourned under article 49.2 for lack of quorum is to take place either:

49.3.1	on a day that is not less than 14 days but not more than 28 days after it was adjourned and at a time and/or place specified for the purpose in the notice calling the meeting; or

49.3.2
where no such arrangements have been specified, on a day that is not less than 14 days but not more than 28 days after it was adjourned and at such time and/or place as the chairman of the meeting decides (or, in default, the directors decide).

49.4
In the case of a general meeting to take place under article 49.3.2, the Company must give not less than seven clear days' notice of any adjourned meeting and the notice must state the quorum requirement.

49.5
At an adjourned meeting the quorum is one qualifying person present and entitled to vote. If a quorum is not present within five minutes from the time fixed for the start of the meeting, the adjourned meeting is dissolved.

50.	Adjournment if quorum present

50.1
The chairman may, with the consent of a general meeting at which a quorum is present (and must, if so directed by the meeting), adjourn a meeting from time to time and from place to place or for an indefinite period.

50.2
Without prejudice to any other power which he may have under the provisions of the articles or at common law, the chairman of the meeting may, without the consent of the general meeting, interrupt or adjourn a meeting from time to time and from place to place or for an indefinite period if he decides that it has become necessary to do so in order to:

50.2.1	secure the proper and orderly conduct of the meeting;

50.2.2	give all persons entitled to do so a reasonable opportunity of speaking and voting at the meeting; or

50.2.3	ensure that the business of the meeting is properly disposed of.

51.	Notice of adjourned meeting

51.1	Whenever a general meeting is adjourned for 28 days or more or for an indefinite period under article 50 at least seven clear days' notice shall be given to:

51.1.1	the members (other than any who, under the provisions of the articles or the terms of allotment or issue of the shares, are not entitled to receive notice);

51.1.2	the directors;

51.1.3	beneficial owners nominated to enjoy information rights under the Act; and

51.1.4	the auditors.
Except in these circumstances it is not necessary to give notice of a general meeting adjourned under article 50 or of the business to be transacted at the adjourned meeting.

51.2
The directors may decide that persons entitled to receive notice of an adjourned meeting in accordance with this article 51 are those persons entered on the register at the close of business on a day determined

29

by the directors. However, if the Company is a participating issuer, the day decided by the directors may not be more than 21 days before the day that the relevant notice of meeting is being sent.

51.3
The notice of an adjourned meeting given in accordance with this article 51 shall also specify a time (which shall not be more than 48 hours (excluding any part of a day that is not a working day) before the time fixed for the meeting) by which a person must be entered on the register in order to have the right to attend or vote at the meeting. Changes to entries on the register after the time so specified in the notice will be disregarded in determining the rights of any person to attend or vote.

52.	Business at adjourned meeting

52.1	No business may be transacted at an adjourned general meeting which could not properly have been transacted at the meeting if the adjournment had not taken place.
VOTING AT GENERAL MEETINGS

53.	Voting: general

53.1	A resolution put to the vote of a general meeting must be decided on a show of hands unless a poll is duly demanded in accordance with the articles.

53.2	Subject to special rights or restrictions as to voting attached to any class of shares by or in accordance with the articles, on a vote on a resolution:

53.2.1	on a show of hands at a meeting:

(a)	every qualifying person (not being a proxy) present and entitled to vote on the resolution has one vote; and

(b)	every proxy present who has been appointed by a member entitled to vote on the resolution has one vote, except where:

(i)	that proxy has been appointed by more than one member entitled to vote on the resolution; and

(ii)	the proxy has been instructed:

(A)	by one or more of those members to vote for the resolution and by one or more of those members to vote against the resolution; or

(B)	by one or more of those members to vote in the same way on the resolution (whether for or against) and one or more of those members has permitted the proxy discretion as to how to vote, in which case, the proxy has one vote for and one vote against the resolution; and

53.2.2	on a poll taken at a meeting, every qualifying member present and entitled to vote on the resolution has one vote in respect of each share held by the relevant member.

53.3	In the case of joint holders of a share, only the vote of the senior holder who votes (or any proxy duly appointed by him) may be counted by the Company.

53.4
A member in respect of whom an order has been made by a court or official having jurisdiction (whether in the United Kingdom or elsewhere) that he is or may be suffering from mental disorder or is otherwise

30

incapable of running his affairs may vote, whether on a show of hands or on a poll, by his guardian, receiver, curator bonis or other person authorised for that purpose and appointed by the court. A guardian, receiver, curator bonis or other person authorised for that purpose and appointed by the court may vote by proxy if evidence (to the satisfaction of the directors) of the authority of the person claiming to exercise the right to vote is received at the registered office of the Company (or at another place specified in accordance with the articles for the delivery or receipt of forms of appointment of a proxy) or in any other manner specified in the articles for the appointment of a proxy within the time limits prescribed by the articles for the appointment of a proxy for use at the meeting, adjourned meeting or poll at which the right to vote is to be exercised.

53.5	In the case of an equality of votes whether on a show of hands or on a poll, the chairman of the meeting shall not be entitled to a casting vote.

53.6
The Company is not obliged to verify that a proxy or corporate representative has acted in accordance with the terms of his appointment and any failure to so act in accordance with the terms of his appointment shall not affect the validity of any proceedings at a meeting of the Company.

54.	Chairman's declaration

54.1
Subject to article 56.1.2, on a vote on a show of hands a declaration by the chairman of the meeting that the resolution has or has not been passed, or has or has not been passed by a particular majority, is conclusive evidence of that fact without proof of the number or proportion of the votes recorded in favour of or against the resolution.

54.2	An entry in respect of such a declaration in minutes of the meeting recorded in accordance with section 355 of the Act is also conclusive evidence of that fact without such proof.

55.	Errors and disputes

55.1
No objection may be raised to the qualification of a voter or to the counting of, or failure to count, a vote except at the meeting or adjourned meeting at which the vote objected to is tendered. Every vote not disallowed at the meeting is valid.

55.2
Any such objection must be referred to the chairman of the meeting whose decision is final. An objection only invalidates the decision of a meeting if in the opinion of the chairman of the meeting, it is of sufficient magnitude to affect the decision of the meeting.

56.	Demanding a poll

56.1	A poll on a resolution may be demanded:

56.1.1	in advance of the general meeting where it is to be put to the vote; or

56.1.2	at a general meeting, either before a show of hands on that resolution or immediately after the result of a show of hands on that resolution is declared.

56.2	A poll may be demanded by:

56.2.1	the chairman of the meeting;

56.2.2	the directors;

56.2.3	five or more qualifying persons having the right to vote on the resolution;

31

56.2.4
a qualifying person (or qualifying persons) representing in total not less than 10 per cent. of the total voting rights of all the members having the right to vote on the resolution (excluding any voting rights attached to any shares in the Company held as treasury shares); or

56.2.5
a qualifying person (or qualifying persons) representing shares conferring a right to vote on a resolution, being shares on which a total sum has been paid up equal to not less than 10 per cent. of the total sum paid up on all shares conferring that right.

56.3	A demand for a poll may be withdrawn if:

56.3.1	the poll has not yet been taken, and

56.3.2	the chairman of the meeting consents to the withdrawal.
A demand so withdrawn validates the result of a show of hands declared before the demand was made. If a poll is demanded before the declaration of the result of a show of hands and the demand is duly withdrawn, the meeting will continue as if the demand had not been made.

57.	Procedure on a poll

57.1	Subject to the articles, polls at general meetings must be taken when, where and in such manner as the chairman of the meeting directs.

57.2	The chairman of the meeting may appoint scrutineers (who need not be members) and decide how and when the result of the poll is to be declared.

57.3	The result of a poll shall be the decision of the general meeting in respect of the resolution on which the poll was demanded.

57.4	A poll on:

57.4.1	the election of the chairman of the meeting; or

57.4.2	a question of adjournment,
must be taken immediately.

57.5	Other polls must be taken within 30 clear days of their being demanded.

57.6
A demand for a poll (other than on the election of the chairman of the meeting or on a question of adjournment) does not prevent a general meeting from continuing, except as regards the question on which the poll was demanded.

57.7	No notice need be given of a poll not taken immediately if the time, date and place at which it is to be taken are announced at the meeting at which it is demanded.

57.8	In any other case, at least seven clear days' notice must be given specifying the time, date and place at which the poll is to be taken.

57.9
On a poll taken at a general meeting of the Company, a qualifying person present and entitled to more than one vote need not, if he votes, use all his votes or cast all the votes he uses in the same way.

32

58.	Appointment of proxy

58.1	A member may appoint another person as his proxy to exercise all (or any) of his rights to attend and to speak and to vote (both on a show of hands and on a poll) on:

58.1.1	a resolution;

58.1.2	an amendment of a resolution; or

58.1.3	on other business arising at a general meeting of the Company.
Unless the contrary is stated in it, the appointment of a proxy shall be deemed to confer authority to exercise all such rights, as the proxy thinks fit.

58.2	A member may appoint more than one proxy in relation to a general meeting, provided that each proxy is appointed to exercise the rights attached to different shares held by the member.

58.3
When two or more valid but differing appointments of proxy are received for the same share for use at the same general meeting, the one which is last validly delivered or received (regardless of its date or the date of its execution) shall be treated as replacing and revoking the other or others as regards that share. If the Company is unable to determine which appointment was last validly delivered or received, none of them shall be treated as valid in respect of that share.

58.4	A proxy need not be a member.

58.5	The appointment of a proxy shall (unless the contrary is stated in it) be valid for an adjournment of the general meeting as well as for the meeting to which it relates.

58.6
The appointment of a proxy shall be valid for 12 months from the date of execution or, in the case of an appointment of proxy delivered by electronic means, for 12 months from the date of delivery unless otherwise specified by the directors.

58.7
Subject to the Act, the Company may send a form of appointment of proxy to all or none of the persons entitled to receive notice of and to vote at a meeting. If sent, the form shall provide for three way voting on all resolutions (other than procedural resolutions) set out in the notice of meeting.

59.	Content of proxy notices

59.1	Subject to article 59.2, the appointment of a proxy (a "proxy notice") shall be in writing in any usual form (or in another form approved by the directors) and shall be:

59.1.1	signed by the appointor or his duly appointed attorney; or,

59.1.2	if the appointor is a company, executed under its seal or signed by its duly authorised officer or attorney or other person authorised to sign.

59.2	Subject to the Act, the directors may accept a proxy notice received by electronic means on such terms and subject to such conditions as they consider fit.

59.3	A proxy notice received by electronic means shall not be subject to the requirements of article 59.1.

59.4	For the purposes of articles 59.1 and 59.2, the directors may require such reasonable evidence they consider necessary to determine:

33

59.4.1	the identity of the member and the proxy; and

59.4.2	where the proxy is appointed by a person acting on behalf of the member, the authority of that person to make the appointment.

60.	Delivery of proxy notices

60.1
Any notice of a general meeting must specify the address or addresses ("proxy notification address") at which the Company or its agents will receive proxy notices relating to that meeting, or any adjournment of it, delivered in hard copy or by electronic means.

60.2
A person who is entitled to attend, speak or vote (either on a show of hands or on a poll) at a general meeting remains so entitled in respect of that meeting or any adjournment of it, even though a valid proxy notice has been received by the Company by or on behalf of that person.

60.3
Subject to articles 60.4 and 60.5, a proxy notice must be received at a proxy notification address not less than 48 hours (excluding any part of a day that is not a working day) before the general meeting or adjourned meeting to which it relates.

60.4	In the case of:

60.4.1	a general meeting adjourned for not more than 48 hours; or

60.4.2	a poll not taken during the general meeting but taken not more than 48 hours after it was demanded, the proxy notice must be received by not later than the adjourned meeting or the meeting at which the poll was demanded.

60.5	In the case of:

60.5.1	a meeting adjourned for less than 28 days but more than 48 hours; or

60.5.2	a poll taken more than 48 hours after it is demanded,
the proxy notice must be received at a proxy notification address not less than 24 hours (excluding any part of a day that is not a working day) before the time appointed for the holding of the adjourned meeting or the taking of the poll.

61.	Corporate representatives

61.1
In accordance with the Act, a corporation which is a member may, by resolution of its directors or other governing body, authorise a person or persons to act as its representative or representatives at any general meeting of the Company (a "corporate representative").

61.2
A director, the secretary or other person authorised for the purpose by the secretary may require a corporate representative to produce a certified copy of the resolution of authorisation before permitting the corporate representative to exercise his powers.

62.	Termination of authority

62.1	The termination of the authority of a person to act as proxy or as a corporate representative does not affect:

62.1.1	whether he counts in deciding whether there is a quorum at a general meeting;

34

62.1.2	the validity of anything he does as chairman of a meeting;

62.1.3	the validity of a poll demanded by him at a general meeting; or

62.1.4	the validity of a vote given by that person,
unless the Company receives notice of the termination at the proxy notification address not later than the last time at which a proxy notice should have been received in order to be valid for use at the relevant meeting or adjourned meeting or (in the case of a poll taken otherwise than at or on the same day as the general meeting or adjourned meeting) for use on the holding of the poll at which the vote is cast.

63.	Amendments to resolutions

63.1	No amendment to a resolution duly proposed as an ordinary resolution (other than an amendment to correct a grammatical or other non‑substantive error) may be considered or voted on unless either:

63.1.1
at least 48 hours (excluding any part of a day that is not a working day) before the time appointed for holding the general meeting or adjourned meeting at which the ordinary resolution is to be considered, notice of the terms of the amendment and intention to move it has been received at the registered office of the Company; or

63.1.2	the chairman of the meeting in his absolute discretion decides that the amendment may be considered or voted on.
If an amendment proposed to a resolution under consideration is ruled out of order by the chairman of the meeting the proceedings on the substantive resolution are not invalidated by an error in his ruling.

63.2	A special resolution to be proposed at a general meeting may be amended by ordinary resolution, if:

63.2.1	the chairman of the meeting proposes the amendment at the general meeting at which the resolution is to be proposed; and

63.2.2	the amendment does not go beyond what is necessary to correct a grammatical or other non‑substantive error in the resolution.

63.3	If the chairman of the meeting, acting in good faith, wrongly decides that an amendment to a resolution is out of order, the chairman's error does not invalidate the vote on that resolution.
RESTRICTIONS ON MEMBERS' RIGHTS

64.	No voting of shares on which money owed to company
Unless the directors decide otherwise, no voting rights (or other rights conferred by membership in relation to a meeting or poll) attached to a share may be exercised at any general meeting, at any adjournment of it, or on any poll called at or in relation to it, unless all amounts payable to the Company in respect of that share have been paid.
APPLICATION OF RULES TO CLASS MEETINGS AND RIGHTS

65.	Variation of class rights

65.1
Subject to the Act, the rights attached to a class of shares may be varied or abrogated (whether or not the Company is being wound up) either with the consent in writing of the holders of at least three quarters in nominal value of the issued shares of that class or with the sanction of a special resolution passed at a

35

separate meeting of the holders of the issued shares of that class validly held in accordance with article 65.3 and other relevant provisions of the articles.

65.2
The rights attached to a class of shares are not, unless otherwise expressly provided for in the rights attaching to those shares, deemed to be varied by the creation, allotment or issue of further shares ranking pari passu with or subsequent to them or by the purchase or redemption by the Company of its own shares in accordance with the Act.

65.3
Subject to sections 334(2), 334(2A) and section 334(3) of the Act, a separate meeting for the holders of a class of shares must be called and conducted as nearly as possible in the same way as a general meeting, except that:

65.3.1	no member is entitled to notice of it or to attend unless he is a holder of shares of that class;

65.3.2	no vote may be cast except in respect of a share of that class;

65.3.3	the quorum at a meeting (other than an adjourned meeting) is two qualifying persons present and holding at least one‑third in nominal value of the issued shares of that class;

65.3.4	the quorum at an adjourned meeting is one qualifying person present and holding shares of that class; and

65.3.5	any qualifying person holding shares of that class present may demand a poll.

66.	Failure to disclose interests in shares

66.1
Where notice is served by the Company under section 793 of the Act (a "section 793 notice") on a member, or another person appearing to be interested in shares held by that member, and the member or other person has failed in relation to any shares (the "default shares", which expression includes any shares allotted or issued after the date of the section 793 notice in respect of those shares) to give the Company the information required within the prescribed period from the date of service of the section 793 notice, the following sanctions apply, unless the directors otherwise decide:

66.1.1
the member shall not be entitled in respect of the default shares to be present or to vote (either in person, by proxy or by corporate representative) at a general meeting or at a separate meeting of the holders of a class of shares or on a poll; and

66.1.2	where the default shares represent at least 0.25 per cent. in nominal value of the issued shares of their class:

(a)
a dividend (or any part of a dividend) or other amount payable in respect of the default shares shall be withheld by the Company, which has no obligation to pay interest on it, and the member shall not be entitled to elect, under article 104, to receive shares instead of a dividend; and

(b)	no transfer of any default shares shall be registered unless the transfer is an excepted transfer or:

(iii)	the member is not himself in default in supplying the information required; and

(iv)	the member proves to the satisfaction of the directors that no person in default in supplying the information required is interested in any of the shares the subject of the transfer.

36

66.2	The sanctions under article 66.1 cease to apply seven days after the earlier of:

66.2.1	receipt by the Company of notice of an excepted transfer, but only in relation to the shares thereby transferred; and

66.2.2	receipt by the Company, in a form satisfactory to the directors, of all the information required by the section 793 notice.

66.3
Where, on the basis of information obtained from a member in respect of a share held by him, the Company issues a section 793 notice to another person, it shall at the same time send a copy of the section 793 notice to the member, but the accidental omission to do so, or the non‑receipt by the member of the copy, does not invalidate or otherwise affect the application of article 66.1.

66.4	For the purposes of this article 66:

66.4.1
a person, other than the member holding a share, shall be treated as appearing to be interested in that share if the member has informed the Company that the person is or may be interested, or if the Company (after taking account of information obtained from the member or, under a section 793 notice, from anyone else) knows or has reasonable cause to believe that the person is or may be so interested;

66.4.2	"interested" shall be construed as it is for the purpose of section 793 of the Act;

66.4.3	reference to a person having failed to give the Company the information required by a section 793 notice, or being in default in supplying such information, includes:

(a)	reference to his having failed or refused to give all or any part of it; and

(b)	reference to his having given information which he knows to be false in a material particular or having recklessly given information which is false in a material particular;

66.4.4	the "prescribed period" means 14 days; and

66.4.5	an "excepted transfer" means, in relation to shares held by a member:

(a)	a transfer pursuant to acceptance of a takeover offer for the Company (within the meaning of section 974 of the Act); or

(b)
a transfer which is shown to the satisfaction of the directors to be made in consequence of a sale of the whole of the beneficial interest in the shares to a person who is unconnected with the member or with any other person appearing to be interested in the shares.

66.5	The provisions of this article are in addition and without prejudice to the provisions of the Act.
PART 4
SHARES AND DISTRIBUTIONS
ISSUE OF SHARES

67.	Allotment and pre‑emption

67.1
Subject to the Act and relevant authority given by the Company in general meeting, the directors have general and unconditional authority to allot, grant options over, or otherwise dispose of, unissued shares

37

of the Company or rights to subscribe for or convert any security into shares, to such persons, at such times and on such terms as the directors may decide, except that no share may be issued at a discount.

67.2
The directors have general and unconditional authority, pursuant to section 551 of the Act, to exercise all powers of the Company to allot shares in the Company or grant rights to subscribe for or to convert any security into shares in the Company to an aggregate nominal amount equal to the general allotment amount for (as the case may be) the first period and thereafter, each subsequent period.

67.3
By the authority conferred by article 67.2, the directors may during a period which is the first period or a subsequent period, make offers and enter into agreements before the authority expires which would, or might, require shares in the Company to be allotted or rights to subscribe for or convert any security in the Company to be granted after the authority expires and the directors may allot such shares or grant such rights under any such offer or agreement as if the authority had not expired.

67.4
The directors have general power, pursuant to section 570 of the Act, to allot equity securities for cash pursuant to the authority conferred by article 67.2 and/or where the allotment constitutes an allotment of equity securities by virtue of section 560(2) of the Act, in each case free of the restriction in section 561(1) of the Act for (as the case may be) the first period and thereafter, each subsequent period. This power is limited to the allotment of equity securities:

67.4.1	in connection with an offer of equity securities:

(a)	to ordinary shareholders in proportion (as nearly as may be practicable) to their existing holdings; and

(b)	to holders of other equity securities, as required by the rights of those securities or, subject to such rights, as the directors otherwise consider necessary, so that the directors may impose any limits or restrictions and make any arrangements which they consider necessary or appropriate to deal with fractional elements, record dates, legal, regulatory or practical problems in, or under the laws of, any territory or any other matter; and

67.4.2	otherwise than in the circumstances set out in article 67.4.1 up to a nominal amount equal to the pre‑emption disapplication amount.

67.5
By the power conferred by article 67.4, the board may, during a period which is a first period or a subsequent period, make offers and enter into agreements which would, or might, require equity securities to be allotted after the power expires and the directors may allot equity securities under any such offer or agreement as if the power had not expired.

67.6	In this article 67:

67.6.1
"first period" means the period commencing on incorporation and expiring on the date on which a resolution to renew the authority conferred by article 67.2 or the power conferred by article 67.4 (as the case may be) is passed or the fifth anniversary of the date of incorporation, whichever is the earlier;

67.6.2
"general allotment amount" means, for the first period, £50,000 and, for a subsequent period, the amount stated in the relevant ordinary or special resolution and identified as the general allotment amount;

67.6.3	"pre‑emption disapplication amount" means, for the first period, £50,000 and, for a subsequent period, the amount stated in the relevant special resolution;

38

67.6.4	"subsequent period" means any period starting on or after the expiry of the first period for which the authority conferred by:

(a)	article 67.2 is renewed by ordinary or special resolution stating the general allotment amount;

(b)	article 67.4 is renewed by special resolution stating the pre‑emption disapplication amount; and

67.6.5
the nominal amount of securities is, in the case of rights to subscribe for or convert any securities into shares of the Company, the nominal amount of shares which may be allotted pursuant to those rights.

67.7
The directors may at any time after the allotment of a share, but before a person has been entered in the register as the holder of the share, recognise a renunciation of the share by the allottee in favour of another person and may grant to an allottee a right to effect a renunciation on such terms and conditions as the directors think fit.

68.	Powers to issue different classes of share

68.1
Subject to the Act and the articles, but without prejudice to the rights attached to any existing share, the Company may issue shares with such rights or restrictions as may be determined by ordinary resolution. If no such resolution is passed or if the relevant resolution does not make specific provision, the directors may determine these rights and restrictions.

68.2
Subject to the Act, the Company may issue shares which are to be redeemed, or are liable to be redeemed at the option of the Company or the holder, and the directors may determine the terms, conditions and manner of redemption of any such shares.

69.	Rights and restrictions attaching to shares
If rights and restrictions attaching to shares are determined by ordinary resolution or by the directors under article 68, those rights and restrictions shall apply in place of any rights or restrictions that would otherwise apply by virtue of the Act in the absence of any provisions in the articles, as if those rights and restrictions were set out in the articles.

70.	Payment of commissions on subscription for shares

70.1	Subject to the Act, the Company may pay any person a commission in consideration for that person:

70.1.1	subscribing, or agreeing to subscribe, for shares; or

70.1.2	procuring, or agreeing to procure, subscriptions for shares.

70.2	Subject to the Act, any such commission may be paid:

70.2.1	in cash, or in fully paid or partly paid shares or other securities, or partly in one way and partly in the other; and

70.2.2	in respect of a conditional or an absolute subscription.

39

INTERESTS IN SHARES

71.	Company not bound by less than absolute interests
Except as required by law or the articles, no person is to be recognised by the Company as holding any share upon any trust and the Company is not in any way to be bound by or recognise any interest in a share other than the holder's absolute ownership of it and all the rights attaching to it.
SHARE CERTIFICATES

72.	Certificates to be issued except in certain cases

72.1
Except where otherwise provided in the articles, the Company must issue each member with one or more certificates in respect of the shares which that member holds within two months of allotment or lodgement with the Company of a transfer to him of those shares or any other period as the terms of issue of the shares provide.

72.2	This article does not apply to:

72.2.1	shares in respect of which a share warrant has been issued; or

72.2.2	shares in respect of which the Companies Acts permit the Company not to issue a certificate.

72.3	Except as otherwise specified in the articles, all certificates must be issued free of charge.

72.4	No certificate may be issued in respect of shares of more than one class.

72.5	If more than one person holds a share, only one certificate may be issued in respect of it. Delivery of a certificate to the senior holder shall constitute delivery to all of the holders of the share.

73.	Contents and execution of certificates

73.1	Every certificate must specify:

73.1.1	in respect of how many shares and of what class it is issued;

73.1.2	the nominal value of those shares;

73.1.3	the amount paid up on them; and

73.1.4	any distinguishing numbers assigned to them.

73.2	Certificates must:

73.2.1	be executed under the Company's seal, which may be affixed or printed on it; or

73.2.2	be otherwise executed in accordance with the Companies Acts.

74.	Consolidated certificates

74.1	When a member's holding of shares of a particular class increases, the Company may issue that member with:

40

74.1.1	a single, consolidated certificate in respect of all the shares of a particular class which that member holds; or

74.1.2	a separate certificate in respect of only those shares by which that member's holding has increased.

74.2
When a member's holding of shares of a particular class is reduced, the Company must ensure that the member is issued with one or more certificates in respect of the number of shares held by the member after that reduction. But the Company need not (in the absence of a request from the member) issue any new certificate if:

74.2.1	all the shares which the member no longer holds as a result of the reduction; and

74.2.2	none of the shares which the member retains following the reduction, were, immediately before the reduction, represented by the same certificate.

74.3	A member may request the Company, in writing, to replace:

74.3.1	the member's separate certificates with a consolidated certificate, or

74.3.2	the member's consolidated certificate with two or more separate certificates representing such proportion of the shares as the member may specify.

74.4	When the Company complies with such a request it may charge such reasonable fee as the directors may decide for doing so.

74.5
A consolidated certificate or separate certificates must not be issued unless any certificates which they are to replace have first been returned to the Company for cancellation or the holder has complied with such conditions as to evidence and indemnity as the directors decide.

75.	Replacement certificates

75.1	Subject to having first complied with the obligations in articles 75.2.2 and 75.2.3, if a certificate issued in respect of a member's shares is:

75.1.1	damaged or defaced; or

75.1.2	said to be lost, stolen or destroyed,
that member is entitled to be issued with a replacement certificate in respect of the same shares.

75.2	A member exercising the right to be issued with such a replacement certificate:

75.2.1	may at the same time exercise the right to be issued with a single certificate or separate certificates;

75.2.2	must return the certificate which is to be replaced to the Company if it is damaged or defaced; and

75.2.3	must comply with such conditions as to evidence, indemnity and the payment of a reasonable fee as the directors decide.

41

PARTLY PAID SHARES

76.	Company's lien over partly paid shares

76.1	The Company has a lien (the "company's lien") over every share which is partly paid for any part of:

76.1.1	that share's nominal value; and

76.1.2	any premium at which it was issued,
which has not been paid to the Company, and which is payable immediately or at some time in the future, whether or not a call notice has been sent in respect of it.

76.2	The company's lien over a share:

76.2.1	takes priority over any third party's interest in that share; and

76.2.2	extends to any dividend or other money payable by the Company in respect of that share and (if the lien is enforced and the share is sold by the Company) the proceeds of sale of that share.

76.3
The directors may at any time decide that a share which is or would otherwise be subject to the Company's lien shall not be subject to it, either wholly or in part. Unless otherwise agreed with the transferee, the registration of a transfer of a share operates as a waiver of the Company's lien (if any) on that share solely for the purposes of the transfer.

77.	Enforcement of the company's lien

77.1	Subject to the provisions of this article, if:

77.1.1	a lien enforcement notice has been given in respect of a share; and

77.1.2	the person to whom the notice was given has failed to comply with it, the Company may sell that share in such manner as the directors decide.

77.2	A lien enforcement notice:

77.2.1	must be in writing;

77.2.2	may only be given in respect of a share which is subject to the company's lien, in respect of which a sum is payable and the due date for payment of that sum has passed;

77.2.3	must specify the share concerned;

77.2.4	must require payment of the sum payable within 14 days of the notice;

77.2.5	must be addressed either to the holder of the share or to a person entitled to it by reason of the holder's death, bankruptcy or otherwise; and

77.2.6	must state the company's intention to sell the share if the notice is not complied with.

77.3	Where shares are sold under this article:

77.3.1	the directors may authorise any person to execute an instrument of transfer of the shares to the purchaser or a person nominated by the purchaser; and

42

77.3.2	the transferee is not bound to see to the application of the purchase money, and the transferee's title is not affected by any irregularity in or invalidity of the process leading to the sale.

77.4	The net proceeds of any such sale (after payment of the costs of sale and any other costs of enforcing the lien) must be applied:

77.4.1	first, in payment or towards satisfaction of the amount in respect of which the lien exists; and

77.4.2
secondly, to the person entitled to the shares immediately before the sale, but only after the certificate for the shares sold has been surrendered to the Company for cancellation, or a suitable indemnity has been given for any lost certificates.

77.5	A statutory declaration by a director or the secretary that the declarant is a director or the secretary and that a share has been sold to satisfy the Company's lien on a specified date:

77.5.1	is conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the share; and

77.5.2	subject to compliance with any other formalities of transfer required by the articles or by law, constitutes a good title to the share.

78.	Call notices

78.1
Subject to the articles and the terms on which shares are allotted, the directors may send a notice (a "call notice") to a member requiring the member to pay the Company a specified sum of money (a "call") which is payable in respect of shares which that member holds at the date of the call notice.

78.2	A call notice:

78.2.1	may not require a member to pay a call which exceeds the total sum unpaid on that member's shares (whether as to the share's nominal value or any amount payable to the Company by way of premium);

78.2.2	must state the date by which it is to be paid (the "due date for payment") and how any call to which it relates it is to be paid; and

78.2.3	may permit or require the call to be paid by instalments.

78.3	A member must comply with the requirements of a call notice, but no member is obliged to pay any call before 14 days have passed since the notice was given.

78.4	Before the Company has received any call due under a call notice the directors may:

78.4.1	revoke it wholly or in part; or

78.4.2	specify a later time for payment than is specified in the call notice, by a further notice in writing to the member in respect of whose shares the call is made.

78.5	Delivery of a call notice to the senior holder shall constitute delivery to all of the holders of the share.

43

79.	Liability to pay calls

79.1	Liability to pay a call is not extinguished or transferred by transferring the shares in respect of which it is required to be paid.

79.2	Joint holders of a share are jointly and severally liable to pay all calls in respect of that share.

79.3	Subject to the terms on which shares are allotted, the directors may, when issuing shares, provide that call notices sent to the holders of those shares may require them:

79.3.1	to pay calls which are not the same; or

79.3.2	to pay calls at different times.

80.	When call notice need not be issued

80.1
A call notice need not be issued in respect of sums which are specified, in the terms on which a share is issued, as being payable to the Company in respect of that share (whether in respect of nominal value or premium):

80.1.1	on allotment;

80.1.2	on the occurrence of a particular event; or

80.1.3	on a date fixed by or in accordance with the terms of issue, each a "due date for payment".

80.2
But if the due date for payment of such a sum has passed and it has not been paid, the holder of the share concerned at the due date for payment is treated in all respects as having failed to comply with a call notice in respect of that sum, and is liable to the same consequences as a person having failed to comply with a call notice as regards the payment of interest and forfeiture.

81.	Failure to comply with call notice: automatic consequences

81.1	If a person is liable to pay a call and fails to do so by the due date for payment:

81.1.1	the directors may issue a notice of intended forfeiture to that person; and

81.1.2	until the call is paid, that person must pay the Company interest on the call from the due date for payment to the actual date of payment (both dates inclusive) at the relevant rate.

81.2	For the purposes of this article the "relevant rate" is:

(a)	the rate fixed by the terms on which the share in respect of which the call is due was allotted or issued; or

(b)	if no rate is fixed under (a), such other rate as was fixed in the call notice which required payment of the call, or has otherwise been determined by the directors; or

(c)	if no rate is fixed in either of these ways, 5 per cent. per annum.

81.3	The relevant rate must not exceed 20 per cent. per annum.

44

81.4	The directors may waive any obligation to pay interest on a call wholly or in part.

82.	Payment of uncalled amount in advance

82.1	The directors may, in their discretion, accept from a member some or all of the uncalled amounts which are unpaid on shares held by him.

82.2	A payment in advance of a call extinguishes, to the extent of the payment, the liability of the member on the shares in respect of which the payment is made.

82.3	The Company may pay interest on the amount paid in advance (or that portion of it that exceeds the amount called on shares).

82.4	The directors may decide this interest rate which must not exceed 20 per cent. per annum.

83.	Notice of intended forfeiture

83.1	A notice of intended forfeiture:

83.1.1	must be in writing;

83.1.2	may be sent in respect of any share in respect of which a call has not been paid as required by a call notice;

83.1.3	must be sent to the holder of that share or to a person entitled to it by reason of the holder's death, bankruptcy or otherwise;

83.1.4
must require payment of the call and any accrued interest (and all costs, charges and expenses incurred by the Company by reason of non‑payment) by a date which is not less than 14 days after the date of the notice;

83.1.5	must state how the payment is to be made; and

83.1.6	must state that if the notice is not complied with, the shares in respect of which the call is payable will be liable to be forfeited.

84.	Directors' power to forfeit shares
If a notice of intended forfeiture is not complied with before the date by which payment (including interest, costs, charges and expenses) of the call is required in the notice of intended forfeiture, the directors may decide that any share in respect of which it was given is forfeited, and the forfeiture is to include all dividends or other moneys payable in respect of the forfeited shares and not paid before the forfeiture.

85.	Effect of forfeiture

85.1	Subject to the articles, the forfeiture of a share extinguishes:

85.1.1	all interests in that share, and all claims and demands against the Company in respect of it, and

85.1.2	all other rights and liabilities incidental to the share as between the person whose share it was prior to the forfeiture and the Company.

85.2	Any share which is forfeited in accordance with the articles:

45

85.2.1	is deemed to have been forfeited when the directors decide that it is forfeited;

85.2.2	is deemed to be the property of the Company; and

85.2.3	may be sold, re‑allotted or otherwise disposed of as the directors think fit.

85.3	If a person's shares have been forfeited:

85.3.1	the Company must send that person notice that forfeiture has occurred, but no forfeiture is invalidated by an omission to give such notice, and record it in the register of members;

85.3.2	that person ceases to be a member in respect of those shares;

85.3.3	that person must surrender the certificate (if any) for the shares forfeited to the Company for cancellation;

85.3.4
that person remains liable to the Company for all sums payable by that person under the articles at the date of forfeiture in respect of those shares, including any interest at the relevant rate set out in article 82 (whether accrued before or after the date of forfeiture) and costs, charges and expenses; and

85.3.5
the directors may waive payment of such sums wholly or in part or enforce payment without any allowance for the value of the shares at the time of forfeiture or for any consideration received on their disposal.

85.4
At any time before the Company disposes of a forfeited share, the directors may decide to cancel the forfeiture on payment of all calls and interest due in respect of it and on such other terms as they think fit.

86.	Procedure following forfeiture

86.1
If a forfeited share is to be disposed of by being transferred, the Company may receive the consideration for the transfer and the directors may authorise any person to transfer a forfeited share to a new holder. The Company may register the transferee as the holder of the share.

86.2	A statutory declaration by a director or the secretary that the declarant is a director or the secretary and that a share has been forfeited on a specified date:

86.2.1	is conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the share; and

86.2.2	subject to compliance with any other formalities of transfer required by the articles or by law, constitutes a good title to the share.

86.3
A person to whom a forfeited share is transferred is not bound to see to the application of the consideration (if any) nor is that person's title to the share affected by any irregularity in or invalidity of the process leading to the forfeiture or transfer of the share.

86.4
If the Company sells a forfeited share, the person who held it prior to its forfeiture is entitled to receive from the Company the proceeds of such sale, net of any interest, expenses or commission, and excluding any amount which:

86.4.1	was, or would have become, payable; and

46

86.4.2	had not, when that share was forfeited, been paid by that person in respect of that share, but no interest is payable to such a person in respect of such proceeds and the Company is not required to account for any money earned on them.

87.	Surrender of shares

87.1	A member may surrender any share:

87.1.1	in respect of which the directors may issue a notice of intended forfeiture;

87.1.2	which the directors may forfeit; or

87.1.3	which has been forfeited.

87.2	The directors may accept the surrender of any such share.

87.3	The effect of surrender of a share is the same as the effect of forfeiture of that share.

87.4	A share which has been surrendered may be dealt with in the same way as a share which has been forfeited.
UNTRACED SHAREHOLDERS

88.	Power of sale

88.1	The Company may sell the share of a member or of a person entitled by transmission at the best price reasonably obtainable at the time of sale, if:

88.1.1
during a period of not less than 12 years before the date of publication of the advertisements referred to in article 88.1.3 (or, if published on two different dates, the first date) (the "relevant period") at least three cash dividends have become payable in respect of the share;

88.1.2
throughout the relevant period no cheque, warrant or money order payable on the share has been presented by the holder of, or the person entitled by transmission to, the share to the paying bank of the relevant cheque, warrant or money order, no payment made by the Company by any other means permitted by article 98.1 has been claimed or accepted and, so far as any director of the Company at the end of the relevant period is then aware, the Company has not at any time during the relevant period received any communication from the holder of, or person entitled by transmission to, the share;

88.1.3
the Company has given notice of its intention to sell the share by advertisement in a national newspaper and in a newspaper circulating in the area of the address of the holder of, or person entitled by transmission to, the share shown in the register; and

88.1.4
the Company has not, so far as the directors are aware, during a further period of three months after the date of the advertisements referred to in article 88.1.3 (or the later advertisement if the advertisements are published on different dates) and before the exercise of the power of sale received a communication from the holder of, or person entitled by transmission to, the share.

88.2
Where a power of sale is exercisable over a share under this article 88 (a "sale share"), the Company may at the same time also sell any additional share issued in right of such sale share or in right of such an additional share previously so issued provided that the requirements of articles 88.1.2 to 88.1.4 (as if the words "throughout the relevant period" were omitted from article 88.1.2) have been satisfied in relation to the additional share.

47

88.3
To give effect to a sale under articles 88.1 or 88.2, the directors may authorise any person to transfer the share in the name and on behalf of the holder of, or the person entitled by transmission to, the share, or to cause the transfer of such share, to the purchaser or his nominee. The purchaser is not bound to see to the application of the purchase money and the title of the transferee is not affected by an irregularity in or invalidity of the proceedings connected with the sale of the share.

89.	Application of proceeds of sale

89.1	The Company shall be indebted to the member or other person entitled by transmission to the share for the net proceeds of sale and shall credit any amount received on sale to a separate account.

89.2	The Company is deemed to be a debtor and not a trustee in respect of that amount for the member or other person.

89.3	Any amount credited to the separate account may either be employed in the business of the Company or invested as the directors may think fit.

89.4	No interest is payable on that amount and the Company is not required to account for money earned on it.
TRANSFERS AND TRANSMISSION OF SHARES

90.	Transfers of shares

90.1
Subject to this article and article 66, shares of the Company are free from any restriction on transfer. The directors may, in their absolute discretion, refuse to register a transfer of shares to any person, whether or not it is fully paid or a share on which the Company has a lien.

90.2	Shares may be transferred by means of an instrument of transfer in writing in any usual form or any other form approved by the directors, which is executed by or on behalf of:

90.2.1	the transferor; and

90.2.2	(if any of the shares is partly paid) the transferee.

90.3	The Company (at its option) may or may not charge a fee for registering:

90.3.1	the transfer of a share; or

90.3.2	for making any other entry in the register.

90.4
If the directors refuse to register the transfer of a share, the instrument of transfer must be returned to the transferee as soon as practicable and in any event within two months after the date on which the transfer was lodged with the Company with the notice of refusal and reasons for refusal unless they suspect that the proposed transfer may be fraudulent.

90.5	Subject to article 113, the Company may retain all instruments of transfer which are registered.

91.	Transmission of shares

91.1
If title to a share passes to a transmittee, the Company may only recognise the transmittee as having any title to a share held by that member alone or to which he was alone entitled. In the case of a share held jointly by two or more persons, the Company may recognise only the survivor or survivors as being entitled to it.

48

91.2	Nothing in these articles releases the estate of a deceased member from any liability in respect of a share solely or jointly held by that member.

92.	Transmittees' rights

92.1	Where a person become entitled by transmission to a share, the rights of the holder in relation to a share cease.

92.2	A transmittee may give an effective receipt for dividends and other sums payable in respect of that share.

92.3	A transmittee who produces such evidence of entitlement to shares, subject to the Act, as the directors may properly require:

92.3.1	may, subject to the articles, choose either to become the holder of those shares or to have them transferred to another person; and

92.3.2	subject to the articles, and pending any transfer of the shares to another person, has the same rights as the holder had.

92.4
But transmittees do not have the right to receive notice of or exercise rights conferred by membership in relation to meetings of the Company (or at a separate meeting of the holders of a class of shares) in respect of shares to which they are entitled by reason of the holder's death or bankruptcy or otherwise, unless they become the holders of those shares.

93.	Exercise of transmittees' rights

93.1	Transmittees who wish to become the holders of shares to which they have become entitled must notify the Company in writing of that wish.

93.2	If the transmittee wishes to have the share transferred to another person, the transmittee must execute an instrument of transfer in respect of it.

93.3
Any transfer made or executed under this article is to be treated as if it were made or executed by the person from whom the transmittee has derived rights in respect of the share, and as if the event which gave rise to the transmission had not occurred.

94.	Transmittees bound by prior notices

94.1	The directors may give notice requiring a person to make the choice referred to in article 92.3.1.

94.2	If that notice is not complied with within 60 days, the directors may withhold payment of all dividends and other sums payable in respect of the share until the choice has been made.

94.3
If a notice is given to a member in respect of shares and a transmittee is entitled to those shares, the transmittee is bound by the notice if it was given to the member before the transmittee's name has been entered in the register.

CONSOLIDATION/DIVISION OF SHARES

95.	Procedure for disposing of fractions of shares

95.1	This article applies where:

95.1.1	there has been a consolidation and division or sub‑division shares; and

49

95.1.2	as a result, members are entitled to fractions of shares.

95.2	Subject to the Act, the directors may, in effecting divisions and/or consolidations, treat a member's shares held in certificated form and uncertificated form as separate holdings.

95.3	The directors may on behalf of the members deal with fractions as they think fit, in particular they may:

95.3.1	sell the shares representing the fractions to any person including (subject to the Act) the Company for the best price reasonably obtainable;

95.3.2	in the case of a certificated share, authorise any person to execute an instrument of transfer of the shares to the purchaser or a person nominated by the purchaser;

95.3.3	distribute the net proceeds of sale in due proportion among the holders of the shares or, if the directors decide, some or all of the sum raised on sale may be retained for the benefit of the Company;

95.3.4
subject to the Act, allot or issue to a member, credited as fully paid, by way of capitalisation the minimum number of shares required to round up his holding of shares to a number which, following consolidation and division or sub‑division, leaves a whole number of shares (such allotment or issue being deemed to have been effected immediately before consolidation and division or sub‑division, as the case may be).

95.4	To give effect to a sale under article 95.3.1 the directors may arrange for the shares representing the fractions to be entered in the register as certificated shares.

95.5	The directors may authorise any person to transfer the shares to, or to the direction of, the purchaser.

95.6	The person to whom the shares are transferred is not obliged to ensure that any purchase money is received by the person entitled to the relevant fractions.

95.7	The transferee's title to the shares is not affected by any irregularity in or invalidity of the process leading to their sale.

95.8
If shares are allotted or issued under article 95.3.4, the amount required to pay up those shares may be capitalised as the directors think fit out of amounts standing to the credit of reserves (including a share premium account, capital redemption reserve and profit and loss account), whether or not available for distribution, and applied in paying up in full the appropriate number of shares.

95.9
A resolution of the directors capitalising part of the reserves has the same effect as if the capitalisation had been declared by ordinary resolution of the Company under article 105. In relation to the capitalisation the directors may exercise all the powers conferred on them by article 105 without an ordinary resolution of the Company.

DISTRIBUTIONS

96.	Procedure for declaring dividends

96.1	Subject to the Act and the articles, the Company may by ordinary resolution declare dividends, and the directors may decide to pay interim dividends.

96.2	A dividend must not be declared unless the directors have made a recommendation as to its amount. Such a dividend must not exceed the amount recommended by the directors.

50

96.3	No dividend may be declared or paid unless it is in accordance with members' respective rights.

96.4
Unless the members' resolution to declare or directors' decision to pay a dividend, or the terms on which shares are issued, specify otherwise, it must be paid by reference to each member's holding of shares on the date of the resolution or decision to declare or pay it.

96.5	The directors may pay any dividend (including any dividend payable at a fixed rate) if it appears to them that the profits available for distribution justify the payment.

96.6
If the Company's share capital is divided into different classes, no interim dividend may be paid on shares carrying deferred or non‑preferred rights if, at the time of payment, any preferential dividend is in arrears.

96.7
If the directors act in good faith, they do not incur any liability to the holders of shares conferring preferred rights for any loss they may suffer by the lawful payment of an interim dividend on shares with deferred or non‑preferred rights.

97.	Calculation of dividends

97.1	Except as otherwise provided by the articles or the rights attached to or the terms of issue of shares, all dividends must be:

97.1.1	declared and paid according to the amounts paid up on the shares on which the dividend is paid; and

97.1.2	apportioned and paid proportionately to the amounts paid up on the shares during any portion or portions of the period in respect of which the dividend is paid.

97.2	If any share is issued on terms providing that it ranks for dividend as from a particular date, that share ranks for dividend accordingly.

97.3	For the purposes of calculating dividends, no account is to be taken of any amount which has been paid up on a share in advance of the due date for payment of that amount.

97.4	Except as otherwise provided by the rights attached to shares, dividends may be declared or paid in any currency.

97.5
The directors may agree with any member that dividends which may at any time or from time to time be declared or become due on his shares in one currency shall be paid or satisfied in another, and may agree the basis of conversion to be applied and how and when the amount to be paid in the other currency shall be calculated and paid and for the Company or any other person to bear any costs involved.

98.	Payment of dividends and other distributions

98.1	Where a dividend or other sum which is a distribution is payable in respect of a share, it must be paid by one or more of the following means:

98.1.1	in cash;

98.1.2	by transfer to a bank or building society account specified by the distribution recipient in writing or as the directors otherwise decide;

98.1.3	by sending a cheque, warrant or money order made payable to the distribution recipient by post to the distribution recipient at the distribution recipient's registered address (if the distribution

51

recipient is a holder of the share), or (in any other case) to an address specified by the distribution recipient in writing or as the directors otherwise decide;

98.1.4
by sending a cheque, warrant or money order made payable to such person by post to such person at such address as the distribution recipient has specified in writing or as the directors otherwise decide; or

98.1.5	by any electronic or other means of payment as the directors agree with the distribution recipient either in writing or by such other means as the directors decide.

98.2	In respect of the payment of any dividend or other sum which is a distribution, the directors may decide, and notify distribution recipients, that:

98.2.1
one or more of the means described in article 98.1 will be used for payment and a distribution recipient may elect to receive the payment by one of the means so notified in the manner prescribed by the directors;

98.2.2	one or more of such means will be used for the payment unless a distribution recipient elects otherwise in the manner prescribed by the directors; or

98.2.3	one or more of such means will be used for the payment and that distribution recipients will not be able to elect otherwise.
The directors may for this purpose decide that different methods of payment may apply to different distribution recipients or groups of distribution recipients.

98.3
Payment of any dividend or other sum which is a distribution is made at the risk of the distribution recipient. The Company is not responsible for a payment which is lost or delayed. Payment, in accordance with the articles, of any cheque, warrant or money order by the bank upon which it is drawn or the transfer of funds by any means shall be a good discharge to the Company.

98.4	In the event that:

98.4.1
a distribution recipient does not specify an address, or does not specify an account of a type prescribed by the directors, or other details necessary in order to make a payment of a dividend or other distribution by the means by which the directors have decided in accordance with this article that a payment is to be made, or by which the distribution recipient has elected to receive payment, and such address or details are necessary in order for the Company to make the relevant payment in accordance with such decision or election; or

98.4.2	if payment cannot be made by the Company using the details provided by the distribution recipient, then the dividend or other distribution shall be treated as unclaimed for the purposes of these articles.

98.5	In the articles, the "distribution recipient" means, in respect of a share in respect of which a dividend or other sum is payable:

98.5.1	the holder of the share;

98.5.2	if the share has two or more joint holders, the senior holder;

98.5.3	if the holder is no longer entitled to the share by reason of death or bankruptcy, or otherwise by operation of law, the transmittee (or, where two or more person are jointly entitled by transmission

52

to the share, to any one transmittee and that person shall be able to give effective receipt for payment); or

98.5.4	in any case, to a person that the person or persons entitled to payment may direct in writing.

98.6
Without prejudice to article 94, the directors may withhold payment of a dividend (or part of a dividend) payable to a transmittee until he has provided such evidence of his right as the directors may reasonably require.

99.	Deductions from distributions in respect of sums owed to the company

99.1	If:

99.1.1	a share is subject to the Company's lien; and

99.1.2	the directors are entitled to issue a lien enforcement notice in respect of it, they may, instead of issuing a lien enforcement notice, deduct from any dividend or other sum payable in respect of the share any sum of money which is payable to the Company in respect of that share to the extent that they are entitled to require payment under a lien enforcement notice.

99.2	Money so deducted must be used to pay any of the sums payable in respect of that share.

99.3	The Company must notify the distribution recipient in writing of:

99.3.1	the fact and amount of any such deduction;

99.3.2	any non‑payment of a dividend or other sum payable in respect of a share resulting from any such deduction; and

99.3.3	how the money deducted has been applied.

100.	No interest on distributions

100.1	The Company may not pay interest on any dividend or other sum payable in respect of a share unless otherwise provided by:

100.1.1	the rights attached to the share; or

100.1.2	the provisions of another agreement between the holder of that share and the Company.

101.	Unclaimed distributions

101.1	All dividends or other sums which are:

101.1.1	payable in respect of shares; and

101.1.2	unclaimed after having been declared or become payable,
may be invested or otherwise made use of by the directors for the benefit of the Company until claimed.

101.2	The payment of an unclaimed dividend or other sum into a separate account does not make the Company a trustee in respect of it.

53

101.3	If:

101.3.1	12 years have passed from the date on which a dividend or other sum became due for payment; and

101.3.2	the distribution recipient has not claimed it,
the distribution recipient is no longer entitled to that dividend or other sum and it ceases to remain owing by the Company.

101.4	If, in respect of a dividend or other sum payable in respect of a share, on any one occasion:

101.4.1	a cheque, warrant or money order is returned undelivered or left uncashed; or

101.4.2	a transfer made by a bank or other funds transfer system is not accepted, and reasonable enquiries have failed to establish another address or account of the distribution recipient, the Company is not obliged to send or transfer a dividend or other sum payable in respect of that share to that person until he notifies the Company of an address or account to be used for that purpose. If the cheque, warrant or money order is returned undelivered or left uncashed or transfer not accepted on two consecutive occasions, the Company may exercise this power without making any such enquiries.

102.	Non‑cash distributions

102.1
Subject to the terms of issue of the share in question, the Company may, by ordinary resolution on the recommendation of the directors, decide to pay all or part of a dividend or other distribution payable in respect of a share by transferring non‑cash assets of equivalent value (including shares or other securities in any company).

102.2	For the purposes of paying a non‑cash distribution, the directors may make whatever arrangements they think fit, including, where any difficulty arises regarding the distribution:

102.2.1	issuing fractional certificates (or ignoring fractions);

102.2.2	fixing the value of any assets;

102.2.3	paying cash to any distribution recipient on the basis of that value in order to adjust the rights of recipients; and

102.2.4	vesting any assets in trustees.

103.	Waiver of distributions

103.1	Distribution recipients may waive their entitlement to a dividend or other distribution payable in respect of a share by giving the Company notice in writing to that effect, but if:

103.1.1	the share has more than one holder; or

103.1.2	more than one person is entitled to the share, whether by reason of the death or bankruptcy of one or more joint holders, the notice is not effective unless it is expressed to be given, and signed, by all the holders or persons otherwise entitled to the share.

54

104.	Scrip dividends

104.1
Subject to the Act, but without prejudice to article 66, the directors may, with the prior authority of an ordinary resolution of the Company, allot to those holders of a particular class of shares who have elected to receive them further shares of that class or ordinary shares in either case credited as fully paid ("new shares") instead of cash in respect of all or part of a dividend or dividends specified by the resolution.

104.2
The directors may on any occasion determine that the right of election under article 104.1 shall be subject to any exclusions, restrictions or other arrangements that the directors may in their absolute discretion deem necessary or expedient to deal with legal or practical problems under the laws of, or the requirements of a recognised regulatory body or a stock exchange in, any territory.

104.3
Where a resolution under article 104.1 is to be proposed at a general meeting and the resolution relates in whole or in part to a dividend to be declared at that meeting, then the resolution declaring the dividend is deemed to take effect at the end of that meeting.

104.4
A resolution under article 104.1 may relate to a particular dividend or to all or any dividends declared or paid within a specified period, but that period may not end later than three years after the date of the meeting at which the resolution is passed.

104.5
The entitlement of each holder of shares to new shares shall be such that the relevant value of the entitlement shall be as nearly as possible equal to (but not greater than) the cash amount (disregarding any associated tax credit) of the dividend which would otherwise have been received by the holder (the "relevant dividend") provided that, in calculating the entitlement, the directors may at their discretion adjust the figure obtained by dividing the relevant value by the amount payable on the new shares up or down so as to procure that the entitlement of each holder of shares may be represented by a simple numerical ratio. For this purpose the "relevant value" of each of the new shares shall be as determined by or in accordance with the resolution under article 104.1. A certificate or report by the auditors as to the value of the new shares to be allotted in respect of any dividend shall be conclusive evidence of that amount.

104.6
The directors may make any provision they consider appropriate in relation to an allotment made or to be made under this article (whether before or after the passing of the resolution under article 104.1), including:

104.6.1	the giving of notice to holders of the right of election offered to them;

104.6.2	the provision of forms of election (whether in respect of a particular dividend or dividends generally);

104.6.3	determination of the procedure for making and revoking elections;

104.6.4	the place at which, and the latest time by which, forms of election and other relevant documents must be lodged in order to be effective; and

104.6.5
the disregarding or rounding up or down or carrying forward of fractional entitlements, in whole or in part, or the accrual of the benefit of fractional entitlements to the Company (rather than to the holders concerned).

104.7
The dividend (or that part of the dividend in respect of which a right of election has been offered) is not declared or payable on shares in respect of which an election has been duly made (the "elected shares"); instead new shares are allotted to the holders of the elected shares on the basis of allotment calculated as in article 104.5. For that purpose, the directors may resolve to capitalise out of amounts standing to the credit of reserves (including a share premium account, capital redemption reserve and profit and loss account), whether or not available for distribution, a sum equal to the aggregate nominal amount of the

55

new shares to be allotted and apply it in paying up in full the appropriate number of new shares for allotment and distribution to the holders of the elected shares. A resolution of the directors capitalising part of the reserves has the same effect as if the directors had resolved to effect the capitalisation with the authority of an ordinary resolution of the Company under article 105. In relation to the capitalisation the directors may exercise all the powers conferred on them by article 105 without an ordinary resolution of the Company.

104.8
The new shares rank pari passu in all respects with each other and with the fully paid shares of the same class in issue on the record date for the dividend in respect of which the right of election has been offered, but they will not rank for a dividend or other distribution or entitlement which has been declared or paid by reference to that record date.

104.9	In relation to any particular proposed dividend, the directors may in their absolute discretion decide:

104.9.1	that holders shall not be entitled to make any election in respect of, and that any election previously made shall not extend to, such dividend; or

104.9.2
at any time prior to the allotment of the new shares which would otherwise be allotted in lieu of such dividend, that all elections to take new shares in lieu of such dividend shall be treated as not applying to that dividend, and if so the dividend shall be paid in cash as if no elections had been made in respect of it.

CAPITALISATION OF PROFITS AND RESERVES

105.	Authority to capitalise and appropriation of capitalised sums

105.1	Subject to the Act and the articles, the directors may, if they are so authorised by an ordinary resolution:

105.1.1
decide to capitalise any amount standing to the credit of the Company's reserves (including share premium account, capital redemption reserve and profit and loss account), whether or not available for distribution which are not required for paying a preferential dividend; and

105.1.2
appropriate any sum which they so decide to capitalise (a "capitalised sum") to the persons who would have been entitled to it if it were distributed by way of dividend (the "persons entitled") and in the same proportions.

105.2	Capitalised sums must be applied:

105.2.1	on behalf of the persons entitled; and

105.2.2	in the same proportions as a dividend would have been distributed to them.

105.3
Any capitalised sum may be applied in paying up new shares of a nominal amount equal to the capitalised sum which are then allotted credited as fully paid to the persons entitled or as they may direct.

105.4	A capitalised sum which was appropriated from profits available for distribution may be applied:

105.4.1	in or towards paying up any amounts unpaid on existing shares held by the persons entitled; or

105.4.2	in paying up new debentures of the Company which are then allotted credited as fully paid to the persons entitled or as they may direct.

56

105.5	Subject to the Act and the articles the directors may:

105.5.1	apply capitalised sums in accordance with articles 105.3 and 105.4 partly in one way and partly in another;

105.5.2
make such arrangements as they think fit to resolve a difficulty arising in the distribution of a capitalised sum and in particular to deal with shares or debentures becoming distributable in fractions under this article the directors may deal with fractions as they think fit (including the issuing of fractional certificates, disregarding fractions or selling shares or debentures representing the fractions to a person for the best price reasonably obtainable and distributing the net proceeds of the sale in due proportion amongst the members (except that if the amount due to a member is less than £5, or such other sum as the directors may decide, the sum may be retained for the benefit of the Company));

105.5.3
authorise any person to enter into an agreement with the Company on behalf of all the persons entitled which is binding on them in respect of the allotment of shares and debentures to them or the payment by the Company on behalf of the members of the amounts or part of the amounts or part of the amounts remaining unpaid on their existing shares under this article; and

105.5.4	generally do all acts and things required to give effect to the resolution.

106.	Record dates

106.1
Notwithstanding any other provision of the articles, but subject to the Act and rights attached to shares, the Company or the directors may fix any date as the record date for a dividend, distribution, allotment or issue. The record date may be on or at any time before or after a date on which the dividend, distribution, allotment or issue is declared, made or paid.

PART 5 ‑ MISCELLANEOUS PROVISIONS
COMMUNICATIONS

107.	Means of communication to be used

107.1
Save where these articles expressly require otherwise, any notice, document or information to be sent or supplied by, or on behalf of or to the Company may be sent or supplied in accordance with the Act (whether authorised or required to be sent or supplied by the Act or otherwise):

107.1.1	in hard copy form,

107.1.2	in electronic form; or

107.1.3	by means of a website.

107.2
Subject to the articles, any notice or document to be sent or supplied to a director in connection with the taking of decisions by directors may also be sent or supplied by the means by which that director has asked to be sent or supplied with such notices or documents for the time being.

107.3
A director may agree with the Company that notices or documents sent to that director in a particular way are to be deemed to have been received within a specified time of their being sent, and for the specified time to be less than 48 hours.

107.4
If by reason of the suspension or curtailment of postal services in the United Kingdom the Company is unable effectively to call a general meeting by notices sent by post, then subject to the Act, the directors

57

may, in their absolute discretion and as an alternative to any other method of service permitted by the articles, resolve to call a general meeting by a notice advertised in at least one United Kingdom national newspaper. In this case, the Company must send confirmatory copies of the notice to those members by post if at least seven clear days before the meeting the posting of notices to addresses throughout the United Kingdom again becomes practicable.

107.5
A notice, document or information sent by post and addressed to a member at his registered address or address for service in the United Kingdom is deemed to be given to or received by the intended recipient 24 hours after it was put in the post if pre paid as first class post and 48 hours after it was put in the post if pre paid as second class post, and in proving service it is sufficient to prove that the envelope containing the notice, document or information was properly addressed, pre paid and posted.

107.6
A notice, document or information sent or supplied by electronic means to an address specified for the purpose by the member is deemed to have been given to or received by the intended recipient 24 hours after it was sent, and in proving service it is sufficient to prove that the communication was properly addressed and sent.

107.7	A notice, document or information sent or supplied by means of a website is deemed to have been given to or received by the intended recipient when:

107.7.1	the material was first made available on the website; or

107.7.2	if later, when the recipient received (or, in accordance with this article 107, is deemed to have received) notification of the fact that the material was available on the website.

107.8
A notice, document or information not sent by post but delivered by hand (which include delivery by courier) to a registered address or address for service in the United Kingdom is deemed to be given on the day it is left.

107.9
Where notice is given by newspaper advertisement, the notice is deemed to be given to all members and other persons entitled to receive it at noon on the day when the advertisement appears or, where notice is given by more than one advertisement and the advertisements appear on different days, at noon on the last of the days when the advertisements appear.

107.10	A notice, document or information served or delivered by or on behalf of

107.11	the Company by any other means authorised in writing by the member concerned is deemed to be served when the Company has taken the action it has been authorised to take for that purpose.

107.12	A qualifying person present at a meeting of the holders of a class of shares is deemed to have received due notice of the meeting and, where required, of the purposes for which it was called.

107.13
A person who becomes entitled to a share by transmission, transfer or otherwise is bound by a notice in respect of that share (other than a notice served by the Company under section 793 of the Act) which, before his name is entered in the register, has been properly served on a person from whom he derives his title.

107.14
In the case of joint holders of a share, a notice, document or information shall be validly sent or supplied to all joint holders if sent or supplied to whichever of them is named first in the register in respect of the joint holding. Anything to be agreed or specified in relation to a notice, document or information to be sent or supplied to joint holders, may be agreed or specified by the joint holder who is named first in the register in respect of the joint holding.

58

107.15
The Company may give a notice, document or information to a transmittee as if he were the holder of a share by addressing it to him by name or by the title of representative of the deceased or trustee of the bankrupt member (or by similar designation) at an address in the United Kingdom supplied for that purpose by the person claiming to be a transmittee. Until an address has been supplied, a notice, document or information may be given in any manner in which it might have been given if the death or bankruptcy had not occurred. The giving of notice in accordance with this article is sufficient notice to any other person interested in the share.

108.	Loss of entitlement to notices

108.1
Subject to the Act, a member (or in the case of joint holders, the person who is named first in the register) who has no registered address within the United Kingdom, and has not supplied to the Company an address within the United Kingdom at which notice or other documents or information can be given to him, shall not be entitled to receive any notice or other documents or information from the Company. Such a member (or in the case of joint holders, the person who is named first in the register) shall not be entitled to receive any notice or other documents or information from the Company even if he has supplied an address for the purposes of receiving notices or other documents or information in electronic form.

108.2	If:

108.2.1	the Company sends two consecutive documents to a member over a period of at least 12 months; and

108.2.2	each of those documents is returned undelivered, or the Company receives notification that it has not been delivered, that member ceases to be entitled to receive notices from the Company.

108.3	A member who has ceased to be entitled to receive notices from the Company becomes entitled to receive such notices again by sending the Company:

108.3.1	a new address to be recorded in the register; or

108.3.2
if the member has agreed that the Company should use a means of communication other than sending things to such an address, the information that the Company needs to use that means of communication effectively.

ADMINISTRATIVE ARRANGEMENTS

109.	Secretary

109.1
Subject to the Act, the directors shall appoint a secretary or joint secretaries and may appoint one or more persons to be an assistant or deputy secretary on such terms and conditions (including remuneration) as they think fit.

109.2	The directors may remove a person appointed under this article 109 from office and appoint another or others in his place.

109.3
Any provision of the Act or of the articles requiring or authorising a thing to be done by or to a director and the secretary is not satisfied by its being done by or to the same person acting both as director and as, or in the place of, the secretary.

59

110.	Change of Name

110.1	The directors may change the name of the Company.

111.	Authentication of documents

111.1	A director or the secretary or another person appointed by the directors for the purpose may authenticate:

111.1.1	documents affecting the constitution of the Company (including the articles);

111.1.2	resolutions passed by the Company or holders of a class of shares or the directors or a committee of the directors; and

111.1.3	books, records, documents and accounts relating to the business of the Company,

111.1.4	and may certify copies or extracts as true copies or extracts.

112.	Company seals

112.1	The directors must provide for the safe custody of every seal.

112.2	A seal may be used only by the authority of a resolution of the directors or of a committee of the directors.

112.3
The directors may decide who will sign an instrument to which a seal is affixed (or, in the case of a share certificate, on which the seal may be printed) either generally or in relation to a particular instrument or type of instrument. The directors may also decide, either generally or in a particular case, that a signature may be dispensed with or affixed by mechanical means.

112.4	Unless otherwise decided by the directors:

112.4.1
share certificates and certificates issued in respect of debentures or other securities (subject to the provisions of the relevant instrument) need not be signed or, if signed, a signature may be applied by mechanical or other means or may be printed; and

112.4.2	every other instrument to which a seal is affixed shall be signed by one director and by the secretary or a second director, or by one director in the presence of a witness who attests his signature.

113.	Records of proceedings

113.1	The directors must make sure that proper minutes are kept in minute books of:

113.1.1	all appointments of officers and committees made by the directors and of any remuneration fixed by the directors; and

113.1.2	all proceedings (including the names of the directors present at such meeting) of general meetings;

113.1.3	meetings of the holders of any class of shares in the Company;

113.1.4	the directors' meetings; and

113.1.5	meetings of committees of the directors.

60

113.2
If purporting to be signed by the chairman of the meeting at which the proceedings were held or by the chairman of the next succeeding meeting, minutes are conclusive evidence of the proceedings at the meeting.

113.3	The directors must ensure that the Company keeps records, in the books kept for the purpose, of all directors' written resolutions.

113.4	All such minutes and written resolutions must be kept for at least 10 years from the date of the meeting or written resolution as the case may be.

114.	Destruction of documents

114.1	The Company is entitled to destroy:

114.1.1
all instruments of transfer of shares (including documents constituting the renunciation of an allotment of shares) which have been registered, and all other documents on the basis of which any entries are made in the register, from six years after the date of registration;

114.1.2	all dividend mandates (or mandates for other amounts), variations or cancellations of such mandates, and notifications of change of address, from two years after they have been recorded;

114.1.3	all share certificates which have been cancelled from one year after the date of the cancellation;

114.1.4	all paid dividend warrants and cheques from one year after the date of actual payment;

114.1.5	all proxy notices from one year after the end of the meeting to which the proxy notice relates; and

114.1.6	all other documents on the basis of which any entry in the register is made at any time after 10 years from the date an entry in the register was first made in respect of it.

114.2
If the Company destroys a document in good faith, in accordance with the articles, and without express notice to the Company that the preservation of the document is relevant to a claim, it is conclusively presumed in favour of the Company that:

114.2.1	entries in the register purporting to have been made on the basis of an instrument of transfer or other document so destroyed were duly and properly made;

114.2.2	any instrument of transfer so destroyed was a valid and effective instrument duly and properly registered;

114.2.3	any share certificate so destroyed was a valid and effective certificate duly and properly cancelled; and

114.2.4	any other document so destroyed was a valid and effective document in accordance with its recorded particulars in the books or records of the Company.

114.3
This article does not impose on the Company any liability which it would not otherwise have if it destroys any document before the time at which this article permits it to do so or in any case where the conditions of this article are not fulfilled.

114.4	In this article, references to the destruction of any document include a reference to its being disposed of in any manner.

61

115.	Accounts

115.1	The directors must ensure that accounting records are kept in accordance with the Act.

115.2
The accounting records shall be kept at the registered office of the Company or, subject to the Act, at another place decided by the directors and shall be available during business hours for the inspection of the directors and other officers. No member (other than a director or other officer) has the right to inspect an accounting record or other document except if that right is conferred by the Act or he is authorised by the directors or by an ordinary resolution of the Company.

115.3	In respect of each financial year, a copy of the Company's annual accounts, the directors' report, the strategic report and the auditors' report on those accounts shall be sent or supplied to:

115.3.1	every member (whether or not entitled to receive notices of general meetings);

115.3.2	every holder of debentures (whether or not entitled to receive notices of general meetings); and

115.3.3	every other person who is entitled to receive notices of general meetings, not less than 21 clear days before the date of the meeting at which copies of those documents are to be laid in accordance with the Act. This article does not require copies of the documents to which it applies to be sent or supplied to:

115.3.4	a member or holder of debentures of whose address the Company is unaware; or

115.3.5	more than one of the joint holders of shares or debentures.

115.4
The directors may determine that persons entitled to receive a copy of the Company's annual accounts, the directors' report, the strategic report and the auditors' report on those accounts are those persons entered on the register at the close of business on a day determined by the directors, provided that, if the Company is a participating issuer, the day determined by the directors may not be more than 21 days before the day that the relevant copies are being sent.

115.5
Where permitted by the Act, the strategic report with supplementary material in the form and containing the information prescribed by the Act may be sent or supplied to a person so electing in place of the documents required to be sent or supplied by article 114.3.

116.	Provision for employees on cessation of business
The directors may decide to make provision for the benefit of persons (other than a director or former director or shadow director) employed or formerly employed by the Company or any of its subsidiary undertakings (or any member of his family, including a spouse or former spouse, or any person who is or was dependent on him) in connection with the cessation or transfer to any person of the whole or part of the undertaking of the Company or that subsidiary undertaking.

117.	Winding up of the company

117.1	On a voluntary winding up of the Company the liquidator may, on obtaining any sanction required by law:

117.1.1	divide among the members in kind the whole or any part of the assets of the Company, whether or not the assets consist of property of one kind or of different kinds; and

62

117.1.2	vest the whole or any part of the assets in trustees upon such trusts for the benefit of the members as he, with the like sanction, shall determine.

117.2	For this purpose the liquidator may:

117.2.1	set the value he deems fair on a class or classes of property; and

117.2.2	determine on the basis of that valuation and in accordance with the then existing rights of members how the division is to be carried out between members or classes of members.

117.3	The liquidator may not, however, distribute to a member without his consent an asset to which there is attached a liability or potential liability for the owner.
DIRECTORS' INDEMNITY AND INSURANCE

118.	Indemnity of officers and funding directors' defence costs

118.1
To the extent permitted by the Act and without prejudice to any indemnity to which he may otherwise be entitled, every person who is or was a director or other officer of the Company (other than any person (whether or not an officer of the Company) engaged by the Company as auditor) shall be and shall be kept indemnified out of the assets of the Company against all costs, charges, losses and liabilities incurred by him (whether in connection with any negligence, default, breach of duty or breach of trust by him or otherwise as a director or such other officer of the Company) in relation to the Company or its affairs provided that such indemnity shall not apply in respect of any liability incurred by him:

118.1.1	to the Company or to any associated company;

118.1.2	to pay a fine imposed in criminal proceedings;

118.1.3	to pay a sum payable to a regulatory authority by way of a penalty in respect of non‑compliance with any requirement of a regulatory nature (howsoever arising);

118.1.4	in defending any criminal proceedings in which he is convicted;

118.1.5	in defending any civil proceedings brought by the Company, or an associated company, in which judgment is given against him; or

118.1.6	in connection with any application under any of the following provisions in which the court refuses to grant him relief, namely:

(a)	section 661(3) or (4) of the Act (acquisition of shares by innocent nominee); or

(b)	section 1157 of the Act (general power to grant relief in case of honest and reasonable conduct).

118.2
In article 117.1.4, 117.1.5 or 117.1.6 the reference to a conviction, judgment or refusal of relief is a reference to one that has become final. A conviction, judgment or refusal of relief becomes final:

118.2.1	if not appealed against, at the end of the period for bringing an appeal; or

118.2.2	if appealed against, at the time when the appeal (or any further appeal) is disposed of.
An appeal is disposed of:

63

118.2.3	if it is determined and the period for bringing any further appeal has ended; or

118.2.4	if it is abandoned or otherwise ceases to have effect.

118.3
To the extent permitted by the Act and without prejudice to any indemnity to which he may otherwise be entitled, every person who is or was a director of the Company acting in its capacity as a trustee of an occupational pension scheme shall be and shall be kept indemnified out of the assets of the Company against all costs, charges, losses and liabilities incurred by him in connection with the Company's activities as trustee of the scheme provided that such indemnity shall not apply in respect of any liability incurred by him:

118.3.1	to pay a fine imposed in criminal proceedings;

118.3.2	to pay a sum payable to a regulatory authority by way of a penalty in respect of non‑compliance with any requirement of a regulatory nature (howsoever arising); or

118.3.3	in defending criminal proceedings in which he is convicted.
For the purposes of this article, a reference to a conviction is to the final decision in the proceedings. The provisions of article 117.2 shall apply in determining when a conviction becomes final.

118.4
Without prejudice to article 117.1 or to any indemnity to which a director may otherwise be entitled, and to the extent permitted by the Act and otherwise upon such terms and subject to such conditions as the directors may in their absolute discretion think fit, the directors shall have the power to make arrangements to provide a director with funds to meet expenditure incurred or to be incurred by him in defending any criminal or civil proceedings or in connection with an application under section 661(3) or (4) of the Act (acquisition of shares by innocent nominee) or section 1157 of the Act (general power to grant relief in case of honest and reasonable conduct) or in defending himself in an investigation by a regulatory authority or against action proposed to be taken by a regulatory authority or to enable a director to avoid incurring any such expenditure.

118.5
Where at any meeting of the directors or a committee of the directors any arrangement falling within article 117.4 is to be considered, a director shall be entitled to vote and be counted in the quorum at such meeting unless the terms of such arrangement confers upon such director a benefit not generally available to any other director; in that event, the interest of such director in such arrangement shall be deemed to be a material interest for the purposes of article 23 and he shall not be so entitled to vote or be counted in the quorum.

119.	Insurance

119.1	To the extent permitted by the Act, the directors may exercise all the powers of the Company to purchase and maintain insurance for the benefit of a person who is or was:

119.1.1
a director, alternate director or a secretary of the Company or of a company which is or was a subsidiary undertaking of the Company or in which the Company has or had an interest (whether direct or indirect); or

119.1.2	trustee of a retirement benefits scheme or other trust in which a person referred to in article 118.1.1 is or has been interested, indemnifying him and keeping him indemnified against liability for negligence, default, breach of duty or breach of trust or other liability which may lawfully be insured against by the Company.

64

SCHEDULE 2
ARTICLES OF ASSOCIATION OF SENSATA TECHNOLOGIES HOLDING N.V.

1

DOORLOPENDE TEKST VAN DE STATUTEN van:

Sensata Technologies Holding N.V.

gevestigd te Hengelo.

De statuten zijn laatstelijk partieel gewijzigd bij akte van statutenwijziging, op 4 augustus 2017 verleden voor mr. R. van Bork, notaris met als plaats van vestiging Amsterdam.

De vennootschap is ingeschreven in het handelsregister van de Kamer van Koophandel onder dossiernummer 24192692.

2

STATUTEN: HOOFDSTUK 1.
Artikel 1. Begripsbepalingen.

1.1	In deze statuten wordt verstaan onder:
"aandeel" betekent een aandeel in het kapitaal van de vennootschap. Tenzij het tegendeel blijkt, is daaronder begrepen zowel elk gewoon aandeel als elk preferent aandeel.
"aandeelhouder" betekent een houder van één of meer aandelen.
"aandeelhouder verbonden persoon" betekent (i) een persoon die, direct of direct, een aandeelhouder controleert of in onderling overleg handelt met een aandeelhouder, (ii) een uiteindelijk gerechtigde van gewone aandelen die juridisch of economisch gehouden worden door een aandeelhouder en (iii) een persoon die een aandeelhouder verbonden persoon controleert, gecontroleerd wordt    door een    aandeelhouder    verbonden persoon of onder gemeenschappelijke controle is van een aandeelhouder verbonden persoon.
"accountant" betekent een registeraccountant of een andere accountant als bedoeld in artikel 2:393 van het Burgerlijk Wetboek, dan wel een organisatie waarin zodanige accountants samenwerken.
"algemene vergadering" betekent het vennootschapsorgaan dat wordt gevormd door de aandeelhouders, dan wel een bijeenkomst van aandeelhouders (of hun vertegenwoordigers) en andere personen met vergaderrechten.
"business combinatie" betekent een juridische fusie, activa verkoop en levering of ander gelijk type transactie, of een transactie waarbij de geïnteresseerde aandeelhouder een financieel voordeel geniet anders dan afkomstig uit zijn aandeelhouderschap.
"certificaathouders" betekent houders van met medewerking van de vennootschap uitgegeven certificaten. Tenzij het tegendeel blijkt zijn daaronder mede begrepen zij die als gevolg van een op aandelen gevestigd vruchtgebruik of pandrecht de rechten hebben die de wet toekent aan houders van met medewerking van een vennootschap uitgegeven certificaten.
"certificaten" betekent certificaten van aandelen. Tenzij het tegendeel blijkt zijn daaronder mede begrepen certificaten die niet met medewerking van de vennootschap zijn uitgegeven.
"dochtermaatschappij" betekent een dochtermaatschappij    van de vennootschap als bedoeld in artikel 2:24a van het Burgerlijk Wetboek.
"geïnteresseerde aandeelhouder" betekent een houder van aandelen die tezamen met één of meer groepsmaatschappijen (als bedoeld in artikel 2:24b van het Burgerlijk Wetboek) een belang in de vennootschap vertegenwoordigd van vijftien procent (15%) of meer, waaronder eveneens wordt verstaan de aandeelhouder    die    in    de    drie    voorgaande    jaren    tezamen met    een groepsmaatschappij een dergelijk belang in de vennootschap heeft gehouden.
"gewoon aandeel" betekent een gewoon aandeel in het kapitaal van de vennootschap.
"groepsmaatschappij" beteken een rechtspersoon of vennootschap die in de zin van artikel 2:24b van het Burgerlijk Wetboek, met de vennootschap in een groep is verbonden.
"niet-uitvoerend bestuurder" betekent een lid van de raad van bestuur zoals bedoeld

3

in artikel 16.
"preferent aandeel" betekent een preferent beschermingsaandeel in het kapitaal van de vennootschap.
"raad van bestuur" betekent het bestuur van de vennootschap.
"responstijd” betekent responstijd als bedoeld in artikel 27.5.
"secretaris" betekent secretaris van de vennootschap zoals bedoeld in artikel 22.
"uitkeerbare eigen vermogen" betekent het deel van het eigen vermogen van de vennootschap, dat het gestorte en opgevraagde deel van het kapitaal vermeerderd met de reserves die krachtens de wet moeten worden aangehouden, te boven gaat.
"uitvoerend bestuurder" betekent een lid van de raad van bestuur zoals bedoeld in artikel 16.
"vennootschap" betekent de vennootschap waarvan de interne organisatie wordt beheerst door deze statuten.

1.2
De term schriftelijk betekent bij brief, telefax, e-mail of enig ander elektronisch communicatiemiddel, mits het bericht leesbaar en reproduceerbaar is, en de term schriftelijke wordt dienovereenkomstig geïnterpreteerd.

1.3	Verwijzingen naar artikelen verwijzen naar artikelen van deze statuten, tenzij het tegendeel blijkt.
HOOFDSTUK 2. NAAM, ZETEL EN DOEL.
Artikel 2. Naam en zetel.

2.1	De naam van de vennootschap is:
Sensata Technologies Holding N.V.

2.2	De vennootschap is gevestigd te Hengelo.
Artikel 3. Doel.

3.1	De vennootschap heeft ten doel:

(a)
het deelnemen of zich op andere wijze een belang nemen in ondernemingen, het voeren van beheer of uitoefenen van toezicht over ondernemingen en het verlenen van diensten aan ondernemingen, een en ander in het bijzonder met betrekking tot ondernemingen die zich bezighouden met de productie van sensoren en besturingen voor vervaardigers in de automobiel- , apparaten, luchtvaart en industriële zaken of het verlenen van overige diensten aan zulke ondernemingen;

(b)	het verrichten van alle handelingen, welke direct of indirect aan de bevordering van deze doeleinden dienstbaar kunnen zijn.

3.2
De vennootschap zal bij verwezenlijking van het doel een beleid voeren, dat erop gericht is de belangen van hen, die bij de vennootschap direct of indirect betrokken zijn, zo goed mogelijk en op evenwichtige wijze te behartigen.

HOOFDSTUK 3. MAATSCHAPPELIJK KAPITAAL EN AANDELEN.
Artikel 4. Kapitaal. Aandelen op naam. Certificaten.

4.1	Het maatschappelijk kapitaal van de vennootschap bedraagt acht miljoen euro
(EUR 8.000.000) verdeeld in:

(a)	vier honderd miljoen (400.000.000) gewone aandelen met een nominaal

4

bedrag van één eurocent (EUR 0,01) elk; en

(b)	vier honderd miljoen (400.000.000) preferente aandelen met een nominaal bedrag één eurocent (EUR 0,01) elk.

4.2	Alle aandelen luiden op naam. De aandelen zijn op zodanige wijze genummerd dat ze op elk moment van elkaar te onderscheiden zijn.

4.3
De raad van bestuur zal op verzoek van de aandeelhouder, aandeelbewijzen voor aandelen uitgeven of doen uitgeven, in zodanige coupures als vast te stellen door de raad van bestuur, welke bewijzen inwisselbaar zijn op verzoek van de aandeelhouder.

4.4	Aandeelbewijzen worden niet voorzien van dividendbewijzen en een talon.

4.5	Elk aandeelbewijs wordt gekentekend door nummers en/of letters op door de raad van bestuur te bepalen wijzen.

4.6
Aandeelbewijzen worden getekend door of namens een lid van de raad van bestuur. Bovendien kunnen alle aandeelbewijzen geldig worden getekend door een of meer daartoe door de raad van bestuur aan te wijzen personen. De raad van bestuur kan besluiten dat de ondertekening zal mogen geschieden door middel van een langs elektronische weg verzonden handtekening.

4.7
De raad van bestuur kan vaststellen dat voor de handel en levering van aandelen op een buitenlandse effectenbeurs, aandeelbewijzen kunnen worden uitgegeven in zodanige vorm die overeenkomt met de vereisten van zulk een buitenlandse effectenbeurs.

4.8
Op schriftelijk verzoek van de betreffende partij en onder de voorwaarde van voldoende bewijs voor de titel, kunnen vervangende aandeelbewijzen worden uitgegeven voor aandeelbewijzen die worden vermist, zijn gestolen of beschadigd, op zodanige voorwaarden, waaronder, zonder beperking, de bepaling van vrijwaring ten opzichte van de vennootschap, zoals door de raad van bestuur te bepalen. De kosten voor de uitgifte of vervanging van de aandeelbewijzen kunnen worden doorberekend aan de verzoeker. Door de uitgifte van vervangende aandeelbewijzen worden de originele aandeelbewijzen ongeldig en de vennootschap zal ten aanzien van deze originele aandeelbewijzen geen verplichtingen meer hebben. Vervangende aandeelbewijzen hebben de nummers en letters van de documenten die zij vervangen.

4.9
De algemene vergadering kan, maar alleen op voorstel van de raad van bestuur, besluiten dat de vennootschap meewerkt aan de uitgifte van certificaten voor aandelen. Houders van certificaten die zijn uitgegeven voor aandelen in de vennootschap met medewerking van de vennootschap, hebben de rechten die de wet daaraan toekent, ook voor zover deze rechten niet expliciet in deze statuten zijn genoemd.

Artikel 5. Register van aandeelhouders.

5.1
De vennootschap houdt een register van aandeelhouders, waarin de namen en adressen van houders van gewone aandelen en preferente aandelen zijn opgenomen, waarin de datum van verkrijging van de aandelen staat, de datum van erkenning door of vanwege de vennootschap en het bedrag wat gestort is per aandeel.

In het register van aandeelhouders worden tevens de namen en adressen van de pandhouders en vruchtgebruikers van aandelen opgenomen, waarin de datum van verkrijging van het recht staat en de datum van erkenning door of vanwege de vennootschap en waar staat tot welke rechten van de aandelen zij gerechtigd zijn overeenkomstig de leden 2 en 4 van artikel 2:88 en 2:89 van het Burgerlijk Wetboek.

5

5.2	Elke aandeelhouder, elke pandhouder op aandelen en elke vruchtgebruiker op aandelen is verplicht schriftelijk zijn adres en elke wijziging eraan aan de vennootschap mede te delen.

5.3
Alle opgaven en notities in het register van aandeelhouders zullen worden getekend door een uitvoerend bestuurder van de raad van bestuur, een functionaris van de vennootschap of een andere persoon daartoe gerechtigd door de raad van bestuur.

5.4
De raad van bestuur verstrekt desgevraagd aan een aandeelhouder, een pandhouder of een vruchtgebruiker, om niet een uittreksel uit het register van aandeelhouders met betrekking tot zijn recht op een aandeel.

5.5	Op het register van aandeelhouders is van toepassing het bepaalde in artikel 2:85 van het Burgerlijk Wetboek.

5.6
Indien een aandeelhouder, vruchtgebruiker, pandhouder of certificaathouder tevens een elektronisch adres aan de vennootschap bekend heeft gemaakt ten einde dit elektronische adres, tezamen met de overige in artikel 5.1 genoemde gegevens, in het register op te nemen, wordt dit elektronische adres mede geacht bekend te zijn gemaakt met als doel het langs elektronische weg ontvangen van alle kennisgevingen, aankondigingen en mededelingen alsmede ten aanzien van aandeelhouders en certificaathouders oproepingen voor een algemene vergadering. Een langs elektronische weg toegezonden bericht dient leesbaar en reproduceerbaar te zijn.

5.7
De raad van bestuur is bevoegd een deel van het register buiten Nederland te bewaren als dit vereist is om te voldoen aan toepasselijke buitenlandse wettelijke bepalingen of de regels van de effectenbeurs waar de aandelen in de vennootschap zijn genoteerd.

5.8	De raad van bestuur stelt de vorm en de inhoud van het register vast met inachtneming van de bepalingen van dit artikel.

5.9
De raad van bestuur is bevoegd autoriteiten informatie and data vastgelegd in het register te verschaffen of het register te laten onderzoeken voor zover dat vereist is om te voldoen aan toepasselijke buitenlandse wettelijke bepalingen of regels van de effectenbeurs waar de aandelen in de vennootschap zijn genoteerd.

HOOFDSTUK 4. UITGIFTE VAN AANDELEN.
Artikel 6. Uitgifte van aandelen. Orgaan bevoegd tot uitgifte aandelen.

6.1
Uitgifte van aandelen geschiedt ingevolge een besluit van de algemene vergadering, tenzij de raad van bestuur daartoe aangewezen is door de statuten of ingevolge een besluit van de algemene vergadering. Als en voor zover de raad van bestuur is aangewezen als het bevoegde orgaan, dan zal de algemene vergadering geen besluiten tot uitgifte mogen nemen zolang de aanwijzing van kracht is.

6.2	De algemene vergadering of de raad van bestuur bepaalt de uitgifteprijs en de verdere voorwaarden van uitgifte in overeenstemming met de toepasselijke bepalingen in deze statuten.

6.3
Indien de raad van bestuur wordt aangewezen als bevoegd om tot uitgifte van aandelen te besluiten, wordt bij die aanwijzing bepaald hoeveel aandelen van iedere soort mogen worden uitgegeven. Dit kan in een percentage van het geplaatst kapitaal worden uitgedrukt. Bij een dergelijke aanwijzing wordt tevens de duur van de aanwijzing, welke ten hoogste vijf jaren kan bedragen, vastgesteld. De aanwijzing kan telkens voor niet langer dan vijf jaren worden verlengd. Tenzij bij de aanwijzing anders is bepaald, kan zij niet worden ingetrokken.

6

6.4
Een besluit van de algemene vergadering tot uitgifte (inclusief de bepaling van de prijs en de verdere voorwaarden) of om de raad van bestuur aan te wijzen, kan alleen worden genomen op voorstel van de raad van bestuur.

6.5
Binnen acht dagen na een besluit tot uitgifte van aandelen of tot aanwijzing van de raad van bestuur, legt de raad van bestuur de volledige tekst daarvan neer ten kantore van het Handelsregister waar de vennootschap is ingeschreven. Binnen acht dagen na uitgifte van aandelen, deelt de raad van bestuur het Handelsregister het aantal aandelen mede.

6.6
Het bepaalde in de artikelen 6.1 tot en met 6.5 is van overeenkomstige toepassing op het verlenen van rechten tot het nemen van aandelen, maar is - met uitzondering van de laatste zin van artikel 6.5 - niet van toepassing op het uitgeven van aandelen aan personen die een voordien reeds verkregen recht tot het nemen van aandelen uitoefent.

Aandelen worden nooit uitgegeven beneden de nominale waarde, zonder afbreuk te doen aan de bepalingen neergelegd in artikel 2:80 lid 2 van het Burgerlijk Wetboek.

6.7
Ingeval van uitgifte van preferente aandelen door een ander orgaan dan de algemene vergadering, zal een algemene vergadering worden bijeengeroepen welke zal worden gehouden uiterlijk twintig maanden na de dag waarop voor het eerst preferente aandelen zullen zijn uitgegeven. Voor die vergadering zal een besluit omtrent inkoop van de preferente aandelen conform het in artikel 11 bepaalde of intrekking van de preferente aandelen conform het in artikel 12 bepaalde worden geagendeerd. Indien het naar aanleiding van dit agendapunt te nemen besluit niet strekt tot inkoop of intrekking van de preferente aandelen, zal telkens binnen zes maanden na de vorige, een algemene vergadering worden bijeengeroepen en gehouden voor welke vergaderingen een besluit omtrent inkoop of intrekking van de preferente aandelen zal worden geagendeerd, zulks totdat geen preferente aandelen meer zullen uitstaan.

6.8
Indien bekend is gemaakt welk bedrag zal worden uitgegeven en slechts een lager bedrag kan worden geplaatst, wordt dit bedrag slechts geplaatst indien de voorwaarden van uitgifte dat uitdrukkelijk bepalen.

Artikel 7. Voorkeursrechten.

7.1
Iedere houder van gewone aandelen heeft bij uitgifte van gewone aandelen, een voorkeursrecht naar evenredigheid van het gezamenlijke nominale bedrag van zijn gewone aandelen. Hij heeft geen voorkeursrecht bij uitgifte van preferente aandelen.

Hij heeft voorts geen voorkeursrecht op aandelen die worden uitgegeven tegen inbreng anders dan in geld, of op aandelen die worden uitgegeven aan werknemers van de vennootschap of van een groepsmaatschappij.

7.2
Op voorstel van de raad van bestuur en met inachtneming van het in dit artikel 7 bepaalde, bepaalt de algemene vergadering bij het nemen van een besluit tot uitgifte op welke wijze en binnen welk tijdvak het voorkeursrecht kan worden uitgeoefend. Wanneer de raad van bestuur is aangewezen als het tot uitgifte bevoegde orgaan, wordt zulks door de raad van bestuur bepaald.

7.3	De vennootschap kondigt de uitgifte met voorkeursrecht en het tijdvak waarin dat kan worden uitgeoefend, aan in de Staatscourant en in een landelijk verspreid dagblad.
Het voorkeursrecht kan worden uitgeoefend gedurende tenminste twee weken nadat de aankondiging in de Staatscourant is geschied.

7.4	Het voorkeursrecht kan, op voorstel van de raad van bestuur, worden beperkt of uitgesloten bij besluit van de algemene vergadering. In het voorstel hiertoe moeten

7

de redenen voor het voorstel en de keuze van de voorgenomen koers van uitgifte schriftelijk worden toegelicht.
Het voorkeursrecht kan ook worden beperkt of utgesloten door de raad van bestuur, indien zij door de statuten of bij besluit van de algemene vergadering voor een bepaalde duur van ten hoogste vijf jaren is aangewezen als bevoegd tot het beperken of uitsluiten van het voorkeursrecht; zodanige aanwijzing kan slechts geschieden, indien de raad van bestuur tevens is of tegelijkertijd wordt aangewezen als bedoeld in artikel 6.1.
De aanwijzing kan telkens voor niet langer dan vijf jaren worden verlengd. De aanwijzing geldt slechts zolang een aanwijzing van de raad van bestuur, als bedoeld in artikel 6.1, van kracht is.
Tenzij bij aanwijzing anders is bepaald, kan de aanwijzing niet worden ingetrokken.

7.5	Binnen acht dagen na zo een besluit, legt de raad van bestuur de volledige tekst daarvan neer ten kantore van het Handelsregister.

7.6
Bij het verlenen van rechten tot het nemen van aandelen hebben de aandeelhouders een voorkeursrecht; het hiervoor in dit artikel 7 bepaalde is van overeenkomstige toepassing. Aandeelhouders hebben geen voorkeursrecht op aandelen die worden uitgegeven aan iemand die een voordien reeds verkregen recht tot het nemen van aandelen uitoefent.

Artikel 8. Storting op aandelen.

8.1
Niettegenstaande de bepalingen van artikel 2:80 lid van het Burgerlijk Wetboek, moet bij uitgifte van elk gewoon aandeel daarop het gehele nominale bedrag worden gestort alsmede, indien het aandeel voor een hoger bedrag wordt genomen, het verschil tussen die bedragen.

8.2
Bij uitgifte van een preferent aandeel moet daarop minstens één vierde van het gehele nominale bedrag worden gestort. Verdere storting op preferente aandelen geschiedt eerst nadat de vennootschap de storting zal hebben opgevraagd. Het opvragen van verdere storting heeft plaats krachtens besluit van de raad van bestuur.

Artikel 9. Storting in geld.

9.1	Storting op een gewoon aandeel moet in geld geschieden, voor zover niet een andere storting is overeengekomen.

9.2	Storting op preferente aandelen mag alleen in geld plaatshebben.

9.3	Storting in vreemd geld kan slechts geschieden met toestemming van de vennootschap.
Artikel 10. Inbreng in natura.

10.1
De raad van bestuur is bevoegd tot het aangaan van rechtshandelingen betreffende de inbreng op aandelen anders dan in geld en van andere rechtshandelingen genoemd in artikel 2:94 van het Burgerlijk Wetboek, zonder de voorafgaande goedkeuring van de algemene vergadering.

Van deze rechtshandelingen moet de zakelijke inhoud worden opgenomen in de jaarrekening over het boekjaar waarin zij zijn verricht.

10.2	Op inbreng anders dan in geld zijn de artikelen 2:80b en 2:94b van het Burgerlijk Wetboek van toepassing.
CHAPTER 5. EIGEN AANDELEN. KAPITAALVERMINDERING.
Artikel 11. Eigen aandelen.

8

11.1	De vennootschap mag bij uitgifte van aandelen geen eigen aandelen nemen.

11.2	De vennootschap mag volgestorte eigen aandelen of certificaten daarvan verkrijgen doch slechts om niet of indien:

(a)	het uitkeerbare eigen vermogen ten minste gelijk is aan de verkrijgingsprijs; en

(b)
het gezamenlijke nominale bedrag van de te verkrijgen en de reeds door de vennootschap en haar dochtermaatschappijen tezamen gehouden aandelen of certificaten daarvan niet meer dan de helft van het geplaatste kapitaal van de vennootschap bedraagt.

Voor het vereiste onder (a) is bepalend de grootte van het eigen vermogen volgens de laatst vastgestelde balans, verminderd met de verkrijgingsprijs voor aandelen in het kapitaal van de vennootschap of certificaten daarvan, het bedrag van leningen als bedoeld in artikel 2:92c van het Burgerlijk Wetboek en uitkeringen uit winst of reserves aan anderen die de vennootschap en haar dochtermaatschappijen na de balansdatum verschuldigd werden. Is een boekjaar meer dan zes maanden verstreken zonder dat de jaarrekening is vastgesteld, dan is verkrijging overeenkomstig artikel 11.2 niet toegestaan.

11.3
Verkrijging anders dan om niet kan slechts plaatsvinden indien de algemene vergadering de raad van bestuur daartoe heeft gemachtigd. Deze machtiging geldt voor ten hoogste achttien maanden. De algemene vergadering moet in de machtiging bepalen hoeveel aandelen of certificaten daarvan mogen worden verkregen, hoe zij mogen worden verkregen en tussen welke grenzen de prijs moet liggen.

11.4
De vennootschap kan eigen aandelen of certificaten daarvan verkrijgen om deze krachtens een voor hen geldende regeling over te dragen aan werknemers in dienst van de vennootschap of van een groepsmaatschappij.

11.5	Het hiervoor in dit artikel 11 bepaalde geldt niet voor aandelen of certificaten daarvan die de vennootschap onder algemene titel verkrijgt.

11.6	De raad van bestuur besluit tot vervreemding van de door de vennootschap verworven aandelen in haar eigen kapitaal. Bij zodanige vervreemding bestaat geen voorkeursrecht.

11.7
De vennootschap kan aan aandelen in haar eigen kapitaal geen recht op enige uitkering ontlenen; evenmin ontleent zij enig recht op een zodanige uitkering aan aandelen waarvan zij de certificaten houdt.

Bij de berekening van de winstverdeling tellen de aandelen bedoeld in de vorige zin niet mee, tenzij op zodanige aandelen of op certificaten daarvan een vruchtgebruik ten behoeve van een ander dan de vennootschap rust.

11.8
Geen stem kan worden uitgebracht voor aandelen in het kapitaal van de vennootschap, die worden gehouden door de vennootschap zelf, dan wel door een dochtermaatschappij, tenzij op die aandelen een recht van vruchtgebruik of pandrecht rust ten behoeve van een ander dan de vennootschap of een dochtermaatschappij, het stemrecht op die aandelen aan die ander toekomt en het recht van vruchtgebruik of pandrecht door een ander dan de vennootschap of dochtermaatschappij is gevestigd. Eveneens kan geen stem worden uitgebracht op aandelen waar ten behoeve van de vennootschap een recht van vruchtgebruik of een pandrecht is gevestigd, waarbij het stemrecht de vruchtgebruiker of de pandhouder toekomt.

Voor aandelen waarvan de vennootschap of een dochtermaatschappij de certificaten houdt, kan geen stem worden uitgebracht.

9

Bij de vaststelling of een bepaald gedeelte van het kapitaal ter vergadering is vertegenwoordigd, dan wel of een meerderheid een bepaald gedeelte van het kapitaal vertegenwoordigt, wordt het kapitaal verminderd met het bedrag van de aandelen waarvoor geen stem kan worden uitgebracht.

11.9	De vennootschap kan eigen aandelen of certificaten daarvan slechts in pand nemen, indien:

(a)	de betrokken aandelen volgestort zijn;

(b)	het nominale bedrag van de in pand te nemen en de reeds gehouden of in pand gehouden eigen aandelen en certificaten daarvan tezamen niet meer dan de helft van het geplaatste kapitaal bedraagt; en

(c)	de algemene vergadering de pandovereenkomst heeft goedgekeurd.
Artikel 12. Kapitaalvermindering.

12.1	De algemene vergadering kan, maar alleen op voorstel van de raad van bestuur, besluiten tot vermindering van het geplaatste kapitaal van de vennootschap:

(a)	door het intrekken van aandelen; of

(b)
door de nominale waarde van de aandelen bij statutenwijziging te verminderen, mits daardoor het geplaatste kapitaal of het gestorte deel daarvan niet geringer wordt dan in artikel 2:67 van het Burgerlijk Wetboek is voorgeschreven.

In dit besluit moeten de aandelen waarop het besluit betrekking heeft worden aangewezen en moet de uitvoering van het besluit zijn geregeld.

12.2	Een besluit tot intrekking kan slechts betreffen:

(a)	aandelen die de vennootschap zelf houdt of waarvan zij de certificaten houdt; of

(b)	alle preferente aandelen, met terugbetaling.

12.3
Vermindering van het bedrag van de aandelen zonder terugbetaling en zonder ontheffing van de verplichting tot storting moet naar evenredigheid op alle aandelen van eenzelfde soort geschieden. Van het vereiste van evenredigheid mag worden afgeweken met instemming van alle betrokken aandeelhouders.

12.4
Gedeeltelijke terugbetaling op aandelen of ontheffing van de verplichting tot storting is slechts mogelijk ter uitvoering van een besluit tot vermindering van het bedrag van de aandelen. Zulk een terugbetaling of ontheffing moet geschieden:

(a)	ten aanzien van alle aandelen; of

(b)	ten aanzien van alle preferente aandelen of alle gewone aandelen.

12.5
Intrekking van preferente aandelen geschiedt tegen terugbetaling van de daarop gestorte bedragen en eventueel nog ontbrekend dividend, te berekenen naar tijdsgelang tot en met de dag van betaalbaarstelling met inachtneming van het bepaalde in artikel 37, onder aftrek van interim dividend.

12.6	Voor een besluit tot intrekking van preferente aandelen is geen besluit vereist van de vergadering van houders van preferente aandelen.

12.7	Voor het overige is op een vermindering van het geplaatste kapitaal het bepaalde in artikel 2:99 en 2:100 van het Burgerlijk Wetboek van overeenkomstige toepassing.
HOOFDSTUK 6. LEVERING. BLOKKERINGSREGELING.

10

Artikel 13. Levering van aandelen.

13.1
Tenzij de wet anders bepaalt en behalve de volgende bepalingen van dit artikel 13, is voor de levering van een aandeel op naam of de levering van een beperkt recht daarop, vereist een daartoe bestemde akte alsmede, behoudens het geval dat de vennootschap zelf bij die rechtshandeling partij is, schriftelijke erkenning door de vennootschap van de levering.

De erkenning geschiedt in de akte of door een gedagtekende verklaring houdende erkenning op de akte of op een notarieel of door de vervreemder gewaarmerkt afschrift of uittreksel daarvan. Met de erkenning staat gelijk de betekening van die akte of dat afschrift of uittreksel aan de vennootschap. Betreft het de levering van niet volgestorte preferente aandelen, dan kan de erkenning slechts geschieden wanneer de akte een vaste dagtekening draagt.

13.2
In het geval waarbij een aandeel waarvoor een aandeelbewijs is uitgegeven wordt overgedragen, dan dient het aandeelbewijs te worden aangeboden aan de vennootschap, mits een akte van levering als bedoeld in artikel 13.1, gedrukt aan de achterkant van het aandeelbewijs, rechtsgeldig is gecompleteerd en getekend door of namens de vervreemder, of een separate akte van levering in wezenlijk dezelfde vorm is aangeboden tezamen met het aandeelbewijs.

13.3
Indien een levering is effectueert door middel van erkenning aan de vennootschap, dan zal de vennootschap, naar goedvinden van de raad van bestuur, ofwel de levering aantekenen op het aandeelbewijs, dan wel het aandeelbewijs intrekken en aan de verkrijger één of meer aandeelbewijzen, op zijn naam en tegen gelijke nominale waarde, uitgeven.

13.4
De schriftelijke erkenning door de vennootschap van een levering van een aandeel zal, naar goedvinden van de raad van bestuur, worden effectueert door ofwel aantekening van de levering op het aandeelbewijs ten bewijze van de erkenning, dan wel door de uitgifte aan de verkrijger van een of meer aandeelbewijzen, op zijn naam en tegen gelijke nominale waarde.

Artikel 14. Blokkeringsregeling preferente aandelen.

14.1
Voor elke overdracht van preferent aandelen is goedkeuring vereist van de raad van bestuur. De goedkeuring wordt schriftelijk verzocht, waarbij de naam en het adres van de beoogde verkrijger moet worden medegedeeld.

14.2
Indien de goedkeuring wordt geweigerd, is de raad van bestuur verplicht tegelijkertijd één of meer gegadigden aan te wijzen, die bereid en in staat zijn al de preferente aandelen, waarop het verzoek betrekking heeft, tegen contante betaling over te nemen tegen een prijs, door de vervreemder en de raad van bestuur binnen twee maanden na die aanwijzing in onderling overleg vast te stellen.

14.3
Indien de vervreemder niet binnen drie maanden na ontvangst door de vennootschap van het verzoek tot goedkeuring van de voorgenomen overdracht van de vennootschap een schriftelijke mededeling daaromtrent heeft ontvangen dan wel een tijdige schriftelijke weigering tot goedkeuring niet tegelijkertijd vergezeld is gegaan van de aanwijzing van één of meer gegadigden als in artikel 14.2 bedoeld, wordt de goedkeuring tot overdracht na verloop van genoemde periode respectievelijk na ontvangst van het bericht van weigering geacht te zijn verleend.

14.4
Indien binnen twee maanden na de weigering der goedkeuring geen overeenstemming tussen de vervreemder en de raad van bestuur omtrent de in artikel 14.2 bedoelde prijs is bereikt, zal deze prijs worden vastgesteld door (a) een deskundige, aan te wijzen door de vervreemder, (b) een deskundige aan te wijzen door de raad van bestuur en (c) een deskundige aan te wijzen door de hiervoor onder

11

sub (a) en (b) bedoelde deskundigen.
Indien de onder sub (c) bedoelde deskundige niet is aangewezen binnen drie maanden na de weigering der goedkeuring, zal deze worden aangewezen door de voorzitter van het Nederlands Instituut voor Registeraccountants, op verzoek van de meest gerede partij.

14.5
De vervreemder zal het recht hebben van de overdracht af te zien, mits hij binnen één maand, nadat zowel de naam van de aangewezen gegadigde(n) alsook de vastgestelde prijs te zijner kennis zijn gebracht, hiervan schriftelijk mededeling doet aan de raad van bestuur.

14.6
In geval van goedkeuring tot overdracht in de zin van artikel 14.1 of artikel 14.3 is de vreemder gerechtigd gedurende een periode van drie maanden na deze goedkeuring alle preferente aandelen waarop zijn verzoek betrekking had over te dragen aan de in het verzoek genoemde verkrijger, met dien verstande dat indien een prijsvaststelling bedoeld in artikel 14.4. heeft plaats gevonden en dan de vervreemder en de in het verzoek genoemde verkrijger een lagere prijs overeenkomen dan die welke op grond van artikel 14.4 is vastgesteld, de vreemder zulks aan de vennootschap dient mee te delen, binnen een maand waarna de raad van bestuur alsnog één of meer gegadigden kan aanwijzen die bereid en in staat zijn al de preferente aandelen waarop het verzoek betrekking had tegen contante betaling te kopen tegen die lagere prijs.

Ook dan zal de vervreemder het recht hebben van de overdracht af te zien, mits hij binnen een maand, nadat de naam van de aangewezen gegadigde(n) te zijner kennis is gebracht, hiervan schriftelijk mededeling doet aan de raad van bestuur.
Artikel 15. Vruchtgebruik. Pandrecht.

15.1
De aandeelhouder heeft het stemrecht op de aandelen waarop een vruchtgebruik of een pandrecht is gevestigd. Echter het stemrecht komt toe aan de vruchtgebruiker of de pandhouder indien zulks bij de vestiging van het vruchtgebruik of van het pandrecht is bepaald. De aandeelhouder die geen stemrecht heeft en de vruchtgebruiker of de pandhouder die stemrecht heeft, hebben de rechten die door de wet zijn toegekend aan de houders van met medewerking van een vennootschap uitgegeven certificaten van haar aandelen. Aan de vruchtgebruiker of de pandhouder die geen stemrecht heeft, komen de in de vorige zin bedoelde rechten niet toe.

15.2
Aan de aandeelhouder komen toe de uit het aandeel waarop een vruchtgebruik is gevestigd, voortspruitende rechten, strekkende tot het verkrijgen van aandelen, met dien verstande dat hij de waarde van deze rechten moet vergoeden aan de vruchtgebruiker voor zover deze daarop krachtens zijn recht van vruchtgebruik aanspraak heeft.

15.3	Op preferente aandelen kan geen pandrecht worden gevestigd.
HOOFDSTUK 7. DE RAAD VAN BESTUUR. TAAKVERDELING. BEZOLDIGING. VERTEGENWOORDIGING.
Artikel 16. De raad van bestuur.

16.1	Het bestuur van de vennootschap wordt uitgeoefend door een raad van bestuur.

16.2	De raad van bestuur bestaat uit een of meer uitvoerend bestuurders en niet- uitvoerend bestuurders.

16.3	Alleen natuurlijke personen kunnen niet-uitvoerend bestuurder zijn.

16.4	De raad van bestuur bepaalt het aantal uitvoerend bestuurders en het aantal niet-uitvoerend bestuurders. In geval van één of meer vacatures in de raad van bestuur

12

blijft de raad van bestuur bevoegd.

16.5	De raad van bestuur kan één van de uitvoerend bestuurders benoemen tot Chief Executive Officer (CEO) voor zolang als de raad van bestuur zal bepalen.

16.6
De uitvoerend bestuurders en niet-uitvoerend bestuurders worden als zodanig benoemd door de algemene vergadering uit een bindende voordracht op te maken door het bestuur van ten minste één persoon, of zulk groter aantal personen als is vereist krachtens de wet teneinde de voordracht bindend te doen zijn.

16.7
Indien het bestuur binnen drie maanden na het ontstaan van de vacature geen voorstel kan indienen als bedoeld in artikel 16.6, kan de algemene vergadering naar eigen oordeel een lid van het bestuur benoemen. Een voorstel als bedoeld in artikel 16.6 welke binnen de vastgestelde termijn is gedaan door het bestuur, is bindend. De algemene vergadering kan te allen tijde het voorstel als bedoeld in artikel 16.6 zijn bindend karakter ontnemen middels een besluit genomen met een meerderheid van tenminste twee derde van de uitgebrachte stemmen, waarbij een volstrekte meerderheid van het geplaatst kapitaal is vertegenwoordigd.

16.8
De algemene vergadering kan een lid van de raad van bestuur te allen tijde ontslaan of schorsen. Het besluit als bedoeld in de vorige zin moet met redenen zijn omkleed. Een besluit van de algemene vergadering tot schorsing of te ontslag van een lid van de raad van bestuur welke niet geschiedt op voorstel van de raad van bestuur, kan alleen worden genomen met een meerderheid van tenminste twee derde van de uitgebrachte stemmen, waarbij een volstrekte meerderheid van het geplaatst kapitaal is vertegenwoordigd.

16.9
Een schorsing kan één of meer malen worden verlengd doch kan niet langer duren dan zes maanden. Indien aan het einde van die periode geen besluit is genomen tot beëindiging van de schorsing of tot ontslag, vervalt de schorsing.

16.10
Aan de goedkeuring van de algemene vergadering zijn onderworpen besluiten van de raad van bestuur omtrent een belangrijke verandering van de identiteit of het karakter van de vennootschap of de onderneming, waaronder in elk geval:

(a)	overdracht van de onderneming of vrijwel de gehele onderneming aan een derde;

(b)
het aangaan of verbreken van duurzame samenwerking van de vennootschap of een dochtermaatschappij met een rechtspersoon of vennootschap dan wel als volledig aansprakelijke vennote in een commanditaire vennootschap of vennootschap onder firma, indien deze samenwerking of verbreking van ingrijpende betekenis voor de vennootschap; en/of

(c)
het nemen of afstoten van een deelneming in het kapitaal van een vennootschap ter waarde van ten minste een derde van het bedrag van de activa volgens de balans met toelichting of, indien de vennootschap een geconsolideerde balans opstelt, volgens de geconsolideerde balans met toelichting volgens de laatst vastgestelde jaarrekening van de vennootschap, door haar of een dochtermaatschappij.

16.11
De goedkeuring van de algemene vergadering is eveneens vereist voor een besluit van de raad van bestuur om in onderhandeling te treden met een geïnteresseerde aandeelhouder ten aanzien van een business combinatie tussen de vennootschap en de geïnteresseerde aandeelhouder, met dien verstande dat een dergelijk besluit van de algemene vergadering slechts kan worden genomen met instemming van twee derde van het geplaatste kapitaal, waarbij de aandelen gehouden door de geïnteresseerde aandeelhouder niet worden meegerekend.

13

16.12	Artikel 16.2 geldt niet indien:

(i)
de meerderheid van de leden van de raad van bestuur ofwel met de business combinatie heeft ingestemd, dan wel heeft ingestemd met de transactie die tot gevolg heeft dat de betreffende aandeelhouder een geïnteresseerde aandeelhouder is geworden, met dien verstande dat de leden van de raad van bestuur die de instemming hebben gegeven, waren benoemd voordat de betreffende geïnteresseerde aandeelhouder een geïnteresseerde aandeelhouder is geworden; of

(ii)
indien de geïnteresseerde aandeelhouder door de transactie waardoor hij een geïnteresseerde aandeelhouder is geworden, tenminste vijfentachtig procent (85%) van het geplaatste kapitaal van de vennootschap hield ten tijde dat hij de transactie waardoor hij een geïnteresseerde aandeelhouder is geworden, is aangegaan, waarbij de aandelen die door de leden van de raad van bestuur worden gehouden niet worden meegerekend.

16.13
Het ontbreken van een in dit artikel 16 voorgeschreven goedkeuring van de algemene vergadering op een besluit van de raad van bestuur tast de vertegenwoordigingsbevoegdheid van de raad van bestuur of zijn leden niet aan.

Artikel 17. Taakverdeling; besluitvorming

17.1	De raad van bestuur is belast met het besturen van de vennootschap en heeft daartoe binnen de grenzen van de wet alle bevoegdheden welke bij deze statuten niet aan anderen zijn toegekend.

17.2
De raad van bestuur kan de uitvoerende bestuurders belasten met het dagelijks bestuur van de vennootschap en de met haar verbonden onderneming. De raad van bestuur kan de uitvoerende bestuurders voorts belasten met de voorbereiding van de besluitvorming van de raad van bestuur en de uitvoering van besluiten genomen door de raad van bestuur, voor zover die door de raad van bestuur niet aan een commissie zijn opgedragen, of de raad van bestuur anders beslist.

17.3
De Chief Executive Officer bepaalt welke taken op het gebied van het dagelijks bestuur van de vennootschap en de met haar verbonden onderneming onder zijn verantwoordelijkheid worden uitgeoefend door één of meer andere uitvoerend bestuurder of door één of meer andere personen.

17.4
De niet-uitvoerend bestuurders houden toezicht op het beleid en de taakuitoefening van de Chief Executive Officer respectievelijk van de uitvoerend bestuurders en op de algemene gang van zaken van de vennootschap en zij vervullen voorts de taken die bij of krachtens deze statuten aan hen worden opgedragen.

17.5	De Chief Executive Officer doet tijdig aan de niet-uitvoerend bestuurders alle informatie verschaffen die noodzakelijk is voor de uitvoering van hun taak.
Artikel 18. Voorzitter van de raad van bestuur.

18.1	De raad van bestuur benoemd één van zijn niet-uitvoerende bestuurders tot voorzitter voor zolang als de raad van bestuur zal bepalen.

18.2
De raad van bestuur kan een of meer van zijn niet-uitvoerende bestuurders benoemen tot vice-voorzitter van de raad van bestuur voor zolang als de raad van bestuur zal bepalen. Aan een vice-voorzitter komen met betrekking tot de in deze statuten de aan de voorzitter van de raad van bestuur opgedragen taken toe in geval van diens afwezigheid of weigering zodanige bevoegdheden uit te voeren.

18.3	Ingeval geen voorzitter is benoemd of in geval van afwezigheid of weigering van de voorzitter, wordt het voorzitterschap van de vergadering van de raad van bestuur

14

waargenomen door een vice-voorzitter of in het geval van diens afwezigheid of weigering door een daartoe door de vergadering aangewezen lid van de raad van bestuur of andere aanwezige persoon.
Artikel 19. Vergadering raad van bestuur. Reglementen van de raad van bestuur.

19.1	Vergaderingen van de raad van bestuur kunnen te allen tijde worden bijeengeroepen, hetzij door een of meer leden van de raad van bestuur, hetzij in zijn of hun opdracht door de secretaris.

19.2	De secretarissen zijn bevoegd de vergaderingen van de raad van bestuur bij te wonen. De raad van bestuur is tevens bevoegd anderen tot een vergadering toe te laten.

19.3
De raad van bestuur kan, met inachtneming van deze statuten, een of meer reglementen opstellen met regels over zijn functioneren, zijn besluitvorming, de samenstelling, de taak en werkwijze van commissies en andere aangelegenheden die de raad van bestuur, de Chief Executive Officer (indien benoemd), de uitvoerend bestuurders en de door de raad van bestuur ingestelde commissies betreffen.

19.4	Reglementen betreffende de gang van zaken bij algemene vergaderingen worden op de website van de vennootschap geplaatst.
Artikel 20. Vertegenwoordiging.

20.1
De raad van bestuur is bevoegd de vennootschap te vertegenwoordigen. De bevoegdheid tot vertegenwoordiging van de vennootschap komt mede toe aan de Chief Executive Officer (indien benoemd) alsmede aan twee andere uitvoerend bestuurders tezamen.

20.2	De niet-uitvoerend bestuurders hebben geen vertegenwoordigingsbevoegdheid.

20.3
De raad van bestuur heeft de bevoegdheid om de vennootschap door een of meer gevolmachtigden te doen vertegenwoordigen. Elke gevolmachtigde is bevoegd de vennootschap te vertegenwoordigen met inachtneming van de grenzen welke bij zijn benoeming aan zijn bevoegdheid zijn gesteld. De raad van bestuur stelt van iedere gevolmachtigde zijn titel vast.

20.4
In alle gevallen waarin de vennootschap een tegenstrijdig belang heeft met een lid van de raad van bestuur, blijft het bepaalde in artikel 20.1 onverkort van kracht, tenzij, zolang artikel 2:146 van het Burgerlijk Wetboek deze bevoegdheid geeft, de algemene vergadering één of meer andere personen heeft aangewezen om de vennootschap in het desbetreffende geval of in dergelijke gevallen te vertegenwoordigen.

20.5
Een stuk dat door personen die ingevolge lid 1 alleen of tezamen bevoegd zijn de vennootschap te vertegenwoordigen, is ondertekend voor eensluidend afschrift van of uittreksel uit de notulen van een algemene vergadering, van een vergadering van houders van aandelen van een bepaalde soort of van een vergadering van de raad van bestuur, geldt tegenover derden als bewijs van een geldig besluit van die vergaderingen overeenkomstig de inhoud van dit afschrift of uittreksel.

Artikel 21. Ontstentenis of belet.
Ingeval van ontstentenis of belet van een of meer leden van de raad van bestuur zijn de overblijvende leden of is het overblijvend lid tijdelijk met het besturen van de vennootschap belast. In geval van ontstentenis of belet van alle leden van de raad van bestuur zal een of meerdere personen tijdelijk met de bevoegdheid tot het besturen van de vennootschap worden belast.
Artikel 22. Secretarissen.

15

22.1	De raad van bestuur benoemt buiten zijn leden een of meer secretarissen.

22.2	Aan een secretaris komen zodanige bevoegdheden toe als hem bij deze statuten en bij of na zijn benoeming met inachtneming van deze statuten door de raad van bestuur worden toegekend.

22.3	Een secretaris kan te allen tijde door de raad van bestuur worden ontslagen.
Artikel 23. Bezoldiging raad van bestuur

23.1
De vennootschap heeft een beleid op het terrein van bezoldiging van de raad van bestuur. Het bezoldigingsbeleid wordt voorgesteld door de raad van bestuur en vastgesteld door de algemene vergadering. In het bezoldigingsbeleid komen ten minste de in de artikelen 2:383c tot en met 2:383e van het Burgerlijk Wetboek omschreven onderwerpen aan de orde, voor zover deze de raad van bestuur betreffen. Het bezoldigingsbeleid wordt schriftelijk en gelijktijdig met de aanbieding aan de algemene vergadering ter kennisneming aan de ondernemingsraad (indien benoemd) als bedoeld in artikel 2:135 lid 2 van het burgerlijk wetboek aangeboden.

23.2	De bezoldiging van de uitvoerend bestuurders zal worden vastgesteld door de raad van bestuur met inachtneming van het bezoldigingsbeleid als bepaald in artikel 23.1.

23.3
Iedere niet-uitvoerend bestuurder geniet een bezoldiging als periodiek vastgesteld door de raad van bestuur, met dien verstande dat het dat het totale bedrag van alle vergoedingen die aldus aan de niet-uitvoerend bestuurders worden betaald per jaar niet hoger zal zijn dan het bedrag per jaar waartoe de algemene vergadering heeft besloten.

23.4
Ten aanzien van regelingen in de vorm van aandelen of rechten tot het nemen van aandelen wordt een voorstel ter goedkeuring voorgelegd aan de algemene vergadering. In het voorstel moet tenminste zijn bepaald hoeveel aandelen of rechten tot het nemen van aandelen aan de raad van bestuur mogen worden toegekend en welke criteria gelden voor toekenning of wijziging.

Artikel 24. Commissies.

24.1
De raad van bestuur kan tijdelijke en permanente commissies instellen die hij nodig acht, bestaande uit één of meer van zijn leden of uit andere personen. De raad van bestuur wijst de leden van iedere commissie aan en stelt de taken van iedere commissie vast. De raad van bestuur kan op ieder moment de taken en de samenstelling van iedere commissie wijzigen.

24.2
De raad van bestuur zal vanuit zijn leden in ieder geval een commissie voor de financiële controle, een bezoldigingscommissie en een beoordelings- en benoemingscommissie aanwijzen. De taak van deze commissies is het voorbereiden van de besluitvorming door de raad van bestuur. De raad van bestuur zal reglementen opstellen voor iedere commissie met daarin richtlijnen voor de taak en de verantwoordelijkheden van de betrokken commissie, zijn samenstelling en op welke wijze de commissie zijn taak zal uitoefenen.

HOOFDSTUK 8. SCHADELOOSSTELLING.
Artikel 25. Schadeloosstelling. Beperkte aansprakelijkheid.

25.1
De vennootschap zal, voor zover mogelijk wettelijk toegestaan, zoals het nu is of hierna zal worden gewijzigd (echter in geval van een wijziging, slechts voor zover deze wijziging bredere schadeloosstellingsrechten geeft dan daarvoor het geval was), een persoon die vanwege het feit dat hij is of was: (i) bestuurder, (ii) benoemd in het uitvoerend team of in het management team, aangeduid met de titel van "functionaris" van de vennootschap en/of benoemd als procuratiehouder, (iii) een

16

werknemer of vertegenwoordiger van de vennootschap of een groepsmaatschappij, of (iv) anderszins op verzoek van de vennootschap optreedt als lid van de raad van bestuur, leidinggevenden of managers, procuratiehouder, functionaris, werknemer, trustee of vertegenwoordiger van een andere vennootschap, een maatschap, joint venture, trust of andere onderneming of rechtspersoon (met dien verstande dat een persoon handelend in zodanige hoedanigheid voor een directe of indirecte dochtermaatschappij van de vennootschap geacht wordt op verzoek van de vennootschap zodanig op te treden), en die partij is of was of dreigt deel uit te maken van een dreigend, aanhangig of afgesloten geding, rechtszaak of procedure, zowel civiel, strafrechtelijk, administratief of voor opsporing uit hoofde van het feit dat hij een uitvoerend bestuurder of niet-uitvoerend bestuurder of procuratiehouder, functionaris, werknemer of vertegenwoordiger was of is van de vennootschap of een groepsmaatschappij, of op verzoek van de vennootschap optreedt of optrad als uitvoerend bestuurder of niet- uitvoerend bestuurder of procuratiehouder, functionaris, werknemer, trustee of vertegenwoordiger van een andere vennootschap, een maatschap, joint venture, trust of andere onderneming of rechtspersoon, waaronder werknemersvoordeelplannen (employee benefit plans) aangehouden of betaald door de vennootschap ten behoeve van werknemers of adviseurs van de    vennootschap of een groepsmaatschappij (een "gevrijwaarde"), schadeloos stellen voor alle aansprakelijkheid met inbegrip van alle kosten (waaronder, zonder beperking, advocatenkosten, kosten van hoger beroep en alle belastingen resulterend uit betalingen van schadeloosstelling), uitspraken, straffen, boetes en betalingen in verband met schikkingen die feitelijk en redelijkerwijs door hem zijn geleden in verband met een zodanig geding, actie of procedure indien de desbetreffende persoon te goeder trouw en op een wijze die hij redelijkerwijs kon beschouwen in het belang van of niet tegen de belangen van de vennootschap te zijn, heeft gehandeld en dat hij, voor wat betreft een strafzaak of -procedure, goede redenen had aan te nemen dat zijn gedrag niet onrechtmatig was of buiten zijn mandaat viel.
Het beëindigen van een geding, rechtszaak of procedure door een uitspraak, bevel, schikking, veroordeling of het niet voeren van verweer of iets dat daarmee gelijk staat, zal op zichzelf niet het recht op schadeloosstelling nadelig beïnvloeden en brengt niet het vermoeden met zich mee dat de desbetreffende persoon niet te goeder trouw en niet op een wijze die hij redelijkerwijs kon beschouwen in het belang van of niet tegen de belangen van de vennootschap te zijn, heeft gehandeld en dat hij, voor wat betreft een strafzaak of -procedure, goede redenen had aan te nemen dat zijn gedrag onrechtmatig was.

25.2
Een schadeloosstelling ingevolge artikel 25.1 zal niet plaatsvinden met betrekking tot een vordering, geschil of zaak ten aanzien waarvan deze persoon volgens de uitspraak aansprakelijk is wegens grove nalatigheid of bewuste roekeloosheid in het uitoefenen van zijn taak jegens de vennootschap, tenzij en slechts voor zover de rechter op verzoek beslist dat, ondanks het feit dat de persoon aansprakelijk bevonden is, hij toch, alle omstandigheden van het geval in aanmerking genomen, redelijkerwijs of billijkerwijs recht heeft op schadeloosstelling voor die kosten die de rechter, waarvoor de actie of de procedure gediend heeft, of een andere bevoegde rechter, juist acht.

25.3
Kosten (waaronder, zonder beperking, advocatenkosten, kosten van hoger beroep en alle belastingen resulterend uit betalingen van schadeloosstelling) gemaakt door een gevrijwaarde voor het voeren van verweer in een civielrechtelijke of strafrechtelijk geding, rechtszaak of procedure kunnen door de vennootschap worden voorgeschoten in afwachting van de einduitspraak van dit geding, actie of procedure bij ontvangst van een toezegging van of namens een gevrijwaarde dit bedrag terug te betalen indien uiteindelijk bepaald wordt dat hij niet gerechtigd is door de

17

vennootschap schadeloos gesteld te worden als toegestaan in dit artikel.
De raad van bestuur is bevoegd zulke door gevrijwaarden gemaakte kosten voor te schieten.

25.4
De schadeloosstelling voorzien in dit artikel wordt niet geacht enig ander recht uit te sluiten dat degene die schadeloosstelling of voorschot op betaling van kosten tracht te verkrijgen zou kunnen toekomen overeenkomstig de Nederlandse wettelijke bepalingen zoals deze van tijd tot tijd wijzigen of krachtens een reglement, overeenkomst, besluit van de algemene vergadering van aandeelhouders of van de niet-belanghebbende leden van de raad van bestuur of anderszins, zowel met betrekking tot handelingen in de betreffende hoedanigheid als met betrekking tot handelingen in een andere hoedanigheid, terwijl hij een voornoemde hoedanigheid bekleedt, en zal blijven gelden voor een persoon die geen bestuurder of procuratiehouder, functionaris, werknemer of vertegenwoordiger van de vennootschap meer is en zal ook ten goede komen aan de erfgenamen, uitvoerders van de uiterste wilsbeschikking en beheerders van de nalatenschap van een dergelijk persoon.

De vennootschap kan, voor zover van tijd tot tijd bepaald door de raad van bestuur, rechten verlenen tot schadeloosstelling en voorschotten op kosten aan een gevrijwaarde die volgens de wettelijke bepalingen ten aanzien van schadeloosstelling hiertoe gerechtigd zijn.

25.5
De vennootschap is gerechtigd verzekeringen aan te gaan en aan te houden ten behoeve van iedere gevrijwaarde, ongeacht of de vennootschap bevoegd zou zijn hem krachtens de bepalingen van dit artikel voor deze aansprakelijkheid schadeloos te stellen of niet.

25.6
Wanneer in dit artikel sprake is van de vennootschap wordt hieronder, behalve de    ontstane of overblijvende vennootschap, ook begrepen iedere constituerende vennootschap (met inbegrip van iedere constituerende vennootschap van een constituerende vennootschap), die opgegaan is bij een consolidatie of fusie en die, indien zij afzonderlijk had voortbestaan, bevoegd zou zijn geweest leden van de raad van bestuur, procuratiehouders, functionarissen werknemers en vertegenwoordigers schadeloos te stellen, zodat iedere persoon die lid van de raad van bestuur, procuratiehouder, functionaris, werknemer of vertegenwoordiger is of was van een dergelijke constituerende vennootschap, of die op verzoek van een dergelijke constituerende vennootschap als lid van de raad van bestuur, procuratiehouder, functionaris, werknemer, trustee of vertegenwoordiger is van een andere vennootschap, maatschap, joint venture, trust of andere onderneming optreedt of optrad, ten aanzien van de ontstane of overblijvende vennootschap dezelfde positie inneemt krachtens het in dit artikel bepaalde als hij zou hebben ingenomen ten aanzien van een dergelijke constituerende vennootschap indien zij afzonderlijk was blijven voortbestaan.

25.7
Voor zover wettelijk toegestaan, zoals het nu is of hierna zal worden gewijzigd (echter in geval van een wijziging, slechts voor zover deze wijziging bredere rechten tot schadeloosstelling geeft dan daarvoor het geval was), zal niemand persoonlijk aansprakelijk zijn jegens de vennootschap of haar aandeelhouders voor geldelijke schade, voor niet-nakomen van fiduciaire plichten als lid van de raad van bestuur, met dien verstande evenwel dat voor zover wettelijk verplicht, het voorgaande niet de aansprakelijkheid van een bestuurder zal uitsluiten of beperken (1) voor niet-nakoming van zodanige persoonlijke plicht of loyaliteit jegens de vennootschap of haar aandeelhouders, (2) voor handelingen of nalatigheden niet te goeder trouw of die opzet of bewuste roekeloosheid of een wetsovertreding met zich mee brengen, (3) voor een transactie die een lid van de raad van bestuur een onbetamelijk

18

persoonlijk gewin heeft opgeleverd of (4) voor persoonlijke aansprakelijkheid volgens Nederlands recht, zoals van tijd tot tijd gewijzigd.

25.8
Een wijziging, afschaffing of verandering van dit artikel zal geen recht of bescherming van een persoon die gerechtigd is tot schadeloosstelling of voorschotten op kosten op grond van dit artikel ten aanzien van iedere handeling gedaan of nagelaten vóór zulk een wijziging, afschaffing of verandering, nadelig beïnvloeden. Voor zover door wijziging van een Nederlandse wetsbepaling, ongeacht of dit een wetswijziging is of een rechterlijke uitspraak, een hogere schadeloosstelling toestaat dan op grond van dit artikel zou worden behaald, zal de vennootschap de hogere schadeloosstelling op grond van deze wijziging toekennen. Voor zover door wijziging van een Nederlandse wetsbepaling, wetswijziging of rechterlijke uitspraak die het recht van de vennootschap tot schadeloosstelling beperken, zullen zulke wijzigingen, voor zover ten aanzien van dit artikel niet anderszins bepaald door de wet of een rechterlijke uitspraak, geen effect hebben op dit artikel of de verplichtingen van de vennootschap hieromtrent.

HOOFDSTUK 9. ALGEMENE VERGADERINGEN VAN AANDEELHOUDERS.
Artikel 26. Jaarvergadering.

26.1	Jaarlijks, uiterlijk in de maand juni, wordt een algemene vergadering gehouden, waarop onder meer de volgende punten in behandeling komen:

(a)	het jaarverslag;

(b)	vaststelling van de jaarrekening;

(c)	kwijting van de leden van de raad van bestuur;

(d)	reservering en dividendbeleid;

(e)	uitkering van dividend;

(f)	kennisgeving en eventuele benoemingen van leden van de raad van bestuur;

(g)
eventuele andere voorstellen door de raad van bestuur aan de orde gesteld, zoals intake aanwijzing van een orgaan dat bevoegd is tot uitgifte van aandelen en inzake machtiging van de raad van bestuur tot het doen verkrijgen van eigen aandelen door de vennootschap;

(h)	eventuele onderwerpen voorgesteld door aandeelhouders of certificaathouders met inachtneming van het in de statuten bepaalde.

26.2	Buitengewone algemene vergaderingen van aandeelhouders worden gehouden zo dikwijls de raad van bestuur zulks noodzakelijk acht, en deze bijeenroepen.

26.3
Binnen drie maanden nadat het door de raad van bestuur aannemelijk is dat het eigen vermogen van de vennootschap is gedaald tot een bedrag gelijk aan of lager dan de helft van het gestorte en opgevraagde deel van het kapitaal, wordt een algemene vergadering gehouden ter bespreking van zo nodig te nemen maatregelen.

Artikel 27. Oproeping.

27.1	Aandeelhouders en certificaathouders worden tot de algemene vergadering opgeroepen door de raad van bestuur.

27.2	De oproeping geschiedt met inachtneming van de wettelijke termijn.

27.3
Bij de oproeping worden vermeld (a) de te behandelen onderwerpen, (b) de plaats en het tijdstip van de vergadering, (c) de procedure voor deelname aan de algemene vergadering bij schriftelijk gevolmachtigde, (d) de procedure voor deelname aan de algemene vergadering met inbegrip van het bepaalde in artikel 31.8, en het

19

uitoefenen van het stemrecht door middel van een elektronisch communicatiemiddel indien dit recht overeenkomstig artikel 31.6 kan worden uitgeoefend, en eventueel gestelde voorwaarden aan het gebruik van het elektronisch communicatiemiddel, alsmede (e) het adres van de website.
Omtrent onderwerpen, ten aanzien waarvan niet is voldaan aan het hiervoor in dit artikel 27.3 bepaalde en waarvan de behandeling niet alsnog op overeenkomstige wijze en met inachtneming van de voor de oproeping gestelde termijn is aangekondigd, kunnen geen geldige besluiten worden genomen.

27.4
Onderwerpen, waarvan de behandeling schriftelijk is verzocht aan de raad van bestuur door één of meer aandeelhouders en/of certificaathouders die alleen of gezamenlijk ten minste de in de wet genoemde drempel vertegenwoordigen, worden opgenomen in de oproeping of op dezelfde wijze aangekondigd, indien de raad van bestuur het schriftelijk met redenen omklede verzoek of voorstel voor een besluit niet later dan op de zestigste dag voor die van de vergadering heeft ontvangen en mits geen zwaarwichtig belang van de vennootschap zich daartegen verzet.

27.5
Een aandeelhouder en/of certificaathouder zal het recht een schriftelijk verzoek als bedoeld in artikel 27.4 bij de raad van bestuur in te dienen slechts uitoefenen nadat hij daaromtrent in overleg is getreden met de raad van bestuur. Wanneer een of meer aandeelhouders en/of certificaathouders het voornemen heeft tot agendering dat kan leiden tot een wijziging van de strategie van de vennootschap, bijvoorbeeld door het ontslag van een of meer leden van de raad van bestuur, wordt de raad van bestuur in de gelegenheid gesteld een redelijke termijn in te roepen om hierop te reageren (responstijd). Dit geldt ook voor een voornemen als hiervoor bedoeld dat strekt tot rechterlijke machtiging voor het bijeenroepen van een algemene vergadering op grond van artikel 2:110 van het Burgerlijk Wetboek.

27.6
Indien de raad van bestuur een responstijd inroept, is deze periode niet langer dan eenhonderd tachtig (180) dagen, berekend vanaf het moment waarop de raad van bestuur door een of meer aandeelhouders en/of certificaathouders op de hoogte wordt gesteld van het voornemen tot agendering tot aan de dag van de algemene vergadering waarop het onderwerp zou moeten worden behandeld. De raad van bestuur gebruikt de responstijd voor nader beraad en constructief overleg. De responstijd wordt per algemene vergadering slechts eenmaal ingeroepen, geldt niet ten aanzien van een aangelegenheid waarvoor reeds eerder een responstijd is ingeroepen en geldt evenmin wanneer een aandeelhouder als gevolg van een geslaagd openbaar bod over ten minste driekwart van het geplaatst kapitaal beschikt. De aandeelhouder en/of certificaathouder respecteert de door de raad van bestuur ingeroepen responstijd.

27.7
Indien een aandeelhouder en/of certificaathouder een onderwerp op de agenda heeft laten plaatsen, licht hij dit ter vergadering toe en beantwoordt hij zo nodig vragen hierover, tenzij hij niet gerechtigd is tot deelname aan de vergadering op grond van artikel 27.9.

27.8
Op het moment dat een of meer aandeelhouders en/of certificaathouders een schriftelijk verzoek als bedoeld in artikel 27.4 bij de raad van bestuur indient, is elke aandeelhouder verplicht schriftelijk aan de vennootschap op te geven of en in welke mate hedging of een andere transactie of reeks transacties is aangegaan door of namens, of enige andere overeenkomst, regeling of verstandhouding (met inbegrip van short posities of het lenen of uitlenen van aandelen) is aangegaan, waarvan het effect of de bedoeling is om het verlies te beperken of risico's of voordelen te beheersen van wisseling van de aandelenkoers voor, of het aantal stemrechten te verhogen of te verlagen van, een dergelijke aandeelhouder of een aandeelhouder verbonden persoon van een dergelijke aandeelhouder met betrekking tot een gewoon

20

aandeel.

27.9
Indien het aan de vennootschap bekend wordt dat een aandeelhouder heeft nagelaten te voldoen aan een verplichting op grond van artikel 27.8, kan de vennootschap, door middel van een schriftelijke mededeling, eisen dat de aandeelhouder voldoet aan deze verplichting binnen een redelijke termijn van ten hoogste veertien (14) dagen na de datum van genoemde kennisgeving zoals bepaald door de vennootschap in een dergelijke kennisgeving. Zolang de aandeelhouder niet heeft voldaan aan deze verplichting na voornoemde kennisgeving, is deze aandeelhouder niet gerechtigd om de stemrechten of winstrechten verbonden aan zijn aandelen uit te oefenen, noch om deel te nemen aan een algemene vergadering.

27.10	Onverminderd het bepaalde in artikel 1.2, omvat voor de toepassing van artikel
27.9 de verwijzing naar "schriftelijk" ook het plaatsen van een bericht op de website van de vennootschap aan de desbetreffende aandeelhouder, ook als het adres van de desbetreffende aandeelhouder bekend is bij de vennootschap.

27.11
Alle oproepingen voor algemene vergaderingen, alle bekendmakingen omtrent dividend en andere uitkeringen en alle andere kennisgevingen aan aandeelhouders en certificaathouders geschieden door een langs elektronische weg openbaar gemaakte aankondiging, welke tot aan de vergadering permanent en rechtstreeks toegankelijk is, onverminderd het bepaalde in artikel 2:96a lid 4 van het Burgerlijk Wetboek.

Artikel 28. Plaats van vergadering.
De algemene vergaderingen worden gehouden te Almelo, Amsterdam, Enschede, Haarlemmermeer (Amsterdam Schiphol Airport), Rotterdam of in Utrecht.
Artikel 29. Voorzitterschap.

29.1
De algemene vergadering wordt voorgezeten door de voorzitter van de raad van bestuur, die evenwel, ook indien hij zelf ter vergadering aanwezig is, iemand anders in zijn plaats met de leiding der vergadering kan belasten.

29.2
Bij afwezigheid van de voorzitter van de raad van bestuur, zonder dat hij iemand anders met de leiding der vergadering belast heeft, zullen de aanwezige leden van de raad van bestuur een van hen benoemen tot voorzitter. Indien alle leden van de raad van bestuur niet aanwezig zijn, zal de vergadering zelf een voorzitter benoemden. De voorzitter benoemt een secretaris.

Artikel 30. Notulen.

30.1
Tenzij van het ter vergadering verhandelde een notarieel proces-verbaal wordt opgemaakt, worden daarvan notulen gemaakt. Uiterlijk drie maanden na afloop van de vergadering wordt aan personen die op de vergadering aanwezig waren de (concept)notulen op verzoek ter beschikking gesteld, waarna deze gedurende de daaropvolgende drie maanden de gelegenheid hebben om op het verslag te reageren. Notulen worden vastgesteld en ten blijke daarvan getekend door de voorzitter en de secretaris van de desbetreffende vergadering, dan wel vastgesteld door een volgende vergadering. In het laatste geval worden zij ten blijke van vaststelling door de voorzitter en de secretaris van die volgende vergadering ondertekend.

In het proces verbaal casu quo in de notulen wordt op basis van de in artikel
31.3 bedoelde presentielijst het aantal ter vergadering vertegenwoordigde aandelen en het aantal uit te brengen stemmen vermeld; de in artikel 31.3 bedoelde presentielijst maakt geen deel uit van het proces-verbaal casu quo de notulen en zal niet ter beschikking van een aandeelhouder of certificaathouder worden gesteld, tenzij de aandeelhouder of certificaathouder aantoont dat hij daarbij een redelijk belang heeft ter toetsing van een

21

juist verloop van de desbetreffende vergadering.
Het proces-verbaal casu quo de notulen liggen na het verlijden van de notariële akte van proces-verbaal casu quo na de vaststelling door de voorzitter en de secretaris van de desbetreffende vergadering in afschrift voor de aandeelhouders en certificaathouders ten kantore van de vennootschap ter inzage.

30.2	De voorzitter van de vergadering of ieder lid van de raad van bestuur is te allen tijde bevoegd opdracht te geven tot het opmaken van een notarieel proces- verbaal op kosten van de vennootschap.

30.3
Alle kwesties omtrent de toelating tot de algemene vergadering, omtrent de uitoefening van het stemrecht en de uitslag van de stemmingen, alsmede alle andere kwesties, welke verband houden met de gang van zaken in de vergadering worden, onverminderd het bepaalde in artikel 2:13 lid 4 van het Burgerlijk Wetboek, beslist door de voorzitter van de desbetreffende vergadering.

30.4	De voorzitter van de desbetreffende vergadering is bevoegd andere personen dan aandeelhouders, certificaathouders en hun vertegenwoordigers tot de algemene vergadering toe te laten.
Artikel 31. Vergaderrechten.

31.1
Iedere stemgerechtigde aandeelhouder en iedere vruchtgebruiker en pandhouder aan wie het stemrecht toekomt is bevoegd de algemene vergadering bij te wonen, daarin het woord te voeren en het stemrecht uit te oefenen. Iedere aandeelhouders aan wie het stemrecht niet toekomt en iedere certificaathouder is bevoegd de algemene vergadering bij te wonen en daarin het woord te voeren, doch niet om stem uit te brengen. Voorts is de accountant als bedoeld in artikel 36 bevoegd de algemene vergadering bij te wonen en daarin het woord te voeren.

31.2	De vergadergerechtigden kunnen zich ter vergadering door een schriftelijk gevolmachtigde doen vertegenwoordigen.

31.3
Alvorens tot een vergadering te worden toegelaten, moet een aandeelhouder, een certificaathouder of zijn gevolmachtigde een presentielijst tekenen, onder vermelding van zijn naam en voor zover van toepassing van het aantal stemmen, dat door hem kan worden uitgebracht. Indien het een gevolmachtigde van een aandeelhouder of een certificaathouder betreft, wordt/worden tevens de naam (namen) vermeld van degene(n) voor wie de gevolmachtigde optreedt. Aan de presentielijst worden toegevoegd de namen van de personen die ingevolge artikel 31.6 deelnemen aan de vergadering of hun stem hebben uitgebracht op de wijze zoals bedoeld in artikel 32.3.

31.4
Houders van gewone aandelen moeten van hun voornemen de vergadering bij te wonen de raad van bestuur schriftelijk in kennis stellen. Deze kennisgeving moet uiterlijk op de bij de oproeping te vermelden dag door de raad van bestuur zijn ontvangen. Ook een op grond van artikel 31.2 afgegeven volmacht moet uiterlijk op de bij de oproeping te vermelden dag zijn ontvangen. Deze dag kan niet vroeger worden gesteld dan op de zevende dag voor die van de vergadering.

31.5
De raad van bestuur bepaalt met inachtneming van het terzake in de wet bepaalde een registratiedatum voor een algemene vergadering op basis waarvan wordt vastgesteld wie als vergadergerechtigde wordt aangemerkt. Het stemrecht en de vergaderrechten komen toe aan degenen die rechten hebben op de registratiedatum en op die datum als zodanig zijn ingeschreven in een daartoe door de raad van bestuur aangewezen register, ongeacht wie ten tijde van de algemene vergadering de rechthebbenden op de aandelen zijn.

22

Bij de oproeping voor de vergadering wordt de registratiedatum vermeld alsmede de wijze waarop de stem- en vergadergerechtigden zich kunnen laten registreren en de wijze waarop zij hun rechten kunnen uitoefenen. Het bepaalde in de artikelen 31.1 en 31.2 is van overeenkomstige toepassing.

31.6	De raad van bestuur kan bepalen dat de vergaderrechten bedoeld in artikel
31.1 door middel van een elektronisch communicatiemiddel kunnen worden uitgeoefend. Hiervoor is in ieder geval vereist dat de vergadergerechtigde via het elektronisch communicatiemiddel kan worden geïdentificeerd, rechtstreeks kan kennisnemen van de verhandelingen ter vergadering en, indien daartoe gerechtigd, het stemrecht kan uitoefenen. De raad van bestuur kan daarbij bepalen dat bovendien is vereist dat de vergadergerechtigde via het elektronisch communicatiemiddel kan deelnemen aan de beraadslaging.

31.7	De raad van bestuur kan nadere voorwaarden stellen aan het gebruik van het elektronische communicatiemiddel als bedoeld in artikel 31.6. Deze voorwaarden worden bij de oproeping bekend gemaakt.

31.8	In de oproeping wordt melding gemaakt van het vereiste voor toegang tot de vergadering zoals hierboven omschreven in dit artikel 31.
Artikel 32. Stemrecht.

32.1	In de algemene vergadering geeft elk aandeel recht tot het uitbrengen van één

(1)	stem.

32.2	Blanco stemmen en ongeldige stemmen worden als niet-uitgebracht aangemerkt.

32.3
De raad van bestuur kan in het geval zij gebruik maakt van de machtiging als bedoeld in artikel 31.6 bepalen dat stemmen die voorafgaand aan de algemene vergadering via een elektronisch communicatiemiddel worden uitgebracht, gelijk worden gesteld met stemmen die ten tijde van de vergadering worden uitgebracht. Deze stemmen kunnen niet eerder worden uitgebracht dan op de bij de oproeping te bepalen dag van registratie als bedoeld in artikel 31.5. Onverminderd het overigens in artikel 31 bepaalde wordt bij de oproeping vermeld op welke wijze de stem- en vergadergerechtigden hun rechten voorafgaand aan de vergadering kunnen uitoefenen.

Artikel 33. Stemmingen.

33.1	Besluiten worden genomen met volstrekte meerderheid van stemmen, tenzij bij de wet of bij deze statuten uitdrukkelijk een grotere meerderheid wordt voorgeschreven.

33.2
De voorzitter bepaalt de wijze van stemming, met dien verstande, dat indien een der stemgerechtigde aanwezigen dit verlangt, stemming over benoeming, schorsing en ontslag van personen elektronisch zal geschieden dan wel, bij ontbreken van elektronisch stemsysteem, bij gesloten, ongetekende briefjes.

33.3	Mocht bij stemming omtrent de benoeming van een persoon bij eerste stemming geen volstrekte meerderheid worden verkregen, dan vindt een nieuwe vrije stemming plaats.

33.4	Indien ook dan geen volstrekte meerderheid wordt verkregen, vindt herstemming plaats en wel tussen de twee personen, die bij de tweede vrije stemming de meeste stemmen op zich verenigden.
Indien twee of meer personen evenveel stemmen op zich hebben verenigd en hierdoor meer dan twee personen voor de herstemming in aanmerking zouden komen, vindt een tussenstemming plaats tussen degenen die bij de tweede vrije stemming het hoogste

23

respectievelijk - en wel na degene op wie het hoogste aantal stemmen werd uitgebracht - het op één na hoogste aantal stemmen op zich verenigden.
Leidt een tussenstemming of een herstemming, tengevolge van gelijkheid van het aantal uitgebrachte stemmen, niet tot een beslissing, dan komt geen besluit tot stand.

33.5	Bij staking van stemmen over andere onderwerpen dan de benoeming van personen, is het voorstel verworpen.

33.6	De leden van de raad van bestuur hebben als zodanig in de algemene vergadering een raadgevende stem.

33.7	Besluiten kunnen in plaats van in een algemene vergadering van aandeelhouders ook schriftelijk worden genomen, mits met algemene stemmen van alle betreffende stemgerechtigde aandeelhouders.
HOOFDSTUK 10. VERGADERINGEN VAN HOUDERS VAN PREFERENTE AANDELEN
Artikel 34. Vergaderingen van houders van preferente aandelen.

34.1	Een vergadering van houders van preferente aandelen wordt gehouden zo dikwijls een besluit van een vergadering van houders van preferente aandelen krachtens deze statuten noodzakelijk is.

34.2
Ten aanzien van de door de vergaderingen van houders van preferente aandelen te nemen besluiten zijn de artikelen 28 tot en met 33 van overeenkomstige toepassing, met dien verstande, dat de vergaderingen zelf in haar voorzitterschap voorzien.

34.3
In afwijking van het bepaalde in artikel 27.5 kunnen oproepingen voor vergaderingen van houders van preferente aandelen geschieden door middel van oproepingsbrieven gericht aan de adressen van de betreffende aandeelhouders, zoals deze zijn vermeld in het register van aandeelhouders. Echter, indien een aandeelhouder aan de vennootschap een ander adres heeft opgegeven voor het ontvangen van de oproeping, kan de oproeping ook aan dat andere adres worden gedaan.

34.4
De houders van preferente aandelen kunnen besluiten van de vergadering van houders van preferente aandelen in plaats van in een vergadering schriftelijk nemen, mits met algemene stemmen van alle betreffende stemgerechtigde houders van aandelen.

HOOFDSTUK 11. BOEKJAAR EN JAARREKENING.
Artikel 35. Boekjaar en Jaarrekening.

35.1	Het boekjaar van de vennootschap valt samen met het kalenderjaar.

35.2	Jaarlijks binnen vier maanden na afloop van het boekjaar wordt door de raad van bestuur een jaarrekening opgemaakt.

35.3	De jaarrekening wordt ondertekend door de directeuren; ontbreekt de ondertekening van één of meer hunner, dan wordt daarvan onder opgave van reden melding gemaakt.

35.4	Op de jaarrekening en het jaarverslag is voorts Titel 9, Boek 2 van het Burgerlijk Wetboek van toepassing.

35.5
De vennootschap zorgt dat de opgemaakte jaarrekening, het jaarverslag en de krachtens artikel 3:292 lid 1 van het Burgerlijk Wetboek en de krachtens de wet toe te voegen overige gegevens vanaf de dag der oproeping tot de algemene vergadering tot aan de dag der behandeling in de algemene vergadering, aanwezig zijn ten kantore van de vennootschap.

24

De aandeelhouders en certificaathouders kunnen die stukken aldaar inzien en daarvan kosteloos een afschrift verlangen.

35.6
In de algemene vergadering waarin tot vaststelling van de jaarrekening wordt besloten, wordt afzonderlijk aan de orde gesteld een voorstel tot het verlenen van kwijting aan de directeuren voor het gevoerde bestuur, voor zover van die taakuitoefening blijkt uit de jaarrekening of uit informatie die anderszins voorafgaand aan de vaststelling van de jaarrekening aan de algemene vergadering is verstrekt.

Artikel 36. Accountant.

36.1
De algemene vergadering of, indien zij daarmee in gebreke blijft, de raad van bestuur, verleent aan een accountant de opdracht om de door de raad van bestuur opgemaakte jaarrekening te onderzoeken overeenkomstig het bepaalde in artikel 2:393 lid 3 van het Burgerlijk Wetboek.

36.2	De accountant brengt omtrent zijn onderzoek verslag uit aan de raad van bestuur en geeft de uitslag van zijn verzoek in een verklaring weer.
De opdracht aan een accountant kan te allen tijde worden ingetrokken door de algemene vergadering en door degene die haar heeft verleend. Op een intrekking van de opdracht aan een accountant is voorts het bepaalde in artikel 2:293 lid 2 van het Burgerlijk Wetboek van toepassing.

36.3	De raad van bestuur kan aan de in artikel 36.1 bedoelde accountant of aan een andere accountant op kosten der vennootschap opdrachten verstrekken.
Artikel 37. Winstbestemming en uitkeringen.

37.1
Uit de winst, zoals die blijkt uit de winst- en verliesrekening over het laatst verstreken boekjaar, wordt allereerst zo mogelijk, op de preferente aandelen uitgekeerd een dividend ten belope van een percentage dat gelijk is aan het gemiddelde van het één maands EURIBOR (EURO Interbank Offered Rate) - gewogen naar het aantal dagen waarover de uitkering geschiedt - verhoogd met een door de raad van bestuur vastgestelde opslag ter grootte van minimaal één procentpunt en maximaal vier procentpunten, afhankelijk van de dan geldende marktomstandigheden. Het dividend wordt berekend naar tijdsgelang indien de betrokken preferente aandelen in de loop van het boekjaar zijn uitgegeven.

Indien en voor zover de winst niet voldoende is om de hiervoor bedoelde uitkering volledig te doen, zal het tekort worden uitgekeerd ten laste van de vrij uitkeerbare reserves.
Het dividend op de preferente aandelen wordt berekend over het gestorte deel van het nominaal bedrag. Op de preferente aandelen worden geen verdere uitkeringen gedaan dan in dit artikel 37 en in artikel 40 is bepaald.

37.2	Ten laste van de winst, die op grond van het bepaalde 37.1 niet is uitgekeerd, worden zodanige reserveringen toegepast als de raad van bestuur zal bepalen.

37.3
De winst die na toepassing van de artikelen 37.1 en 37.2 resteert staat ter beschikking van de algemene vergadering, met dien verstande dat geen verdere uitkeringen op de preferente aandelen zullen worden gedaan.

37.4	Uitkering van de winst geschiedt na de vaststelling van de jaarrekening waaruit blijkt dat zij geoorloofd is.

37.5	De raad van bestuur kan besluiten tot uitkering van interim dividend op gewone aandelen en/of preferente aandelen.

25

37.6	De algemene vergadering kan, doch niet anders dan op voorstel van de raad van bestuur, besluiten tot uitkeringen ten late van een voor uitkering vatbare reserve.

37.7
Uitkeringen op aandelen kunnen slechts plaats hebben tot ten hoogste het bedrag van het uitkeerbare eigen vermogen en, indien het een tussentijdse uitkering betreft, aan dit vereiste is voldaan blijkens een tussentijdse vermogensopstelling als bedoeld in artikel 2:105 lid 4 van het Burgerlijk Wetboek. De vennootschap legt de vermogensopstelling ten kantore van het handelsregister neer binnen acht dagen na de dag waarop het besluit tot uitkering wordt bekend gemaakt.

37.8
De algemene vergadering kan, doch niet anders dan op voorstel van de raad van bestuur, besluiten dat een uitkering op gewone aandelen geheel of ten dele plaatsvindt niet in geld, doch in aandelen in de vennootschap.

Artikel 38. Betaalbaarstelling. Gerechtigdheid.

38.1
Dividenden en andere uitkeringen worden betaalbaar gesteld binnen vier weken na vaststelling, tenzij de algemene vergadering daartoe op voorstel van de raad van bestuur een andere datum bepaalt. Voor de gewone aandelen en voor de preferente aandelen kunnen verschillende tijdstippen van betaalbaarstelling worden aangewezen.

38.2	De vordering tot uitkering van dividend verjaart door een tijdsverloop van vijf jaren na de dag van betaalbaarstelling.
HOOFDSTUK 12. STATUTENWIJZIGING. FUSIE. SPLITSING. ONTBINDING.
Artikel 39. Statutenwijziging. Fusie. Splitsing en Ontbinding.

39.1
Een besluit tot wijziging van de statuten, tot fusie of tot splitsing in de zin van Titel 7, Boek 2 van het Burgerlijk Wetboek of tot ontbinding van de vennootschap kan door de algemene vergadering slechts worden genomen op voorstel van de raad van bestuur.

39.2
Wanneer aan de algemene vergadering een voorstel tot statutenwijziging of ontbinding wordt gedaan, moet zulks steeds bij de oproeping tot de algemene vergadering worden vermeld, en moet, indien het een statutenwijziging betreft, tegelijkertijd een afschrift van een voorstel, waarin de voorgedragen wijziging woordelijk is opgenomen, ten kantore van de vennootschap ter inzage worden gelegd voor aandeelhouders en certificaathouders tot de afloop van de vergadering.

Artikel 40. Vereffening.

40.1
In geval van ontbinding van de vennootschap krachtens een besluit van de algemene vergadering is de raad van bestuur belast met de vereffening van de zaken van de vennootschap behoudens het bepaalde in artikel 2:23 lid 2 van het Burgerlijk Wetboek.

40.2	Gedurende de vereffening blijven de bepalingen van de statuten voor zoveel mogelijk van kracht.

40.3
Van hetgeen resteert van het vermogen van de vennootschap na betaling van alle schulden en de kosten van de vereffening wordt allereerst, zoveel mogelijk, aan de houders van preferente aandelen het op hun preferente aandelen gestorte bedrag uitgekeerd, vermeerderd met een percentage gelijk aan het in artikel 36.1 bedoelde percentage berekend over ieder jaar of gedeelte van een jaar in de periode, die aanvangt op de dag volgende op de periode waarover het laatste dividend op de preferente aandelen is betaald en die eindigt op de dag van de in dit artikel bedoelde uitkering op de preferente aandelen.

Hetgeen dan resteert wordt uitgekeerd aan de houders van gewone aandelen. Alle

26

uitkeringen geschieden naar rato van het bezit van aandelen van de desbetreffende soort.

40.4	De vereffenaars zijn bevoegd om, indien de staat van de boedel daartoe aanleiding geeft, een uitkering bij voorbaat te doen.

40.5	Na de vereffening blijven gedurende de daarvoor in de wet gestelde termijn de boeken en bescheiden van de vennootschap berusten onder degene, die daartoe door de algemene vergadering is aangewezen.
Artikel 41. Overgangsbepalingen.
Het bepaalde in de artikel 4.1 van deze statuten wordt eerst van kracht op het moment dat aan het handelsregister een uitgifte van nieuwe gewone aandelen is opgegeven ingevolge een daartoe strekkend besluit, onder de opschortende voorwaarde van opgave van die uitgifte aan het handelsregister, van een zodanig aantal gewone aandelen dat het geplaatste kapitaal ten minste één miljoen zeshonderd duizend euro (EUR 1.600.000) zal bedragen.
Tot het moment van bedoelde opgave, luidt artikel 4.1 als volgt:
"4.1 Het maatschappelijk kapitaal van de vennootschap bedraagt zeven miljoen euro (EUR 7.000.000) verdeeld in:

(a)	drie honderd vijftig miljoen (350.000.000) gewone aandelen van één eurocent (EUR 0,01) per stuk; en

(b)	drie honderd vijftig miljoen (350.000.000) preferente aandelen van één eurocent (EUR 0,01) per stuk."

* * * * *

27

ARTICLES OF ASSOCIATION for:
Sensata Technologies Holding N.V.
having its official seat in Hengelo.

English office translation of the the articles of association of Sensata Technologies Holding    N.V., a public limited liability company (naamloze vennootschap) incorporated under the laws of the Netherlands, having its official seat in Hengelo, the Netherlands.
In preparing this document, an attempt has been made to translate as literally as possible without jeopardizing the overall continuity of the text. Inevitably, however, differences may occur in translation and if they do, the Dutch text will govern by law. The definitions in Article 1.1 of this document are listed in the English alphabetical order which may differ from the Dutch alphabetical order.
In the attached document, Dutch legal concepts are expressed in English terms and not in their original Dutch terms. The concepts concerned may not be identical to concepts described by the English terms as such terms may be understood under the laws of other jurisdictions.

ARTICLES OF ASSOCIATION: CHAPTER 1.
Article 1. Definitions.

1.1
In these Articles of Association, the following terms are defined as follows: Auditor means a chartered accountant or other accountant as referred to in Section 2:393 of the Dutch Civil Code (Burgerlijk Wetboek), or an organisation within which such accountants practice.

Board means the board of directors of the Company.
Business Combination means a legal merger (juridische fusie), asset sale and transfer or other similar type of transaction, or a transaction resulting in a financial benefit to the Interested Shareholder other than a benefit derived from his shareholding.
Company means the company, the internal organisation of which is governed by these Articles of Association.
Depositary Receipts means depositary receipts for Shares in the Company. Unless the contrary is evident, these include depositary receipts issued without the cooperation of the Company.
Distributable Equity means the part of the Company's equity which exceeds the aggregate of the issued and paid up part of the share capital and the reserves which must be maintained pursuant to the law.
Executive Director means a member of the Board referred to in Article 16 hereof.
General Meeting means the body of the Company consisting of the Shareholders or a meeting of Shareholders (or their representatives) and other persons entitled to attend such meetings.
Group Company means a legal entity or company affiliated with the Company in a group within the meaning of Section 2:24b of the Dutch Civil Code.

28

Holders of Depositary Receipts means holders of depositary receipts issued with the cooperation of the Company. Unless the contrary is evident, these holders include the persons who have the rights granted by law to holders of depositary receipts issued with the cooperation of a company as a result of a usufruct or pledge created on Shares.
Interested Shareholder means a person who, together with its group companies (within the meaning of Section 2:24b of the Dutch Civil Code) owns Shares representing fifteen per cent (15%) or more of the issued and outstanding share capital of the Company, whereby a person, together with its group companies as applicable, that owned such a number of Shares in the preceeding three years shall also be deemed an Interested Shareholder.
Non-Executive Director means a member of the Board referred to in Article 16 hereof.
Ordinary Share means an ordinary Share in the capital of the Company. Preference Share means a protective preference share in the capital of the Company.
Response Time means response time as referred to in Article 27.5.
Secretary means a Secretary of the Company referred to in Article 22.
Share means a share in the capital of the Company. Unless the contrary is evident, this includes each Ordinary Share as well as each Preference Share.
Shareholder means a holder of one or more Shares.
Shareholder Associated Person means (i) any person controlling, directly or indirectly, or acting in concert with a Shareholder, (ii) any beneficial owner of Ordinary Shares owned of record or beneficially by a Shareholder and (iii) any person controlling, controlled by or under common control with a Shareholder Associated Person.
Subsidiary means a subsidiary of the Company as referred to in Section 2:24a of the Dutch Civil Code.

1.2
A message in writing means a message transmitted by letter, by telecopy, by e-mail or by any other means of electronic communication provided the relevant message or document is legible and reproducible, and the term written shall be construed accordingly.

1.3	References to Articles refer to Articles which are part of these Articles of Association, except where expressly indicated otherwise.
CHAPTER 2. NAME, SEAT AND OBJECTS.
Article 2. Name and seat. Structure.
2.1    The name of the Company is: Sensata Technologies Holding N.V.
2.2    The official seat of the Company is in Hengelo, the Netherlands.
Article 3. Objects.

3.1	The Company's objects are:

(a)
to participate or to acquire interests in any other way in enterprises, to manage or exercise supervision of enterprises and to provide services to enterprises, with special reference to enterprises engaged in the production of sensors and controls for manufacturers in the automotive, appliance, aircraft and industrial business or rendering other services to such enterprises;

(b)	to perform all acts which directly or indirectly may be conductive to such objects.

29

3.2
In realising its objects the Company shall exercise management directed at promoting in the best way possible and in a well balanced manner the interests of those who are directly or indirectly interested in the Company.

CHAPTER 3. AUTHORIZED CAPITAL AND SHARES.
Article 4. Capital. Registered Shares. Depository Receipts.

4.1	The authorised capital amounts to eight million euro (EUR 8,000,000), divided into:

(a)	four hundred million (400,000,000) Ordinary Shares of one euro cent (EUR 0.01) each; and

(b)	four hundred million (400,000,000) Preference Shares of one euro cent (EUR 0.01) each.

4.2	The Shares are registered. The Shares shall be numbered in such a manner that they can be distinguished from each other at any time.

4.3
The Board shall, at the request of a Shareholder, issue or cause to be issued Share certificates (aandeelbewijzen) in respect of Shares in such denominations as the Board shall determine which certificates are exchangeable at the request of the Shareholder.

4.4	Share certificates shall not be provided with a set of dividend coupons and a talon.

4.5	Each Share certificate shall be identified by numbers and/or letters in such manner as determined by the Board.

4.6
Share certificates shall be signed by or on behalf of a member of the Board. In addition all Share certificates may be validly signed by one or more persons designated by the Board for that purpose.The Board may resolve that the signature shall be provided by a facsimile signature.

4.7
The Board may determine that for the purpose of trading and transfer of shares at a foreign stock exchange, Share certificates shall be issued in such form as shall comply with the requirements of such foreign stock exchange.

4.8
At the written request by the party concerned and upon provision of satisfactory evidence as to title, replacement Share certificates may be issued of Share certificates which have been mislaid, stolen or damaged, on such conditions, including, without limitation, the provision of indemnity to the Company as the Board shall determine. The costs of the issue of replacement Share certificates may be charged to the applicant. By the issue of replacement Share certificates the original Share certificates will become void and the Company will have no further obligation with respect to such original Share certificates. Replacement Share certificates will bear the numbers and letters of the documents they replace.

4.9
The General Meeting may, but only pursuant to a proposal of the Board, resolve that the Company cooperates in the issuance of Depositary Receipts for its Shares. Holders of Depositary Receipts issued for Shares in the Company with the Company's cooperation shall have the rights conferred to them by law, also to the extent such rights are not expressly referred to in these Articles of Association.

Article 5. Register of Shareholders.

5.1
The Company shall keep a register in which the names and addresses of holders of Ordinary Shares and Preference Shares are recorded, showing the date on which the Shares were acquired, the date of acknowledgement by or serving on the Company and the amount paid up on each Share.

30

The names and addresses of pledgees and usufructuaries of Shares shall also be entered in the register of Shareholders, showing the date on which the right was acquired and the date of acknowledgement by or serving on the Company, as well as showing the rights attaching to the Shares which they are entitled to in accordance with subsections 2 and 4 of Sections 2:88 and 2:89 of the Dutch Civil Code.

5.2	Each Shareholder, each pledgee of Shares and each usufructuary of Shares is required to give his address to the Company in writing as well as each amendment thereto.

5.3	All entries and notes in a register of Shareholders shall be signed by an Executive Director of the Board, an officer of the Company or another person authorised to do so by the Board.

5.4
On application by a Shareholder or a pledgee or usufructuary of Shares, the Board shall furnish an extract from the register of Shareholders, free of charge, insofar as it relates to the applicant's right in respect of a Share.

5.5	Section 2:85 of the Dutch Civil Code also applies to the register.

5.6
If a Shareholder, usufructuary, pledgee, or Holder of Depositary Receipts provided the Company with an electronic address in order to record this electronic address in the register, jointly with the other details specified in Article 5.1, this electronic address is considered to be provided with the purpose of electronically receiving all notifications, announcements and statements as well as, in respect of Shareholders and Holders of Depositary Receipts, notices to convene a General Meeting. A notification sent electronically must be legible and reproducible.

5.7
The Board shall be authorised to keep a part of the register outside the Netherlands if required to comply with applicable foreign legislation or the rules of the stock exchange where the Shares of the Company are listed.

5.8	The Board shall determine the form and contents of the register with due observance of the provisions of this Article.

5.9
The Board shall be authorised to provide the authorities with information and data contained in the register or have the same inspected to the extent that this is requested to comply with applicable foreign legislation or rules of the stock exchange where the Company’s shares are listed.

CHAPTER 4. ISSUE OF SHARES.
Article 6. Issue of Shares. Body Competent to Issue Shares.

6.1
The General Meeting may pass resolutions to issue Shares, unless the Board is designated thereto by the Articles of Association or pursuant to a resolution of the General Meeting. If and in so far as the Board is designated as the competent body, the General Meeting may not pass resolutions to issue, as long as the designation is in force.

6.2	The General Meeting or the Board shall determine the price and further conditions of issuance, in accordance with the relevant provisions in these Articles of Association.

6.3
If the Board is designated as being competent to resolve on the issue of Shares, on such designation the number of Shares of each class which may be issued must be specified. This may be expressed in a percentage of the issued capital. On such designation the term of the designation shall be determined, which may not exceed five years. The designation may be extended, from time to time, for a period not exceeding five years. Unless the designation provides otherwise, it may not be

31

withdrawn.

6.4	A resolution of the General Meeting to issue (including the determination of the price and further conditions) or to designate the Board, can only be adopted on the proposal of the Board.

6.5
Within eight days of a resolution of the General Meeting to issue Shares or to designate the Board, the Board shall file a full text thereof at the offices of the Commercial Register, where the Company has been registered.

Within eight days after each issue of Shares, the Board shall so notify the Commercial Register, stating the number of Shares.

6.6
The provisions of the Articles 6.1 to 6.5 shall apply by analogy to the granting of rights to subscribe to Shares, but shall - with the exception of the last sentence of Article 6.5 - not apply to the issue of Shares to persons exercising a previously granted right to subscribe to Shares.

Shares shall never be issued below par, without prejudice to the provisions laid down in Section 2:80 subsection 2 of the Dutch Civil Code.

6.7
In the event of an issue of Preference Shares by a body other than the General Meeting, a General Meeting shall be convened, to be held not later than twenty months after the date on which Preference Shares were issued for the first time. The agenda for that meeting shall include a resolution relating to the repurchase of the Preference Shares in accordance with the provisions of Article 11 or the cancellation of the Preference Shares in accordance with the provisions of Article 12. If the resolution to be adopted in respect of this item on the agenda does not result in the repurchase or cancellation of the Preference Shares, a General Meeting shall be convened and held, in each case within six months of the previous meeting, the agenda of which meetings shall include a resolution relating to the repurchase or cancellation of the Preference Shares, until such time as no more Preference Shares remain outstanding.

6.8
lf it has been announced what amount will be issued and only a lower amount will be subscribed, such lower amount will only be subscribed if this is explicitly determined by the conditions of the issue.

Article 7. Pre-emptive rights.

7.1
Upon issuance of Ordinary Shares, each holder of Ordinary Shares shall have a right of pre-emption in proportion to the aggregate nominal value of its Ordinary Shares. He shall not have a pre-emptive right upon the issuance of Preference Shares.

Furthermore, he will not hold a pre-emptive right to Shares to be issued against a contribution other than in cash, or to Shares which are issued to employees of the Company or of a Group Company.

7.2
On the proposal of the Board and with due observance to the provisions of this Article 7, the General Meeting shall at the time of the resolution to issue Shares determine the manner in which and the period during which the pre- emptive right may be exercised. If the Board is designated as the body competent to issue Shares, such shall be determined by the Board.

7.3	The Company shall announce the issue with pre-emptive rights, and the period in which it can be exercised, in the Government Gazette (Staatscourant) and in a national daily newspaper.
Pre-emptive rights can be exercised during at least two weeks following the

32

announcement in the Government Gazette.

7.4
On the proposal of the Board pre-emptive rights may be limited or excluded pursuant to a resolution of the General Meeting. In the proposal in respect thereof, the reasons for the proposal and the selection of the intended issue price shall be explained in writing.

Pre-emptive rights may also be limited or excluded by the Board if designated by the Articles of Association or in a resolution of the General Meeting as being authorised to limit or exclude pre-emptive rights for a specified period not exceeding five years; such designation can only be effected if the Board has also been, or is simultaneously, designated as referred to in Article 6.1.
The designation may be extended for no longer than five years at a time. The designation only applies as long as a designation, as referred to in Article 6.1, is in force.
Unless specified otherwise at the time of the designation, the designation cannot be revoked.

7.5	Within eight days of such resolution, the Board shall file a full text thereof with the offices of the Commercial Register.

7.6
If rights are granted to subscribe for Shares, the Shareholders shall have a right of pre-emption; the provisions above in this Article 7 shall apply by analogy. Shareholders shall not have a pre-emptive right on Shares issued to a person exercising a previously acquired right to subscribe for Shares.

Article 8. Payment on Shares.

8.1
Notwithstanding the provisions of Section 2:80 subsection 2 of the Dutch Civil Code, upon subscription of each Ordinary Share, the full nominal value thereof must be paid up, and, in addition, if the Share is issued at a higher amount, the difference between such amounts.

8.2
Upon issuance of a Preference Share, at least one fourth of the nominal amount shall be paid. Additional payment on Preference Shares will be made after such additional payment has been claimed by the Company. Additional payments will be claimed by virtue of a resolution of the Board.

Article 9. Payment in Cash.

9.1	Payment on an Ordinary Share shall be made in cash, unless a different contribution has been agreed upon.

9.2	Payment on Preference Shares may only be made in cash.

9.3	Payment in foreign currency can only be made subject to the consent of the Company.
Article 10. Contribution in Kind.

10.1
The Board is entitled to enter into legal acts regarding contribution on Shares other than in cash and into the other legal acts specified in Section 2:94 of the Dutch Civil Code, without the prior approval of the General Meeting.

The substance of these legal acts shall be laid down in the annual accounts on the financial year in which they have been performed.

10.2	Sections 2:80b and 2:94b of the Dutch Civil Code are applicable to contribution on Shares other than in cash.
CHAPTER 5. OWN SHARES. CAPITAL REDUCTION.

33

Article 11. Own Shares.

11.1	When issuing Shares, the Company may not subscribe for its own Shares.

11.2	The Company may acquire fully paid-up Shares or Depositary Receipts thereof, provided either no valuable consideration is given, or:

(a)	the Distributable Equity is at least equal to the purchase price; and

(b)
the nominal amount of the Shares in its capital or Depositary Receipts thereof to be acquired, held or held in pledge by the Company and of the Shares or Depositary Receipts thereof held by its Subsidiaries, does not exceed half of the issued capital.

Decisive for the requirement under (a) will be the amount of the equity in accordance with the latest adopted balance sheet, reduced by the purchase price for the Shares in the capital of the Company, the amount of loans referred to in Section 2:98c subsection 2 of the Dutch Civil Code and distributions from profits or reserves to third parties becoming due from the Company and its Subsidiaries after the balance sheet date.
If more then six months of a financial year have lapsed without the annual accounts having been adopted, acquisition in accordance with provisions in this Article 11.2 shall not be allowed.

11.3
Acquisition in a way other than for no consideration can only take place if the General Meeting has authorised the Board to this effect. This authorisation will apply during a maximum period of eighteen months. In this authorisation the General Meeting shall determine how many Shares or Depositary Receipts thereof can be acquired, how they can be acquired and between what limits the price must be.

11.4	The Company may acquire its own Shares or Depositary Receipts thereof in order to transfer them, pursuant to a regulation to that effect, to staff employed by the Company or by a Group Company.

11.5	The foregoing provisions of this Article 11 shall not apply to Shares or Depositary Receipts thereof which the Company acquires by universal title of succession.

11.6	The Board shall resolve to alienate the Shares acquired by the Company in its own capital. No pre-emptive right shall exist in respect of such alienation.

11.7	The Company cannot derive any right to any distribution from Shares in its own capital; nor shall it derive any right to such distribution from Shares for which it holds the Depositary Receipts.
The Shares referred to in the previous sentence shall not be included in the calculation of the profit appropriation, unless such Shares or the Depositary Receipts for such Shares are subject to a usufruct for the benefit of a party other than the Company.

11.8
No voting rights may be exercised for any Share held by the Company or a Subsidiary, unless the Shares are subject to the right of usufruct or a pledge in favour of a company other than the Company or a Subsidiary and the other company is entitled to the voting rights on the Shares and the right of pledge has been created by a company other than the Company or Subsidiary. Nor may the Company or a Subsidiary exercise voting rights for Shares in the capital of the Company in respect of which the Company or Subsidiary has a right of usufruct or a pledge.

No voting rights can be exercised for Shares for which the Company or a Subsidiary holds the Depositary Receipts.

34

For the purposes of determining whether a specific part of the capital is represented at the meeting or whether a majority represents a specific part of the capital, the capital shall be reduced by the value of the Shares for which no voting rights can be exercised.

11.9	The Company may only take in pledge its own Shares or Depositary Receipts thereof if:

(a)	the relevant Shares have been fully paid up;

(b)	the nominal value of its own Shares and Depositary Receipts for Shares to be taken in pledge and those already held or already taken in pledge does not exceed half of the issued capital; and

(c)	the General Meeting has approved the pledge agreement.
Article 12. Capital Reduction.

12.1	The General Meeting may resolve, but only pursuant to a proposal of the Board, to reduce the Company's issued capital:

(a)	by cancellation of Shares; or

(b)
by reducing the nominal value of Shares, to be effected by an amendment of these Articles of Association, provided that the issued capital or the paid up part thereof does not become less than prescribed in Section 2:67 of the Dutch Civil Code.

The Shares concerned shall be designated in such resolution and provisions for the implementation of such resolution shall be made therein.

12.2	A resolution to cancel Shares can only relate to:

(a)	Shares held by the Company itself or of which it holds the Depositary Receipts; or

(b)	all Preference Shares, with repayment.

12.3
Reduction of the amount of the Shares without repayment and without release from the obligation to pay up the Shares shall take place proportionately on all Shares of the same class. The requirement of proportion may be deviated from with the consent of all Shareholders concerned.

12.4
Partial repayment on Shares or release from the obligation to make payments will only be possible for the purpose of execution of a resolution to reduce the nominal amount of the Shares. Such repayment or release shall take place:

(a)	with regard to all Shares; or

(b)	with regard to all Preference Shares or all Ordinary Shares.

12.5
Preference Shares shall be cancelled against repayment of the amounts paid up on these Preference Shares and of any dividend still lacking, if any, to be calculated time-proportionately up to and including the day of payment with due observance to the provisions of Article 37, after deduction of interim dividend.

12.6	No approval by the meeting of holders of Preference Shares is required for a resolution regarding the cancellation of Preference Shares.

12.7	Furthermore the provision of the Sections 2:99 and 2:100 of the Dutch Civil Code are applicable to capital reduction.
CHAPTER 6. TRANSFER. SHARE TRANSFER RESTRICTIONS.
Article 13. Transfer of Shares.

35

13.1
Unless the law provides otherwise and except as provided by the following provisions of this article 13, a transfer of a registered Share or of a restricted right (beperkt recht) thereto shall require a deed of transfer drawn up for that purpose and, save when the Company itself is a party to the legal act, acknowledgement in writing by the Company of the transfer.

Acknowledgement must be given in the deed or by a dated statement embodying such acknowledgement on the deed or on a true copy or extract thereof duly authenticated by a civil law notary or by the transferor. Service of such deed, true copy or extract on the Company shall be deemed as acknowledgement. If the transfer relates to Preference Shares which have not been paid up in full, the acknowledgement may be given only if the deed of transfer bears an officially recorded or otherwise fixed date.

13.2
In cases whereby a Share for which a Share certificate has been issued is transferred, the Share certificate must be submitted to the Company, provided that an instrument of transfer as referred to in Article 13.1, printed on the back of the Share certificate, has been duly completed and signed by or on behalf of the transferor, or a separate instrument in substantially the same form is submitted together with the Share certificate.

13.3
If a transfer of a Share has been effected by service of an instrument of transfer to the Company, the Company shall, at the discretion of the Board, either endorse the transfer on the Share certificate or cancel the Share certificate and issue to the transferee one or more Share certificates registered in his name up to an equal nominal amount.

13.4
The Company’s written acknowledgement of a transfer of a Share shall, at the discretion of the Board, be effected either by endorsement of the transfer on the Share certificate as proof of acknowledgement or by the issuance to the transferee of one or more Share certificates registered in his name up to an equal nominal amount.

Article 14. Share Transfer Restrictions Preference Shares.

14.1	For every transfer of Preference Shares the approval will be required of the Board. The approval will be issued in writing, and stipulate the name and the address of the intended acquirer.

14.2
If the approval is refused, the Board will be obligated to simultaneously designate one or more prospective buyers who will be prepared and able to buy all Preference Shares to which the request refers against payment in cash at a price to be set in mutual consultation by the alienator and the Board within two months after that designation.

14.3
If within three months after receipt by the Company of the request for approval of the intended transfer the alienator has not received from the Company a written notification or a timely refusal of approval has not been accompanied simultaneously by the designation of one or more prospective buyers as referred to in Article 14.2, the approval will be deemed to have been granted after the end of the period specified or after receipt of the notification of refusal respectively.

14.4
If within two months after the refusal of the approval no agreement has been reached between the alienator and the Board about the price referred to in Article 14.2, this price will be set by (a) an expert to be designated by the alienator, (b) an expert to be designated by the Board and (c) an expert to be designated by the experts referred to afore under sub (a) and (b).

If the expert referred to under sub (c) has not been designated within three months after the refusal of the approval he will be designated by the Chairman of the Dutch Institute for Certified Accountants (Nederlands Instituut voor Registeraccountants),

36

on request of any interested party.

14.5
The alienator will have the right to refrain from the transfer, provided he informs the Board about this in writing within one month after both the name of the designated prospective buyer(s) and the fixed price have been brought to his knowledge.

14.6
In case of approval for transfer in the sense of Article 14.1 or Article 14.3 the alienator shall be authorised to transfer all Preference Shares, to which his request referred, to the acquirer named in the request for a period of three months after this approval, provided that if a price fixing as referred to in Article 14.4 has been effected and the alienator and the acquirer named in the request agree then upon a lower price than set on the basis of Article 14.4, the alienator should inform the Company about this within one month after which the Board may yet designate one or more prospective buyers who are able and prepared to purchase all the Preference Shares to which the request referred against cash payment at that lower price.

The alienator will also have the right to refrain from the transfer, provided he notifies the Board about this in writing within one month after he has been informed about the name of the prospective buyer(s).
Article 15. Usufruct. Pledge.

15.1
The Shareholder shall have the right to vote on Shares subject to a usufruct or pledge. However, the usufructuary or the pledgee shall have the right to vote if so determined upon the establishment of the usufruct or pledge. A Shareholder without the right to vote and a usufructuary or a pledgee with the right to vote shall have the rights conferred by law upon the Holders of Depositary Receipts issued for Shares with the cooperation of a company. A usufructuary or pledgee without the right to vote shall not have the rights referred to in the preceding sentence.

15.2
The Shareholder shall have the rights attached to the Share on which a usufruct has been established with respect to the acquisition of Shares, provided that he shall compensate the usufructuary for the value of these rights to the extent that the latter is entitled thereto under his right of usufruct.

15.3	Preference Shares can not be pledged.
CHAPTER 7. THE    BOARD.    ALLOCATION    OF    DUTIES.    REMUNERATION. REPRESENTATION.
Article 16. The Board.

16.1	The management of the Company shall be conducted by the Board.

16.2	The Board shall consist of one or more Executive Directors and Non-Executive Directors.

16.3	Only natural persons can be Non-Executive Directors.

16.4	The Board shall determine the number of Executive Directors and the number of Non-Executive Directors. Pending one or more vacancies, the Board remains properly constituted.

16.5	The Board may appoint one of the Executive Directors as Chief Executive Officer (CEO) for such period as the Board may decide.

16.6
The Executive Directors and Non-Executive Directors shall be appointed by the General Meeting from a binding nomination of at least one person, or such higher number of persons as required by law for the nomination to have binding effect, for

37

each vacancy, to be drawn up by the Board.

16.7
If the Board should fail to draw up a list of nominees within three months after the vacancy has occurred, the General Meeting may appoint a member of the Board at its own discretion. A list of nominees drawn up in time by the Board shall be binding. However, the General Meeting may at all times deprive the list of nominees of its binding character by a resolution adopted with a majority of not less than two thirds of the votes cast, representing more than half of the issued capital.

16.8
The General Meeting may at any time remove or suspend any member of the Board. The resolution referred to in the preceding sentence shall state the reasons therefor. A resolution of the General Meeting to suspend or dismiss a Board member other than on the proposal of the Board, may only be adopted with a majority of two thirds of the votes cast, representing more than half of the issued capital.

16.9
Any suspension may be extended one or more times, but may not last longer than six months in the aggregate. If, at the end of that period, no decision has been taken on termination of the suspension or on dismissal, the suspension shall end.

16.10	The approval of the General Meeting will be required for resolutions of the Board relating to a major change to the identity or the nature of the Company or the enterprise, including in any case:

(a)	transfer of the enterprise or almost the entire enterprise to a third party;

(b)
entering into or termination of a long-lasting cooperation between the Company or a Subsidiary with another legal entity or company or as fully liable partner of a general or limited partnership, if this cooperation or termination is of far-reaching consequence to the Company; and/or

(c)
acquisition or divestment of a participation in the capital of a company with a value of at least one-third of the amount of the assets reflected in the balance sheet and explanatory notes or, if the Company prepares a consolidated balance sheet, reflected in the consolidated balance sheet and explanatory notes, according to the lastly adopted annual accounts of the Company, by it or a Subsidiary.

16.11
The approval of the General Meeting will be required for the Board to enter into discussions with an Interested Shareholder regarding entering into a Business Combinations between the Company and an Interested Shareholder provided that such a resolution of the General Meeting shall be adopted with a majority of the votes cast in favour, representing at least two-third of the issued and outstanding Ordinary Shares other than the Shares owned by the Interested Shareholder.

16.12	Article 16.11 shall not apply if:

(i)
a majority of the members of the Board approved either the Business Combination or the transaction that resulted in the shareholder becoming an Interested Shareholder, and those members of the Board were appointed as members of the Board prior to the transaction that resulted in the shareholder becoming an Interested Shareholder; or

(ii)
upon completion of the transaction that resulted in the shareholder becoming an Interested Shareholder, the Interested Shareholder owned a number of Shares representing at least eighty-five per cent (85%) of the issued and outstanding Shares when the transaction was commenced, whereby the Shares owned by the Directors and officers of the Company are not taken into account in calculating this percentage.

16.13	The absence of an approval of the General Meeting as prescribed by this Article 16

38

of a resolution of the Board will not affect the representative authority of the Board or its members.
Article 17. Allocation of Duties; Passing of Resolutions.

17.1
The Board shall be entrusted with the management of the Company and shall for such purpose have all the powers within the limits of the law that are not granted by these Articles of Association to others.

17.2
The Board may entrust the Executive Directors with the operational management of the Company and the business enterprise connected therewith. The Board may entrust the Executive Directors furthermore with the preparation of the decision making process of the Board and the implementation of the decisions taken by the Board to the extent that the Board has not instructed a committee to do so or has not decided otherwise.

17.3
The Chief Executive Officer shall determine which duties regarding the operational management of the Company and the business enterprises connected therewith will be carried out under his responsibility by one or more other Executive Directors, officers of the Company or by one or more other persons.

17.4
The Non-Executive Directors shall supervise the policy and the fulfilment of duties of the Chief Executive Officer or of the Executive Directors, respectively, and the general affairs of the Company and they shall be furthermore entrusted with such duties as are and shall be determined by or pursuant to these Articles of Association.

17.5	Timely the chairman of the Board (as stated below) shall procure that the Non- Executive Directors will be provided with all information which is required for the exercise of their duties.
Article 18. Chairman of the Board

18.1	The Board shall appoint one of its Non-Executive Directors to be its chairman for such period as the Board may decide.

18.2
The Board may appoint one or more of its Non-Executive Directors as vice- chairman of the Board for such period as the Board may decide. If the chairman is absent or unwilling to take the chair, a vice-chairman shall be entrusted with such of the duties of the chairman entrusted to him by these Articles of Association as the Board may decide.

18.3
If no chairman has been appointed or if the chairman is absent or unwilling to take the chair, a meeting of the Board shall be presided over by a vice- chairman or in the event of his absence or unwillingness to take the chair, by a member of the Board or another person present designated for such purpose by the meeting.

Article 19. Meetings of the Board. Board Regulations.

19.1	Meetings of the Board may be called at any time, either by one or more members of the Board or, on his or their instructions, by a Secretary.

19.2	The Secretaries may attend the meetings of the Board. The Board may decide to permit others to attend a meeting as well.

19.3
With due observance of these Articles of Association, the Board may adopt one or more sets of Board regulations dealing with such matters as its internal organisation, the manner in which decisions are taken, the composition, the duties and organisation of committees and any other matters concerning the Board, the Chief Executive Officer (if appointed), the Executive Directors and the committees established by the Board.

39

19.4	Regulations dealing with matters concerning General Meetings will be placed on the Company’s website.
Article 20. Representation.

20.1
The Board shall represent the Company. The authority to represent the Company is also vested in the Chief Executive Officer (if appointed) as well as in two other Executive Directors when acting jointly.

20.2	The Non-Executive Directors have no power to represent the Company.

20.3
The Board may appoint officers with general or limited power to represent the Company. Each officer shall be competent to represent the Company, subject to the restrictions imposed on him. The Board shall determine each officer's title.

20.4
In the event of a conflict of interest between the Company and a member of the Board, the provisions of Article 20.1 hereof shall continue to apply unimpaired, provided that as long as Section 2:146 of the Dutch Civil Code grants this authority, the Shareholders’ Body shall be authorized to appoint one or more other persons to represent the Company in the case at hand or in general in the event of such a conflict.

20.5
A document which persons, solely or jointly empowered to represent the Company in pursuance of Article 20.1 hereof, have signed as a certified true copy of or extract from the minutes of a General Meeting, of a meeting of holders of a class of shares or of a meeting of the Board shall as between the

Company and third parties be proof of a valid resolution by such meetings in accordance with the contents of such copy or extract.
Article 21. Vacancy or Inability to Act.
If a seat is vacant on Board is vacant (ontstentenis) or a member of the Board is unable to perform his duties (belet), the remaining members or the remaining member of the Board shall be temporarily entrusted with the management of the Company. If all seats on the Board are vacant or all members of the Board or the sole member of the Board, as the case may be, are unable to perform their duties, the management of the Company shall be temporarily entrusted to one or more other persons.
Article 22. Secretaries.

22.1	The Board may appoint one or more Secretaries from outside its members.

22.2	A Secretary shall have such powers as are assigned to him by these Articles of Association and, subject to these Articles of Association, by the Board on or after his appointment.

22.3	A Secretary may be removed from office at any time by the Board.
Article 23. Remuneration of Board Members.

23.1
The Company shall have a policy in respect of the remuneration of the Board. The policy shall be proposed by the Board and adopted by the General Meeting. The remuneration policy shall at least include the subjects referred to in Sections 2:383c through 2:383e of the Dutch Civil Code, to the extent they relate to the Board. The remuneration policy shall be presented to the works council (if any) for examination as referred to in Section 2:135 subsection 2 of the Dutch Civil Code, which shall be done in writing and simultaneously with the presentation to the General Meeting.

23.2	The remuneration of the Executive Directors shall be determined by the Board, with due observance to the policy referred to in Article 23.1.

40

23.3
Each of the Non-Executive Directors shall be paid a fee at such rate as may from time to time be determined by the Board provided that the aggregate of all fees so paid per annum to Non-Executive Directors shall not exceed the amount per annum decided by the General Meeting.

23.4
With regard to Share plans or rights to subscribe for Shares, the Board shall submit a proposal to the General Meeting for approval. Such proposal shall at least determine the number of Shares or rights to subscribe for Shares that may be awarded to the Board and what criteria apply to any award or change.

Article 24. Committees.

24.1
The Board may establish such permanent and/or ad hoc committees as it may deem necessary which committees may consist of one or more members of the Board or of other persons. The Board appoints the members of each committee and determines the tasks of each committee. The Board may at any time change the duties and the composition of each committee.

24.2
The Board shall in any case appoint from its members an audit committee, a compensation committee and a governance and nominating committee. The task of the committees is to prepare the decision-taking of the Board. The Board shall formulate regulations for each committee, indicating the task and responsibility of the committee concerned, its composition and in what manner the committee will exercise its task.

CHAPTER 8. INDEMNIFICATION.
Article 25. Indemnification. Limited liability

25.1
The Company shall, to the fullest extent permitted by applicable law, as it now exists or may hereinafter be amended (but, in the case of an amendment, only to the extent such amendment permits broader indemnification rights than permitted prior thereto), indemnify any person who is or was (i) a director, (ii) appointed to the executive team or management team, designated by title as "officers" of the Company and/or appointed as a proxyholder (procuratiehouder), (iii) an employee or agent of the Company or a Group Company, or (iv) otherwise serving at the request of the Company as a member of the Board, executives or managers, proxyholder, officer, employee, trustee or agent of another Company, a partnership, joint venture, trust or other enterprise or entity (it being understood that any person serving in such capacity for any direct or indirect subsidiary of the Company shall be conclusively presumed to be serving at the request of the Company), and who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a managing director or supervisory director or proxyholder, officer, employee or agent of the Company or a Group Company, or is or was serving at the request of the Company as an Executive Director, or as a Non-Executive Director or proxyholder, officer, employee, trustee or agent of another company, a partnership, joint venture, trust or other enterprise or entity, including with respect to employee benefit plans maintained or sponsored by the Company or for the benefit of its or any of its Group Companies’ employees or consultants (each an "Indemnitee"), against any and all liabilities including all expenses (including, without limitation, attorneys’ fees, any expenses resulting from an appeal and any taxes imposed as a result of any indemnification payments), judgements, penalties, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable

41

cause to believe his conduct was unlawful or outside of his mandate.
The termination of any action, suit or proceeding by a judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, in and of itself, adversely affect the right of indemnification or create a presumption that the person did not act in good faith and not in a manner which he reasonably could believe to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

25.2
No indemnification pursuant to Article 25.1 shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for gross negligence or wilful misconduct in the performance of his duty to the Company, unless and only to the extent that the court in which such action or proceeding was brought or any other court having appropriate jurisdiction shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnification against such expenses which the court in which such action or proceeding was brought or such other court having appropriate jurisdiction shall deem proper.

25.3
Expenses (including, without limitation, attorneys’ fees, any expenses resulting from an appeal and any taxes imposed as a result of any indemnification payments) incurred by an Indemnitee in defending a civil or criminal action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of an Indemnitee to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized in this Article.

Such expenses incurred by Indemnitees may be so advanced upon such terms and conditions as the Board decides.

25.4
The indemnification provided for by this Article shall not be deemed exclusive of any other right to which a person seeking indemnification or advancement of expenses may be entitled under the laws of the Netherlands as from time to time amended or under any by-laws, agreement, resolution of the General Meeting or of the disinterested members of the Board or otherwise, both as to actions in his official capacity and as to actions in another capacity while holding such position, and shall continue as to a person who has ceased to be a director or proxyholder, officer, employee, trustee or agent and shall also inure to the benefit of the heirs, executors, administrators and the estate of such a person.

The Company may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any Indemnitee to the fullest extent permitted by applicable law with respect to the indemnification and advancement of expenses of Indemnitees.

25.5
The Company may purchase and maintain insurance on behalf of any Indemnitee, whether or not the Company would have the power to indemnify him against such liability under the provisions of this Article.

25.6
Whenever in this Article reference is made to the Company, this shall include, in addition to the resulting or surviving Company also any constituent Company (including any constituent Company of a constituent Company) absorbed in a consolidation or merger which, if its separate existence had continued, would have had the power to indemnify its members of the Board, proxyholders, officers, employees and agents, so that any person who is or was a member of the Board, proxyholder, officer, employee or agent of such constituent company, or is or was serving at the request of such constituent Company as a member of the Board,

42

proxyholder, officer, employee, trustee or agent of another company, partnership, joint venture, trust or other entity, shall stand in the same position under the provisions of this Article with respect to the resulting or surviving company as he would have with respect to such constituent company if its separate existence had continued.

25.7
To the fullest extent permitted by applicable law, as it now exists or may hereinafter be amended (but, in the case of an amendment, only to the extent such amendment permits broader indemnification rights than permitted prior thereto), no person shall be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a member of the Board, provided, however that to the extent required by applicable law, the foregoing shall not eliminate or limit the liability of a member of the Board

(1)    for any breach of such individual’s duty of loyalty to the Company or its shareholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for any transaction from which the member of the Board derived an improper personal benefit or (4) for personal liability which is imposed by Dutch law, as from time to time amended.

25.8
No amendment, repeat or modification of this Article shall adversely affect any right or protection of any person entitled to indemnification or advancement of expenses under this Article in respect of any action taken or omitted prior to such amendment, repeal or modification. To the extent that a change in the laws of the Netherlands, whether by statute or judicial decision, permits greater indemnification than would be afforded currently under this Article, the Company shall provide the greater benefits so afforded by such change. In the event of any changes in any applicable law, statute, or rule which narrow the right of the Company to provide indemnification, such changes, to the extent not otherwise required by such law, statute or rule to be applied to this Article, shall have no effect on this Article or the Company's obligations hereunder.

CHAPTER 9. GENERAL MEETINGS
Article 26. Annual General Meeting. Extraordinary General Meetings.

26.1	Annually, at the latest in the month June, a General Meeting shall be held at which inter alia the following matters shall be dealt with:

(a)	the annual report;

(b)	adoption of the annual accounts;

(c)	release of the members of the Board from liability;

(d)	reservations and dividend policy;

(e)	distribution of dividend;

(f)	announcements on intended appointments of members of the Board;

(g)
any other proposals brought up for discussion by the Board such as proposals to designate a body authorised to issue Shares and to authorise the Board to procure the Company's acquisition of Shares in its own capital;

(h)	any topics proposed by Shareholders or Holders of Depositary Receipts with due observance to the provisions in the Articles of Association.

26.2	Extraordinary General Meetings shall be held whenever the Board deems such meetings to be necessary and convenes them.

26.3	Within three months of it becoming apparent to the Board that the equity of the

43

Company has decreased to an amount equal to or lower than half of the paid- up and called-up part of the capital, a General Meeting shall be held to discuss any requisite measures.
Article 27. Convocation.

27.1	Shareholders and Holders of Depositary Receipts are sent a convening notice for the General Meeting by the Board.

27.2	The convening notice shall be sent with due observance to the terms prescribed by the provisions of law.

27.3
The convening notice shall specify (a) the topics to be discussed, (b) the location and the time of the meeting, (c) the procedure for attending a General Meeting by a written attorney, (d) the procedure for attending General Meetings, including the provisions of Article 31.8, and the exercise of voting rights by any means of electronic communication in the event this right can be exercised pursuant to Article 31.6, and if relevant conditions determined for the use of electronic communication means, as well as (e) the address of the web site.

No valid resolutions can be made with regard to topics in respect of which the provisions in this Article 27.3 above have not been met and the discussion of which has not yet been announced in a similar manner and with due observance to the period set for convening.

27.4
Items, for which a written request for discussion has been filed with the Board, by one or more Shareholders and/or Holders of Depositary Receipts, who represent, alone or jointly, the threshold as referred to by law, will be included in the convening notice or will be announced in the same manner, provided that the Board has received the request accompanied with the reasons therefore in writing or the proposal for a resolution, no later than on the sixtieth day prior to that of the meeting and provided that no important interests of the Company dictate otherwise.

27.5
A Shareholder and/or Holder of Depositary Receipts shall exercise the right of filing a written request with the Board as referred to in Article 27.4 only after he consulted the Board about this. If one or more Shareholders and/or Holder of Depositary Receipts intend to request that an item be put on the agenda that may result in a change in the Company’s strategy, for example through the dismissal of one or more Board members, the Board shall be given the opportunity to stipulate a reasonable period in which to respond (Response Time). This shall also apply to an intention as referred to above for judicial leave to call a General Meeting pursuant to Section 2:110 of the Dutch Civil Code.

27.6
If the Board invokes a Response Time, such period may not exceed one hundred eighty (180) days from the moment the Board is informed by one or more Shareholders and/or Holders of Depositary Receipts of their intention to put an item on the agenda to the day of the General Meeting at which the item is to be dealt with. The Board shall use the Response Time for further deliberation and constructive consultation. The Response Time may be invoked only once for any given General Meeting and may not apply to an item in respect of which the Response Time has been previously invoked or meetings where a Shareholder holds at least three quarters of the issued capital as a consequence of a successful public bid. The Shareholder and/or Holder of Depositary Receipts shall respect the Response Time stipulated by the Board.

27.7
If a Shareholder and/or Holder of Depositary Receipts has arranged for an item to be put on the agenda, he shall explain this at the General Meeting and, if necessary, answer questions about it, unless he is not entitled to participate in the meeting

44

pursuant to Article 27.9.

27.8
At the time one or more Shareholders and/or Holders of Depositary Receipts file a written request with the Board as referred to in Article 27.4, each Shareholder shall be required to notify the Company in writing whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, such Shareholder or any Shareholder Associated Person of such Shareholder with respect to any Ordinary Share.

27.9
If the Company becomes aware that a Shareholder has failed to comply with any obligation imposed by Article 27.8, the Company may demand, by means of a written notice, that the Shareholder complies with such obligation within a reasonable period of at most fourteen (14) days after the date of said notice as stipulated by the Company in such notice. For as long as the Shareholder has not complied with this obligation following said notice, such Shareholder shall not be entitled to exercise the voting rights or profit rights attached to his Shares, nor the right to participate in a General Meeting.

27.10
Without prejudice to Article 1.2, for the purpose of Article 27.9 the reference to "written" also includes the posting of a notice on the Company's website to the relevant Shareholder, also if the address of the relevant Shareholder is known to the Company.

27.11
All announcements for General Meetings, all notifications concerning dividend and other payments and all other communications to Shareholders and Holders of Depositary Receipts shall take place by a notice made by electronic means, which shall be accessible directly and permanently up until the meeting, without prejudice to the provisions of Section 2:96a subsection 4 of the Dutch Civil Code.

Article 28. Venue.
The    General    Meetings shall be held in Almelo, Amsterdam, Enschede, Haarlemmermeer (Amsterdam Schiphol Airport), Rotterdam or in Utrecht.
Article 29. Chairmanship of a Meeting.

29.1	The General Meeting shall be presided over by the chairman of the Board who, however, even if present at the meeting, may appoint someone else to chair the meeting instead.

29.2
Without the chairman of the Board having appointed someone else to chair the meeting in his absence, the Board members present will appoint one of their members as chairman. In the absence of all Board members, the meeting itself shall appoint its chairman. The chairman shall appoint the secretary.

Article 30. Minutes.

30.1
Minutes of the meeting shall be taken, unless a notarial record is made of the proceedings at the meeting. The (draft) minutes shall be provided upon request to those present at the meeting no later than three months after the meeting, after which they have three month's time to respond to the report. Minutes shall be adopted, as is evidenced by the signatures of the chairman and the secretary of that meeting or adopted by a subsequent meeting. In the latter case, the adoption shall be evidenced by the signatures of the chairman and secretary of that subsequent meeting.

Based on the attendance list referred to in Article 31.3, the notarial record or minutes shall state the number of Shares represented in the meeting and the number of potential

45

votes; the attendance list referred to in Article 31.3 is not part of the notarial record nor the minutes and will not be disclosed to the Shareholders or Holders of Depositary Receipts unless a Shareholder or a Holder of Depositary Receipts can prove that in viewing the list, he has a reasonable interest in the correct proceeding of the meeting in question.
After execution of the notarial deed of proceedings at the meeting or after adoption of the minutes by the chairman and the secretary of that meeting, copies of the notarial record or the minutes shall be available for inspection by the Shareholders and Holders of Depositary Receipts at the offices of the Company.

30.2	The chairman of the meeting or every member of the Board can, at any time, order the preparation of a notarial record at the Company's expense.

30.3
All matters concerning admission to the General Meeting, exercising the voting rights and the results of the votes, as well as all other matters related to the meeting proceedings are decided by the chairman of the meeting in question, without prejudice to the provisions in Section 2:13 subsection 4 of the Dutch Civil Code.

30.4	The chairman of the meeting in question is authorised to admit persons to the meeting other than Shareholders, Holders of Depositary Receipts and their representatives.
Article 31. Rights at Meetings.

31.1
Each Shareholder entitled to vote and each usufructuary and pledgee to whom the right to vote accrues, shall be authorised to attend the General Meeting, to address the meeting and to exercise his voting right. Each Shareholder who is not entitled to vote and each Holder of Depositary Receipts is authorised to attend the General Meeting and to address the meeting, but not to vote. Furthermore, the Auditors as referred to in Article 36 are authorised to attend the General Meeting and to address the meeting.

31.2	Those entitled to attend the meeting may be represented at a meeting by a proxy authorised in writing.

31.3
Before being admitted to a meeting, a Shareholder, a Holder of Depositary Receipts or his proxy must sign an attendance list, stating his name and the number of votes he may cast, if any. If it concerns the proxy of a Shareholder or a Holder of Depositary Receipts, the name (names) of the person(s) on behalf of whom the proxy is acting shall also be given. The names of the persons who, pursuant to Article 31.6, participate in the meeting or have voted in the manner referred to in Article 32.3 shall be added to the attendance list.

31.4
Holders of Ordinary Shares must inform the Board in writing of their intention to attend the meeting. This information must be received by the Board at the latest on the date to be announced in the convening notice. Also a proxy granted pursuant to Article 31.3 must be received at the latest on the date to be announced in the convening notice. This date can be no earlier than the seventh day before the date of the meeting.

31.5
The Board decides, with due observation of the provisions of the law to schedule a record date for a General Meeting for purposes of determining which Shareholders are entitled to attend the General Meeting. The voting rights and the right to attend the meeting shall accrue to those holding such entitlements, and registered as such in a register designated for that purpose by the Board, on this record date, irrespective of to whom these rights accrue at the time of the General Meeting.

The record date scheduled shall be specified in the notice of the meeting together with

46

the manner in which persons with voting rights and the right to attend the meeting can register and exercise their rights. The provisions of Articles 31.1 and 31.2 shall apply by analogy.

31.6	The Board may decide that the right to attend the meeting referred to in Article
31.1 can be exercised by using any electronic means of communication. To do so, it must always be possible that the person entitled to attend the meeting can be identified through the electronic means of communication, that he must be able to directly follow the discussions at the meeting and that he can exercise his right to vote, if he is entitled to do so. Moreover, the Board may also decide that the person entitled to attend the meeting can participate in the discussion via the electronic means of communication.

31.7	The Board may give further requirements with respect to the use of the electronic means of communication as referred to in Article 31.6. These requirements shall be announced in the convening notice.

31.8	The convening notice will state the requirements for admission to the meeting as described above in this Article 31.
Article 32. Voting Rights.

32.1	In the General Meeting, each Share confers the right to cast one (1) vote.

32.2	Blank votes and invalid votes are deemed not to have been cast.

32.3
The Board may, in the event that it makes use of the authority referred to in Article 31.6, decide that votes that are cast before the General Meeting via electronic means of communication are the equivalent of votes that are cast during the meeting. These votes cannot be cast before the record date announced in the convening notice as referred to in Article 31.5. Without prejudice to the other provisions in Article 31, the convening notice announces the manner in which those entitled to vote and attend the meeting can exercise their rights prior to the meeting.

Article 33. Voting.

33.1	Resolutions shall be passed by an absolute majority of the votes cast, unless the law or these Articles of Association explicitly prescribe a larger majority.

33.2
The chairman shall determine the method of voting, it being understood that, if any of the persons entitled to vote so desires, voting on appointing, suspending and dismissing persons will be done electronically, or if an electronic system is lacking, by sealed, unsigned ballot.

33.3	If a majority of the votes cast is not obtained in an election of a person, a second free vote shall be taken.

33.4	If again no absolute majority of the votes cast is reached, another vote shall be held to decide between the two persons who received the most votes in the second free vote.
If two or more persons have received the same number of votes and therefore more than two persons are eligible for the revote, an interim vote shall be held between the person who received the highest number of votes in the second free vote - and did so after the person who received the highest number of votes - and the person who received the second-highest number of votes.
Should an interim vote or revote fail to lead to a decision because of a tie in voting, then no decision shall be taken.

33.5	In the event of a tie in voting on topics other than the election of persons, the proposal shall be rejected.

47

33.6	The members of the Board have as such an advisory role in the General Meeting.

33.7	Resolutions may also be passed in writing without holding a meeting, provided they are adopted by the unanimous vote of all relevant Shareholders entitled to vote.
CHAPTER 10. MEETINGS OF HOLDERS OF PREFERENCE SHARES
Article 34. Meetings of holders of Preference Shares.

34.1	Meetings of holders of Preference Shares shall be held whenever a resolution oif a meeting of holders of Preference Shares should be necessary according to these Articles of Association.

34.2	The Articles 28 through 33 shall apply by analogy to the resolutions of the meetings of holders of Preference Shares, provided that the meeting itself provide for its chairmanship.

34.3
In deviation of the provisions of Article 27.5 notices of meetings of holders of Preference Shares may be sent to the addresses of the Shareholders concerned shown in the register of Shareholders. However, if a Shareholder has provided the Company with another address for the purpose of receiving such notice, the notice may alternatively be sent to such other address.

34.4
Holders of Preference Shares may adopt resolutions of the Meetings of Preference Shares in writing without holding a meeting, provided they are adopted by the unanimous vote of all relevant Shareholders entitled to vote.

CHAPTER 11. FINANCIAL YEAR AND ANNUAL ACCOUNTS.
Article 35. Financial Year and Annual Accounts.

35.1	The Company's financial year shall coincide with the calendar year.

35.2	Annually, within four months after the end of the financial year, the Board shall prepare annual accounts.

35.3	The annual accounts shall be signed by the members of the Board, if the signature of one or more of them is missing, this shall be stated and reasons of this omission shall be given.

35.4	The annual accounts and the annual report shall furthermore be subject to the provisions of Book 2, Title 9 of the Dutch Civil Code.

35.5
The Company shall ensure that the annual accounts, the annual report and other information to be added pursuant to Section 2:392 subsection 1 of the Dutch Civil Code and by virtue of the law are present at the offices of the Company, as from the day the General Meeting is convened until the day of the General Meeting in which they will be discussed.

The Shareholders and Holders of Depositary Receipts may inspect those documents there and obtain a copy free of charge.

35.6
At the General Meeting at which it is resolved to adopt the annual accounts, a proposal concerning release of the members of the Board from liability for the management pursued, insofar as the exercise of their duties is reflected in the annual accounts or otherwise disclosed to the General Meeting prior to the adoption of the annual accounts, shall be brought up separately for discussion.

Article 36. Auditor.

36.1
The General Meeting or, if it fails to do so, the Board, shall instruct an Auditor to audit the annual accounts drawn up by the Board in accordance with the provisions of Section 2:393 subsection 3 of the Dutch Civil Code.

48

36.2	The Auditor shall report to the Board with regard to his audit and present the result of his audit in an opinion.
The General Meeting and the party that granted the assignment to an Auditor can withdraw the assignment at any time. The provisions of Section 2:393 subsection 2 of the Dutch Civil Code shall also apply to the withdrawal of an assignment to an Auditor.

36.3	The Board may grant assignments to the Auditor referred to in Article 36.1 or another Auditor at the Company's expense.
Article 37. Profit and Distributions.

37.1
From the profit as shown in the profit and loss account for the most recently ended financial year, at first a distribution shall be made, where possible, on the Preference Shares of a percentage equal to the average one monthly EURIBOR (EURO Interbank Offered Rate) - weighted to reflect the number of days for which the payment is made - plus a premium, to be determined by the Board, of at least one percentage point and at most four percentage points, depending on the prevailing market conditions. The dividend shall be calculated over the proportionate period of time if the relevant Preference Shares were issued in the course of the financial year.

If and insofar as the profit is not sufficient to fully make the aforementioned distribution, the deficit shall be distributed to the charge of the freely distributable reserves.
The dividend on the Preference Shares shall be calculated on the paid up part of the nominal amount. No further distributions shall be made on the Preference Shares than provisioned in this Article 37 and in Article 40.

37.2	Out of the profit that has not been distributed in accordance with the provisions of the Article 37.1, such reservations will be made as the Board will determine.

37.3	The profit that remains after application of the Articles 37.1 and 37.2 shall be at the disposal of the General Meeting provided that no further distributions will be made on the Preference Shares.

37.4	Profit will be distributed after adoption of the annual accounts from which it appears that it is permitted.

37.5	The Board may resolve to distribute an interim dividend on Ordinary Shares and/or Preference Shares.

37.6	The General Meeting may, but only pursuant to a proposal of the Board, resolve to distribute at the expense of a distributable reserve.

37.7
Distributions on Shares may only occur to a maximum of the amount of the Distributable Equity and, if an interim distribution is concerned, this requirement is met as appears from an interim statement of assets and liabilities as referred to in Section 2:105 subsection 4 of the Dutch Civil Code. The Company shall file the statement of assets and liabilities at the office of the Commercial Register within eight days after the day the distribution is divulged.

37.8	The General Meeting may, but only pursuant to a proposal of the Board, resolve that a distribution on Ordinary Shares shall take place, in whole or in part, not in money but in Shares in the Company.
Article 38. Release for Payment. Entitlement.

38.1
Dividends and other distributions shall be made payable within four weeks after adoption, unless the General Meeting determines another date at the proposal of the Board. Different payment release dates may be designated for the Ordinary Shares and the Preference Shares.

49

38.2	A claim of a Shareholder for payment of a distribution shall be barred after five years have elapsed after the day of payment.
CHAPTER 12. AMENDMENT OF THE ARTICLES OF ASSOCIATION. MERGER. DEMERGER. DISSOLUTION.
Article 39. Amendment of the Articles of Association. Merger. Demerger and Dissolution.

39.1
A resolution to amend the Articles of Association, to merge or to demerge within the meaning of Title 7, Book 2 of the Dutch Civil Code or to dissolve the Company can only be passed by the General Meeting on proposal of the Board.

39.2
When a proposal to amend the Articles of Association or to dissolve the Company is to be made to the General Meeting, the notice convening the General Meeting must state so and, at the same time, if it concerns an amendment of the Articles of Association, a copy of the proposal including the verbatim text thereof, shall be deposited and kept available at the Company's office, for inspection by the Shareholders and holders of a usufruct or pledge with voting rights for their inspection and free of charge, until the conclusion of the meeting.

Article 40. Liquidation.

40.1
In case of dissolution of the Company by virtue of a resolution of the General Meeting, the Board will be charged with the liquidation of the Company's affairs without prejudice to the provisions of Section 2:23 subsection 2 of the Dutch Civil Code.

40.2	During the liquidation process the provisions of the Articles of Association shall as far as possible remain in force.

40.3
From the balance of the Company's assets after payment of all debts and the costs of the liquidation shall be distributed first, to the extent possible, to the holders of Preference Shares, the amount paid on their Preference Shares, increased with a percentage equal to the percentage referred to in Article 36.1, calculated over each year or part of a year of the period commencing on the first day following the period over which the last dividend on the Preference Shares was paid and ending on the day of the distribution on Preference Shares referred to in this Article.

Whatever then remains shall be distributed to the holders of Ordinary Shares. All distributions shall be made in proportion to the number of Shares of the class concerned held by the Shareholders.

40.4	The liquidators are authorised, if the statement of assets indicates there is reason to do so, to make distributions in advance.

40.5	After liquidation, the Company's books and documents shall remain in the possession of the person designated for this purpose by the General Meeting for the period prescribed by law.
Article 41. Transitory Provision.
The provision of Article 4.1 of these Articles of Association shall only come into effect if and as soon as the Commercial Register has been notified of an issuance of new Ordinary Shares pursuant to a resolution to that effect of such number of Ordinary Shares that the entire issued and outstanding Share capital of the Company shall be at least one million six hundred thousand euro (EUR 1,600,000) under the condition precedent that the Commercial Register is notified of such issuance.
Until such notification takes place, Article 4.1 of these Articles of Association shall read as follows:

50

"4.1 The authorised capital amounts to seven million euro (EUR 7,000,000), divided into:

(a)	three hundred fifty million (350,000,000) Ordinary Shares of one euro cent (EUR 0.01) each; and

(b)	three hundred fifty million (350,000,000) Preference Shares of one euro cent (EUR 0.01) each."
*    *    *

51

SCHEDULE 3
PROPOSED ARTICLES OF ASSOCIATION OF SENSATA TECHNOLOGIES HOLDING PLC

CLIFFORD CHANCE LLP

INCORPORATED UNDER THE COMPANIES ACT 2006

THE COMPANIES ACT 2006

PUBLIC COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

of

SENSATA TECHNOLOGIES HOLDING PLC

Incorporated on 4 August 2017

Adopted by special resolution passed on 5 October 2017 with effect from ____________ 2018

Contents
Article		Page
PART 1 INTERPRETATION AND LIMITATION OF LIABILITY		7
1	Defined terms	7
2	Model articles or regulations not to apply	9
3	Liability of members	10
PART 2 DIRECTORS		10
DIRECTORS' POWERS AND RESPONSIBILITIES		10
4	Directors' general authority	10
5	Borrowing powers	10
6	Members' reserve power	10
7	Directors may delegate	11
8	Committees	11
DECISION MAKING BY DIRECTORS		11
9	Directors to take decisions collectively	11
10	Calling a directors' meeting	12
11	Participation in directors' meetings	12
12	Quorum for directors' meetings	12
13	Chairing directors' meetings	13
14	Voting at directors' meetings: general rules	13
DIRECTORS' INTERESTS		13
15	Directors' Interests	13
16	Directors' interests other than in relation to transactions or arrangements with the Company	13
17	Confidential information and attendance at directors' meetings	14
18	Declaration of interests in proposed or existing transactions or arrangements with the Company	15
19	Permitted transactions and arrangements notwithstanding interest	16
20	Remuneration and benefits	16
21	General voting and quorum requirements	16
22	Proposing directors' written resolutions	18
23	Adoption of directors' written resolutions	18
24	Directors' discretion to make further rules	19
APPOINTMENT OF DIRECTORS		19
25	Number of directors	19
26	Methods of appointing directors	19
27	Annual retirement of directors	20
28	Termination of director's appointment	21
29	Directors' fees	22
30	Directors' additional remuneration	23
31	Directors' pensions and other benefits	23
32	Remuneration of executive directors	23
33	Directors' expenses	24
PART 3 DECISION-MAKING BY MEMBERS		24

ORGANISATION OF GENERAL MEETINGS		24
34	Annual general meetings	24
35	Calling general meetings	24
36	Notice of general meetings	25
37	Member Proposed Resolutions at Annual General Meetings	26
38	Attendance and speaking at general meetings	26
39	Meeting security	27
40	Quorum for general meetings	27
41	Chairing general meetings	27
42	Conduct of meeting	27
43	Attendance and speaking by directors and non members	28
44	Dissolution and adjournment if quorum not present	28
45	Adjournment if quorum present	29
46	Notice of adjourned meeting	29
47	Business at adjourned meeting	30
VOTING AT GENERAL MEETINGS		30
48	Voting: general	30
49	Errors and disputes	31
50	Procedure on a poll	31
51	Appointment of proxy	31
52	Content of proxy notices	32
53	Delivery of proxy notices	32
54	Corporate representatives	33
55	Termination of authority	33
56	Amendments to resolutions	34
RESTRICTIONS ON MEMBERS' RIGHTS		34
57	No voting of shares on which money owed to company	34
APPLICATION OF RULES TO CLASS MEETINGS AND RIGHTS		34
58	Variation of class rights	34
59	Failure to disclose interests in shares	35
PART 4 SHARES AND DISTRIBUTIONS ISSUE OF SHARES		37
60	Allotment	37
61	Powers to issue different classes of share	37
62	Rights and restrictions attaching to shares	37
63	Payment of commissions on subscription for shares	39
INTERESTS IN SHARES		39
64	Company not bound by less than absolute interests	39
SHARE CERTIFICATES		39
65	Certificates to be issued except in certain cases	39
66	Contents and execution of certificates	40
67	Consolidated certificates	40
68	Replacement certificates	41
PARTLY PAID SHARES		41
69	Company's lien over partly paid shares	41
70	Enforcement of the company's lien	42
71	Call notices	43

72	Liability to pay calls	44
73	When call notice need not be issued	44
74	Failure to comply with call notice: automatic consequences	44
75	Payment of uncalled amount in advance	45
76	Notice of intended forfeiture	45
77	Directors' power to forfeit shares	45
78	Effect of forfeiture	46
79	Procedure following forfeiture	46
80	Surrender of shares	47
UNTRACED SHAREHOLDERS		47
81	Power of sale	47
82	Application of proceeds of sale	48
TRANSFERS AND TRANSMISSION OF SHARES		49
83	Transfers of shares	49
84	TRANSFERS OF UNCERTIFICATED SHARES	50
85	Transmission of shares	50
86	Transmittees' rights	50
87	Exercise of transmittees' rights	50
88	Transmittees bound by prior notices	51
CONSOLIDATION/DIVISION OF SHARES		51
89	Procedure for disposing of fractions of shares	51
DISTRIBUTIONS		52
90	Procedure for declaring dividends	52
91	Calculation of dividends	53
92	Payment of dividends and other distributions	53
93	Deductions from distributions in respect of sums owed to the company	55
94	No interest on distributions	55
95	Unclaimed distributions	56
96	Non cash distributions	56
97	Waiver of distributions	57
98	Scrip dividends	57
CAPITALISATION OF PROFITS AND RESERVES		59
99	Authority to capitalise and appropriation of capitalised sums	59
100	Record dates	60
PART 5 MISCELLANEOUS PROVISIONS COMMUNICATIONS		60
COMMUNICATIONS		60
101	Means of communication to be used	60
102	Loss of entitlement to notices	62
ADMINISTRATIVE ARRANGEMENTS		62
103	Secretary	62
104	Change of name	63
105	Authentication of documents	63
106	Company seals	63
107	Records of proceedings	63
108	Destruction of documents	64
109	Accounts	65

110	Provision for employees on cessation of business	66
111	Winding up of the company	66
DIRECTORS' INDEMNITY AND INSURANCE		66
112	Indemnity of officers and funding directors' defence costs	66
113	Insurance	68

PART 1

INTERPRETATION AND LIMITATION OF LIABILITY

1.	DEFINED TERMS

1.1	In the articles, unless the context requires otherwise:
"Act" means the Companies Act 2006;
"articles" means the Company's articles of association;
"auditors" means the auditors from time to time of the Company;
"bankruptcy" includes individual insolvency proceedings in a jurisdiction other than England and Wales or Northern Ireland which have an effect similar to that of bankruptcy;
"business day" means a day (not being a Saturday or Sunday) on which clearing banks are open for business in London and New York;
"call" has the meaning given in article 71.1;
"call notice" has the meaning given in article 71.1;
"certificate" means a paper certificate evidencing a person's title to specified shares or other securities;
"certificated" in relation to a share, means that it is not an uncertificated share;
"chairman" means the person appointed to that role pursuant to article 13.1;
"chairman of the meeting" has the meaning given in article 41.4;
"clear days" means, in relation to a period of notice, that period excluding the day when the notice is given or deemed to be given and the day for which it is given or on which it is to take effect;
"company" includes any body corporate (not being a corporation sole) or association of persons, whether or not a company within the meaning of the Act;
"Company" means Sensata Technologies Holding plc, a public limited company incorporated in England and Wales (registered number 10900776);
"Companies Acts" means the Companies Acts (as defined in section 2 of the Act), in so far as they apply to the Company;
"company's lien" has the meaning given in article 69.1;
"corporate representative" has the meaning given in article 54.1;
"director" means a director of the Company, and includes any person occupying the position of director, by whatever name called;
"distribution recipient" has the meaning given in article 92.5;
"document" includes, unless otherwise specified, any document sent or supplied in electronic form;
"FSMA" means the Financial Services and Markets Act 2000;
"fully paid" in relation to a share, means that the nominal value and any premium to be paid to the Company in respect of that share has been paid to the Company;
"Group" means the Company and its subsidiaries and subsidiary undertakings from time to time;
"holder" in relation to a share means the person whose name is entered in the register of members as the holder of that share;
"instrument" means a document in hard copy form;
"lien enforcement notice" has the meaning given in article 70;
"member" means a member of the Company;
"Model Articles" means the model articles for public companies limited by shares contained in Schedule 3 of the Companies (Model Articles) Regulations 2008 (SI 2009/3229) as amended prior to the date on which the Company was incorporated;
"Non-Voting Redeemable Shares" means the non-voting redeemable shares of EUR 1.00 each in the capital of the Company, having the rights and restrictions set out in article 62;
"Ordinary Shares" mean ordinary shares in the capital of the Company, having the rights and restrictions set out in article 62;
"paid" and "paid up" mean paid or credited as paid;
"participate", in relation to a directors' meeting, has the meaning given in article 11.1 and "participating director" shall be construed accordingly;
"partly paid" in relation to a share means that part of that share's nominal value and any premium at which it was issued which has not been paid to the Company;
"proxy notice" has the meaning given in article 52.1;
"qualifying person" means an individual who is a member of the Company, a corporate representative in relation to a meeting or a person appointed as proxy of a member in relation to a meeting;
"register" means the register of members of the Company kept under section 113 of the Act and, where the context requires, any register maintained by the Company of persons holding any renounceable right of allotment of a share;
"seal" means the common seal of the Company or any official or securities seal that the Company may have or may be permitted to have under the Act;
"secretary" means the secretary of the Company and includes any joint, assistant or deputy secretary and a person appointed by the directors to perform the duties of the secretary;
"senior holder" means, in the case of a share held by two or more joint holders, whichever of them is named first in the register;

"shares" means shares in the Company;
"subsidiary undertaking" or "parent undertaking" is to be construed in accordance with section 1162 (and Schedule 7) of the Act and for the purposes of this definition, a subsidiary undertaking shall include any person the shares or ownership interests in which are subject to security and where the legal title to the shares or ownership interests so secured are registered in the name of the secured party or its nominee pursuant to such security;
"transmittee" means a person entitled to a share by reason of the death or bankruptcy of a shareholder or otherwise by operation of law;
"uncertificated" means, in relation to a share, a share title to which is recorded in the register as being held in uncertificated form;
"writing" means the representation or reproduction of words, symbols or other information in a visible form by any method or combination of methods, whether sent or supplied in electronic form or otherwise.

1.2	Unless the context requires otherwise, words or expressions contained in these articles bear the same meaning given by the Act as it is in force when the articles are adopted.

1.3	Where an ordinary resolution of the Company is expressed to be required for any purpose, a special resolution is also effective for that purpose.

1.4	References to a "meeting" shall not be taken as requiring more than one person to be present if any quorum requirement can be satisfied by one person.

1.5	The headings in the articles do not affect their interpretation.

1.6
References to any statutory provision or statute include all modifications and re-enactments (with or without modification) to such provision or statute and all subordinate legislation made under any such provision or statute, in each case for the time being in force. This article 1.6 does not affect the interpretation of article 1.2.

1.7
The ejusdem generis principle of construction shall not apply. Accordingly, general words shall not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class of acts, matters or things or by examples falling within the general words.

1.8	In the articles, words importing one gender shall include each gender and a reference to a "spouse" shall include a reference to a civil partner under the Civil Partnership Act 2004.

2.	MODEL ARTICLES OR REGULATIONS NOT TO APPLY

No model articles or regulations contained in any statute or subordinate legislation, including those contained in the Model Articles, apply as the articles of association of the Company.

3.	LIABILITY OF MEMBERS

The liability of the members is limited to the amount, if any, unpaid on the shares held by them.

PART 2

DIRECTORS

DIRECTORS' POWERS AND RESPONSIBILITIES

4.	DIRECTORS' GENERAL AUTHORITY

4.1
Subject to the Act and the articles, the directors are responsible for the management of the Company's business, for which purpose they may exercise all the powers of the Company whether relating to the management of the business or not.

4.2	No alteration of the articles invalidates anything which the directors have done before the alteration.

4.3	The provisions of the articles giving specific powers to the directors do not limit the general powers given by this article 4.

4.4
The directors can appoint a person (not being a director) to an office having the title including the word "director" or attach such a title to an existing office. The directors can also terminate the appointment or use of that title. Even though a person's title includes "director", this does not imply that they are (or are deemed to be) directors of the Company or that they can act as a director as a result of having such a title or be treated as a director of the Company for any of the purposes of the Act or the articles.

4.5
The directors may in their discretion exercise (or cause to be exercised) the powers conferred by shares of another company held (or owned) by the Company or a power of appointment to be exercised by the Company (including the exercise of the voting power or power of appointment in favour of the appointment of a director as an officer or employee of that company).

4.6
Subject to the Act, the directors may exercise the powers of the Company regarding keeping an overseas, local or other register and may make and vary regulations as they think fit concerning the keeping of such a register.

5.	BORROWING POWERS

The directors may exercise all the powers of the Company to borrow money and to mortgage or charge all or part of the undertaking, property and assets (present or future) and uncalled capital of the Company and, subject to the Act, to issue debentures and other securities, whether outright or as collateral security for a debt, liability or obligation of the Company or of a third party.

6.	MEMBERS' RESERVE POWER

6.1	The members may, by special resolution, direct the directors to take, or refrain from taking,

specified action.

6.2	No such special resolution invalidates anything that the directors have done before that resolution is passed.

7.	DIRECTORS MAY DELEGATE

7.1	Subject to the articles, the directors may delegate any of their powers, authorities and discretions:

7.1.1    to such person or committee;

7.1.2	by such means (including by power of attorney);

7.1.3	to such an extent;

7.1.4	in relation to such matters or territories; and

7.1.5    on such terms and conditions;

as they think fit.

7.2	If the directors so specify, any such delegation may authorise further delegation of the directors' powers, authorities and discretions by any person to whom they are delegated.

7.3	If the directors delegate under article 7.1, they may retain or exclude the right to exercise the delegated powers, authorities and discretions together with that person or committee.

7.4
Where a provision in the articles refers to the exercise of a power, authority or discretion by the directors and that power, authority or discretion has been delegated by the directors to a person or a committee under article 7.1, the provision shall be construed as permitting the exercise of the power, authority or discretion by that person or committee.

7.5	The directors may revoke any delegation in whole or part, or alter its terms and conditions.

8.	COMMITTEES

8.1
Committees to which the directors delegate any of their powers must follow procedures which are based as far as they are applicable on those provisions of the articles which govern the taking of decisions by directors.

DECISION-MAKING BY DIRECTORS

9.	DIRECTORS TO TAKE DECISIONS COLLECTIVELY

9.1	Decisions of the directors may be taken:

9.1.1	at a directors' meeting; or

9.1.2	in the form of a directors' written resolution.

10.	CALLING A DIRECTORS' MEETING

10.1	Any director may call a directors' meeting.

10.2	The secretary must call a directors' meeting if a director so requests.

10.3	A directors' meeting is called by giving notice of the meeting to the directors.

10.4	Notice of any directors' meeting must indicate:

10.4.1	its proposed date and time;

10.4.2	where it is to take place; and

10.4.3	if it is anticipated that directors participating in the meeting will not be in the same place, how it is proposed that they should communicate with each other during the meeting.

10.5	Notice of a directors' meeting must be given to each director, but need not be in writing.

10.6
Notice of a directors' meeting need not be given to a director who waives his entitlement to notice of that meeting, by giving notice to that effect to the Company at any time before or after the date on which the meeting is held. Where such notice is given after the meeting has been held, that does not affect the validity of the meeting, or of any business conducted at it.

11.	PARTICIPATION IN DIRECTORS' MEETINGS

11.1	Subject to the articles, directors "participate" in a directors' meeting, or part of a directors' meeting, when:

11.1.1	the meeting has been called and takes place in accordance with the articles; and

11.1.2	they can each communicate to the others any information or opinions they have on any particular item of the business of the meeting.

11.2	In determining whether a director is participating in a directors' meeting, it is irrelevant where the director is or how he communicates with the others.

11.3	If all the directors participating in a meeting are not in the same place, they may decide that the meeting is to be treated as taking place wherever any of them is.

12.	QUORUM FOR DIRECTORS' MEETINGS

12.1	At a directors' meeting, unless a quorum is participating, no proposal is to be voted on, except a proposal to call another meeting.

12.2	The quorum for directors' meetings may be fixed from time to time by a decision of the directors and unless otherwise fixed is a majority of the directors then in office.

13.	CHAIRING DIRECTORS' MEETINGS

13.1	The directors may appoint a director to chair their meetings.

13.2	The directors may appoint other directors as vice, deputy or assistant chairmen to chair directors' meetings in the chairman's absence.

13.3	The directors may terminate the appointment of the chairman, vice, deputy or assistant chairman at any time.

13.4
If neither the chairman nor any director appointed generally to chair directors' meetings in the chairman's absence is participating in a meeting within ten minutes of the time at which it was to start, the participating directors must appoint one of their number to chair it.

14.	VOTING AT DIRECTORS' MEETINGS: GENERAL RULES

14.1	Subject to the articles, a decision is taken at a directors' meeting by a majority of the votes of the participating directors.

14.2	Subject to the articles, each director participating in a directors' meeting has one vote.

DIRECTORS' INTERESTS

15.	DIRECTORS' INTERESTS

A director shall be authorised for the purposes of section 175 of the Act to act or continue to act as a director of the Company notwithstanding that at the time of his appointment or subsequently he also holds office as a director of, or holds any other office, employment or engagement with, any other member of the Group.

16.	DIRECTORS' INTERESTS OTHER THAN IN RELATION TO TRANSACTIONS OR ARRANGEMENTS WITH THE COMPANY

16.1	The directors may authorise any matter proposed to them which would, if not so authorised, involve a breach of duty by a director under section 175 of the Act.

16.2	Any authorisation under article 16.1 will be effective only if:

16.2.1
any requirement as to the quorum at the meeting or part of the meeting at which the matter is considered is met without counting the director in question or any other director interested in the matter under consideration; and

16.2.2	the matter was agreed to without such directors voting or would have been agreed to if such directors' votes had not been counted.

16.3	The directors may give any authorisation under article 16.1 upon such terms and conditions as they think fit. The directors may vary or terminate any such authorisation at any time.

16.4	For the purposes of articles 15 to 21 a conflict of interest includes a conflict of interest and duty and a conflict of duties, and "interest" includes both direct and indirect interests.

17.	CONFIDENTIAL INFORMATION AND ATTENDANCE AT DIRECTORS' MEETINGS

17.1
A director shall be under no duty to the Company with respect to any information which he obtains or has obtained otherwise than as a director of the Company and in respect of which he owes a duty of confidentiality to another person. In particular the director shall not be in breach of the general duties he owes to the Company by virtue of sections 171 to 177 of the Act because he:

17.1.1	fails to disclose any such information to the directors or to any director or other officer or employee of the Company; and/or

17.1.2	does not use or apply any such information in performing his duties as a director of the Company.

However, to the extent that his relationship with that other person gives rise to a conflict of interest or possible conflict of interest, this article 17.1 applies only if the existence of that relationship has been authorised by the directors under article 16.1 (subject, in any such case, to any terms and conditions upon which such authorisation was given).

17.2
Where the existence of a director's relationship with another person has been authorised by the directors under article 16.1 and his relationship with that person gives rise to a conflict of interest or possible conflict of interest, the director shall not be in breach of the general duties he owes to the Company by virtue of sections 171 to 177 of the Act because he:

17.2.1
absents himself from meetings of the directors or a committee of directors (or the relevant portions thereof) at which any matter relating to the conflict of interest or possible conflict of interest will or may be discussed or from the discussion of any such matter at a meeting or otherwise; and/or

17.2.2
makes arrangements not to receive documents and information relating to any matter which gives rise to the conflict of interest or possible conflict of interest sent or supplied by the Company and/or for such documents and information to be received and read by a professional adviser on his behalf, for so long as he reasonably believes such conflict of interest (or possible conflict of interest) subsists.

17.3	The provisions of articles 17.1 and 17.2 are without prejudice to any equitable principle or rule of law which may excuse the director from:

17.3.1	disclosing information, in circumstances where disclosure would otherwise be required under these articles; and/or

17.3.2	attending meetings or discussions or receiving documents and information as referred to in article 17.2, in circumstances where such attendance or receiving such documents and information would otherwise be required under these articles.

18.	DECLARATION OF INTERESTS IN PROPOSED OR EXISTING TRANSACTIONS OR ARRANGEMENTS WITH THE COMPANY

18.1
A director who is in any way, directly or indirectly, interested in a proposed transaction or arrangement with the Company must declare the nature and extent of his interest to the other directors before the Company enters into the transaction or arrangement.

18.2
A director who is in any way, directly or indirectly, interested in a transaction or arrangement that has been entered into by the Company must declare the nature and extent of his interest to the other directors as soon as is reasonably practicable, unless the interest has already been declared under article 18.1.

18.3	Any declaration required by article 18.1 may (but need not) be made:

18.3.1	at a meeting of the directors;

18.3.2	by notice in writing in accordance with section 184 of the Act; or

18.3.3	by general notice in accordance with section 185 of the Act.

18.4	Any declaration required by article 18.2 must be made:

18.4.1	at a meeting of the directors;

18.4.2	by notice in writing in accordance with section 184 of the Act; or

18.4.3	by general notice in accordance with section 185 of the Act.

18.5	If a declaration made under article 18.1 or 18.2 above proves to be, or becomes, inaccurate or incomplete, a further declaration must be made under article 18.1 or
18.2 as appropriate.

18.6	A director need not declare an interest under this article 18.6 or article 19.1:

18.6.1	if it cannot reasonably be regarded as likely to give rise to a conflict of interest;

18.6.2	if, or to the extent that, the other directors are already aware of it (and for this purpose the other directors are treated as aware of anything of which they ought reasonably to be aware);

18.6.3
if, or to the extent that, it concerns terms of his service contract that have been or are to be considered by a meeting of the directors or by a committee of the directors appointed for the purpose under these articles; or

18.6.4	if the director is not aware of his interest or is not aware of the transaction or arrangement in question (and for this purpose a director is treated as being aware of matters of which he ought reasonably to be aware).

19.	PERMITTED TRANSACTIONS AND ARRANGEMENTS NOTWITHSTANDING INTEREST

19.1
Subject to the Act and provided that he has declared to the directors the nature and extent of his interest to the other directors (unless the interest falls within article 18.6), a director notwithstanding his office:

19.1.1	may be a party to, or otherwise be interested in, any transaction or arrangement with the Company or in which the Company is directly or indirectly interested;

19.1.2
may act by himself or through his firm in a professional capacity for the Company (otherwise than as auditor), and in any such case on such terms as to remuneration and otherwise as the directors may decide; or

19.1.3
may be a director or other officer of, or employed by, or a party to any transaction or arrangement with, or otherwise be interested in, any body corporate in which the Company is directly or indirectly interested, and such matters are authorised for the purposes of section 175 of the Act (where applicable).

20.	REMUNERATION AND BENEFITS

20.1
A director shall not, by reason of his office, be accountable to the Company for any remuneration or other benefit which he derives from any office or employment or from any transaction or arrangement or from any interest in any body corporate:

20.1.1	the acceptance, entry into or existence of which is authorised by the directors under article 16.1 (subject, in any such case, to any terms and conditions upon which such authorisation was given); or

20.1.2	which he is permitted to hold or enter into by virtue of article 19 or otherwise under these articles,

nor shall the receipt of any such remuneration or other benefit constitute a breach of his duty under section 176 of the Act. No transaction or arrangement authorised or permitted under articles 16.1 or 19 or otherwise under these articles shall be liable to be avoided on the ground of any such interest or benefit.

21.	GENERAL VOTING AND QUORUM REQUIREMENTS

21.1
Save as otherwise provided by these articles, a director shall not vote on or be counted in the quorum in relation to a resolution of the directors or committee of the directors concerning a matter in which he has a direct or indirect interest which is, to his knowledge, a material interest (otherwise than by virtue of his interest in shares or debentures or other securities of or otherwise in or through the Company), but this prohibition does not apply to a resolution concerning any of the following matters:

21.1.1
the giving of a guarantee, security or indemnity in respect of money lent or obligations incurred by him or any other person at the request of or for the benefit of the Company or any of its subsidiary undertakings;

21.1.2
the giving of a guarantee, security or indemnity in respect of a debt or obligation of the Company or any of its subsidiary undertakings for which the director has assumed responsibility in whole or in part, either alone or jointly with others, under a guarantee or indemnity or by the giving of security;

21.1.3
a transaction or arrangement concerning an offer of shares, debentures or other securities of the Company or any of its subsidiary undertakings for subscription or purchase, in which offer he is or may be entitled to participate as a holder of securities or in the underwriting or sub-underwriting of which he is to participate;

21.1.4
a transaction or arrangement to which the Company is or is to be a party concerning another company (including a subsidiary undertaking of the Company) in which he or any person connected with him is interested (directly or indirectly) whether as an officer, shareholder, creditor or otherwise (a "relevant company"), if he and any persons connected with him do not to his knowledge hold an interest in shares (as that term is used in sections 820 to 825 of the Act) representing one per cent. or more of either any class of the equity share capital (excluding any shares of that class held as treasury shares) in the relevant company or of the voting rights available to members of the relevant company;

21.1.5
a transaction or arrangement for the benefit of the employees of the Company or any of its subsidiary undertakings (including any pension fund or retirement, death or disability scheme) which does not award him a privilege or benefit not generally awarded to the employees to whom it relates; or

21.1.6	a transaction or arrangement concerning the purchase or maintenance of any insurance policy for the benefit of directors or for the benefit of persons including directors.

21.2
A director shall not vote on or be counted in the quorum in relation to a resolution of the directors or committee of the directors concerning his own appointment (including fixing or varying the terms of his appointment or its termination) as the holder of an office or place of profit with the Company or any body corporate in which the Company is directly or indirectly interested. Where proposals are under consideration concerning the appointment (including fixing or varying the terms of appointment or its termination) of two or more directors to offices or places of profit with the Company or a body corporate in which the Company is directly or indirectly interested, such proposals may be divided and a separate resolution considered in relation to each director. In that case, each of the directors concerned (if not otherwise debarred from voting under article 21) is entitled to vote (and be counted in the quorum) in respect of each resolution except that concerning his own appointment.

21.3
If a question arises at a meeting as to the materiality of a director's interest (other than the interest of the chairman of the meeting) or as to the entitlement of a director (other than the chairman) to vote or be counted in a quorum and the question is not resolved by his voluntarily agreeing to abstain from voting or being counted in the quorum, the question shall be referred to the chairman and his ruling in relation to the director concerned is conclusive and binding on all concerned.

21.4
If a question arises at a meeting as to the materiality of the interest of the chairman of the meeting or as to the entitlement of the chairman to vote or be counted in a quorum and the question is not resolved by his voluntarily agreeing to abstain from voting or being counted in the quorum, the question shall be decided by resolution of the directors or committee members present at the meeting (excluding the chairman) whose majority vote is conclusive and binding on all concerned.

21.5
The Company may by ordinary resolution suspend or relax the provisions of articles 15 to 21 to any extent. Subject to the Act, the Company may by ordinary resolution ratify any transaction or arrangement not properly authorised by reason of a contravention of articles 15 to 21.

22.	PROPOSING DIRECTORS' WRITTEN RESOLUTIONS

22.1	Any director may propose a directors' written resolution.

22.2	The secretary must propose a directors' written resolution if a director so requests.

22.3	A directors' written resolution is proposed by giving written notice of the proposed resolution to each director.

22.4	Notice of a proposed directors' written resolution must indicate:

22.4.1	the proposed resolution;

22.4.2	the time by which it is proposed that the directors should adopt it; and

22.4.3	the manner in which directors can indicate their agreement in writing to it, for the purposes of article 23.

23.	ADOPTION OF DIRECTORS' WRITTEN RESOLUTIONS

23.1
A proposed directors' written resolution is adopted when all directors who would have been entitled to vote on the resolution at a directors' meeting or committee meeting have signed one or more copies of it, or have otherwise indicated their agreement in writing to it (which may include by electronic means) provided that those directors would have formed a quorum at such a meeting. A director indicates his agreement in writing to a proposed directors' written resolution when the Company receives from him an authenticated document identifying the resolution to which it relates and indicating the director's agreement to the resolution, in accordance with section 1146 of the Act. Once a director has so indicated his agreement, it may not be revoked.

23.2	It is immaterial whether any director signs the resolution or otherwise indicates his agreement in writing to it before or after the time by which the notice proposed that it should be adopted.

23.3	Once a directors' written resolution has been adopted, it must be treated as if it had been a decision taken at a directors' meeting or committee meeting in accordance with the articles.

24.	DIRECTORS' DISCRETION TO MAKE FURTHER RULES

Subject to the articles, the directors may make any rule which they think fit about how they take decisions, and about how such rules are to be recorded or communicated to directors.

APPOINTMENT OF DIRECTORS

25.	NUMBER OF DIRECTORS

25.1	Unless and until otherwise decided by the Company by ordinary resolution the number of directors must not be less than eight and must not be more than twelve.

25.2	The composition of the board and, if applicable, each director, shall satisfy the requirements of applicable law and any securities exchange on which the Company's securities are listed.

26.	METHODS OF APPOINTING DIRECTORS

26.1	Subject to the articles, any person who is willing to act as a director, and is permitted by law to do so, may be appointed to be a director:

26.1.1	by ordinary resolution;

26.1.2	at a general meeting called under article 35.4; or

26.1.3	by a decision of the directors.

26.2	A director appointed under article 26.1.3 must retire at the conclusion of the next annual general meeting after his appointment unless he is reappointed during that meeting.

26.3
Subject to the Act, the directors may appoint one or more directors to hold an executive office with the Company for such term and on such other terms and conditions as (subject to the Act) the directors think fit. The directors may revoke or terminate an appointment, without prejudice to a claim for damages for breach of the contract of service between the director and the Company or otherwise.

26.4
Subject to the Act, the directors may enter into an agreement or arrangement with any director for the provision of any services outside the scope of the ordinary duties of a director.    Any such agreement or arrangement may be made on such terms and conditions as (subject to the Act) the directors think fit and (without prejudice to any other provision of the articles) they may remunerate any such director for such services as they think fit.

26.5	The only persons who can be elected or, as the case may be, re-elected directors at a general meeting are the following:

26.5.1	a director who is retiring at the meeting;

26.5.2	a person who is recommended by the directors;

26.5.3
a person who has been proposed by a member (other than the person to be proposed) who is entitled to attend and to vote at the meeting. The proposing member must provide written notice that he intends to propose the person for election and the notice must:

(a)	be delivered at least seven days before the date of the meeting;

(b)
state the particulars which would be required to be included in the register of directors if the proposed director were appointed (or reappointed), as well as all information required to be disclosed in a proxy statement or other filings required to be made under any applicable laws and any rules governing the listing of securities on any stock exchange on which any shares of the Company are listed or traded; and

(c)	be accompanied by notice given by proposed director of his willingness to be appointed (or reappointed).

26.6
A resolution for the appointment of two or more persons as directors by a single resolution is void unless a resolution that the resolution for appointment is proposed in this way has first been proposed by the meeting without a vote being given against it.

26.7	A director need not be a member.

26.8	All acts done by:

26.8.1	a meeting of the directors;

26.8.2	a meeting of a committee of the directors;

26.8.3	written resolution of the directors; or

26.8.4	a person acting as a director or a committee member,

shall be valid notwithstanding that it is discovered afterwards that there was a defect in the appointment of a person or persons acting or that any of them were disqualified from holding office, had ceased to hold office or were not entitled to vote on the matter in question.

27.	ANNUAL RETIREMENT OF DIRECTORS

27.1	At the end of each annual general meeting held after the adoption of these articles all the directors shall retire from office unless appointed or reappointed at the meeting.

27.2
A director who retires at an annual general meeting can be reappointed by members. Subject to articles 27.4 and 27.5, if he is not reappointed (or deemed to be reappointed), he may remain a director until the meeting appoints someone in his place or, if it does not appoint anyone, until the end of the meeting.

27.3	Subject to articles 27.4 and 27.5, if the Company does not fill the vacancy of a director who retires at an annual general meeting, the retiring director (if willing) will be deemed reappointed unless:

27.3.1	it is expressly resolved not to fill the vacancy; or

27.3.2	a resolution for reappointment of the director is put to the meeting and lost.

27.4	If:

27.4.1	any resolution or resolutions for the appointment or reappointment of the persons eligible for appointment or reappointment as directors are put to the annual general meeting and lost; and

27.4.2
at the end of that meeting the number of directors is fewer than any minimum number of directors required under article 25, all retiring directors who stood for reappointment at that meeting (the "retiring directors") shall be deemed to have been reappointed as directors and shall remain in office, but the retiring directors:

(a)
may only act for the purposes of filling vacancies and convening general meetings of the Company and may only perform such duties as are appropriate to maintain the Company as a going concern and to comply with the Company's legal and regulatory obligations; and

(b)
shall convene a general meeting as soon as reasonably practical following the meeting referred to in article 27.4.1 and they shall retire from office at that meeting if the number of directors appointed or ratified by the Company at that meeting is equal to or more than the minimum number of directors required under article 25.

27.5
If at the end of the general meeting convened under article 27.4.2 the number of directors is fewer than any minimum number of directors required under article 25, the provisions of article 27.4 shall also apply in respect of such meeting.

27.6	Subject to the Act, a person can be appointed (or remain) a director regardless of his age.

28.	TERMINATION OF DIRECTOR'S APPOINTMENT

28.1	In addition to any power of removal under the Act, the Company can by ordinary resolution remove a director even though his time in office has not ended (without prejudice to a claim for damages for breach of contract or otherwise) and, subject to the articles, by ordinary resolution appoint a person to replace a director who has been removed in this way. A person appointed under this article to replace a director who has been removed, will be due to retire when the director he replaces would have been due to retire.

28.2	A person ceases to be a director as soon as:

28.2.1	the period expires, if he has been appointed for a fixed period;

28.2.2	he ceases to be a director by virtue of any provision of the Act, is removed from office under the articles or is prohibited from being a director by law;

28.2.3	a bankruptcy order is made against him;

28.2.4	a composition is made with his creditors generally in satisfaction of his debts;

28.2.5
a registered medical practitioner who is treating that person gives a written opinion to the Company stating that that person has become physically or mentally incapable of acting as a director and may remain so for more than three months and the directors resolve that he cease to be a director;

28.2.6
by reason of his mental health, a court makes an order which wholly or partly prevents that person from personally exercising any powers or rights which that person would otherwise have and the directors resolve that he cease to be a director;

28.2.7	he is absent, without the permission of the directors, from directors' meetings for six consecutive months and the directors resolve that he cease to be a director;

28.2.8	he is removed from office by notice addressed to him at his last-known address and signed by all his co-directors (without prejudice to a claim for damages for breach of contract or otherwise); or

28.2.9	notification is received by the Company from the director that the director is resigning from office as director, and such resignation has taken effect in accordance with its terms.

28.3	A resolution of the directors declaring a director to have ceased to be a director under the terms of this article is conclusive as to the fact and grounds of cessation stated in the resolution.

28.4	If a director ceases to be a director for any reason, he shall cease to be a member of any committee of the directors.

29.	DIRECTORS' FEES

29.1	Directors may undertake any services for the Company that the directors decide.

29.2
Unless otherwise determined by ordinary resolution, directors are entitled for their services to such total fees as the directors determine. But the total fees paid to directors must not exceed any sum decided by ordinary resolution.

29.3
The total fees will be divided among the directors in the proportions that the directors decide. If no decision is made, the total fees will be divided equally. A fee payable under this article 29.2 is distinct from any salary, remuneration or other amount payable to a director under the articles or otherwise. Unless the directors determine otherwise, a fee payable under this article 29.2 accrues from day to day.

29.4
Subject to the Act and the articles, directors' fees may be payable in any form and, in particular, the directors may arrange for part of a fee payable under this article 29 to be provided in the form of fully paid shares of the Company. The amount of the fee payable in this way is at the directors' discretion. The amount of the fee will be applied to purchase or subscribe for shares on behalf of the director.

29.5
Unless the directors decide otherwise, a director is not accountable to the Company for any remuneration which he receives as a director or other officer or employee of the Company's subsidiary undertakings or of any other body corporate in which the Company is interested.

30.	DIRECTORS' ADDITIONAL REMUNERATION

30.1	The directors can pay additional remuneration (whether by way of salary, percentage of profits or otherwise) and expenses to any director who at the request of the directors:

30.1.1	makes a special journey for the Company;

30.1.2	performs a special service for the Company; or

30.1.3	works abroad in connection with the Company's business.

31.	DIRECTORS' PENSIONS AND OTHER BENEFITS

31.1	The directors may decide whether to pay or provide (by insurance or otherwise):

31.1.1	pensions, retirement or superannuation benefits;

31.1.2	death, sickness or disability benefits;

31.1.3	gratuities; or

31.1.4	other allowances,

to any person who is or who was a director of:

31.1.5	the Company;

31.1.6	a subsidiary undertaking of the Company;

31.1.7	any company which is or was allied to or associated with the Company or any of its subsidiary undertakings; or

31.1.8	a predecessor in business of the Company or any of its subsidiary undertakings,

or to a member of his family including a spouse, former spouse or a person who is (or was) dependent on him.

31.2
For the purpose of article 31.1, the directors may establish, maintain, subscribe and contribute to any scheme trust or fund and pay premiums. The directors may arrange for this to be done either by the Company alone or in conjunction with another person.

32.	REMUNERATION OF EXECUTIVE DIRECTORS

32.1	The salary or remuneration of a director appointed to hold employment or executive office in accordance with these articles may be:

32.1.1	a fixed sum;

32.1.2	wholly or partly governed by business done or profits made; or

32.1.3	as the directors decide.

This salary or remuneration may be in addition to or instead of a fee payable to him for his services as a director under these articles.

33.	DIRECTORS' EXPENSES

33.1	The Company may repay any reasonable travelling, hotel and other expenses which a director properly incurs in performing his duties as director in connection with his attendance at:

33.1.1	directors' meetings;

33.1.2	committee meetings;

33.1.3	general meetings; or

33.1.4	separate meetings of the holders of any class of shares or of debentures of the Company,

or otherwise in connection with the exercise of their powers and the discharge of his responsibilities in relation to the Company.

33.2	Subject to the Act, the directors may make arrangements to provide a director with funds to meet expenditure incurred (or to be incurred) by him for the purposes of:

33.2.1	the Company;

33.2.2	enabling him to properly perform his duties as an officer of the Company; or

33.2.3	enabling him to avoid incurring any such expenditure.

PART 3

DECISION-MAKING BY MEMBERS

ORGANISATION OF GENERAL MEETINGS

34.	ANNUAL GENERAL MEETINGS

34.1
Subject to the Act, the Company must hold an annual general meeting in each period of six months beginning with the day following its accounting reference date (in addition to any other general meeting held in that period).

34.2	The directors may decide where and when to hold annual general meetings.

35.	CALLING GENERAL MEETINGS

35.1	The directors may call a general meeting whenever they think fit.

35.2	On the requirement of members under the Act, the directors must call a general meeting:

35.2.1	within 21 days from the date on which the directors become subject to the requirement; and

35.2.2	to be held on a date not more than 28 days after the date of the notice calling the meeting.

35.3	At a general meeting called by a requisition (or by requisitionists), no business may be transacted except that stated by the requisition or proposed by the directors.

35.4	A general meeting may also be called under this article 35.4. if:

35.4.1	the Company has fewer than two directors; and

35.4.2	the director (if any) is unable or unwilling to appoint sufficient directors to make up a quorum or to call a general meeting to do so,

then two or more members may call a general meeting (or instruct the secretary to do so) for the purpose of appointing one or more directors.

36.	NOTICE OF GENERAL MEETINGS

36.1	At least 21 clear days' notice must be given to call an annual general meeting. Subject to the Act, at least 14 clear days' notice must be given to call all other general meetings.

36.2	Notice of a general meeting must be given to:

36.2.1	the members (other than any who, under the provisions of the articles or the terms of allotment or issue of shares, are not entitled to receive notice);

36.2.2	the directors;

36.2.3	beneficial owners nominated to enjoy information rights under the Act; and

36.2.4	the auditors.

36.3	The directors may decide that persons entitled to receive notices of a general meeting are those on the register at the close of business on a day the directors decide

36.4
Subject to the Act and other applicable rules, the directors my decide that persons entitled to attend or vote at a general meeting are those on the register at the close of business on a day chosen by the directors.

36.5
The accidental omission to give notice of a general meeting or to send, supply or make available any document or information relating to a meeting to, or the non receipt of any such notice, document or information by, a person entitled to receive any such notice, document or information will not invalidate the proceedings at that meeting.

36.6
Subject to the Act, if the directors decide that it is impractical or unreasonable for any reason to hold a general meeting at the time, date or place set out in the notice for calling the meeting, they can move or postpone the meeting (or both). Subject to the Act, and any other applicable rules, if the directors do this, an announcement of the time, date and place of the re-arranged meeting will, if practical, be published on the Company's website. Notice of the business of the meeting does not need to be given again. The directors must take reasonable steps to ensure that any member trying to attend the meeting at the original time, date and/or place is informed of the new arrangements. If a meeting is re-arranged in this way, proxy forms can be delivered as specified in article 53. The directors can also move or postpone (or both) the re-arranged meeting under this article.

37.	MEMBER PROPOSED RESOLUTIONS AT ANNUAL GENERAL MEETINGS

37.1
Subject to the Act, members representing the threshold required under the Act may require the Company to include a resolution at the annual general meeting provided that such resolution has been received by the Company not later than:

37.1.1	six weeks before the annual general meeting to which the request relates; or

37.1.2	if later, the time at which notice is given of that meeting.

38.	ATTENDANCE AND SPEAKING AT GENERAL MEETINGS

38.1	The directors may make whatever arrangements they consider appropriate to enable those attending a general meeting to exercise their rights to speak and vote at it.

38.2	In determining attendance at a general meeting, it is immaterial whether any two or more members attending it are in the same place as each other.

38.3
Two or more persons who are not in the same place as each other attend a general meeting if their circumstances are such that if they have (or were to have) rights to speak and vote at that meeting, they are (or would be) able to exercise them.

38.4
A person is able to exercise the right to speak at a general meeting when that person is in a position to communicate to all those attending the meeting, during the meeting, any information or opinions which that person has on the business of the meeting.

38.5	A person is able to exercise the right to vote at a general meeting when:

38.5.1	that person is able to vote, during the meeting, on resolutions put to the vote at the meeting; and

38.5.2	that person's vote can be taken into account in determining whether or not such resolutions are passed at the same time as the votes of all the other persons attending the meeting.

39.	MEETING SECURITY

39.1
The directors may make any arrangement and impose any restriction they consider appropriate to ensure the security of a general meeting including the searching of a person attending the meeting and the restriction of the items of personal property that may be taken into the meeting place.

39.2	The directors may authorise one or more persons, including a director or the secretary or the chairman of the meeting, to:

39.2.1	refuse entry to a meeting to a person who refuses to comply with these arrangements or restrictions; and

39.2.2	eject from a meeting any person who causes the proceedings to become disorderly.

40.	QUORUM FOR GENERAL MEETINGS

40.1	No business other than the appointment of the chairman of the meeting is to be transacted at a general meeting if the persons attending the meeting do not constitute a quorum.

40.2	If the Company has only one member entitled to attend and vote at the general meeting, one qualifying person present at the meeting and entitled to vote is a quorum.

40.3	Subject to the Act, in all cases other than that in article 40.2 qualifying persons representing a majority of the votes of the Company entitled to be exercised at the meeting are a quorum.

41.	CHAIRING GENERAL MEETINGS

41.1	If the directors have appointed a chairman, the chairman shall chair general meetings if present and willing to do so.

41.2	If the chairman is absent and the directors have appointed a vice, deputy or assistant chairman, then the senior of them shall act as the chairman.

41.3	If the directors have not appointed a chairman (or vice, deputy or assistant chairman), or if the chairman (or vice, deputy or assistant chairman) is unwilling to chair the meeting or is not present within ten minutes of the time at which a meeting was due to start:

41.3.1	the directors present; or

41.3.2	(if no directors are present), the meeting,

must appoint a director or member to chair the meeting. If only one director is present and willing and able to act, he shall be the chairman. The appointment of the chairman of the meeting must be the first business of the meeting.

41.4	The person chairing a meeting in accordance with this article is referred to as "the chairman of the meeting".

42.	CONDUCT OF MEETING

42.1
Without prejudice to any other power which he may have under the articles or at common law, the chairman of the meeting may take such action as he thinks fit to promote the orderly conduct of the business of the meeting as specified in the notice of meeting. His decision on matters of procedure or arising incidentally from the business of the meeting will be final, as will be his decision as to whether any matter is of such a nature.

42.2
If it appears to the chairman of the meeting that the meeting place specified in the notice calling the meeting is inadequate to accommodate all members entitled and wishing to attend, the meeting shall be duly constituted and its proceedings valid if the chairman is satisfied that adequate facilities are available to ensure that a member who is unable to be accommodated is able to:

42.2.1	participate in the business for which the meeting has been called;

42.2.2	exercise his rights to speak and to vote at the meeting in accordance with article 37;

42.2.3	hear and see all persons present who speak (whether by the use of microphones, loud-speakers, audio-visual communications equipment or otherwise), whether in the meeting place or elsewhere; and

42.2.4	be heard and seen by all other persons present in the same way.

43.	ATTENDANCE AND SPEAKING BY DIRECTORS AND NON-MEMBERS

43.1	Directors may attend and speak at general meetings whether or not they are members.

43.2	The chairman of the meeting may permit other persons who are not:

43.2.1	members of the Company, or

43.2.2	otherwise entitled to exercise the rights of members in relation to general meetings, to attend and speak at a general meeting if he considers it will assist the deliberations of the meeting.

44.	DISSOLUTION AND ADJOURNMENT IF QUORUM NOT PRESENT

44.1
If a general meeting was requisitioned by members and the persons attending the meeting within 30 minutes of the time at which the meeting was due to start (or such longer time as the chairman of the meeting decides to wait) do not constitute a quorum, or if during the meeting a quorum ceases to be present, the meeting is dissolved.

44.2
In the case of a general meeting other than one requisitioned by members, if the persons attending the meeting within 30 minutes of the time at which the meeting was due to start (or such longer time as the chairman of the meeting decides to wait) do not constitute a quorum, or if during the meeting a quorum ceases to be present, the chairman of the meeting must adjourn it.

44.3	The continuation of a general meeting adjourned under article 44.2 for lack of quorum is to take place either:

44.3.1	on a day that is not less than 14 days but not more than 28 days after it was adjourned and at a time and/or place specified for the purpose in the notice calling the meeting; or

44.3.2
where no such arrangements have been specified, on a day that is not less than 14 days but not more than 28 days after it was adjourned and at such time and/or place as the chairman of the meeting decides (or, in default, the directors decide).

44.4
In the case of a general meeting to take place under article 44.3.2, the Company must give not less than seven clear days' notice of any adjourned meeting and the notice must state the quorum requirement.

44.5
At an adjourned meeting the quorum is one qualifying person present and entitled to vote. If a quorum is not present within five minutes from the time fixed for the start of the meeting, the adjourned meeting is dissolved.

45.	ADJOURNMENT IF QUORUM PRESENT

45.1
The chairman may, with the consent of a general meeting at which a quorum is present (and must, if so directed by the meeting), adjourn a meeting from time to time and from place to place or for an indefinite period.

45.2
Without prejudice to any other power which he may have under the provisions of the articles or at common law, the chairman of the meeting may, without the consent of the general meeting, interrupt or adjourn a meeting from time to time and from place to place or for an indefinite period if he decides that it has become necessary to do so in order to:

45.2.1	secure the proper and orderly conduct of the meeting;

45.2.2	give all persons entitled to do so a reasonable opportunity of speaking and voting at the meeting; or

45.2.3	ensure that the business of the meeting is properly disposed of.

46.	NOTICE OF ADJOURNED MEETING

46.1	Whenever a general meeting is adjourned for 28 days or more or for an indefinite period under article 45 at least seven clear days' notice shall be given to:

46.1.1	the members (other than any who, under the provisions of the articles or the terms of allotment or issue of the shares, are not entitled to receive notice);

46.1.2	the directors;

46.1.3	beneficial owners nominated to enjoy information rights under the Act; and

46.1.4	the auditors.

Except in these circumstances it is not necessary to give notice of a general meeting adjourned under article 45 or of the business to be transacted at the adjourned meeting.

46.2
The directors may decide that persons entitled to receive notice of an adjourned meeting in accordance with this article 46 are those persons entered on the register at the close of business on a day determined by the directors.

46.3
Subject to the Act and any other applicable rules, the directors may decide that persons entitled to attend or vote at an adjourned meeting are those on the register at the close of business on a day chosen by the directors.

47.	BUSINESS AT ADJOURNED MEETING

47.1	No business may be transacted at an adjourned general meeting which could not properly have been transacted at the meeting if the adjournment had not taken place.

VOTING AT GENERAL MEETINGS

48.	VOTING: GENERAL

48.1	Unless otherwise decided by the directors, a resolution put to the vote of a general meeting must be decided on a poll taken at the meeting.

48.2
Subject to special rights or restrictions as to voting attached to any class of shares by or in accordance with the articles, where voting is conducted by way of a poll at a meeting, every qualifying member present and entitled to vote on the resolution has one vote in respect of each share held by the relevant member.

48.3	In the case of joint holders of a share, only the vote of the senior holder who votes (or any proxy duly appointed by him) may be counted by the Company.

48.4
A member in respect of whom an order has been made by a court or official having jurisdiction (whether in the United Kingdom or elsewhere) that he is or may be suffering from mental disorder or is otherwise incapable of running his affairs may vote on a poll, by his guardian, receiver, curator bonis or other person authorised for that purpose and appointed by the court. A guardian, receiver, curator bonis or other person authorised for that purpose and appointed by the court may vote by proxy if evidence (to the satisfaction of the directors) of the authority of the person claiming to exercise the right to vote is received at the registered office of the Company (or at another place specified in accordance with the articles for the delivery or receipt of forms of appointment of a proxy) or in any other manner specified in the articles for the appointment of a proxy within the time limits prescribed by the articles for the appointment of a proxy for use at the meeting or adjourned meeting.

48.5	In the case of an equality of votes the chairman of the meeting shall not be entitled to a casting vote.

48.6
The Company is not obliged to verify that a proxy or corporate representative has acted in accordance with the terms of his appointment and any failure to so act in accordance with the terms of his appointment shall not affect the validity of any proceedings at a meeting of the Company.

49.	ERRORS AND DISPUTES

49.1
No objection may be raised to the qualification of a voter or to the counting of, or failure to count, a vote except at the meeting or adjourned meeting at which the vote objected to is tendered. Every vote not disallowed at the meeting is valid.

49.2
Any such objection must be referred to the chairman of the meeting whose decision is final. An objection only invalidates the decision of a meeting if in the opinion of the chairman of the meeting, it is of sufficient magnitude to affect the decision of the meeting.

50.	PROCEDURE ON A POLL

50.1	Subject to the articles, polls at general meetings must be taken when, where and in such manner as the chairman of the meeting directs.

50.2	The chairman of the meeting may appoint scrutineers (who need not be members) and decide how and when the result of the poll is to be declared.

50.3	The result of a poll shall be the decision of the general meeting in respect of the resolution on which the voting is conducted by way of a poll.

50.4
On a poll taken at a general meeting of the Company, a qualifying person present and entitled to more than one vote need not, if he votes, use all his votes or cast all the votes he uses in the same way.

51.	APPOINTMENT OF PROXY

51.1	A member may appoint another person as his proxy to exercise all (or any) of his rights to attend and to speak and to vote on:

51.1.1	a resolution;

51.1.2	an amendment of a resolution; or

51.1.3	on other business arising at a general meeting of the Company.

Unless the contrary is stated in it, the appointment of a proxy shall be deemed to confer authority to exercise all such rights, as the proxy thinks fit.

51.2	A member may appoint more than one proxy in relation to a general meeting, provided that each proxy is appointed to exercise the rights attached to different shares held by the member.

51.3	When two or more valid but differing appointments of proxy are received for the same share for use at the same general meeting, the one which is last validly delivered or received

(regardless of its date or the date of its execution) shall be treated as replacing and revoking the other or others as regards that share. If the Company is unable to determine which appointment was last validly delivered or received, none of them shall be treated as valid in respect of that share.

51.4	A proxy need not be a member.

51.5	The appointment of a proxy shall (unless the contrary is stated in it) be valid for an adjournment of the general meeting as well as for the meeting to which it relates.

51.6
The appointment of a proxy shall be valid for 12 months from the date of execution or, in the case of an appointment of proxy delivered by electronic means, for 12 months from the date of delivery unless otherwise specified by the directors.

51.7	Subject to the Act and other applicable rules, the Company may send a form of appointment of proxy to all or none of the persons entitled to receive notice of and to vote at a meeting.

52.	CONTENT OF PROXY NOTICES

52.1	Subject to article 52.2, the appointment of a proxy (a "proxy notice") shall be in writing in any usual form (or in another form approved by the directors) and shall be:

52.1.1	signed by the appointor or his duly appointed attorney; or

52.1.2	if the appointor is a company, executed under its seal or signed by its duly authorised officer or attorney or other person authorised to sign.

52.2	Subject to the Act, the directors may accept a proxy notice received by electronic means on such terms and subject to such conditions as they consider fit.

52.3	A proxy notice received by electronic means shall not be subject to the requirements of article 52.1.

52.4	For the purposes of articles 52.1 and 52.2, the directors may require such reasonable evidence they consider necessary to determine:

52.4.1	the identity of the member and the proxy; and

52.4.2	where the proxy is appointed by a person acting on behalf of the member, the authority of that person to make the appointment.

53.	DELIVERY OF PROXY NOTICES

53.1
Any notice of a general meeting must specify the address or addresses ("proxy notification address") at which the Company or its agents will receive proxy notices relating to that meeting, or any adjournment of it, delivered in hard copy or by electronic means.

53.2
A person who is entitled to attend, speak or vote at a general meeting remains so entitled in respect of that meeting or any adjournment of it, even though a valid proxy notice has been received by the Company by or on behalf of that person.

53.3
Subject to articles 53.4 and 53.5, a proxy notice must be received at a proxy notification address not less than 48 hours (excluding any part of a day that is not a working day) before the general meeting or adjourned meeting to which it relates.

53.4	In the case of a general meeting adjourned for not more than 48 hours the proxy notice must be received by not later than the adjourned meeting.

53.5
In the case of a meeting adjourned for less than 28 days but more than 48 hours the proxy notice must be received at a proxy notification address not less than 24 hours (excluding any part of a day that is not a working day) before the time appointed for the holding of the adjourned meeting.

53.6
In relation to any shares which are held in uncertificated form, the directors may permit appointments of a proxy to be made by electronic means in the form of an uncertificated proxy instruction and may permit supplements to, or amendments or revocations of, any such uncertificated proxy instruction to be made.

53.7
The directors may prescribe the method of determining the time at which any such uncertificated proxy instruction (and/or other instruction or notification) is to be treated as received by the Company or a participant acting on its behalf.

53.8
The directors may treat any such uncertificated proxy instruction which purports to be or is expressed to be sent on behalf of a holder of a share as sufficient evidence of the authority of the person sending that instruction to send it on behalf of that holder.

54.	CORPORATE REPRESENTATIVES

54.1
In accordance with the Act, a corporation which is a member may, by resolution of its directors or other governing body, authorise a person or persons to act as its representative or representatives at any general meeting of the Company (a "corporate representative").

54.2
A director, the secretary or other person authorised for the purpose by the secretary may require a corporate representative to produce a certified copy of the resolution of authorisation before permitting the corporate representative to exercise his powers.

55.	TERMINATION OF AUTHORITY

55.1	The termination of the authority of a person to act as proxy or as a corporate representative does not affect:

55.1.1	whether he counts in deciding whether there is a quorum at a general meeting;

55.1.2	the validity of anything he does as chairman of a meeting; or

55.1.3	the validity of a vote given by that person,

unless the Company receives notice of the termination at the proxy notification address not later than the last time at which a proxy notice should have been received in order to be valid for use at the relevant meeting or adjourned meeting.

56.	AMENDMENTS TO RESOLUTIONS

56.1	No amendment to a resolution duly proposed as an ordinary resolution (other than an amendment to correct a grammatical or other non-substantive error) may be considered or voted on unless either:

56.1.1
at least 48 hours (excluding any part of a day that is not a working day) before the time appointed for holding the general meeting or adjourned meeting at which the ordinary resolution is to be considered, notice of the terms of the amendment and intention to move it has been received at the registered office of the Company; or

56.1.2	the chairman of the meeting in his absolute discretion decides that the amendment may be considered or voted on.

If an amendment proposed to a resolution under consideration is ruled out of order by the chairman of the meeting the proceedings on the substantive resolution are not invalidated by an error in his ruling.

56.2	A special resolution to be proposed at a general meeting may be amended by ordinary resolution, if:

56.2.1	the chairman of the meeting proposes the amendment at the general meeting at which the resolution is to be proposed; and

56.2.2	the amendment does not go beyond what is necessary to correct a grammatical or other non-substantive error in the resolution.

56.3	If the chairman of the meeting, acting in good faith, wrongly decides that an amendment to a resolution is out of order, the chairman's error does not invalidate the vote on that resolution.

RESTRICTIONS ON MEMBERS' RIGHTS

57.	NO VOTING OF SHARES ON WHICH MONEY OWED TO COMPANY

Unless the directors decide otherwise, no voting rights (or other rights conferred by membership in relation to a meeting) attached to a share may be exercised at any general meeting or at any adjournment of it unless all amounts payable to the Company in respect of that share have been paid.

APPLICATION OF RULES TO CLASS MEETINGS AND RIGHTS

58.	VARIATION OF CLASS RIGHTS

58.1
Subject to the Act, the rights attached to a class of shares may be varied or abrogated (whether or not the Company is being wound up) either with the consent in writing of the holders of at least three quarters in nominal value of the issued shares of that class (excluding any shares of that class held as treasury shares) or with the sanction of a special resolution passed at a separate meeting of the holders of the issued shares of that class validly held in accordance with article 58.3 and other relevant provisions of the articles.

58.2
The rights attached to a class of shares are not, unless otherwise expressly provided for in the rights attaching to those shares, deemed to be varied by the creation, allotment or issue of further shares ranking pari passu with or subsequent to them or by the purchase or redemption by the Company of its own shares in accordance with the Act.

58.3
Subject to sections 334(2), 334(2A) and section 334(3) of the Act, a separate meeting for the holders of a class of shares must be called and conducted as nearly as possible in the same way as a general meeting, except that:

58.3.1	no member is entitled to notice of it or to attend unless he is a holder of shares of that class;

58.3.2	no vote may be cast except in respect of a share of that class;

58.3.3
the quorum at a meeting (other than an adjourned meeting) is two qualifying persons present and holding at least one-third in nominal value of the issued shares of that class (excluding any shares of that class held as treasury shares);

58.3.4	the quorum at an adjourned meeting is one qualifying person present and holding shares of that class; and

58.3.5	any qualifying person holding shares of that class present may demand a poll.

59.	FAILURE TO DISCLOSE INTERESTS IN SHARES

59.1
Where notice is served by the Company under section 793 of the Act (a "section 793 notice") on a member, or another person appearing to be interested in shares held by that member, and the member or other person has failed in relation to any shares (the "default shares", which expression includes any shares allotted or issued after the date of the section 793 notice in respect of those shares) to give the Company the information required within the prescribed period from the date of service of the section 793 notice, the following sanctions apply, unless the directors otherwise decide:

59.1.1
the member shall not be entitled in respect of the default shares to be present or to vote (either in person, by proxy or by corporate representative) at a general meeting or at a separate meeting of the holders of a class of shares or on a poll; and

59.1.2	where the default shares represent at least 0.25 per cent. in nominal value of the issued shares of their class (excluding any share of their class held as treasury shares):

(a)
a dividend (or any part of a dividend) or other amount payable in respect of the default shares shall be withheld by the Company, which has no obligation to pay interest on it, and the member shall not be entitled to elect, under article 98, to receive shares instead of a dividend; and

(b)	no transfer of any certificated default shares shall be registered unless the transfer is an excepted transfer or:

(i)	the member is not himself in default in supplying the information required; and

(ii)	the member proves to the satisfaction of the directors that no person in default in supplying the information required is interested in any of the shares the subject of the transfer.

59.2
For the purpose of enforcing the sanction in article 59.1.2(b), the directors may give notice to the member requiring the member to change default shares held in uncertificated form to certificated form by the time stated in the notice. The notice may also state that the member may not change any default shares held in certificated form to uncertificated form.

59.3	The sanctions under article 59.1 cease to apply seven days after the earlier of:

59.3.1	receipt by the Company of notice of an excepted transfer, but only in relation to the shares thereby transferred; and

59.3.2	receipt by the Company, in a form satisfactory to the directors, of all the information required by the section 793 notice.

59.4
Where, on the basis of information obtained from a member in respect of a share held by him, the Company issues a section 793 notice to another person, it shall at the same time send a copy of the section 793 notice to the member, but the accidental omission to do so, or the non-receipt by the member of the copy, does not invalidate or otherwise affect the application of article 59.1 or 59.2.

59.5	For the purposes of this article 59:

59.5.1	a person, other than the member holding a share, shall be treated as appearing to be interested in that share if the member has informed the Company that the person is or may be interested, or if the Company (after taking account of information obtained from the member or, under a section 793 notice, from anyone else) knows or has reasonable cause to believe that the person is or may be so interested;

59.5.2	"interested" shall be construed as it is for the purpose of section 793 of the Act;

59.5.3	reference to a person having failed to give the Company the information required by a section 793 notice, or being in default in supplying such information, includes:

(a)	reference to his having failed or refused to give all or any part of it; and

(b)	reference to his having given information which he knows to be false in a material particular or having recklessly given information which is false in a material particular;

59.5.4	the "prescribed period" means 14 days; and

59.5.5	an "excepted transfer" means, in relation to shares held by a member:

(a)	a transfer pursuant to acceptance of a takeover offer for the Company (within the meaning of section 974 of the Act); or

(b)
a transfer in consequence of a sale made through a recognised investment exchange (as defined in the FSMA) or through any stock exchange on which shares in the capital of the Company are normally traded; or

(c)
a transfer which is shown to the satisfaction of the directors to be made in consequence of a sale of the whole of the beneficial interest in the shares to a person who is unconnected with the member or with any other person appearing to be interested in the shares.

59.6	The provisions of this article are in addition and without prejudice to the provisions of the Act.

PART 4

SHARES AND DISTRIBUTIONS ISSUE OF SHARES

60.	ALLOTMENT

60.1
Subject to the Act and relevant authority given by the Company in general meeting, the directors have general and unconditional authority to allot, grant options over, or otherwise dispose of, unissued shares of the Company or rights to subscribe for or convert any security into shares, to such persons, at such times and on such terms as the directors may decide, except that no share may be issued at a discount.

60.2
The directors may at any time after the allotment of a share, but before a person has been entered in the register as the holder of the share, recognise a renunciation of the share by the allottee in favour of another person and may grant to an allottee a right to effect a renunciation on such terms and conditions as the directors think fit.

61.	POWERS TO ISSUE DIFFERENT CLASSES OF SHARE

61.1
Subject to the Act and the articles, but without prejudice to the rights attached to any existing share, the Company may issue shares with such rights or restrictions as may be determined by ordinary resolution. If no such resolution is passed or if the relevant resolution does not make specific provision, the directors may determine these rights and restrictions.

61.2
Subject to the Act, the Company may issue shares which are to be redeemed, or are liable to be redeemed at the option of the Company or the holder, and the directors may determine the terms, conditions and manner of redemption of any such shares.

62.	RIGHTS AND RESTRICTIONS ATTACHING TO SHARES Ordinary Shares

62.1	The Ordinary Shares shall entitle the holders thereof to the rights set out below:

Dividend

62.2	Subject to the Act, the directors may declare and pay dividends on the Ordinary Shares in accordance with articles 90 to 98.

Return of capital

62.3
On a return of capital on a winding-up or otherwise, any assets of the Company available for distribution among the members shall be distributed to each holder of an Ordinary Share pro rata to its shareholding.

Votes

62.4	Subject to article 59, each holder of an Ordinary Share shall have one vote for every Ordinary Share of which it is a holder.

Pre-emption right

62.5
Subject to the Act and any other applicable rules, if Ordinary Shares are to be allotted each holder of an Ordinary Share holds a pre-emption right to acquire a proportion of such Ordinary Shares equal to the aggregate nominal value of its Ordinary Shares in proportion to the aggregate nominal value of all Ordinary Shares immediately prior to such allotment.

Non-Voting Redeemable Shares

62.6	The Non-Voting Redeemable Shares shall entitle the holders thereof to the rights set out below:

Dividend

62.7	Holders of Non-Voting Redeemable Shares shall not be eligible to receive any amounts available for distribution and resolved to be distributed.

Return of capital

62.8
On a return of capital on a winding-up, any assets of the Company available for distribution among the members shall be applied in repaying to the holder of each Non-Voting Redeemable Share the nominal amount of that Non-Voting Redeemable Share, such payment to be pari passu with any right to payment attached to the Ordinary Shares, but subject to the rights of any class of share ranking in preference or priority to the Non-Voting Redeemable Shares.

Votes

62.9
Other than as required by law, holders of Non-Voting Redeemable Shares shall have no right to attend, speak or vote, either in person or by proxy, at any general meeting of the Company in respect of the Non-Voting Redeemable Shares and shall not be entitled to receive any notice of meeting.

Redemption

62.10	Subject to the Act, the Company may redeem any Non-Voting Redeemable Share in issue for its nominal value, on such terms as the directors of the Company may from time to time determine.

Transfer

62.11	The Non-Voting Redeemable Shares shall not be transferable save with the prior consent of the board.

Rights and restrictions

62.12
If rights and restrictions attaching to shares are determined by ordinary resolution or by the directors under article 61, those rights and restrictions shall apply in place of any rights or restrictions that would otherwise apply by virtue of the Act in the absence of any provisions in the articles, as if those rights and restrictions were set out in the articles.

63.	PAYMENT OF COMMISSIONS ON SUBSCRIPTION FOR SHARES

63.1	Subject to the Act, the Company may pay any person a commission in consideration for that person:

63.1.1	subscribing, or agreeing to subscribe, for shares; or

63.1.2	procuring, or agreeing to procure, subscriptions for shares.

63.2	Subject to the Act, any such commission may be paid:

63.2.1	in cash, or in fully paid or partly paid shares or other securities, or partly in one way and partly in the other; and

63.2.2	in respect of a conditional or an absolute subscription.

INTERESTS IN SHARES

64.	COMPANY NOT BOUND BY LESS THAN ABSOLUTE INTERESTS

Except as required by law or the articles, no person is to be recognised by the Company as holding any share upon any trust and the Company is not in any way to be bound by or recognise any interest in a share other than the holder's absolute ownership of it and all the rights attaching to it.

SHARE CERTIFICATES

65.	CERTIFICATES TO BE ISSUED EXCEPT IN CERTAIN CASES

65.1
Except where otherwise provided in the articles, the Company must issue each member with one or more certificates in respect of the shares which that member holds within two months of the allotment or lodgement with the Company of a transfer to him of those shares or any other period as the terms of issue of the shares provide.

65.2	This article does not apply to:

65.2.1	uncertificated shares;

65.2.2	shares in respect of which a share warrant has been issued; or

65.2.3	shares in respect of which the Companies Acts permit the Company not to issue a certificate.

65.3	Except as otherwise specified in the articles, all certificates must be issued free of charge.

65.4	No certificate may be issued in respect of shares of more than one class.

65.5	If more than one person holds a share, only one certificate may be issued in respect of it. Delivery of a certificate to the senior holder shall constitute delivery to all of the holders of the share.

66.	CONTENTS AND EXECUTION OF CERTIFICATES

66.1	Every certificate must specify:

66.1.1	in respect of how many shares and of what class it is issued;

66.1.2	the nominal value of those shares;

66.1.3	the amount paid up on them; and

66.1.4	any distinguishing numbers assigned to them.

66.2	Certificates must:

66.2.1	be executed under the Company's seal, which may be affixed or printed on it; or

66.2.2	be otherwise executed in accordance with the Companies Acts.

67.	CONSOLIDATED CERTIFICATES

67.1	When a member's holding of shares of a particular class increases, the Company may issue that member with:

67.1.1	a single, consolidated certificate in respect of all the shares of a particular class which that member holds; or

67.1.2	a separate certificate in respect of only those shares by which that member's holding has increased.

67.2
When a member's holding of shares of a particular class is reduced, the Company must ensure that the member is issued with one or more certificates in respect of the number of shares held by the member after that reduction. But the Company need not (in the absence of a request from the member) issue any new certificate if:

67.2.1	all the shares which the member no longer holds as a result of the reduction; and

67.2.2 none of the shares which the member retains following the reduction, were, immediately before the reduction, represented by the same certificate.

67.3	A member may request the Company, in writing, to replace:

67.3.1	the member's separate certificates with a consolidated certificate, or

67.3.2	the member's consolidated certificate with two or more separate certificates representing such proportion of the shares as the member may specify.

67.4	When the Company complies with such a request it may charge such reasonable fee as the directors may decide for doing so.

67.5
A consolidated certificate or separate certificates must not be issued unless any certificates which they are to replace have first been returned to the Company for cancellation or the holder has complied with such conditions as to evidence and indemnity as the directors decide.

68.	REPLACEMENT CERTIFICATES

68.1	Subject to having first complied with the obligations in articles 68.2.2 and 68.2.3, if a certificate issued in respect of a member's shares is:

68.1.1	damaged or defaced; or

68.1.2	said to be lost, stolen or destroyed,
that member is entitled to be issued with a replacement certificate in respect of the same shares.

68.2	A member exercising the right to be issued with such a replacement certificate:

68.2.1	may at the same time exercise the right to be issued with a single certificate or separate certificates;

68.2.2	must return the certificate which is to be replaced to the Company if it is damaged or defaced; and

68.2.3	must comply with such conditions as to evidence, indemnity and the payment of a reasonable fee as the directors decide.

PARTLY PAID SHARES

69.	COMPANY'S LIEN OVER PARTLY PAID SHARES

69.1	The Company has a lien (the "company's lien") over every share which is partly paid for any part of:

69.1.1	that share's nominal value; and

69.1.2	any premium at which it was issued,

which has not been paid to the Company, and which is payable immediately or at some time in the future, whether or not a call notice has been sent in respect of it.

69.2	The company's lien over a share:

69.2.1	takes priority over any third party's interest in that share; and

69.2.2	extends to any dividend or other money payable by the Company in respect of that share and (if the lien is enforced and the share is sold by the Company) the proceeds of sale of that share.

69.3
The directors may at any time decide that a share which is or would otherwise be subject to the Company's lien shall not be subject to it, either wholly or in part. Unless otherwise agreed with the transferee, the registration of a transfer of a share operates as a waiver of the Company's lien (if any) on that share solely for the purposes of the transfer.

70.	ENFORCEMENT OF THE COMPANY'S LIEN

70.1	Subject to the provisions of this article, if:

70.1.1    a lien enforcement notice has been given in respect of a share; and

70.1.2    the person to whom the notice was given has failed to comply with it, the Company may sell that share in such manner as the directors decide.

70.2	A lien enforcement notice:

70.2.1	must be in writing;

70.2.2	may only be given in respect of a share which is subject to the company's lien, in respect of which a sum is payable and the due date for payment of that sum has passed;

70.2.3	must specify the share concerned;

70.2.4	must require payment of the sum payable within 14 days of the notice;

70.2.5	must be addressed either to the holder of the share or to a person entitled to it by reason of the holder's death, bankruptcy or otherwise; and

70.2.6	must state the company's intention to sell the share if the notice is not complied with.

70.3	Where shares are sold under this article:

70.3.1	the directors may authorise any person to execute an instrument of transfer of the shares to the purchaser or a person nominated by the purchaser; and

70.3.2	the transferee is not bound to see to the application of the purchase money, and the transferee's title is not affected by any irregularity in or invalidity of the process leading to the sale.

70.4	The net proceeds of any such sale (after payment of the costs of sale and any other costs of enforcing the lien) must be applied:

70.4.1	first, in payment or towards satisfaction of the amount in respect of which the lien exists; and

70.4.2
secondly, to the person entitled to the shares immediately before the sale, but only after the certificate for the shares sold has been surrendered to the Company for cancellation, or a suitable indemnity has been given for any lost certificates.

70.5	A statutory declaration by a director or the secretary that the declarant is a director or the secretary and that a share has been sold to satisfy the Company's lien on a specified date:

70.5.1	is conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the share; and

70.5.2	subject to compliance with any other formalities of transfer required by the articles or by law, constitutes a good title to the share.

71.	CALL NOTICES

71.1
Subject to the articles and the terms on which shares are allotted, the directors may send a notice (a "call notice") to a member requiring the member to pay the Company a specified sum of money (a "call") which is payable in respect of shares which that member holds at the date of the call notice.

71.2	A call notice:

71.2.1	may not require a member to pay a call which exceeds the total sum unpaid on that member's shares (whether as to the share's nominal value or any amount payable to the Company by way of premium);

71.2.2	must state the date by which it is to be paid (the "due date for payment") and how any call to which it relates it is to be paid; and

71.2.3	may permit or require the call to be paid by instalments.

71.3	A member must comply with the requirements of a call notice, but no member is obliged to pay any call before 14 days have passed since the notice was given.

71.4	Before the Company has received any call due under a call notice the directors may:

71.4.1	revoke it wholly or in part; or

71.4.2	specify a later time for payment than is specified in the call notice,

by a further notice in writing to the member in respect of whose shares the call is made.

71.5	Delivery of a call notice to the senior holder shall constitute delivery to all of the holders of the share.

72.	LIABILITY TO PAY CALLS

72.1	Liability to pay a call is not extinguished or transferred by transferring the shares in respect of which it is required to be paid.

72.2	Joint holders of a share are jointly and severally liable to pay all calls in respect of that share.

72.3	Subject to the terms on which shares are allotted, the directors may, when issuing shares, provide that call notices sent to the holders of those shares may require them:

72.3.1	to pay calls which are not the same; or

72.3.2	to pay calls at different times.

73.	WHEN CALL NOTICE NEED NOT BE ISSUED

73.1
A call notice need not be issued in respect of sums which are specified, in the terms on which a share is issued, as being payable to the Company in respect of that share (whether in respect of nominal value or premium):

73.1.1	on allotment;

73.1.2	on the occurrence of a particular event; or

73.1.3	on a date fixed by or in accordance with the terms of issue,

each a "due date for payment".

73.2
But if the due date for payment of such a sum has passed and it has not been paid, the holder of the share concerned at the due date for payment is treated in all respects as having failed to comply with a call notice in respect of that sum, and is liable to the same consequences as a person having failed to comply with a call notice as regards the payment of interest and forfeiture.

74.	FAILURE TO COMPLY WITH CALL NOTICE: AUTOMATIC CONSEQUENCES

74.1	If a person is liable to pay a call and fails to do so by the due date for payment:

74.1.1	the directors may issue a notice of intended forfeiture to that person; and

74.1.2	until the call is paid, that person must pay the Company interest on the call from the due date for payment to the actual date of payment (both dates inclusive) at the relevant rate.

74.2	For the purposes of this article the "relevant rate" is:

(a)	the rate fixed by the terms on which the share in respect of which the call is due was allotted or issued; or

(b)	if no rate is fixed under (a), such other rate as was fixed in the call notice which required payment of the call, or has otherwise been determined by the directors; or

(c)	if no rate is fixed in either of these ways, 5 per cent. per annum.

74.3	The relevant rate must not exceed 20 per cent. per annum.

74.4	The directors may waive any obligation to pay interest on a call wholly or in part.

75.	PAYMENT OF UNCALLED AMOUNT IN ADVANCE

75.1	The directors may, in their discretion, accept from a member some or all of the uncalled amounts which are unpaid on shares held by him.

75.2	A payment in advance of a call extinguishes, to the extent of the payment, the liability of the member on the shares in respect of which the payment is made.

75.3	The Company may pay interest on the amount paid in advance (or that portion of it that exceeds the amount called on shares).

75.4	The directors may decide this interest rate which must not exceed 20 per cent. per annum.

76.	NOTICE OF INTENDED FORFEITURE

76.1	A notice of intended forfeiture:

76.1.1	must be in writing;

76.1.2	may be sent in respect of any share in respect of which a call has not been paid as required by a call notice;

76.1.3	must be sent to the holder of that share or to a person entitled to it by reason of the holder's death, bankruptcy or otherwise;

76.1.4
must require payment of the call and any accrued interest (and all costs, charges and expenses incurred by the Company by reason of non-payment) by a date which is not less than 14 days after the date of the notice;

76.1.5	must state how the payment is to be made; and

76.1.6	must state that if the notice is not complied with, the shares in respect of which the call is payable will be liable to be forfeited.

77.	DIRECTORS' POWER TO FORFEIT SHARES

If a notice of intended forfeiture is not complied with before the date by which payment (including interest, costs, charges and expenses) of the call is required in the notice of intended forfeiture, the directors may decide that any share in respect of which it was given is forfeited, and the forfeiture is to include all dividends or other moneys payable in respect of the forfeited shares and not paid before the forfeiture.

78.	EFFECT OF FORFEITURE

78.1	Subject to the articles, the forfeiture of a share extinguishes:

78.1.1	all interests in that share, and all claims and demands against the Company in respect of it, and

78.1.2	all other rights and liabilities incidental to the share as between the person whose share it was prior to the forfeiture and the Company.

78.2	Any share which is forfeited in accordance with the articles:

78.2.1	is deemed to have been forfeited when the directors decide that it is forfeited;

78.2.2	is deemed to be the property of the Company; and

78.2.3	may be sold, re-allotted or otherwise disposed of as the directors think fit.

78.3	If a person's shares have been forfeited:

78.3.1	the Company must send that person notice that forfeiture has occurred, but no forfeiture is invalidated by an omission to give such notice, and record it in the register of members;

78.3.2	that person ceases to be a member in respect of those shares;

78.3.3	that person must surrender the certificate (if any) for the shares forfeited to the Company for cancellation;

78.3.4
that person remains liable to the Company for all sums payable by that person under the articles at the date of forfeiture in respect of those shares, including any interest at the relevant rate set out in article 75 (whether accrued before or after the date of forfeiture) and costs, charges and expenses; and

78.3.5
the directors may waive payment of such sums wholly or in part or enforce payment without any allowance for the value of the shares at the time of forfeiture or for any consideration received on their disposal.

78.4
At any time before the Company disposes of a forfeited share, the directors may decide to cancel the forfeiture on payment of all calls and interest due in respect of it and on such other terms as they think fit.

79.	PROCEDURE FOLLOWING FORFEITURE

79.1
If a forfeited share is to be disposed of by being transferred, the Company may receive the consideration for the transfer and the directors may authorise any person to transfer a forfeited share to a new holder. The Company may register the transferee as the holder of the share.

79.2	A statutory declaration by a director or the secretary that the declarant is a director or the secretary and that a share has been forfeited on a specified date:

79.2.1	is conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the share; and

79.2.2	subject to compliance with any other formalities of transfer required by the articles or by law, constitutes a good title to the share.

79.3
A person to whom a forfeited share is transferred is not bound to see to the application of the consideration (if any) nor is that person's title to the share affected by any irregularity in or invalidity of the process leading to the forfeiture or transfer of the share.

79.4
If the Company sells a forfeited share, the person who held it prior to its forfeiture is entitled to receive from the Company the proceeds of such sale, net of any interest, expenses or commission, and excluding any amount which:

79.4.1	was, or would have become, payable; and

79.4.2	had not, when that share was forfeited, been paid by that person in respect of that share,

but no interest is payable to such a person in respect of such proceeds and the Company is not required to account for any money earned on them.

80.	SURRENDER OF SHARES

80.1	A member may surrender any share:

80.1.1	in respect of which the directors may issue a notice of intended forfeiture;

80.1.2	which the directors may forfeit; or

80.1.3	which has been forfeited.

80.2	The directors may accept the surrender of any such share.

80.3	The effect of surrender of a share is the same as the effect of forfeiture of that share.

80.4	A share which has been surrendered may be dealt with in the same way as a share which has been forfeited.

UNTRACED SHAREHOLDERS

81.	POWER OF SALE

81.1	The Company may sell the share of a member or of a person entitled by transmission at the best price reasonably obtainable at the time of sale, if:

81.1.1
during a period of not less than 12 years before the date of publication of the advertisements referred to in article 81.1.3 (or, if published on two different dates, the first date) (the "relevant period") at least three cash dividends have become payable in respect of the share;

81.1.2
throughout the relevant period no cheque, warrant or money order payable on the share has been presented by the holder of, or the person entitled by transmission to, the share to the paying bank of the relevant cheque, warrant or money order, no payment made by the Company by any other means permitted by article 92.1 has been claimed or accepted and, so far as any director of the Company at the end of the relevant period is then aware, the Company has not at any time during the relevant period received any communication from the holder of, or person entitled by transmission to, the share;

81.1.3
the Company has given notice of its intention to sell the share by advertisement in a national newspaper and in a newspaper circulating in the area of the address of the holder of, or person entitled by transmission to, the share shown in the register; and

81.1.4
the Company has not, so far as the directors are aware, during a further period of three months after the date of the advertisements referred to in article 81.1.3 (or the later advertisement if the advertisements are published on different dates) and before the exercise of the power of sale received a communication from the holder of, or person entitled by transmission to, the share.

81.2
Where a power of sale is exercisable over a share under this article 81 (a "sale share"), the Company may at the same time also sell any additional share issued in right of such sale share or in right of such an additional share previously so issued provided that the requirements of articles 81.1.2 to 81.1.4 (as if the words "throughout the relevant period" were omitted from article 81.1.2) have been satisfied in relation to the additional share.

81.3
To give effect to a sale under articles 81.1 or 81.2, the directors may authorise any person to transfer the share in the name and on behalf of the holder of, or the person entitled by transmission to, the share, or to cause the transfer of such share, to the purchaser or his nominee. The purchaser is not bound to see to the application of the purchase money and the title of the transferee is not affected by an irregularity in or invalidity of the proceedings connected with the sale of the share.

82.	APPLICATION OF PROCEEDS OF SALE

82.1	The Company shall be indebted to the member or other person entitled by transmission to the share for the net proceeds of sale and shall credit any amount received on sale to a separate account.

82.2	The Company is deemed to be a debtor and not a trustee in respect of that amount for the member or other person.

82.3	Any amount credited to the separate account may either be employed in the business of the Company or invested as the directors may think fit.

82.4	No interest is payable on that amount and the Company is not required to account for money earned on it.

TRANSFERS AND TRANSMISSION OF SHARES

83.	TRANSFERS OF SHARES

83.1
Subject to such restrictions in the articles, shares of the Company are free from any restriction on transfer. The directors may, in their absolute discretion, refuse to register a transfer of shares to any person, whether or not it is fully paid or a share on which the Company has a lien.

83.2	Shares may be transferred by means of an instrument of transfer in writing in any usual form or any other form approved by the directors, which is executed by or on behalf of:

83.2.1	the transferor; and

83.2.2	(if any of the shares is partly paid) the transferee.

83.3	The Company (at its option) may or may not charge a fee for registering:

83.3.1	the transfer of a share;

83.3.2	the renunciation of a renounceable letter of allotment or other document or instructions relating to or affecting the title to a share or the right to transfer it; or

83.3.3	for making any other entry in the register.

83.4	The transferor remains the holder of a share until the transferee's name is entered in the register of members as holder of it.

83.5	The directors may also, in their absolute discretion, refuse to register the transfer of a certificated share unless all of the following conditions are satisfied:

83.5.1	it is in respect of only one class of shares;

83.5.2	it is in favour of (as the case may be) a single transferee or not more than four joint transferees;

83.5.3	it is duly stamped (if required); and

83.5.4	it is delivered for registration to the registered office of the Company or such other place as the directors may decide, accompanied by the certificate for the shares to which it relates (except in the case of a person to whom the Company is not required by sections 769, 776, 777 or 778 of the Act to issue a certificate, or in the case of a renunciation) and such other evidence as the directors may reasonably require to prove the title of the transferor and the due execution by him of the transfer or, if the transfer is executed by some other person on his behalf, the authority of that person to do so.

83.6
If the directors refuse to register the transfer of shares, the instrument of transfer must be returned to the transferee as soon as practicable and in any event within two months after the date on which the transfer was lodged with the Company with the notice of refusal and reasons for refusal unless they suspect that the proposed transfer may be fraudulent.

83.7	Subject to article 108, the Company may retain all instruments of transfer which are registered.

84.	TRANSFERS OF UNCERTIFICATED SHARES

The directors are authorised to establish such clearing and settlement procedures for the shares of the Company as they deem fit from time to time.

85.	TRANSMISSION OF SHARES

85.1
If title to a share passes to a transmittee, the Company may only recognise the transmittee as having any title to a share held by that member alone or to which he was alone entitled. In the case of a share held jointly by two or more persons, the Company may recognise only the survivor or survivors as being entitled to it.

85.2	Nothing in these articles releases the estate of a deceased member from any liability in respect of a share solely or jointly held by that member.

86.	TRANSMITTEES' RIGHTS

86.1	Where a person becomes entitled by transmission to a share, the rights of the holder in relation to a share cease.

86.2	A transmittee may give an effective receipt for dividends and other sums payable in respect of that share.

86.3	A transmittee who produces such evidence of entitlement to shares, subject to the Act, as the directors may properly require:

86.3.1	may, subject to the articles, choose either to become the holder of those shares or to have them transferred to another person; and

86.3.2	subject to the articles, and pending any transfer of the shares to another person, has the same rights as the holder had.

86.4
But transmittees do not have the right to receive notice of or exercise rights conferred by membership in relation to meetings of the Company (or at a separate meeting of the holders of a class of shares) in respect of shares to which they are entitled by reason of the holder's death or bankruptcy or otherwise, unless they become the holders of those shares.

87.	EXERCISE OF TRANSMITTEES' RIGHTS

87.1	Transmittees who wish to become the holders of shares to which they have become entitled must notify the Company in writing of that wish.

87.2	If the share is a certificated share and a transmittee wishes to have it transferred to another person, the transmittee must execute an instrument of transfer in respect of it.

87.3	If the share is an uncertificated share and the transmittee wishes to have it transferred to another person, the transmittee must:

87.3.1	procure that all appropriate instructions are given to effect the transfer; or

87.3.2	procure that the uncertificated share is changed into certificated form and then execute an instrument of transfer in respect of it.

87.4
Any transfer made or executed under this article is to be treated as if it were made or executed by the person from whom the transmittee has derived rights in respect of the share, and as if the event which gave rise to the transmission had not occurred.

88.	TRANSMITTEES BOUND BY PRIOR NOTICES

88.1	The directors may give notice requiring a person to make the choice referred to in article 86.3.1.

88.2	If that notice is not complied with within 60 days, the directors may withhold payment of all dividends and other sums payable in respect of the share until the choice has been made.

88.3
If a notice is given to a member in respect of shares and a transmittee is entitled to those shares, the transmittee is bound by the notice if it was given to the member before the transmittee's name has been entered in the register.

CONSOLIDATION/DIVISION OF SHARES

89.	PROCEDURE FOR DISPOSING OF FRACTIONS OF SHARES

89.1	This article applies where:

89.1.1	there has been a consolidation and division or sub-division of shares; and

89.1.2	as a result, members are entitled to fractions of shares.

89.2	Subject to the Act, the directors may, in effecting divisions and/or consolidations, treat a member's shares held in certificated form and uncertificated form as separate holdings.

89.3	The directors may on behalf of the members deal with fractions as they think fit, in particular they may:

89.3.1	sell the shares representing the fractions to any person including (subject to the Act) the Company for the best price reasonably obtainable;

89.3.2	in the case of a certificated share, authorise any person to execute an instrument of transfer of the shares to the purchaser or a person nominated by the purchaser;

89.3.3	distribute the net proceeds of sale in due proportion among the holders of the shares or, if the directors decide, some or all of the sum raised on sale may be retained for the benefit of the Company;

89.3.4
subject to the Act, allot or issue to a member, credited as fully paid, by way of capitalisation the minimum number of shares required to round up his holding of shares to a number which, following consolidation and division or sub-division, leaves a whole number of shares (such allotment or issue being deemed to have been effected immediately before consolidation and division or sub-division, as the case may be).

89.4	To give effect to a sale under article 89.3.1 the directors may arrange for the shares representing the fractions to be entered in the register as certificated shares.

89.5	The directors may authorise any person to transfer the shares to, or to the direction of, the purchaser.

89.6	The person to whom the shares are transferred is not obliged to ensure that any purchase money is received by the person entitled to the relevant fractions.

89.7	The transferee's title to the shares is not affected by any irregularity in or invalidity of the process leading to their sale.

89.8
If shares are allotted or issued under article 89.3.4, the amount required to pay up those shares may be capitalised as the directors think fit out of amounts standing to the credit of reserves (including a share premium account, capital redemption reserve and profit and loss account), whether or not available for distribution, and applied in paying up in full the appropriate number of shares.

89.9
A resolution of the directors capitalising part of the reserves has the same effect as if the capitalisation had been declared by ordinary resolution of the Company under article 99. In relation to the capitalisation the directors may exercise all the powers conferred on them by article 99 without an ordinary resolution of the Company.

DISTRIBUTIONS

90.	PROCEDURE FOR DECLARING DIVIDENDS

90.1	Subject to the Act and the articles, the Company may by ordinary resolution declare dividends, and the directors may decide to pay interim dividends.

90.2	A dividend must not be declared unless the directors have made a recommendation as to its amount. Such a dividend must not exceed the amount recommended by the directors.

90.3	No dividend may be declared or paid unless it is in accordance with members' respective rights.

90.4
Unless the members' resolution to declare or directors' decision to pay a dividend, or the terms on which shares are issued, specify otherwise, it must be paid by reference to each member's holding of shares on the date of the resolution or decision to declare or pay it.

90.5	The directors may pay any dividend (including any dividend payable at a fixed rate) if it appears to them that the profits available for distribution justify the payment.

90.6
If the Company's share capital is divided into different classes, no interim dividend may be paid on shares carrying deferred or non-preferred rights if, at the time of payment, any preferential dividend is in arrears.

90.7
If the directors act in good faith, they do not incur any liability to the holders of shares conferring preferred rights for any loss they may suffer by the lawful payment of an interim dividend on shares with deferred or non-preferred rights.

91.	CALCULATION OF DIVIDENDS

91.1	Except as otherwise provided by the articles or the rights attached to or the terms of issue of shares, all dividends must be:

91.1.1	declared and paid according to the amounts paid up on the shares on which the dividend is paid; and

91.1.2	apportioned and paid proportionately to the amounts paid up on the shares during any portion or portions of the period in respect of which the dividend is paid.

91.2	If any share is issued on terms providing that it ranks for dividend as from a particular date, that share ranks for dividend accordingly.

91.3	For the purposes of calculating dividends, no account is to be taken of any amount which has been paid up on a share in advance of the due date for payment of that amount.

91.4	Except as otherwise provided by the rights attached to shares, dividends may be declared or paid in any currency.

91.5
The directors may agree with any member that dividends which may at any time or from time to time be declared or become due on his shares in one currency shall be paid or satisfied in another, and may agree the basis of conversion to be applied and how and when the amount to be paid in the other currency shall be calculated and paid and for the Company or any other person to bear any costs involved.

92.	PAYMENT OF DIVIDENDS AND OTHER DISTRIBUTIONS

92.1	Where a dividend or other sum which is a distribution is payable in respect of a share, it must be paid by one or more of the following means:

92.1.1	in cash;

92.1.2	by transfer to a bank or building society account specified by the distribution recipient in writing or as the directors otherwise decide;

92.1.3
by sending a cheque, warrant or money order made payable to the distribution recipient by post to the distribution recipient at the distribution recipient's registered address (if the distribution recipient is a holder of the share), or (in any other case) to an address specified by the distribution recipient in writing or as the directors otherwise decide;

92.1.4
by sending a cheque, warrant or money order made payable to such person by post to such person at such address as the distribution recipient has specified in writing or as the directors otherwise decide; or

92.1.5	by any electronic or other means of payment as the directors agree with the distribution recipient either in writing or by such other means as the directors decide.

92.2	In respect of the payment of any dividend or other sum which is a distribution, the directors may decide, and notify distribution recipients, that:

92.2.1
one or more of the means described in article 92.1 will be used for payment and a distribution recipient may elect to receive the payment by one of the means so notified in the manner prescribed by the directors;

92.2.2	one or more of such means will be used for the payment unless a distribution recipient elects otherwise in the manner prescribed by the directors; or

92.2.3	one or more of such means will be used for the payment and that distribution recipients will not be able to elect otherwise.

The directors may for this purpose decide that different methods of payment may apply to different distribution recipients or groups of distribution recipients.

92.3
Payment of any dividend or other sum which is a distribution is made at the risk of the distribution recipient. The Company is not responsible for a payment which is lost or delayed. Payment, in accordance with the articles, of any cheque, warrant or money order by the bank upon which it is drawn, or the transfer of funds by any means shall be a good discharge to the Company.

92.4	In the event that:

92.4.1
a distribution recipient does not specify an address, or does not specify an account of a type prescribed by the directors, or other details necessary in order to make a payment of a dividend or other distribution by the means by which the directors have decided in accordance with this article that a payment is to be made, or by which the distribution recipient has elected to receive payment, and such address or details are necessary in order for the Company to make the relevant payment in accordance with such decision or election; or

92.4.2	if payment cannot be made by the Company using the details provided by the distribution recipient,

then the dividend or other distribution shall be treated as unclaimed for the purposes of these articles.

92.5	In the articles, the "distribution recipient" means, in respect of a share in respect of which a dividend or other sum is payable:

92.5.1	the holder of the share;

92.5.2	if the share has two or more joint holders, the senior holder;

92.5.3
if the holder is no longer entitled to the share by reason of death or bankruptcy, or otherwise by operation of law, the transmittee (or, where two or more person are jointly entitled by transmission to the share, to any one transmittee and that person shall be able to give effective receipt for payment); or

92.5.4	in any case, to a person that the person or persons entitled to payment may direct in writing.

92.6
Without prejudice to article 88, the directors may withhold payment of a dividend (or part of a dividend) payable to a transmittee until he has provided such evidence of his right as the directors may reasonably require.

93.	DEDUCTIONS FROM DISTRIBUTIONS IN RESPECT OF SUMS OWED TO THE COMPANY

93.1	If:

93.1.1	a share is subject to the Company's lien; and

93.1.2	the directors are entitled to issue a lien enforcement notice in respect of it,

they may, instead of issuing a lien enforcement notice, deduct from any dividend or other sum payable in respect of the share any sum of money which is payable to the
Company in respect of that share to the extent that they are entitled to require payment under a lien enforcement notice.

93.2	Money so deducted must be used to pay any of the sums payable in respect of that share.

93.3	The Company must notify the distribution recipient in writing of:

93.3.1	the fact and amount of any such deduction;

93.3.2	any non-payment of a dividend or other sum payable in respect of a share resulting from any such deduction; and

93.3.3	how the money deducted has been applied.

94.	NO INTEREST ON DISTRIBUTIONS

94.1	The Company may not pay interest on any dividend or other sum payable in respect of a share unless otherwise provided by:

94.1.1	the rights attached to the share; or

94.1.2	the provisions of another agreement between the holder of that share and the Company.

95.	UNCLAIMED DISTRIBUTIONS

95.1	All dividends or other sums which are:

95.1.1	payable in respect of shares; and

95.1.2	unclaimed after having been declared or become payable,

may be invested or otherwise made use of by the directors for the benefit of the Company until claimed.

95.2	The payment of an unclaimed dividend or other sum into a separate account does not make the Company a trustee in respect of it.

95.3	If:

95.3.1	12 years have passed from the date on which a dividend or other sum became due for payment; and

95.3.2	the distribution recipient has not claimed it,

the distribution recipient is no longer entitled to that dividend or other sum and it ceases to remain owing by the Company.

95.4	If, in respect of a dividend or other sum payable in respect of a share, on any one occasion:

95.4.1	a cheque, warrant or money order is returned undelivered or left uncashed; or

95.4.2
a transfer made by a bank or other funds transfer system is not accepted, and reasonable enquiries have failed to establish another address or account of the distribution recipient, the Company is not obliged to send or transfer a dividend or other sum payable in respect of that share to that person until he notifies the Company of an address or account to be used for that purpose. If the cheque, warrant or money order is returned undelivered or left uncashed or transfer not accepted on two consecutive occasions, the Company may exercise this power without making any such enquiries.

96.	NON-CASH DISTRIBUTIONS

96.1	Subject to the terms of issue of the share in question, the Company may, by ordinary resolution on the recommendation of the directors, decide to pay all or part of a dividend or other distribution payable in respect of a share by transferring non-cash assets of equivalent value (including shares or other securities in any company).

96.2	For the purposes of paying a non-cash distribution, the directors may make whatever arrangements they think fit, including, where any difficulty arises regarding the distribution:

96.2.1	issuing fractional certificates (or ignoring fractions);

96.2.2	fixing the value of any assets;

96.2.3	paying cash to any distribution recipient on the basis of that value in order to adjust the rights of recipients; and

96.2.4	vesting any assets in trustees.

97.	WAIVER OF DISTRIBUTIONS

97.1	Distribution recipients may waive their entitlement to a dividend or other distribution payable in respect of a share by giving the Company notice in writing to that effect, but if:

97.1.1	the share has more than one holder; or

97.1.2
more than one person is entitled to the share, whether by reason of the death or bankruptcy of one or more joint holders, the notice is not effective unless it is expressed to be given, and signed, by all the holders or persons otherwise entitled to the share.

98.	SCRIP DIVIDENDS

98.1
Subject to the Act, but without prejudice to article 59, the directors may, with the prior authority of an ordinary resolution of the Company, allot to those holders of a particular class of shares who have elected to receive them further shares of that class or ordinary shares in either case credited as fully paid ("new shares") instead of cash in respect of all or part of a dividend or dividends specified by the resolution.

98.2
The directors may on any occasion determine that the right of election under article 98.1 shall be subject to any exclusions, restrictions or other arrangements that the directors may in their absolute discretion deem necessary or expedient to deal with legal or practical problems under the laws of, or the requirements of a recognised regulatory body or a stock exchange in, any territory.

98.3
Where a resolution under article 98.1 is to be proposed at a general meeting and the resolution relates in whole or in part to a dividend to be declared at that meeting, then the resolution declaring the dividend is deemed to take effect at the end of that meeting.

98.4
A resolution under article 98.1 may relate to a particular dividend or to all or any dividends declared or paid within a specified period, but that period may not end later than five years after the date of the meeting at which the resolution is passed.

98.5
The entitlement of each holder of shares to new shares shall be such that the relevant value of the entitlement shall be as nearly as possible equal to (but not greater than) the cash amount (disregarding any associated tax credit) of the dividend which would otherwise have been received by the holder (the "relevant dividend") provided that, in calculating the entitlement, the directors may at their discretion adjust the figure obtained by dividing the relevant value by the amount payable on the new shares up or down so as to procure that the entitlement of each holder of shares may be represented by a simple numerical ratio. For this purpose the "relevant value" of each of the new shares shall be as determined by or in accordance with the resolution under article 98.1. A certificate or report by the auditors as to the value of the new shares to be allotted in respect of any dividend shall be conclusive evidence of that amount.

98.6
The directors may make any provision they consider appropriate in relation to an allotment made or to be made under this article (whether before or after the passing of the resolution under article 98.1), including:

98.6.1	the giving of notice to holders of the right of election offered to them;

98.6.2	the provision of forms of election (whether in respect of a particular dividend or dividends generally);

98.6.3	determination of the procedure for making and revoking elections;

98.6.4	the place at which, and the latest time by which, forms of election and other relevant documents must be lodged in order to be effective; and

98.6.5
the disregarding or rounding up or down or carrying forward of fractional entitlements, in whole or in part, or the accrual of the benefit of fractional entitlements to the Company (rather than to the holders concerned).

98.7
The dividend (or that part of the dividend in respect of which a right of election has been offered) is not declared or payable on shares in respect of which an election has been duly made (the "elected shares"); instead new shares are allotted to the holders of the elected shares on the basis of allotment calculated as in article 98.5. For that purpose, the directors may resolve to capitalise out of amounts standing to the credit of reserves (including a share premium account, capital redemption reserve and profit and loss account), whether or not available for distribution, a sum equal to the aggregate nominal amount of the new shares to be allotted and apply it in paying up in full the appropriate number of new shares for allotment and distribution to the holders of the elected shares. A resolution of the directors capitalising part of the reserves has the same effect as if the directors had resolved to effect the capitalisation with the authority of an ordinary resolution of the Company under article 99. In relation to the capitalisation the directors may exercise all the powers conferred on them by article 99 without an ordinary resolution of the Company.

98.8
The new shares rank pari passu in all respects with each other and with the fully paid shares of the same class in issue on the record date for the dividend in respect of which the right of election has been offered, but they will not rank for a dividend or other distribution or entitlement which has been declared or paid by reference to that record date.

98.9	In relation to any particular proposed dividend, the directors may in their absolute discretion decide:

98.9.1	that holders shall not be entitled to make any election in respect of, and that any election previously made shall not extend to, such dividend; or

98.9.2
at any time prior to the allotment of the new shares which would otherwise be allotted in lieu of such dividend, that all elections to take new shares in lieu of such dividend shall be treated as not applying to that dividend, and if so the dividend shall be paid in cash as if no elections had been made in respect of it.

CAPITALISATION OF PROFITS AND RESERVES

99.	AUTHORITY TO CAPITALISE AND APPROPRIATION OF CAPITALISED SUMS

99.1	Subject to the Act and the articles, the directors may, if they are so authorised by an ordinary resolution:

99.1.1
decide to capitalise any amount standing to the credit of the Company's reserves (including share premium account, capital redemption reserve and profit and loss account), whether or not available for distribution, which are not required for paying a preferential dividend; and

99.1.2
appropriate any sum which they so decide to capitalise (a "capitalised sum") to the persons who would have been entitled to it if it were distributed by way of dividend (the "persons entitled") and in the same proportions.

99.2	Capitalised sums must be applied:

99.2.1	on behalf of the persons entitled; and

99.2.2	in the same proportions as a dividend would have been distributed to them.

99.3
Any capitalised sum may be applied in paying up new shares of a nominal amount equal to the capitalised sum which are then allotted credited as fully paid to the persons entitled or as they may direct.

99.4	A capitalised sum which was appropriated from profits available for distribution may be applied:

99.4.1	in or towards paying up any amounts unpaid on existing shares held by the persons entitled; or

99.4.2	in paying up new debentures of the Company which are then allotted credited as fully paid to the persons entitled or as they may direct.

99.5	Subject to the Act and the articles the directors may:

99.5.1	apply capitalised sums in accordance with articles 99.3 and 99.4 partly in one way and partly in another;

99.5.2
make such arrangements as they think fit to resolve a difficulty arising in the distribution of a capitalised sum and in particular to deal with shares or debentures becoming distributable in fractions under this article the directors may deal with fractions as they think fit (including the issuing of fractional certificates, disregarding fractions or selling shares or debentures representing the fractions to a person for the best price reasonably obtainable and distributing the net proceeds of the sale in due proportion amongst the members (except that if the amount due to a member is less than €5, or such other sum as the directors may decide, the sum may be retained for the benefit of the Company));

99.5.3
authorise any person to enter into an agreement with the Company on behalf of all the persons entitled which is binding on them in respect of the allotment of shares and debentures to them or the payment by the Company on behalf of the members of the amounts or part of the amounts or part of the amounts remaining unpaid on their existing shares under this article; and

99.5.4	generally do all acts and things required to give effect to the resolution.

100.	RECORD DATES

100.1
Notwithstanding any other provision of the articles, but subject to the Act and rights attached to shares, the Company or the directors may fix any date as the record date for a dividend, distribution, allotment or issue. The record date may be on or at any time before or after a date on which the dividend, distribution, allotment or issue is declared, made or paid.

PART 5 - MISCELLANEOUS PROVISIONS COMMUNICATIONS

101.	MEANS OF COMMUNICATION TO BE USED

101.1
Save where these articles expressly require otherwise, any notice, document or information to be sent or supplied by, on behalf of or to the Company may be sent or supplied in accordance with the Act (whether authorised or required to be sent or supplied by the Act or otherwise):

101.1.1	in hard copy form,

101.1.2	in electronic form; or

101.1.3	by means of a website.

101.2
Subject to the articles, any notice or document to be sent or supplied to a director in connection with the taking of decisions by directors may also be sent or supplied by the means by which that director has asked to be sent or supplied with such notices or documents for the time being.

101.3
A director may agree with the Company that notices or documents sent to that director in a particular way are to be deemed to have been received within a specified time of their being sent, and for the specified time to be less than 48 hours.

101.4
A notice, document or information sent by post and addressed to a member at his registered address or address for service in the United Kingdom is deemed to be given to or received by the intended recipient 24 hours after it was put in the post if pre paid as first class post and 48 hours after it was put in the post if pre paid as second class post, and in proving service it is sufficient to prove that the envelope containing the notice, document or information was properly addressed, pre paid and posted.

101.5
A notice, document or information sent by or on behalf of the Company by pre-paid airmail post between different countries is deemed to have been given to, and received by, the intended recipient on the third business day after posting.

101.6
A notice, document or information sent or supplied by electronic means to an address specified for the purpose by the member is deemed to have been given to or received by the intended recipient 24 hours after it was sent, and in proving service it is sufficient to prove that the communication was properly addressed and sent.

101.7	A notice, document or information sent or supplied by means of a website is deemed to have been given to or received by the intended recipient when:

101.7.1	the material was first made available on the website; or

101.7.2	if later, when the recipient received (or, in accordance with this article 101, is deemed to have received) notification of the fact that the material was available on the website.

101.8	A notice, document or information not sent by post but delivered by hand (which include delivery by courier) to a registered address or address for service is deemed to be given on the day it is left.

101.9
A notice, document or information served or delivered by or on behalf of the Company by any other means authorised in writing by the member concerned is deemed to be served when the Company has taken the action it has been authorised to take for that purpose.

101.10	A qualifying person present at a meeting of the holders of a class of shares is deemed to have received due notice of the meeting and, where required, of the purposes for which it was called.

101.11
A person who becomes entitled to a share by transmission, transfer or otherwise is bound by a notice in respect of that share (other than a notice served by the Company under section 793 of the Act) which, before his name is entered in the register, has been properly served on a person from whom he derives his title.

101.12
In the case of joint holders of a share, a notice, document or information shall be validly sent or supplied to all joint holders if sent or supplied to whichever of them is named first in the register in respect of the joint holding. Anything to be agreed or specified in relation to a notice, document or information to be sent or supplied to joint holders, may be agreed or specified by the joint holder who is named first in the register in respect of the joint holding.

101.13
The Company may give a notice, document or information to a transmittee as if he were the holder of a share by addressing it to him by name or by the title of representative of the deceased or trustee of the bankrupt member (or by similar designation) at an address in the

United Kingdom or the United States supplied for that purpose by the person claiming to be a transmittee. Until an address has been supplied, a notice, document or information may be given in any manner in which it might have been given if the death or bankruptcy had not occurred. The giving of notice in accordance with this article is sufficient notice to any other person interested in the share.

101.14	A member whose registered address is not within the United Kingdom or the United States shall not be entitled to receive any notice, document or information from the Company unless:

101.14.1	the Company is able, in accordance with the Act, to send the notice, document or information in electronic form or by means of a website; or

101.14.2	the member gives to the Company a postal address within the United Kingdom or the United States at which notices to the member may be given.

102.	LOSS OF ENTITLEMENT TO NOTICES

102.1
Subject to the Act and any other applicable rules, a member (or in the case of joint holders, the person who is named first in the register) who has no registered address within the United Kingdom or the United States, and has not supplied to the Company an address within the United Kingdom or the United States at which notice or other documents or information can be given to him, shall not be entitled to receive any notice or other documents or information from the Company. Such a member (or in the case of joint holders, the person who is named first in the register) shall not be entitled to receive any notice or other documents or information from the Company even if he has supplied an address for the purposes of receiving notices or other documents or information in electronic form.

102.2	If:

102.2.1	the Company sends two consecutive documents to a member over a period of at least 12 months; and

102.2.2	each of those documents is returned undelivered, or the Company receives notification that it has not been delivered, that member ceases to be entitled to receive notices from the Company.

102.3	A member who has ceased to be entitled to receive notices from the Company becomes entitled to receive such notices again by sending the Company:

102.3.1	a new address to be recorded in the register; or

102.3.2
if the member has agreed that the Company should use a means of communication other than sending things to such an address, the information that the Company needs to use that means of communication effectively.

ADMINISTRATIVE ARRANGEMENTS

103.	SECRETARY

103.1
Subject to the Act, the directors shall appoint a secretary or joint secretaries and may appoint one or more persons to be an assistant or deputy secretary on such terms and conditions (including remuneration) as they think fit.

103.2	The directors may remove a person appointed under this article 103 from office and appoint another or others in his place.

103.3
Any provision of the Act or of the articles requiring or authorising a thing to be done by or to a director and the secretary is not satisfied by its being done by or to the same person acting both as director and as, or in the place of, the secretary.

104.	CHANGE OF NAME

The directors may change the name of the Company.

105.	AUTHENTICATION OF DOCUMENTS

105.1	A director or the secretary or another person appointed by the directors for the purpose may authenticate:

105.1.1	documents affecting the constitution of the Company (including the articles);

105.1.2	resolutions passed by the Company or holders of a class of shares or the directors or a committee of the directors; and

105.1.3	books, records, documents and accounts relating to the business of the Company,

105.1.4	and may certify copies or extracts as true copies or extracts.

106.	COMPANY SEALS

106.1	The directors must provide for the safe custody of every seal.

106.2	A seal may be used only by the authority of a resolution of the directors or of a committee of the directors.

106.3
The directors may decide who will sign an instrument to which a seal is affixed (or, in the case of a share certificate, on which the seal may be printed) either generally or in relation to a particular instrument or type of instrument. The directors may also decide, either generally or in a particular case, that a signature may be dispensed with or affixed by mechanical means.

106.4	Unless otherwise decided by the directors:

106.4.1
share certificates and certificates issued in respect of debentures or other securities (subject to the provisions of the relevant instrument) need not be signed or, if signed, a signature may be applied by mechanical or other means or may be printed; and

106.4.2	every other instrument to which a seal is affixed shall be signed by one director and by the secretary or a second director, or by one director in the presence of a witness who attests his signature.

107.	RECORDS OF PROCEEDINGS

107.1	The directors must make sure that proper minutes are kept in minute books of:

107.1.1	all appointments of officers and committees made by the directors and of any remuneration fixed by the directors; and

107.1.2	all proceedings (including the names of the directors present at such meeting) of general meetings;

107.1.3	meetings of the holders of any class of shares in the Company;

107.1.4	the directors' meetings; and

107.1.5	meetings of committees of the directors.

107.2
If purporting to be signed by the chairman of the meeting at which the proceedings were held or by the chairman of the next succeeding meeting, minutes are conclusive evidence of the proceedings at the meeting.

107.3	The directors must ensure that the Company keeps records, in the books kept for the purpose, of all directors' written resolutions.

107.4	All such minutes and written resolutions must be kept for at least 10 years from the date of the meeting or written resolution as the case may be.

108.	DESTRUCTION OF DOCUMENTS

108.1	The Company is entitled to destroy:

108.1.1
all instruments of transfer of shares (including documents constituting the renunciation of an allotment of shares) which have been registered, and all other documents on the basis of which any entries are made in the register, from six years after the date of registration;

108.1.2	all dividend mandates (or mandates for other amounts), variations or cancellations of such mandates, and notifications of change of address, from two years after they have been recorded;

108.1.3	all share certificates which have been cancelled from one year after the date of the cancellation;

108.1.4	all paid dividend warrants and cheques from one year after the date of actual payment;

108.1.5	all proxy notices from one year after the end of the meeting to which the proxy notice relates; and

108.1.6	all other documents on the basis of which any entry in the register is made at any time after 10 years from the date an entry in the register was first made in respect of it.

108.2
If the Company destroys a document in good faith, in accordance with the articles, and without express notice to the Company that the preservation of the document is relevant to a claim, it is conclusively presumed in favour of the Company that:

108.2.1	entries in the register purporting to have been made on the basis of an instrument of transfer or other document so destroyed were duly and properly made;

108.2.2	any instrument of transfer so destroyed was a valid and effective instrument duly and properly registered;

108.2.3	any share certificate so destroyed was a valid and effective certificate duly and properly cancelled; and

108.2.4	any other document so destroyed was a valid and effective document in accordance with its recorded particulars in the books or records of the Company.

108.3
This article does not impose on the Company any liability which it would not otherwise have if it destroys any document before the time at which this article permits it to do so or in any case where the conditions of this article are not fulfilled.

108.4	In this article, references to the destruction of any document include a reference to its being disposed of in any manner.

109.	ACCOUNTS

109.1	The directors must ensure that accounting records are kept in accordance with the Act and any other applicable rules.

109.2
The accounting records shall be kept at the registered office of the Company or, subject to the Act, at another place decided by the directors and shall be available during business hours for the inspection of the directors and other officers. No member (other than a director or other officer) has the right to inspect an accounting record or other document except if that right is conferred by the Act or he is authorised by the directors or by an ordinary resolution of the Company.

109.3
In respect of each financial year, a copy of the Company's annual accounts, the directors' report, the strategic report, the directors' remuneration report and the auditors' report on those accounts and on the auditable part of the directors' remuneration report shall be sent or supplied to:

109.3.1	every member (whether or not entitled to receive notices of general meetings);

109.3.2	every holder of debentures (whether or not entitled to receive notices of general meetings); and

109.3.3	every other person who is entitled to receive notices of general meetings, not less than 21 clear days before the date of the meeting at which copies of those documents are to be laid in accordance with the Act. This article does not require copies of the documents to which it applies to be sent or supplied to:

109.3.4	a member or holder of debentures of whose address the Company is unaware; or

109.3.5	more than one of the joint holders of shares or debentures.

109.4
The directors may determine that persons entitled to receive a copy of the Company's annual accounts, the directors' report, the strategic report, the directors' remuneration report and the auditors' report on those accounts and on the auditable part of the directors' remuneration report are those persons entered on the register at the close of business on a day determined by the directors.

109.5
Where permitted by the Act, the strategic report with supplementary material in the form and containing the information prescribed by the Act may be sent or supplied to a person so electing in place of the documents required to be sent or supplied by article 109.3.

110.	PROVISION FOR EMPLOYEES ON CESSATION OF BUSINESS

The directors may decide to make provision for the benefit of persons (other than a director or former director or shadow director) employed or formerly employed by the Company or any of its subsidiary undertakings (or any member of his family, including a spouse or former spouse, or any person who is or was dependent on him) in connection with the cessation or transfer to any person of the whole or part of the undertaking of the Company or that subsidiary undertaking.

111.	WINDING UP OF THE COMPANY

111.1	On a voluntary winding up of the Company the liquidator may, on obtaining any sanction required by law:

111.1.1	divide among the members in kind the whole or any part of the assets of the Company, whether or not the assets consist of property of one kind or of different kinds; and

111.1.2	vest the whole or any part of the assets in trustees upon such trusts for the benefit of the members as he, with the like sanction, shall determine.

111.2	For this purpose the liquidator may:

111.2.1	set the value he deems fair on a class or classes of property; and

111.2.2	determine on the basis of that valuation and in accordance with the then existing rights of members how the division is to be carried out between members or classes of members.

111.3	The liquidator may not, however, distribute to a member without his consent an asset to which there is attached a liability or potential liability for the owner.

DIRECTORS' INDEMNITY AND INSURANCE

112.	INDEMNITY OF OFFICERS AND FUNDING DIRECTORS' DEFENCE COSTS

112.1
To the extent permitted by the Act and without prejudice to any indemnity to which he may otherwise be entitled, every person who is or was a director or other officer of the Company or an associated company (other than any person (whether or not an officer of the Company or an associated company) engaged by the Company or an associated company as auditor) shall be and shall be kept indemnified out of the assets of the Company against all costs, charges, losses and liabilities incurred by him (whether in connection with any negligence, default, breach of duty or breach of trust by him or otherwise as a director or such other officer of the Company or an associated company) in relation to the Company or an associated company or its/their affairs provided that such indemnity shall not apply in respect of any liability incurred by him:

112.1.1	to the Company or to any associated company;

112.1.2	to pay a fine imposed in criminal proceedings;

112.1.3	to pay a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (howsoever arising);

112.1.4	in defending any criminal proceedings in which he is convicted;

112.1.5	in defending any civil proceedings brought by the Company, or an associated company, in which judgment is given against him; or

112.1.6	in connection with any application under any of the following provisions in which the court refuses to grant him relief, namely:

(a)	section 661(3) or (4) of the Act (acquisition of shares by innocent nominee); or

(b)	section 1157 of the Act (general power to grant relief in case of honest and reasonable conduct).

112.2
In article 112.1.4, 112.1.5 or 112.1.6 the reference to a conviction, judgment or refusal of relief is a reference to one that has become final. A conviction, judgment or refusal of relief becomes final:

112.2.1	if not appealed against, at the end of the period for bringing an appeal; or

112.2.2	if appealed against, at the time when the appeal (or any further appeal) is disposed of.

An appeal is disposed of:

112.2.3	if it is determined and the period for bringing any further appeal has ended; or

112.2.4	if it is abandoned or otherwise ceases to have effect.

112.3	To the extent permitted by the Act and without prejudice to any indemnity to which he may otherwise be entitled, every person who is or was a director of the Company acting in its capacity as a trustee of an occupational pension scheme shall be and shall be kept indemnified out of the assets of the Company against all costs, charges, losses and liabilities incurred by him in connection with the Company's activities as trustee of the scheme provided that such indemnity shall not apply in respect of any liability incurred by him:

112.3.1	to pay a fine imposed in criminal proceedings;

112.3.2	to pay a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (howsoever arising); or

112.3.3	in defending criminal proceedings in which he is convicted.

For the purposes of this article, a reference to a conviction is to the final decision in the proceedings. The provisions of article 112.2 shall apply in determining when a conviction becomes final.

112.4
Without prejudice to article 112.1 or to any indemnity to which a director may otherwise be entitled, and to the extent permitted by the Act and otherwise upon such terms and subject to such conditions as the directors may in their absolute discretion think fit, the directors shall have the power to make arrangements to provide a director with funds to meet expenditure incurred or to be incurred by him in defending any criminal or civil proceedings or in connection with an application under section 661(3) or (4) of the Act (acquisition of shares by innocent nominee) or section 1157 of the Act (general power to grant relief in case of honest and reasonable conduct) or in defending himself in an investigation by a regulatory authority or against action proposed to be taken by a regulatory authority or to enable a director to avoid incurring any such expenditure.

112.5
Where at any meeting of the directors or a committee of the directors any arrangement falling within article 112.4 is to be considered, a director shall be entitled to vote and be counted in the quorum at such meeting unless the terms of such arrangement confers upon such director a benefit not generally available to any other director; in that event, the interest of such director in such arrangement shall be deemed to be a material interest for the purposes of article 21 and he shall not be so entitled to vote or be counted in the quorum.

113.	INSURANCE

113.1	To the extent permitted by the Act, the directors may exercise all the powers of the Company to purchase and maintain insurance for the benefit of a person who is or was:

113.1.1	a director or a secretary of the Company or of a company which is or was a subsidiary undertaking of the Company or in which the Company has or had an interest (whether direct or indirect); or

113.1.2	trustee of a retirement benefits scheme or other trust in which a person referred to in article 113.1.1 is or has been interested,

indemnifying him and keeping him indemnified against liability for negligence, default, breach of duty or breach of trust or other liability which may lawfully be insured against by the Company.

SCHEDULE 4
PROPOSED ARTICLES OF ASSOCIATION OF SENSATA TECHNOLOGIES HOLDING N.V.

1

DOORLOPENDE TEKST VAN DE VOORGESTELDE STATUTEN VAN:

Sensata Technologies Holding N.V.

gevestigd te Hengelo.

Voorgestelde statuten van Sensata Technologies Holding N.V., een naamloze vennootschap opricht naar Nederlands recht en met statutaire zetel te Hengelo.

2

STATUTEN: HOOFDSTUK 1.
Artikel 1. Begripsbepalingen.

1.1	In deze statuten wordt verstaan onder:
"aandeel" betekent een aandeel in het kapitaal van de vennootschap. Tenzij het tegendeel blijkt, is daaronder begrepen zowel elk gewoon aandeel als elk preferent aandeel.
"aandeelhouder" betekent een houder van één of meer aandelen.
"aandeelhouder verbonden persoon" betekent (i) een persoon die, direct of direct, een aandeelhouder controleert of in onderling overleg handelt met een aandeelhouder, (ii) een uiteindelijk gerechtigde van gewone aandelen die juridisch of economisch gehouden worden door een aandeelhouder en (iii) een persoon die een aandeelhouder verbonden persoon controleert, gecontroleerd wordt    door    een    aandeelhouder    verbonden    persoon    of    onder gemeenschappelijke controle is van een aandeelhouder verbonden persoon.
"accountant" betekent een registeraccountant of een andere accountant als bedoeld in artikel 2:393 van het Burgerlijk Wetboek, dan wel een organisatie waarin zodanige accountants samenwerken.
"algemene vergadering" betekent het vennootschapsorgaan dat wordt gevormd door de aandeelhouders, dan wel een bijeenkomst van aandeelhouders (of hun vertegenwoordigers) en andere personen met vergaderrechten.
"business combinatie" betekent een juridische fusie, activa verkoop en levering of ander gelijk type transactie, of een transactie waarbij de geïnteresseerde aandeelhouder een financieel voordeel geniet anders dan afkomstig uit zijn aandeelhouderschap.
"certificaathouders" betekent houders van met medewerking van de vennootschap uitgegeven certificaten. Tenzij het tegendeel blijkt zijn daaronder mede begrepen zij die als gevolg van een op aandelen gevestigd vruchtgebruik of pandrecht de rechten hebben die de wet toekent aan houders van met medewerking van een vennootschap uitgegeven certificaten.
"certificaten" betekent certificaten van aandelen. Tenzij het tegendeel blijkt zijn daaronder mede begrepen certificaten die niet met medewerking van de vennootschap zijn uitgegeven.
"dochtermaatschappij"    betekent        een    dochtermaatschappij    van        de vennootschap als bedoeld in artikel 2:24a van het Burgerlijk Wetboek.
"geïnteresseerde aandeelhouder" betekent een houder van aandelen die tezamen met één of meer groepsmaatschappijen (als bedoeld in artikel 2:24b van het Burgerlijk Wetboek) een belang in de vennootschap vertegenwoordigd van vijftien procent (15%) of meer, waaronder eveneens wordt verstaan de aandeelhouder    die    in de    drie    voorgaande    jaren    tezamen    met    een groepsmaatschappij een dergelijk belang in de vennootschap heeft gehouden.

3

"gewoon aandeel" betekent een gewoon aandeel in het kapitaal van de vennootschap.
"groepsmaatschappij" beteken een rechtspersoon of vennootschap die in de zin van artikel 2:24b van het Burgerlijk Wetboek, met de vennootschap in een groep is verbonden.
"niet-uitvoerend bestuurder" betekent een lid van de raad van bestuur zoals bedoeld in artikel 16.
"preferent aandeel" betekent een preferent beschermingsaandeel in het kapitaal van de vennootschap.
"raad van bestuur" betekent het bestuur van de vennootschap.
"responstijd” betekent responstijd als bedoeld in artikel 27.5.
"secretaris" betekent secretaris van de vennootschap zoals bedoeld in artikel 22.
“Sensata-UK” betekent de vennootschap zoals bedoeld in artikel 41.
"uitkeerbare eigen vermogen" betekent het deel van het eigen vermogen van de vennootschap, dat het gestorte en opgevraagde deel van het kapitaal vermeerderd met de reserves die krachtens de wet moeten worden aangehouden, te boven gaat.
"uitvoerend bestuurder" betekent een lid van de raad van bestuur zoals bedoeld in artikel 16.
"vennootschap" betekent de vennootschap waarvan de interne organisatie wordt beheerst door deze statuten.
“voorstel tot fusie” betekent het voorstel tot fusie zoals bedoeld in artikel 41.

1.2
De term schriftelijk betekent bij brief, telefax, e-mail of enig ander elektronisch communicatiemiddel, mits het bericht leesbaar en reproduceerbaar is, en de term schriftelijke wordt dienovereenkomstig geïnterpreteerd.

1.3	Verwijzingen naar artikelen verwijzen naar artikelen van deze statuten, tenzij het tegendeel blijkt.
HOOFDSTUK 2. NAAM, ZETEL EN DOEL.
Artikel 2. Naam en zetel.

2.1	De naam van de vennootschap is:
Sensata Technologies Holding N.V.

2.2	De vennootschap is gevestigd te Hengelo.
Artikel 3. Doel.

3.1	De vennootschap heeft ten doel:

(a)
het deelnemen of zich op andere wijze een belang nemen in ondernemingen, het voeren van beheer of uitoefenen van toezicht over ondernemingen en het verlenen van diensten aan ondernemingen, een en ander in het bijzonder met betrekking tot ondernemingen die zich bezighouden met de productie van sensoren en besturingen voor vervaardigers in de automobiel- , apparaten,

4

luchtvaart en industriële zaken of het verlenen van overige diensten aan zulke ondernemingen;

(b)	het verrichten van alle handelingen, welke direct of indirect aan de bevordering van deze doeleinden dienstbaar kunnen zijn.

3.2
De vennootschap zal bij verwezenlijking van het doel een beleid voeren, dat erop gericht is de belangen van hen, die bij de vennootschap direct of indirect betrokken zijn, zo goed mogelijk en op evenwichtige wijze te behartigen.

HOOFDSTUK 3. MAATSCHAPPELIJK KAPITAAL EN AANDELEN.
Artikel 4. Kapitaal. Aandelen op naam. Certificaten.

4.1	Het maatschappelijk kapitaal van de vennootschap bedraagt acht miljoen euro (EUR 8.000.000) verdeeld in:

(a)	vier honderd miljoen (400.000.000) gewone aandelen met een nominaal bedrag van één eurocent (EUR 0,01) elk; en

(b)	vier honderd miljoen (400.000.000) preferente aandelen met een nominaal bedrag één eurocent (EUR 0,01) elk.

4.2	Alle aandelen luiden op naam. De aandelen zijn op zodanige wijze genummerd dat ze op elk moment van elkaar te onderscheiden zijn.

4.3
De raad van bestuur zal op verzoek van de aandeelhouder, aandeelbewijzen voor aandelen uitgeven of doen uitgeven, in zodanige coupures als vast te stellen door de raad van bestuur, welke bewijzen inwisselbaar zijn op verzoek van de aandeelhouder.

4.4	Aandeelbewijzen worden niet voorzien van dividendbewijzen en een talon.

4.5	Elk aandeelbewijs wordt gekentekend door nummers en/of letters op door de raad van bestuur te bepalen wijzen.

4.6
Aandeelbewijzen worden getekend door of namens een lid van de raad van bestuur. Bovendien kunnen alle aandeelbewijzen geldig worden getekend door een of meer daartoe door de raad van bestuur aan te wijzen personen. De raad van bestuur kan besluiten dat de ondertekening zal mogen geschieden door middel van een langs elektronische weg verzonden handtekening.

4.7
De raad van bestuur kan vaststellen dat voor de handel en levering van aandelen op een buitenlandse effectenbeurs, aandeelbewijzen kunnen worden uitgegeven in zodanige vorm die overeenkomt met de vereisten van zulk een buitenlandse effectenbeurs.

4.8
Op schriftelijk verzoek van de betreffende partij en onder de voorwaarde van voldoende bewijs voor de titel, kunnen vervangende aandeelbewijzen worden uitgegeven voor aandeelbewijzen die worden vermist, zijn gestolen of beschadigd, op zodanige voorwaarden, waaronder, zonder beperking, de bepaling van vrijwaring ten opzichte van de vennootschap, zoals door de raad van bestuur te bepalen. De kosten voor de uitgifte of vervanging van de aandeelbewijzen kunnen worden doorberekend aan de verzoeker. Door de uitgifte    van vervangende aandeelbewijzen worden de originele aandeelbewijzen ongeldig en de vennootschap zal ten aanzien van deze originele aandeelbewijzen geen verplichtingen meer hebben. Vervangende aandeelbewijzen hebben de nummers en letters van de documenten die zij vervangen.

4.9	De algemene vergadering kan, maar alleen op voorstel van de raad van bestuur,

5

besluiten dat de vennootschap meewerkt aan de uitgifte van certificaten voor aandelen. Houders van certificaten die zijn uitgegeven voor aandelen in de vennootschap met medewerking van de vennootschap, hebben de rechten die de wet daaraan toekent, ook voor zover deze rechten niet expliciet in deze statuten zijn genoemd.
Artikel 5. Register van aandeelhouders.

5.1
De vennootschap houdt een register van aandeelhouders, waarin de namen en adressen van houders van gewone aandelen en preferente aandelen zijn opgenomen, waarin de datum van verkrijging van de aandelen staat, de datum van erkenning door of vanwege de vennootschap en het bedrag wat gestort is per aandeel.

In het register van aandeelhouders worden tevens de namen en adressen van de pandhouders en vruchtgebruikers van aandelen opgenomen, waarin de datum van verkrijging van het recht staat en de datum van erkenning door of vanwege de vennootschap en waar staat tot welke rechten van de aandelen zij gerechtigd zijn overeenkomstig de leden 2 en 4 van artikel 2:88 en 2:89 van het Burgerlijk Wetboek.

5.2	Elke aandeelhouder, elke pandhouder op aandelen en elke vruchtgebruiker op aandelen is verplicht schriftelijk zijn adres en elke wijziging eraan aan de vennootschap mede te delen.

5.3
Alle opgaven en notities in het register van aandeelhouders zullen worden getekend door een uitvoerend bestuurder van de raad van bestuur, een functionaris van de vennootschap of een andere persoon daartoe gerechtigd door de raad van bestuur.

5.4
De raad van bestuur verstrekt desgevraagd aan een aandeelhouder, een pandhouder of een vruchtgebruiker, om niet een uittreksel uit het register van aandeelhouders met betrekking tot zijn recht op een aandeel.

5.5	Op het register van aandeelhouders is van toepassing het bepaalde in artikel 2:85 van het Burgerlijk Wetboek.

5.6
Indien een aandeelhouder, vruchtgebruiker, pandhouder of certificaathouder tevens een elektronisch adres aan de vennootschap bekend heeft gemaakt ten einde dit elektronische adres, tezamen met de overige in artikel 5.1 genoemde gegevens, in het register op te nemen, wordt dit elektronische adres mede geacht bekend te zijn gemaakt met als doel het langs elektronische weg ontvangen van alle kennisgevingen, aankondigingen en mededelingen alsmede ten aanzien van aandeelhouders en certificaathouders oproepingen voor een algemene vergadering. Een langs elektronische weg toegezonden bericht dient leesbaar en reproduceerbaar te zijn.

5.7
De raad van bestuur is bevoegd een deel van het register buiten Nederland te bewaren als dit vereist is om te voldoen aan toepasselijke buitenlandse wettelijke bepalingen of de regels van de effectenbeurs waar de aandelen in de vennootschap zijn genoteerd.

5.8	De raad van bestuur stelt de vorm en de inhoud van het register vast met inachtneming van de bepalingen van dit artikel.

5.9
De raad van bestuur is bevoegd autoriteiten informatie and data vastgelegd in het register te verschaffen of het register te laten onderzoeken voor zover dat vereist is om te voldoen aan toepasselijke buitenlandse wettelijke bepalingen of regels van de effectenbeurs waar de aandelen in de vennootschap zijn genoteerd.

HOOFDSTUK 4. UITGIFTE VAN AANDELEN.

6

Artikel 6. Uitgifte van aandelen. Orgaan bevoegd tot uitgifte aandelen.

6.1
Uitgifte van aandelen geschiedt ingevolge een besluit van de algemene vergadering, tenzij de raad van bestuur daartoe aangewezen is door de statuten of ingevolge een besluit van de algemene vergadering. Als en voor zover de raad van bestuur is aangewezen als het bevoegde orgaan, dan zal de algemene vergadering geen besluiten tot uitgifte mogen nemen zolang de aanwijzing van kracht is.

6.2	De algemene vergadering of de raad van bestuur bepaalt de uitgifteprijs en de verdere voorwaarden van uitgifte in overeenstemming met de toepasselijke bepalingen in deze statuten.

6.3
Indien de raad van bestuur wordt aangewezen als bevoegd om tot uitgifte van aandelen te besluiten, wordt bij die aanwijzing bepaald hoeveel aandelen van iedere soort mogen worden uitgegeven. Dit kan in een percentage van het geplaatst kapitaal worden uitgedrukt. Bij een dergelijke aanwijzing wordt tevens de duur van de aanwijzing, welke ten hoogste vijf jaren kan bedragen, vastgesteld. De aanwijzing kan telkens voor niet langer dan vijf jaren worden verlengd. Tenzij bij de aanwijzing anders is bepaald, kan zij niet worden ingetrokken.

6.4
Een besluit van de algemene vergadering tot uitgifte (inclusief de bepaling van de prijs en de verdere voorwaarden) of om de raad van bestuur aan te wijzen, kan alleen worden genomen op voorstel van de raad van bestuur.

6.5
Binnen acht dagen na een besluit tot uitgifte van aandelen of tot aanwijzing van de raad van bestuur, legt de raad van bestuur de volledige tekst daarvan neer ten kantore van het Handelsregister waar de vennootschap is ingeschreven. Binnen acht dagen na uitgifte van aandelen, deelt de raad van bestuur het Handelsregister het aantal aandelen mede.

6.6
Het bepaalde in de artikelen 6.1 tot en met 6.5 is van overeenkomstige toepassing op het verlenen van rechten tot het nemen van aandelen, maar is - met uitzondering van de laatste zin van artikel 6.5 - niet van toepassing op het uitgeven van aandelen aan personen die een voordien reeds verkregen recht tot het nemen van aandelen uitoefent.

Aandelen worden nooit uitgegeven beneden de nominale waarde, zonder afbreuk te doen aan de bepalingen neergelegd in artikel 2:80 lid 2 van het Burgerlijk Wetboek.

6.7
Ingeval van uitgifte van preferente aandelen door een ander orgaan dan de algemene vergadering, zal een algemene vergadering worden bijeengeroepen welke zal worden gehouden uiterlijk twintig maanden na de dag waarop voor het eerst preferente aandelen zullen zijn uitgegeven. Voor die vergadering zal een besluit omtrent inkoop van de preferente aandelen conform het in artikel 11 bepaalde of intrekking van de preferente aandelen conform het in artikel 12 bepaalde worden geagendeerd. Indien het naar aanleiding van dit agendapunt te nemen besluit niet strekt tot inkoop of intrekking van de preferente aandelen, zal telkens binnen zes maanden na de vorige, een algemene vergadering worden bijeengeroepen en gehouden voor welke vergaderingen een besluit omtrent inkoop of intrekking van de preferente aandelen zal worden geagendeerd, zulks totdat geen preferente aandelen meer zullen uitstaan.

6.8
Indien bekend is gemaakt welk bedrag zal worden uitgegeven en slechts een lager bedrag kan worden geplaatst, wordt dit bedrag slechts geplaatst indien de voorwaarden van uitgifte dat uitdrukkelijk bepalen.

Artikel 7. Voorkeursrechten.

7.1	Iedere houder van gewone aandelen heeft bij uitgifte van gewone aandelen, een

7

voorkeursrecht naar evenredigheid van het gezamenlijke nominale bedrag van zijn gewone aandelen. Hij heeft geen voorkeursrecht bij uitgifte van preferente aandelen.
Hij heeft voorts geen voorkeursrecht op aandelen die worden uitgegeven tegen inbreng anders dan in geld, of op aandelen die worden uitgegeven aan werknemers van de vennootschap of van een groepsmaatschappij.

7.2
Op voorstel van de raad van bestuur en met inachtneming van het in dit artikel 7 bepaalde, bepaalt de algemene vergadering bij het nemen van een besluit tot uitgifte op welke wijze en binnen welk tijdvak het voorkeursrecht kan worden uitgeoefend. Wanneer de raad van bestuur is aangewezen als het tot uitgifte bevoegde orgaan, wordt zulks door de raad van bestuur bepaald.

7.3	De vennootschap kondigt de uitgifte met voorkeursrecht en het tijdvak waarin dat kan worden uitgeoefend, aan in de Staatscourant en in een landelijk verspreid dagblad.
Het voorkeursrecht kan worden uitgeoefend gedurende tenminste twee weken nadat de aankondiging in de Staatscourant is geschied.

7.4
Het voorkeursrecht kan, op voorstel van de raad van bestuur, worden beperkt of uitgesloten bij besluit van de algemene vergadering. In het voorstel hiertoe moeten de redenen voor het voorstel en de keuze van de voorgenomen koers van uitgifte schriftelijk worden toegelicht.

Het voorkeursrecht kan ook worden beperkt of utgesloten door de raad van bestuur, indien zij door de statuten of bij besluit van de algemene vergadering voor een bepaalde duur van ten hoogste vijf jaren is aangewezen als bevoegd tot het beperken of uitsluiten van het voorkeursrecht; zodanige aanwijzing kan slechts geschieden, indien de raad van bestuur tevens is of tegelijkertijd wordt aangewezen als bedoeld in artikel 6.1.
De aanwijzing kan telkens voor niet langer dan vijf jaren worden verlengd. De aanwijzing geldt slechts zolang een aanwijzing van de raad van bestuur, als bedoeld in artikel 6.1, van kracht is.
Tenzij bij aanwijzing anders is bepaald, kan de aanwijzing niet worden ingetrokken.

7.5	Binnen acht dagen na zo een besluit, legt de raad van bestuur de volledige tekst daarvan neer ten kantore van het Handelsregister.

7.6
Bij het verlenen van rechten tot het nemen van aandelen hebben de aandeelhouders een voorkeursrecht; het hiervoor in dit artikel 7 bepaalde is van overeenkomstige toepassing. Aandeelhouders hebben geen voorkeursrecht op aandelen die worden uitgegeven aan iemand die een voordien reeds verkregen recht tot het nemen van aandelen uitoefent.

Artikel 8. Storting op aandelen.

8.1
Niettegenstaande de bepalingen van artikel 2:80 lid van het Burgerlijk Wetboek, moet bij uitgifte van elk gewoon aandeel daarop het gehele nominale bedrag worden gestort alsmede, indien het aandeel voor een hoger bedrag wordt genomen, het verschil tussen die bedragen.

8.2
Bij uitgifte van een preferent aandeel moet daarop minstens één vierde van het gehele nominale bedrag worden gestort. Verdere storting op preferente aandelen geschiedt eerst nadat de vennootschap de storting zal hebben opgevraagd. Het opvragen van verdere storting heeft plaats krachtens besluit van de raad van bestuur.

8

Artikel 9. Storting in geld.

9.1	Storting op een gewoon aandeel moet in geld geschieden, voor zover niet een andere storting is overeengekomen.

9.2	Storting op preferente aandelen mag alleen in geld plaatshebben.

9.3	Storting in vreemd geld kan slechts geschieden met toestemming van de vennootschap.
Artikel 10. Inbreng in natura.

10.1
De raad van bestuur is bevoegd tot het aangaan van rechtshandelingen betreffende de inbreng op aandelen anders dan in geld en van andere rechtshandelingen genoemd in artikel 2:94 van het Burgerlijk Wetboek, zonder de voorafgaande goedkeuring van de algemene vergadering.

Van deze rechtshandelingen moet de zakelijke inhoud worden opgenomen in de jaarrekening over het boekjaar waarin zij zijn verricht.

10.2	Op inbreng anders dan in geld zijn de artikelen 2:80b en 2:94b van het Burgerlijk Wetboek van toepassing.
CHAPTER 5. EIGEN AANDELEN. KAPITAALVERMINDERING.
Artikel 11. Eigen aandelen.

11.1	De vennootschap mag bij uitgifte van aandelen geen eigen aandelen nemen.

11.2	De vennootschap mag volgestorte eigen aandelen of certificaten daarvan verkrijgen doch slechts om niet of indien:

(a)	het uitkeerbare eigen vermogen ten minste gelijk is aan de verkrijgingsprijs; en

(b)
het gezamenlijke nominale bedrag van de te verkrijgen en de reeds door de vennootschap en haar dochtermaatschappijen tezamen gehouden aandelen of certificaten daarvan niet meer dan de helft van het geplaatste kapitaal van de vennootschap bedraagt.

Voor het vereiste onder (a) is bepalend de grootte van het eigen vermogen volgens de laatst vastgestelde balans, verminderd met de verkrijgingsprijs voor aandelen in het kapitaal van de vennootschap of certificaten daarvan, het bedrag van leningen als bedoeld in artikel 2:92c van het Burgerlijk Wetboek en uitkeringen uit winst of reserves aan anderen die de vennootschap en haar dochtermaatschappijen na de balansdatum verschuldigd werden. Is een boekjaar meer dan zes maanden verstreken zonder dat de jaarrekening is vastgesteld, dan is verkrijging overeenkomstig artikel 11.2 niet toegestaan.

11.3
Verkrijging anders dan om niet kan slechts plaatsvinden indien de algemene vergadering de raad van bestuur daartoe heeft gemachtigd. Deze machtiging geldt voor ten hoogste achttien maanden. De algemene vergadering moet in de machtiging bepalen hoeveel aandelen of certificaten daarvan mogen worden verkregen, hoe zij mogen worden verkregen en tussen welke grenzen de prijs moet liggen.

11.4
De vennootschap kan eigen aandelen of certificaten daarvan verkrijgen om deze krachtens een voor hen geldende regeling over te dragen aan werknemers in dienst van de vennootschap of van een groepsmaatschappij.

9

11.5	Het hiervoor in dit artikel 11 bepaalde geldt niet voor aandelen of certificaten daarvan die de vennootschap onder algemene titel verkrijgt.

11.6	De raad van bestuur besluit tot vervreemding van de door de vennootschap verworven aandelen in haar eigen kapitaal. Bij zodanige vervreemding bestaat geen voorkeursrecht.

11.7
De vennootschap kan aan aandelen in haar eigen kapitaal geen recht op enige uitkering ontlenen; evenmin ontleent zij enig recht op een zodanige uitkering aan aandelen waarvan zij de certificaten houdt.

Bij de berekening van de winstverdeling tellen de aandelen bedoeld in de vorige zin niet mee, tenzij op zodanige aandelen of op certificaten daarvan een vruchtgebruik ten behoeve van een ander dan de vennootschap rust.

11.8
Geen stem kan worden uitgebracht voor aandelen in het kapitaal van de vennootschap, die worden gehouden door de vennootschap zelf, dan wel door een dochtermaatschappij, tenzij op die aandelen een recht van vruchtgebruik of pandrecht rust ten behoeve van een ander dan de vennootschap of een dochtermaatschappij, het stemrecht op die aandelen aan die ander toekomt en het recht van vruchtgebruik of pandrecht door een ander dan de vennootschap of dochtermaatschappij is gevestigd. Eveneens kan geen stem worden uitgebracht op aandelen waar ten behoeve van de vennootschap een recht van vruchtgebruik of een pandrecht is gevestigd, waarbij het stemrecht de vruchtgebruiker of de pandhouder toekomt.

Voor aandelen waarvan de vennootschap of een dochtermaatschappij de certificaten houdt, kan geen stem worden uitgebracht.
Bij de vaststelling of een bepaald gedeelte van het kapitaal ter vergadering is vertegenwoordigd, dan wel of een meerderheid een bepaald gedeelte van het kapitaal vertegenwoordigt, wordt het kapitaal verminderd met het bedrag van de aandelen waarvoor geen stem kan worden uitgebracht.

11.9	De vennootschap kan eigen aandelen of certificaten daarvan slechts in pand nemen, indien:

(a)	de betrokken aandelen volgestort zijn;

(b)	het nominale bedrag van de in pand te nemen en de reeds gehouden of in pand gehouden eigen aandelen en certificaten daarvan tezamen niet meer dan de helft van het geplaatste kapitaal bedraagt; en

(c)	de algemene vergadering de pandovereenkomst heeft goedgekeurd.
Artikel 12. Kapitaalvermindering.

12.1	De algemene vergadering kan, maar alleen op voorstel van de raad van bestuur, besluiten tot vermindering van het geplaatste kapitaal van de vennootschap:

(a)	door het intrekken van aandelen; of

(b)
door de nominale waarde van de aandelen bij statutenwijziging te verminderen, mits daardoor het geplaatste kapitaal of het gestorte deel daarvan niet geringer wordt dan in artikel 2:67 van het Burgerlijk Wetboek is voorgeschreven.

In dit besluit moeten de aandelen waarop het besluit betrekking heeft worden aangewezen en moet de uitvoering van het besluit zijn geregeld.

10

12.2	Een besluit tot intrekking kan slechts betreffen:

(a)	aandelen die de vennootschap zelf houdt of waarvan zij de certificaten houdt; of

(b)	alle preferente aandelen, met terugbetaling.

12.3
Vermindering van het bedrag van de aandelen zonder terugbetaling en zonder ontheffing van de verplichting tot storting moet naar evenredigheid op alle aandelen van eenzelfde soort geschieden. Van het vereiste van evenredigheid mag worden afgeweken met instemming van alle betrokken aandeelhouders.

12.4
Gedeeltelijke terugbetaling op aandelen of ontheffing van de verplichting tot storting is slechts mogelijk ter uitvoering van een besluit tot vermindering van het bedrag van de aandelen. Zulk een terugbetaling of ontheffing moet geschieden:

(a)	ten aanzien van alle aandelen; of

(b)	ten aanzien van alle preferente aandelen of alle gewone aandelen.

12.5
Intrekking van preferente aandelen geschiedt tegen terugbetaling van de daarop gestorte bedragen en eventueel nog ontbrekend dividend, te berekenen naar tijdsgelang tot en met de dag van betaalbaarstelling met inachtneming van het bepaalde in artikel 37, onder aftrek van interim dividend.

12.6	Voor een besluit tot intrekking van preferente aandelen is geen besluit vereist van de vergadering van houders van preferente aandelen.

12.7	Voor het overige is op een vermindering van het geplaatste kapitaal het bepaalde in artikel 2:99 en 2:100 van het Burgerlijk Wetboek van overeenkomstige toepassing.
HOOFDSTUK 6. LEVERING. BLOKKERINGSREGELING.
Artikel 13. Levering van aandelen.

13.1
Tenzij de wet anders bepaalt en behalve de volgende bepalingen van dit artikel 13, is voor de levering van een aandeel op naam of de levering van een beperkt recht daarop, vereist een daartoe bestemde akte alsmede, behoudens het geval dat de vennootschap zelf bij die rechtshandeling partij is, schriftelijke erkenning door de vennootschap van de levering.

De erkenning geschiedt in de akte of door een gedagtekende verklaring houdende erkenning op de akte of op een notarieel of door de vervreemder gewaarmerkt afschrift of uittreksel daarvan. Met de erkenning staat gelijk de betekening van die akte of dat afschrift of uittreksel aan de vennootschap. Betreft het de levering van niet volgestorte preferente aandelen, dan kan de erkenning slechts geschieden wanneer de akte een vaste dagtekening draagt.

13.2
In het geval waarbij een aandeel waarvoor een aandeelbewijs is uitgegeven wordt overgedragen, dan dient het aandeelbewijs te worden aangeboden aan de vennootschap, mits een akte van levering als bedoeld in artikel 13.1, gedruktaan de achterkant van het aandeelbewijs, rechtsgeldig is gecompleteerd en getekend door of namens de vervreemder, of een separate akte van levering in wezenlijk dezelfde vorm is aangeboden tezamen met het aandeelbewijs.

13.3
Indien een levering is effectueert door middel van erkenning aan de vennootschap, dan zal de vennootschap, naar goedvinden van de raad van bestuur, ofwel de levering aantekenen op het aandeelbewijs, dan wel het aandeelbewijs intrekken en aan de verkrijger één of meer aandeelbewijzen, op zijn naam en tegen gelijke nominale

11

waarde, uitgeven.

13.4
De schriftelijke erkenning door de vennootschap van een levering van een aandeel zal, naar goedvinden van de raad van bestuur, worden effectueert door ofwel aantekening van de levering op het aandeelbewijs ten bewijze van de erkenning, dan wel door de uitgifte aan de verkrijger van een of meer aandeelbewijzen, op zijn naam en tegen gelijke nominale waarde.

Artikel 14. Blokkeringsregeling preferente aandelen.

14.1
Voor elke overdracht van preferent aandelen is goedkeuring vereist van de raad van bestuur. De goedkeuring wordt schriftelijk verzocht, waarbij de naam en het adres van de beoogde verkrijger moet worden medegedeeld.

14.2
Indien de goedkeuring wordt geweigerd, is de raad van bestuur verplicht tegelijkertijd één of meer gegadigden aan te wijzen, die bereid en in staat zijn al de preferente aandelen, waarop het verzoek betrekking heeft, tegen contante betaling over te nemen tegen een prijs, door de vervreemder en de raad van bestuur binnen twee maanden na die aanwijzing in onderling overleg vast te stellen.

14.3
Indien de vervreemder niet binnen drie maanden na ontvangst door de vennootschap van het verzoek tot goedkeuring van de voorgenomen overdracht van de vennootschap een schriftelijke mededeling daaromtrent heeft ontvangen dan wel een tijdige schriftelijke weigering tot goedkeuring niet tegelijkertijd vergezeld is gegaan van de aanwijzing van één of meer gegadigden als in artikel 14.2 bedoeld, wordt de goedkeuring tot overdracht na verloop van genoemde periode respectievelijk na ontvangst van het bericht van weigering geacht te zijn verleend.

14.4
Indien binnen twee maanden na de weigering der goedkeuring geen overeenstemming tussen de vervreemder en de raad van bestuur omtrent de in artikel 14.2 bedoelde prijs is bereikt, zal deze prijs worden vastgesteld door (a) een deskundige, aan te wijzen door de vervreemder, (b) een deskundige aan te wijzen door de raad van bestuur en (c) een deskundige aan te wijzen door de hiervoor onder sub (a) en (b) bedoelde deskundigen.

Indien de onder sub (c) bedoelde deskundige niet is aangewezen binnen drie maanden na de weigering der goedkeuring, zal deze worden aangewezen door de voorzitter van het Nederlands Instituut voor Registeraccountants, op verzoek van de meest gerede partij.

14.5
De vervreemder zal het recht hebben van de overdracht af te zien, mits hij binnen één maand, nadat zowel de naam van de aangewezen gegadigde(n) alsook de vastgestelde prijs te zijner kennis zijn gebracht, hiervan schriftelijk mededeling doet aan de raad van bestuur.

14.6
In geval van goedkeuring tot overdracht in de zin van artikel 14.1 of artikel 14.3 is de vreemder gerechtigd gedurende een periode van drie maanden na deze goedkeuring alle preferente aandelen waarop zijn verzoek betrekking had over te dragen aan de in het verzoek genoemde verkrijger, met dien verstande dat indien een prijsvaststelling bedoeld in artikel 14.4. heeft plaats gevonden en dan de vervreemder en de in het verzoek genoemde verkrijger een lagere prijs overeenkomen dan die welke op grond van artikel 14.4 is vastgesteld, de vreemder zulks aan de vennootschap dient mee te delen, binnen een maand waarna de raad van bestuur alsnog één of meer gegadigden kan aanwijzen die bereid en in staat zijn al de preferente aandelen waarop het verzoek betrekking had tegen contante betaling te kopen tegen die lagere prijs.

12

Ook dan zal de vervreemder het recht hebben van de overdracht af te zien, mits hij binnen een maand, nadat de naam van de aangewezen gegadigde(n) te zijner kennis is gebracht, hiervan schriftelijk mededeling doet aan de raad van bestuur.
Artikel 15. Vruchtgebruik. Pandrecht.

15.1
De aandeelhouder heeft het stemrecht op de aandelen waarop een vruchtgebruik of een pandrecht is gevestigd. Echter het stemrecht komt toe aan de vruchtgebruiker of de pandhouder indien zulks bij de vestiging van het vruchtgebruik of van het pandrecht is bepaald. De aandeelhouder die geen stemrecht heeft en de vruchtgebruiker of de pandhouder die stemrecht heeft, hebben de rechten die door de wet zijn toegekend aan de houders van met medewerking van een vennootschap uitgegeven certificaten van haar aandelen. Aan de vruchtgebruiker of de pandhouder die geen stemrecht heeft, komen de in de vorige zin bedoelde rechten niet toe.

15.2
Aan de aandeelhouder komen toe de uit het aandeel waarop een vruchtgebruik is gevestigd, voortspruitende rechten, strekkende tot het verkrijgen van aandelen, met dien verstande dat hij de waarde van deze rechten moet vergoeden aan de vruchtgebruiker voor zover deze daarop krachtens zijn recht van vruchtgebruik aanspraak heeft.

15.3	Op preferente aandelen kan geen pandrecht worden gevestigd.
HOOFDSTUK 7. DE RAAD VAN BESTUUR. TAAKVERDELING. BEZOLDIGING. VERTEGENWOORDIGING.
Artikel 16. De raad van bestuur.

16.1	Het bestuur van de vennootschap wordt uitgeoefend door een raad van bestuur.

16.2	De raad van bestuur bestaat uit een of meer uitvoerend bestuurders en niet- uitvoerend bestuurders.

16.3	Alleen natuurlijke personen kunnen niet-uitvoerend bestuurder zijn.

16.4	De raad van bestuur bepaalt het aantal uitvoerend bestuurders en het aantal niet-uitvoerend bestuurders. In geval van één of meer vacatures in de raad van bestuur blijft de raad van bestuur bevoegd.

16.5	De raad van bestuur kan één van de uitvoerend bestuurders benoemen tot Chief Executive Officer (CEO) voor zolang als de raad van bestuur zal bepalen.

16.6
De uitvoerend bestuurders en niet-uitvoerend bestuurders worden als zodanig benoemd door de algemene vergadering uit een bindende voordracht op te maken door het bestuur van ten minste één persoon, of zulk groter aantal personen als is vereist krachtens de wet teneinde de voordracht bindend te doen zijn.

16.7
Indien het bestuur binnen drie maanden na het ontstaan van de vacature geen voorstel kan indienen als bedoeld in artikel 16.6, kan de algemene vergadering naar eigen oordeel een lid van het bestuur benoemen. Een voorstel als bedoeld in artikel 16.6 welke binnen de vastgestelde termijn is gedaan door het bestuur, is bindend. De algemene vergadering kan te allen tijde het voorstel als bedoeld in artikel 16.6 zijn bindend karakter ontnemen middels een besluit genomen met een meerderheid van tenminste twee derde van de uitgebrachte stemmen, waarbij een volstrekte meerderheid van het geplaatst kapitaal is vertegenwoordigd.

16.8	De algemene vergadering kan een lid van de raad van bestuur te allen tijde ontslaan of

13

schorsen. Het besluit als bedoeld in de vorige zin moet met redenen zijn omkleed. Een besluit van de algemene vergadering tot schorsing of te ontslag van een lid van de raad van bestuur welke niet geschiedt op voorstel van de raad van bestuur, kan alleen worden genomen met een meerderheid van tenminste twee derde van de uitgebrachte stemmen, waarbij een volstrekte meerderheid van het geplaatst kapitaal is vertegenwoordigd.

16.9
Een schorsing kan één of meer malen worden verlengd doch kan niet langer duren dan zes maanden. Indien aan het einde van die periode geen besluit is genomen tot beëindiging van de schorsing of tot ontslag, vervalt de schorsing.

16.10
Aan de goedkeuring van de algemene vergadering zijn onderworpen besluiten van de raad van bestuur omtrent een belangrijke verandering van de identiteit of het karakter van de vennootschap of de onderneming, waaronder in elk geval:

(a)	overdracht van de onderneming of vrijwel de gehele onderneming aan een derde;

(b)
het aangaan of verbreken van duurzame samenwerking van de vennootschap of een dochtermaatschappij met een rechtspersoon of vennootschap dan wel als volledig aansprakelijke vennote in een commanditaire vennootschap of vennootschap onder firma, indien deze samenwerking of verbreking van ingrijpende betekenis voor de vennootschap; en/of

(c)
het nemen of afstoten van een deelneming in het kapitaal van een vennootschap ter waarde van ten minste een derde van het bedrag van de activa volgens de balans met toelichting of, indien de vennootschap een geconsolideerde balans opstelt, volgens de geconsolideerde balans met toelichting volgens de laatst vastgestelde jaarrekening van de vennootschap, door haar of een dochtermaatschappij.

16.11
De goedkeuring van de algemene vergadering is eveneens vereist voor een besluit van de raad van bestuur om in onderhandeling te treden met een geïnteresseerde aandeelhouder ten aanzien van een business combinatie tussen de vennootschap en de geïnteresseerde aandeelhouder, met dien verstande dat een dergelijk besluit van de algemene vergadering slechts kan worden genomen met instemming van twee derde van het geplaatste kapitaal, waarbij de aandelen gehouden door de geïnteresseerde aandeelhouder niet worden meegerekend.

16.12	Artikel 16.2 geldt niet indien:

(i)
de meerderheid van de leden van de raad van bestuur ofwel met de business combinatie heeft ingestemd, dan wel heeft ingestemd met de transactie die tot gevolg heeft dat de betreffende aandeelhouder een geïnteresseerde aandeelhouder is geworden, met dien verstande dat de leden van de raad van bestuur die de instemming hebben gegeven, waren benoemd voordat de betreffende geïnteresseerde aandeelhouder een geïnteresseerde aandeelhouder is geworden; of

(ii)
indien de geïnteresseerde aandeelhouder door de transactie waardoor hij    een geïnteresseerde aandeelhouder is geworden, tenminste vijfentachtig procent (85%) van het geplaatste kapitaal van de vennootschap hield ten tijde dat hij de transactie waardoor hij een geïnteresseerde aandeelhouder is geworden, is aangegaan, waarbij de aandelen die door de leden van de raad van bestuur worden gehouden niet worden meegerekend.

16.13	Het ontbreken van een in dit artikel 16 voorgeschreven goedkeuring van de algemene

14

vergadering op een besluit van de raad van bestuur tast de vertegenwoordigingsbevoegdheid van de raad van bestuur of zijn leden niet aan.
Artikel 17. Taakverdeling; besluitvorming

17.1	De raad van bestuur is belast met het besturen van de vennootschap en heeft daartoe binnen de grenzen van de wet alle bevoegdheden welke bij deze statuten niet aan anderen zijn toegekend.

17.2
De raad van bestuur kan de uitvoerende bestuurders belasten met het dagelijks bestuur van de vennootschap en de met haar verbonden onderneming. De raad van bestuur kan de uitvoerende bestuurders voorts belasten met de voorbereiding van de besluitvorming van de raad van bestuur en de uitvoering van besluiten genomen door de raad van bestuur, voor zover die door de raad van bestuur niet aan een commissie zijn opgedragen, of de raad van bestuur anders beslist.

17.3
De Chief Executive Officer bepaalt welke taken op het gebied van het dagelijks bestuur van de vennootschap en de met haar verbonden onderneming onder zijn verantwoordelijkheid worden uitgeoefend door één of meer andere uitvoerend bestuurder of door één of meer andere personen.

17.4
De niet-uitvoerend bestuurders houden toezicht op het beleid en de taakuitoefening van de Chief Executive Officer respectievelijk van de uitvoerend bestuurders en op de algemene gang van zaken van de vennootschap en zij vervullen voorts de taken die bij of krachtens deze statuten aan hen worden opgedragen.

17.5	De Chief Executive Officer doet tijdig aan de niet-uitvoerend bestuurders alle informatie verschaffen die noodzakelijk is voor de uitvoering van hun taak.
Artikel 18. Voorzitter van de raad van bestuur.

18.1	De raad van bestuur benoemd één van zijn niet-uitvoerende bestuurders tot voorzitter voor zolang als de raad van bestuur zal bepalen.

18.2
De raad van bestuur kan een of meer van zijn niet-uitvoerende bestuurders benoemen tot vice-voorzitter van de raad van bestuur voor zolang als de raad van bestuur zal bepalen. Aan een vice-voorzitter komen met betrekking tot de in deze statuten de aan de voorzitter van de raad van bestuur opgedragen taken toe in geval van diens afwezigheid of weigering zodanige bevoegdheden uit te voeren.

18.3
Ingeval geen voorzitter is benoemd of in geval van afwezigheid of weigering van de voorzitter, wordt het voorzitterschap van de vergadering van de raad van bestuur waargenomen door een vice-voorzitter of in het geval van diens afwezigheid of weigering door een daartoe door de vergadering aangewezen lid van de raad van bestuur of andere aanwezige persoon.

Artikel 19. Vergadering raad van bestuur. Reglementen van de raad van bestuur.

19.1	Vergaderingen van de raad van bestuur kunnen te allen tijde worden bijeengeroepen, hetzij door een of meer leden van de raad van bestuur, hetzij in zijn of hun opdracht door de secretaris.

19.2	De secretarissen zijn bevoegd de vergaderingen van de raad van bestuur bij te wonen. De raad van bestuur is tevens bevoegd anderen tot een vergadering toe te laten.

19.3	De raad van bestuur kan, met inachtneming van deze statuten, een of meer reglementen opstellen met regels over zijn functioneren, zijn besluitvorming, de

15

samenstelling, de taak en werkwijze van commissies en andere aangelegenheden die de raad van bestuur, de Chief Executive Officer (indien benoemd), de uitvoerend bestuurders en de door de raad van bestuur ingestelde commissies betreffen.

19.4	Reglementen betreffende de gang van zaken bij algemene vergaderingen worden op de website van de vennootschap geplaatst.
Artikel 20. Vertegenwoordiging.

20.1
De raad van bestuur is bevoegd de vennootschap te vertegenwoordigen. De bevoegdheid tot vertegenwoordiging van de vennootschap komt mede toe aan de Chief Executive Officer (indien benoemd) alsmede aan twee andere uitvoerend bestuurders tezamen.

20.2	De niet-uitvoerend bestuurders hebben geen vertegenwoordigingsbevoegdheid.

20.3
De raad van bestuur heeft de bevoegdheid om de vennootschap door een of meer gevolmachtigden te doen vertegenwoordigen. Elke gevolmachtigde is bevoegd de vennootschap te vertegenwoordigen met inachtneming van de grenzen welke bij zijn benoeming aan zijn bevoegdheid zijn gesteld. De raad van bestuur stelt van iedere gevolmachtigde zijn titel vast.

20.4
In alle gevallen waarin de vennootschap een tegenstrijdig belang heeft met een lid van de raad van bestuur, blijft het bepaalde in artikel 20.1 onverkort van kracht, tenzij, zolang artikel 2:146 van het Burgerlijk Wetboek deze bevoegdheid geeft, de algemene vergadering één of meer andere personen heeft aangewezen om de vennootschap in het desbetreffende geval of in dergelijke gevallen te vertegenwoordigen.

20.5
Een stuk dat door personen die ingevolge lid 1 alleen of tezamen bevoegd zijn de vennootschap te vertegenwoordigen, is ondertekend voor eensluidend afschrift van of uittreksel uit de notulen van een algemene vergadering, van een vergadering van houders van aandelen van een bepaalde soort of van een vergadering van de raad van bestuur, geldt tegenover derden als bewijs van een geldig besluit van die vergaderingen overeenkomstig de inhoud van dit afschrift of uittreksel.

Artikel 21. Ontstentenis of belet.
Ingeval van ontstentenis of belet van een of meer leden van de raad van bestuur zijn de overblijvende leden of is het overblijvend lid tijdelijk met het besturen van de vennootschap belast. In geval van ontstentenis of belet van alle leden van de raad van bestuur zal een of meerdere personen tijdelijk met de bevoegdheid tot het besturen van de vennootschap worden belast.
Artikel 22. Secretarissen.

22.1	De raad van bestuur benoemt buiten zijn leden een of meer secretarissen.

22.2	Aan een secretaris komen zodanige bevoegdheden toe als hem bij deze statuten en bij of na zijn benoeming met inachtneming van deze statuten door de raad van bestuur worden toegekend.

22.3	Een secretaris kan te allen tijde door de raad van bestuur worden ontslagen.
Artikel 23. Bezoldiging raad van bestuur

23.1
De vennootschap heeft een beleid op het terrein van bezoldiging van de raad van bestuur. Het bezoldigingsbeleid wordt voorgesteld door de raad van bestuur en vastgesteld door de algemene vergadering. In het bezoldigingsbeleid komen ten

16

minste de in de artikelen 2:383c tot en met 2:383e van het Burgerlijk Wetboek omschreven onderwerpen aan de orde, voor zover deze de raad van bestuur betreffen. Het bezoldigingsbeleid wordt schriftelijk en gelijktijdig met de aanbieding aan de algemene vergadering ter kennisneming aan de ondernemingsraad (indien benoemd) als bedoeld in artikel 2:135 lid 2 van het burgerlijk wetboek aangeboden.

23.2	De bezoldiging van de uitvoerend bestuurders zal worden vastgesteld door de raad van bestuur met inachtneming van het bezoldigingsbeleid als bepaald in artikel 23.1.

23.3
Iedere niet-uitvoerend bestuurder geniet een bezoldiging als periodiek vastgesteld door de raad van bestuur, met dien verstande dat het dat het totale bedrag van alle vergoedingen die aldus aan de niet-uitvoerend bestuurders worden betaald per jaar niet hoger zal zijn dan het bedrag per jaar waartoe de algemene vergadering heeft besloten.

23.4
Ten aanzien van regelingen in de vorm van aandelen of rechten tot het nemen van aandelen wordt een voorstel ter goedkeuring voorgelegd aan de algemene vergadering. In het voorstel moet tenminste zijn bepaald hoeveel aandelen ofrechten tot het nemen van aandelen aan de raad van bestuur mogen worden toegekend en welke criteria gelden voor toekenning of wijziging.

Artikel 24. Commissies.

24.1
De raad van bestuur kan tijdelijke en permanente commissies instellen die hij nodig acht, bestaande uit één of meer van zijn leden of uit andere personen. De raad van bestuur wijst de leden van iedere commissie aan en stelt de taken van iedere commissie vast. De raad van bestuur kan op ieder moment de taken en de samenstelling van iedere commissie wijzigen.

24.2
De raad van bestuur zal vanuit zijn leden in ieder geval een commissie voor de financiële controle, een bezoldigingscommissie en een beoordelings- en benoemingscommissie aanwijzen. De taak van deze commissies is het voorbereiden van de besluitvorming door de raad van bestuur. De raad van bestuur zal reglementen opstellen voor iedere commissie met daarin richtlijnen voor de taak en de verantwoordelijkheden van de betrokken commissie, zijn samenstelling en op welke wijze de commissie zijn taak zal uitoefenen.

HOOFDSTUK 8. SCHADELOOSSTELLING.
Artikel 25. Schadeloosstelling. Beperkte aansprakelijkheid.

25.1
De vennootschap zal, voor zover mogelijk wettelijk toegestaan, zoals het nu is of hierna zal worden gewijzigd (echter in geval van een wijziging, slechts voor zover deze wijziging bredere schadeloosstellingsrechten geeft dan daarvoor het geval was), een persoon die vanwege het feit dat hij is of was: (i) bestuurder, (ii) benoemd in het uitvoerend team of in het management team, aangeduid met de titel van "functionaris" van de vennootschap en/of benoemd als procuratiehouder, (iii) een werknemer of vertegenwoordiger van de vennootschap of een groepsmaatschappij, of (iv) anderszins op verzoek van de vennootschap optreedt als lid van de raad van bestuur, leidinggevenden of managers, procuratiehouder, functionaris, werknemer, trustee of vertegenwoordiger van een andere vennootschap, een maatschap, joint venture, trust of andere onderneming of rechtspersoon (met dien verstande dat een persoon handelend in zodanige hoedanigheid voor een directe of indirecte dochtermaatschappij van de vennootschap geacht wordt op verzoek van de vennootschap zodanig op te treden), en die partij is of was of dreigt deel uit te maken van een dreigend, aanhangig of afgesloten geding, rechtszaak of procedure, zowel

17

civiel, strafrechtelijk, administratief of voor opsporing uit hoofde van het feit dat hij een uitvoerend bestuurder of niet-uitvoerend bestuurder of procuratiehouder, functionaris, werknemer of vertegenwoordiger was of is van de vennootschap of een groepsmaatschappij, of op verzoek van de vennootschap optreedt of optrad als uitvoerend bestuurder of niet- uitvoerend bestuurder of procuratiehouder, functionaris, werknemer, trustee of vertegenwoordiger van een andere vennootschap, een maatschap, joint venture,    trust of andere onderneming of rechtspersoon, waaronder werknemersvoordeelplannen (employee benefit plans) aangehouden of betaald door de vennootschap ten behoeve van werknemers of adviseurs van de    vennootschap of een groepsmaatschappij (een "gevrijwaarde"), schadeloos stellen voor alle aansprakelijkheid met inbegrip van alle kosten (waaronder, zonder beperking, advocatenkosten, kosten van hoger beroep en alle belastingen resulterend uit betalingen van schadeloosstelling), uitspraken, straffen, boetes en betalingen in verband met schikkingen die feitelijk en redelijkerwijs door hem zijn geleden in verband met een zodanig geding, actie of procedure indien de desbetreffende persoon te goeder trouw en op een wijze die hij redelijkerwijs kon beschouwen in het belang van of niet tegen de belangen van de vennootschap te zijn, heeft gehandeld en dat hij, voor wat betreft een strafzaak of -procedure, goede redenen had aan te nemen dat zijn gedrag niet onrechtmatig was of buiten zijn mandaat viel.
Het beëindigen van een geding, rechtszaak of procedure door een uitspraak, bevel, schikking, veroordeling of het niet voeren van verweer of iets dat daarmee gelijk staat, zal op zichzelf niet het recht op schadeloosstelling nadelig beïnvloeden en brengt niet het vermoeden met zich mee dat de desbetreffende persoon niet te goeder trouw en niet op een wijze die hij redelijkerwijs kon beschouwen in het belang van of niet tegen de belangen van de vennootschap te zijn, heeft gehandeld en dat hij, voor wat betreft een strafzaak of -procedure, goede redenen had aan te nemen dat zijn gedrag onrechtmatig was.

25.2
Een schadeloosstelling ingevolge artikel 25.1 zal niet plaatsvinden met betrekking tot een vordering, geschil of zaak ten aanzien waarvan deze persoon volgens de uitspraak aansprakelijk is wegens grove nalatigheid of bewuste    roekeloosheid in het uitoefenen van zijn taak jegens de vennootschap, tenzij en slechts voor zover de rechter op verzoek beslist dat, ondanks het feit dat de persoon aansprakelijk bevonden is, hij toch, alle omstandigheden van het geval in aanmerking genomen, redelijkerwijs of billijkerwijs recht heeft op schadeloosstelling voor die kosten die de rechter, waarvoor de actie of de procedure gediend heeft, of een andere bevoegde rechter, juist acht.

25.3
Kosten (waaronder, zonder beperking, advocatenkosten, kosten van hoger beroep en alle belastingen resulterend uit betalingen van schadeloosstelling) gemaakt door een gevrijwaarde voor het voeren van verweer in een civielrechtelijke of strafrechtelijk geding, rechtszaak of procedure kunnen door de vennootschap worden voorgeschoten in afwachting van de einduitspraak van dit geding, actie of procedure bij ontvangst van een toezegging van of namens een gevrijwaarde dit bedrag terug te betalen indien uiteindelijk bepaald wordt dat hij niet gerechtigd is door de vennootschap schadeloos gesteld te worden als toegestaan in dit artikel.

De raad van bestuur is bevoegd zulke door gevrijwaarden gemaakte kosten voor te schieten.

25.4
De schadeloosstelling voorzien in dit artikel wordt niet geacht enig ander recht uit te sluiten dat degene die schadeloosstelling of voorschot op betaling van kosten tracht te verkrijgen zou kunnen toekomen overeenkomstig de Nederlandse wettelijke bepalingen zoals deze van tijd tot tijd wijzigen of krachtens een reglement,

18

overeenkomst, besluit van de algemene vergadering van aandeelhouders of van de niet-belanghebbende leden van de raad van bestuur of anderszins, zowel met betrekking tot handelingen in de betreffende hoedanigheid als met betrekking tot handelingen in een andere hoedanigheid, terwijl hij een voornoemde hoedanigheid bekleedt, en zal blijven gelden voor een persoon die geen bestuurder of procuratiehouder, functionaris, werknemer of vertegenwoordiger van de vennootschap meer is en zal ook ten goede komen aan de erfgenamen, uitvoerders van de uiterste wilsbeschikking en beheerders van de nalatenschap van een dergelijk persoon.
De vennootschap kan, voor zover van tijd tot tijd bepaald door de raad van bestuur, rechten verlenen tot schadeloosstelling en voorschotten op kosten aan een gevrijwaarde die volgens de wettelijke bepalingen ten aanzien van schadeloosstelling hiertoe gerechtigd zijn.

25.5
De vennootschap is gerechtigd verzekeringen aan te gaan en aan te houden ten behoeve van iedere gevrijwaarde, ongeacht of de vennootschap bevoegd zou    zijn hem krachtens de bepalingen van dit artikel voor deze aansprakelijkheid schadeloos te stellen of niet.

25.6
Wanneer in dit artikel sprake is van de vennootschap wordt hieronder, behalve de    ontstane of overblijvende vennootschap, ook begrepen iedere constituerende vennootschap (met inbegrip van iedere constituerende vennootschap van een constituerende vennootschap), die opgegaan is bij een consolidatie of fusie en die, indien zij afzonderlijk had voortbestaan, bevoegd zou zijn geweest leden van de raad van bestuur, procuratiehouders, functionarissen werknemers en vertegenwoordigers schadeloos te stellen, zodat iedere persoon die lid van de raad van bestuur, procuratiehouder, functionaris, werknemer of vertegenwoordiger is of was van een dergelijke constituerende vennootschap, of die op verzoek van een dergelijke constituerende vennootschap als lid van de raad van bestuur, procuratiehouder, functionaris, werknemer, trustee of vertegenwoordiger is van een andere vennootschap, maatschap, joint venture, trust of andere onderneming optreedt of optrad, ten aanzien van de ontstane of overblijvende vennootschap dezelfde positie inneemt krachtens het in dit artikel bepaalde als hij zou hebben ingenomen ten aanzien van een dergelijke constituerende vennootschap indien zij afzonderlijk was blijven voortbestaan.

25.7
Voor zover wettelijk toegestaan, zoals het nu is of hierna zal worden gewijzigd (echter in geval van een wijziging, slechts voor zover deze wijziging bredere rechten tot schadeloosstelling geeft dan daarvoor het geval was), zal niemand persoonlijk aansprakelijk zijn jegens de vennootschap of haar aandeelhouders voor geldelijke schade, voor niet-nakomen van fiduciaire plichten als lid van de raad van bestuur, met dien verstande evenwel dat voor zover wettelijk verplicht, het voorgaande niet de aansprakelijkheid van een bestuurder zal uitsluiten of beperken (1) voor niet-nakoming van zodanige persoonlijke plicht of loyaliteit jegens de vennootschap of haar aandeelhouders, (2) voor handelingen of nalatigheden niet te goeder trouw of die opzet of bewuste roekeloosheid of een wetsovertreding met zich mee brengen, (3) voor een transactie die een lid van de raad van bestuur een onbetamelijk persoonlijk gewin heeft opgeleverd of (4) voor persoonlijke aansprakelijkheid volgens Nederlands recht, zoals van tijd tot tijd gewijzigd.

25.8
Een wijziging, afschaffing of verandering van dit artikel zal geen recht of bescherming van een persoon die gerechtigd is tot schadeloosstelling of voorschotten op kosten op grond van dit artikel ten aanzien van iedere handeling gedaan of nagelaten vóór zulk een wijziging, afschaffing of verandering, nadelig beïnvloeden. Voor zover door wijziging van een Nederlandse wetsbepaling, ongeacht of dit een

19

wetswijziging is of een rechterlijke uitspraak, een hogere schadeloosstelling toestaat dan op grond van dit artikel zou worden behaald, zal de vennootschap de hogere schadeloosstelling op grond van deze wijziging toekennen. Voor zover door wijziging van een Nederlandse wetsbepaling, wetswijziging of rechterlijke uitspraak die het recht van de vennootschap tot schadeloosstelling beperken, zullen zulke wijzigingen, voor zover ten aanzien van dit artikel niet anderszins bepaald door de wet of een rechterlijke uitspraak, geen effect hebben op dit artikel of de verplichtingen van de vennootschap hieromtrent.
HOOFDSTUK 9. ALGEMENE VERGADERINGEN VAN AANDEELHOUDERS.
Artikel 26. Jaarvergadering.

26.1	Jaarlijks, uiterlijk in de maand juni, wordt een algemene vergadering gehouden, waarop onder meer de volgende punten in behandeling komen:

(a)	het jaarverslag;

(b)	vaststelling van de jaarrekening;

(c)	kwijting van de leden van de raad van bestuur;

(d)	reservering en dividendbeleid;

(e)	uitkering van dividend;

(f)	kennisgeving en eventuele benoemingen van leden van de raad van bestuur;

(g)
eventuele andere voorstellen door de raad van bestuur aan de orde gesteld, zoals intake aanwijzing van een orgaan dat bevoegd is tot uitgifte van aandelen en inzake machtiging van de raad van bestuur tot het doen verkrijgen van eigen aandelen door de vennootschap;

(h)	eventuele onderwerpen voorgesteld door aandeelhouders of certificaathouders met inachtneming van het in de statuten bepaalde.

26.2	Buitengewone algemene vergaderingen van aandeelhouders worden gehouden zo dikwijls de raad van bestuur zulks noodzakelijk acht, en deze bijeenroepen.

26.3
Binnen drie maanden nadat het door de raad van bestuur aannemelijk is dat het eigen vermogen van de vennootschap is gedaald tot een bedrag gelijk aan of lager dan de helft van het gestorte en opgevraagde deel van het kapitaal, wordt een algemene vergadering gehouden ter bespreking van zo nodig te nemen maatregelen.

Artikel 27. Oproeping.

27.1	Aandeelhouders en certificaathouders worden tot de algemene vergadering opgeroepen door de raad van bestuur.

27.2	De oproeping geschiedt met inachtneming van de wettelijke termijn.

27.3
Bij de oproeping worden vermeld (a) de te behandelen onderwerpen, (b) de plaats en het tijdstip van de vergadering, (c) de procedure voor deelname aan de algemene vergadering bij schriftelijk gevolmachtigde, (d) de procedure voor deelname aan de algemene vergadering met inbegrip van het bepaalde in artikel 31.8, en het uitoefenen van het stemrecht door middel van een elektronisch communicatiemiddel indien dit recht overeenkomstig artikel 31.6 kan worden uitgeoefend, en eventueel gestelde voorwaarden aan het gebruik van het elektronisch communicatiemiddel, alsmede (e)

20

het adres van de website.
Omtrent onderwerpen, ten aanzien waarvan niet is voldaan aan het hiervoor in dit artikel 27.3 bepaalde en waarvan de behandeling niet alsnog op overeenkomstige wijze en met inachtneming van de voor de oproeping gestelde termijn is aangekondigd, kunnen geen geldige besluiten worden genomen.

27.4
Onderwerpen, waarvan de behandeling schriftelijk is verzocht aan de raad van bestuur door één of meer aandeelhouders en/of certificaathouders die alleen of gezamenlijk ten minste de in de wet genoemde drempel vertegenwoordigen, worden opgenomen in de oproeping of op dezelfde wijze aangekondigd, indien de raad van bestuur het schriftelijk met redenen omklede verzoek of voorstel voor een besluit niet later dan op de zestigste dag voor die van de vergadering heeft ontvangen en mits geen zwaarwichtig belang van de vennootschap zich daartegen verzet.

27.5
Een aandeelhouder en/of certificaathouder zal het recht een schriftelijk verzoek als bedoeld in artikel 27.4 bij de raad van bestuur in te dienen slechts uitoefenen nadat hij daaromtrent in overleg is getreden met de raad van bestuur. Wanneer een of meer aandeelhouders en/of certificaathouders het voornemen heeft tot agendering dat kan leiden tot een wijziging van de strategie van de vennootschap, bijvoorbeeld door het ontslag van een of meer leden van de raad van bestuur, wordt de raad van bestuur in de gelegenheid gesteld een redelijke termijn in te roepen om hierop te reageren (responstijd). Dit geldt ook voor een voornemen als hiervoor bedoeld dat strekt tot rechterlijke machtiging voor het bijeenroepen van een algemene vergadering op grond van artikel 2:110 van het Burgerlijk Wetboek.

27.6
Indien de raad van bestuur een responstijd inroept, is deze periode niet langer dan eenhonderd tachtig (180) dagen, berekend vanaf het moment waarop de raad van bestuur door een of meer aandeelhouders en/of certificaathouders op de hoogte wordt gesteld van het voornemen tot agendering tot aan de dag van de algemene vergadering waarop het onderwerp zou moeten worden behandeld. De raad van bestuur gebruikt de responstijd voor nader beraad en constructief overleg. De responstijd wordt per algemene vergadering slechts eenmaal ingeroepen, geldt niet ten aanzien van een aangelegenheid waarvoor reeds eerder een responstijd is ingeroepen en geldt evenmin wanneer een aandeelhouder als gevolg van een geslaagd openbaar bod over ten minste driekwart van het geplaatst kapitaal beschikt. De aandeelhouder en/of certificaathouder respecteert de door de raad van bestuur ingeroepen responstijd.

27.7
Indien een aandeelhouder en/of certificaathouder een onderwerp op de agenda heeft laten plaatsen, licht hij dit ter vergadering toe en beantwoordt hij zo nodig vragen hierover, tenzij hij niet gerechtigd is tot deelname aan de vergadering op grond van artikel 27.9.

27.8
Op het moment dat een of meer aandeelhouders en/of certificaathouders een schriftelijk verzoek als bedoeld in artikel 27.4 bij de raad van bestuur indient, is elke aandeelhouder verplicht schriftelijk aan de vennootschap op te geven of en in welke mate hedging of een andere transactie of reeks transacties is aangegaan door of namens, of enige andere overeenkomst, regeling of verstandhouding (met inbegrip van short posities of het lenen of uitlenen van aandelen) is aangegaan, waarvan het effect of de bedoeling is om het verlies te beperken of risico's of voordelen te beheersen van wisseling van de aandelenkoers voor, of het aantal stemrechten te verhogen of te verlagen van, een dergelijke aandeelhouder of een aandeelhouder verbonden persoon van een dergelijke aandeelhouder met betrekking tot een gewoon aandeel.

27.9	Indien het aan de vennootschap bekend wordt dat een aandeelhouder heeft nagelaten

21

te voldoen aan een verplichting op grond van artikel 27.8, kan de vennootschap, door middel van een schriftelijke mededeling, eisen dat de aandeelhouder voldoet aan deze verplichting binnen een redelijke termijn van ten hoogste veertien (14) dagen na de datum van genoemde kennisgeving zoals bepaald door de vennootschap in een dergelijke kennisgeving. Zolang de aandeelhouder niet heeft voldaan aan deze verplichting na voornoemde kennisgeving, is deze aandeelhouder niet gerechtigd om de stemrechten of winstrechten verbonden aan zijn aandelen uit te oefenen, noch om deel te nemen aan een algemene vergadering.

27.10
Onverminderd het bepaalde in artikel 1.2, omvat voor de toepassing van artikel 27.9 de verwijzing naar "schriftelijk" ook het plaatsen van een bericht op de website van de vennootschap aan de desbetreffende aandeelhouder, ook als het adres van de desbetreffende aandeelhouder bekend is bij de vennootschap.

27.11
Alle oproepingen voor algemene vergaderingen, alle bekendmakingen omtrent dividend en andere uitkeringen en alle andere kennisgevingen aan aandeelhouders en certificaathouders geschieden door een langs elektronische weg openbaar gemaakte aankondiging, welke tot aan de vergadering permanent en rechtstreeks toegankelijk is, onverminderd het bepaalde in artikel 2:96a lid 4 van het Burgerlijk Wetboek.

Artikel 28. Plaats van vergadering.
De algemene vergaderingen worden gehouden te Almelo, Amsterdam, Enschede, Haarlemmermeer (Amsterdam Schiphol Airport), Rotterdam of in Utrecht.
Artikel 29. Voorzitterschap.

29.1
De algemene vergadering wordt voorgezeten door de voorzitter van de raad van bestuur, die evenwel, ook indien hij zelf ter vergadering aanwezig is, iemand anders in zijn plaats met de leiding der vergadering kan belasten.

29.2
Bij afwezigheid van de voorzitter van de raad van bestuur, zonder dat hij iemand anders met de leiding der vergadering belast heeft, zullen de aanwezige leden van de raad van bestuur een van hen benoemen tot voorzitter. Indien alle leden van de raad van bestuur niet aanwezig zijn, zal de vergadering zelf een voorzitter benoemden. De voorzitter benoemt een secretaris.

Artikel 30. Notulen.

30.1
Tenzij van het ter vergadering verhandelde een notarieel proces-verbaal wordt opgemaakt, worden daarvan notulen gemaakt. Uiterlijk drie maanden na afloop van de vergadering wordt aan personen die op de vergadering aanwezig waren de (concept)notulen op verzoek ter beschikking gesteld, waarna deze gedurende de daaropvolgende drie maanden de gelegenheid hebben om op het verslag te reageren. Notulen worden vastgesteld en ten blijke daarvan getekend door de voorzitter en de secretaris van de desbetreffende vergadering, dan wel vastgesteld door een volgende vergadering. In het laatste geval worden zij ten blijke van vaststelling door de voorzitter en de secretaris van die volgende vergadering ondertekend.

In het proces verbaal casu quo in de notulen wordt op basis van de in artikel 31.3 bedoelde presentielijst het aantal ter vergadering vertegenwoordigde aandelen en het aantal uit te brengen stemmen vermeld; de in artikel 31.3 bedoelde presentielijst maakt geen deel uit van het proces-verbaal casu quo de notulen en zal niet ter beschikking van een aandeelhouder of certificaathouder worden gesteld, tenzij de aandeelhouder of certificaathouder aantoont dat hij daarbij een redelijk belang heeft ter toetsing van een juist verloop van de desbetreffende vergadering.

22

Het proces-verbaal casu quo de notulen liggen na het verlijden van de notariële akte van proces-verbaal casu quo na de vaststelling door de voorzitter en de secretaris van de desbetreffende vergadering in afschrift voor de aandeelhouders en certificaathouders ten kantore van de vennootschap ter inzage.

30.2	De voorzitter van de vergadering of ieder lid van de raad van bestuur is te allen tijde bevoegd opdracht te geven tot het opmaken van een notarieel proces- verbaal op kosten van de vennootschap.

30.3
Alle kwesties omtrent de toelating tot de algemene vergadering, omtrent de uitoefening van het stemrecht en de uitslag van de stemmingen, alsmede alle andere kwesties, welke verband houden met de gang van zaken in de vergadering worden, onverminderd het bepaalde in artikel 2:13 lid 4 van het Burgerlijk Wetboek, beslist door de voorzitter van de desbetreffende vergadering.

30.4	De voorzitter van de desbetreffende vergadering is bevoegd andere personen dan aandeelhouders, certificaathouders en hun vertegenwoordigers tot de algemene vergadering toe te laten.
Artikel 31. Vergaderrechten.

31.1
Iedere stemgerechtigde aandeelhouder en iedere vruchtgebruiker en pandhouder aan wie het stemrecht toekomt is bevoegd de algemene vergadering bij te wonen, daarin het woord te voeren en het stemrecht uit te oefenen. Iedere aandeelhouders aan wie het stemrecht niet toekomt en iedere certificaathouder is bevoegd de algemene vergadering bij te wonen en daarin het woord te voeren, doch niet om stem uit te brengen. Voorts is de accountant als bedoeld in artikel 36 bevoegd de algemene vergadering bij te wonen en daarin het woord te voeren.

31.2	De vergadergerechtigden kunnen zich ter vergadering door een schriftelijk gevolmachtigde doen vertegenwoordigen.

31.3
Alvorens tot een vergadering te worden toegelaten, moet een aandeelhouder, een certificaathouder of zijn gevolmachtigde een presentielijst tekenen, onder vermelding van zijn naam en voor zover van toepassing van het aantal stemmen, dat door hem kan worden uitgebracht. Indien het een gevolmachtigde van een aandeelhouder of een certificaathouder betreft, wordt/worden tevens de naam (namen) vermeld van degene(n) voor wie de gevolmachtigde optreedt. Aan de presentielijst worden toegevoegd de namen van de personen die ingevolge artikel 31.6 deelnemen aan de vergadering of hun stem hebben uitgebracht op de wijze zoals bedoeld in artikel 32.3.

31.4
Houders van gewone aandelen moeten van hun voornemen de vergadering bij te wonen de raad van bestuur schriftelijk in kennis stellen. Deze kennisgeving moet uiterlijk op de bij de oproeping te vermelden dag door de raad van bestuur zijn ontvangen. Ook een op grond van artikel 31.2 afgegeven volmacht moet uiterlijk op de bij de oproeping te vermelden dag zijn ontvangen. Deze dag kan niet vroeger worden gesteld dan op de zevende dag voor die van de vergadering.

31.5
De raad van bestuur bepaalt met inachtneming van het terzake in de wet bepaalde een registratiedatum voor een algemene vergadering op basis waarvan wordt vastgesteld wie als vergadergerechtigde wordt aangemerkt. Het stemrecht en de vergaderrechten komen toe aan degenen die rechten hebben op de registratiedatum en op die datum als zodanig zijn ingeschreven in een daartoe door de raad van bestuur aangewezen register, ongeacht wie ten tijde van de algemene vergadering de rechthebbenden op de aandelen zijn.

23

Bij de oproeping voor de vergadering wordt de registratiedatum vermeld alsmede de wijze waarop de stem- en vergadergerechtigden zich kunnen laten registreren en de wijze waarop zij hun rechten kunnen uitoefenen. Het bepaalde in de artikelen 31.1 en 31.2 is van overeenkomstige toepassing.

31.6
De raad van bestuur kan bepalen dat de vergaderrechten bedoeld in artikel 31.1 door middel van een elektronisch communicatiemiddel kunnen worden uitgeoefend. Hiervoor is in ieder geval vereist dat de vergadergerechtigde via het elektronisch communicatiemiddel kan worden geïdentificeerd, rechtstreeks kan kennisnemen van de verhandelingen ter vergadering en, indien daartoe gerechtigd, het stemrecht kan uitoefenen. De raad van bestuur kan daarbij bepalen dat bovendien is vereist dat de vergadergerechtigde via het elektronisch communicatiemiddel kan deelnemen aan de beraadslaging.

31.7	De raad van bestuur kan nadere voorwaarden stellen aan het gebruik van het elektronische communicatiemiddel als bedoeld in artikel 31.6. Deze voorwaarden worden bij de oproeping bekend gemaakt.

31.8	In de oproeping wordt melding gemaakt van het vereiste voor toegang tot de vergadering zoals hierboven omschreven in dit artikel 31.
Artikel 32. Stemrecht.

32.1	In de algemene vergadering geeft elk aandeel recht tot het uitbrengen van één (1) stem.

32.2	Blanco stemmen en ongeldige stemmen worden als niet-uitgebracht aangemerkt.

32.3
De raad van bestuur kan in het geval zij gebruik maakt van de machtiging als bedoeld in artikel 31.6 bepalen dat stemmen die voorafgaand aan de algemene vergadering via een elektronisch communicatiemiddel worden uitgebracht, gelijk worden gesteld met stemmen die ten tijde van de vergadering worden uitgebracht. Deze stemmen kunnen niet eerder worden uitgebracht dan op de bij de oproeping te bepalen dag van registratie als bedoeld in artikel 31.5. Onverminderd het overigens in artikel 31 bepaalde wordt bij de oproeping vermeld op welke wijze de stem- en vergadergerechtigden hun rechten voorafgaand aan de vergadering kunnen uitoefenen.

Artikel 33. Stemmingen.

33.1	Besluiten worden genomen met volstrekte meerderheid van stemmen, tenzij bij de wet of bij deze statuten uitdrukkelijk een grotere meerderheid wordt voorgeschreven.

33.2
De voorzitter bepaalt de wijze van stemming, met dien verstande, dat indien een der stemgerechtigde aanwezigen dit verlangt, stemming over benoeming, schorsing en ontslag van personen elektronisch zal geschieden dan wel, bij ontbreken van elektronisch stemsysteem, bij gesloten, ongetekende briefjes.

33.3	Mocht bij stemming omtrent de benoeming van een persoon bij eerste stemming geen volstrekte meerderheid worden verkregen, dan vindt een nieuwe vrije stemming plaats.

33.4	Indien ook dan geen volstrekte meerderheid wordt verkregen, vindt herstemming plaats en wel tussen de twee personen, die bij de tweede vrije stemming de meeste stemmen op zich verenigden.
Indien twee of meer personen evenveel stemmen op zich hebben verenigd en hierdoor meer dan twee personen voor de herstemming in aanmerking zouden komen, vindt een

24

tussenstemming plaats tussen degenen die bij de tweede vrije stemming het hoogste respectievelijk - en wel na degene op wie het hoogste aantal stemmen werd uitgebracht - het op één na hoogste aantal stemmen op zich verenigden.
Leidt een tussenstemming of een herstemming, tengevolge van gelijkheid van het aantal uitgebrachte stemmen, niet tot een beslissing, dan komt geen besluit tot stand.

33.5	Bij staking van stemmen over andere onderwerpen dan de benoeming van personen, is het voorstel verworpen.

33.6	De leden van de raad van bestuur hebben als zodanig in de algemene vergadering een raadgevende stem.

33.7	Besluiten kunnen in plaats van in een algemene vergadering van aandeelhouders ook schriftelijk worden genomen, mits met algemene stemmen van alle betreffende stemgerechtigde aandeelhouders.
HOOFDSTUK 10. VERGADERINGEN VAN HOUDERS VAN PREFERENTE AANDELEN
Artikel 34. Vergaderingen van houders van preferente aandelen.

34.1	Een vergadering van houders van preferente aandelen wordt gehouden zo dikwijls een besluit van een vergadering van houders van preferente aandelen krachtens deze statuten noodzakelijk is.

34.2
Ten aanzien van de door de vergaderingen van houders van preferente aandelen te nemen besluiten zijn de artikelen 28 tot en met 33 van overeenkomstige toepassing, met dien verstande, dat de vergaderingen zelf in haar voorzitterschap voorzien.

34.3
In afwijking van het bepaalde in artikel 27.5 kunnen oproepingen voor vergaderingen van houders van preferente aandelen geschieden door middel van oproepingsbrieven gericht aan de adressen van de betreffende aandeelhouders, zoals deze zijn vermeld in het register van aandeelhouders. Echter, indien een aandeelhouder aan de vennootschap een ander adres heeft opgegeven voor het ontvangen van de oproeping, kan de oproeping ook aan dat andere adres worden gedaan.

34.4
De houders van preferente aandelen kunnen besluiten van de vergadering van houders van preferente aandelen in plaats van in een vergadering schriftelijk nemen, mits met algemene stemmen van alle betreffende stemgerechtigde houders van aandelen.

HOOFDSTUK 11. BOEKJAAR EN JAARREKENING.
Artikel 35. Boekjaar en Jaarrekening.

35.1	Het boekjaar van de vennootschap valt samen met het kalenderjaar.

35.2	Jaarlijks binnen vier maanden na afloop van het boekjaar wordt door de raad van bestuur een jaarrekening opgemaakt.

35.3	De jaarrekening wordt ondertekend door de directeuren; ontbreekt de ondertekening van één of meer hunner, dan wordt daarvan onder opgave van reden melding gemaakt.

35.4	Op de jaarrekening en het jaarverslag is voorts Titel 9, Boek 2 van het Burgerlijk Wetboek van toepassing.

35.5	De vennootschap zorgt dat de opgemaakte jaarrekening, het jaarverslag en de krachtens artikel 3:292 lid 1 van het Burgerlijk Wetboek en de krachtens de wet toe te

25

voegen overige gegevens vanaf de dag der oproeping tot de algemene vergadering tot aan de dag der behandeling in de algemene vergadering, aanwezig zijn ten kantore van de vennootschap.
De aandeelhouders en certificaathouders kunnen die stukken aldaar inzien en daarvan kosteloos een afschrift verlangen.

35.6
In de algemene vergadering waarin tot vaststelling van de jaarrekening wordt besloten, wordt afzonderlijk aan de orde gesteld een voorstel tot het verlenen van kwijting aan de directeuren voor het gevoerde bestuur, voor zover van die taakuitoefening blijkt uit de jaarrekening of uit informatie die anderszins voorafgaand aan de vaststelling van de jaarrekening aan de algemene vergadering is verstrekt.

Artikel 36. Accountant.

36.1
De algemene vergadering of, indien zij daarmee in gebreke blijft, de raad van bestuur, verleent aan een accountant de opdracht om de door de raad van bestuur opgemaakte jaarrekening te onderzoeken overeenkomstig het bepaalde in artikel 2:393 lid 3 van het Burgerlijk Wetboek.

36.2	De accountant brengt omtrent zijn onderzoek verslag uit aan de raad van bestuur en geeft de uitslag van zijn verzoek in een verklaring weer.
De opdracht aan een accountant kan te allen tijde worden ingetrokken door de algemene vergadering en door degene die haar heeft verleend. Op een intrekking van de opdracht aan een accountant is voorts het bepaalde in artikel 2:293 lid 2 van het Burgerlijk Wetboek van toepassing.

36.3	De raad van bestuur kan aan de in artikel 36.1 bedoelde accountant of aan een andere accountant op kosten der vennootschap opdrachten verstrekken.
Artikel 37. Winstbestemming en uitkeringen.

37.1
Uit de winst, zoals die blijkt uit de winst- en verliesrekening over het laatst verstreken boekjaar, wordt allereerst zo mogelijk, op de preferente aandelen uitgekeerd een dividend ten belope van een percentage dat gelijk is aan het gemiddelde van het één maands EURIBOR (EURO Interbank Offered Rate) - gewogen naar het aantal dagen waarover de uitkering geschiedt - verhoogd met een door de raad van bestuur vastgestelde opslag ter grootte van minimaal één procentpunt en maximaal vier procentpunten, afhankelijk van de dan geldende marktomstandigheden. Het dividend wordt berekend naar tijdsgelang indien de betrokken preferente aandelen in de loop van het boekjaar zijn uitgegeven.

Indien en voor zover de winst niet voldoende is om de hiervoor bedoelde uitkering volledig te doen, zal het tekort worden uitgekeerd ten laste van de vrij uitkeerbare reserves.
Het dividend op de preferente aandelen wordt berekend over het gestorte deel van het nominaal bedrag. Op de preferente aandelen worden geen verdere uitkeringen gedaan dan in dit artikel 37 en in artikel 40 is bepaald.

37.2	Ten laste van de winst, die op grond van het bepaalde 37.1 niet is uitgekeerd, worden zodanige reserveringen toegepast als de raad van bestuur zal bepalen.

37.3
De winst die na toepassing van de artikelen 37.1 en 37.2 resteert staat ter beschikking van de algemene vergadering, met dien verstande dat geen verdere uitkeringen op de preferente aandelen zullen worden gedaan.

26

37.4	Uitkering van de winst geschiedt na de vaststelling van de jaarrekening waaruit blijkt dat zij geoorloofd is.

37.5	De raad van bestuur kan besluiten tot uitkering van interim dividend op gewone aandelen en/of preferente aandelen.

37.6	De algemene vergadering kan, doch niet anders dan op voorstel van de raad van bestuur, besluiten tot uitkeringen ten late van een voor uitkering vatbare reserve.

37.7
Uitkeringen op aandelen kunnen slechts plaats hebben tot ten hoogste het bedrag van het uitkeerbare eigen vermogen en, indien het een tussentijdse uitkering betreft, aan dit vereiste is voldaan blijkens een tussentijdse vermogensopstelling als bedoeld in artikel 2:105 lid 4 van het Burgerlijk Wetboek. De vennootschap legt de vermogensopstelling ten kantore van het handelsregister neer binnen acht dagen na de dag waarop het besluit tot uitkering wordt bekend gemaakt.

37.8
De algemene vergadering kan, doch niet anders dan op voorstel van de raad van bestuur, besluiten dat een uitkering op gewone aandelen geheel of ten dele plaatsvindt niet in geld, doch in aandelen in de vennootschap.

Artikel 38. Betaalbaarstelling. Gerechtigdheid.

38.1
Dividenden en andere uitkeringen worden betaalbaar gesteld binnen vier weken na vaststelling, tenzij de algemene vergadering daartoe op voorstel van de raad van bestuur een andere datum bepaalt. Voor de gewone aandelen en voor de preferente aandelen kunnen verschillende tijdstippen van betaalbaarstelling worden aangewezen.

38.2	De vordering tot uitkering van dividend verjaart door een tijdsverloop van vijf jaren na de dag van betaalbaarstelling.
HOOFDSTUK 12. STATUTENWIJZIGING. FUSIE. SPLITSING. ONTBINDING.
Artikel 39. Statutenwijziging. Fusie. Splitsing en Ontbinding.

39.1
Een besluit tot wijziging van de statuten, tot fusie of tot splitsing in de zin van Titel 7, Boek 2 van het Burgerlijk Wetboek of tot ontbinding van de vennootschap kan door de algemene vergadering slechts worden genomen op voorstel van de raad van bestuur.

39.2
Wanneer aan de algemene vergadering een voorstel tot statutenwijziging of ontbinding wordt gedaan, moet zulks steeds bij de oproeping tot de algemene vergadering worden vermeld, en moet, indien het een statutenwijziging betreft, tegelijkertijd een afschrift van een voorstel, waarin de voorgedragen wijziging woordelijk is opgenomen, ten kantore van de vennootschap ter inzage worden gelegd voor aandeelhouders en certificaathouders tot de afloop van de vergadering.

Artikel 40. Vereffening.

40.1
In geval van ontbinding van de vennootschap krachtens een besluit van de algemene vergadering is de raad van bestuur belast met de vereffening van de zaken van de vennootschap behoudens het bepaalde in artikel 2:23 lid 2 van het Burgerlijk Wetboek.

40.2	Gedurende de vereffening blijven de bepalingen van de statuten voor zoveel mogelijk van kracht.

40.3	Van hetgeen resteert van het vermogen van de vennootschap na betaling van alle schulden en de kosten van de vereffening wordt allereerst, zoveel mogelijk, aan de

27

houders van preferente aandelen het op hun preferente aandelen gestorte bedrag uitgekeerd, vermeerderd met een percentage gelijk aan het in artikel 36.1 bedoelde percentage berekend over ieder jaar of gedeelte van een jaar in de periode, die aanvangt op de dag volgende op de periode waarover het laatste dividend op de preferente aandelen is betaald en die eindigt op de dag van de in dit artikel bedoelde uitkering op de preferente aandelen.
Hetgeen dan resteert wordt uitgekeerd aan de houders van gewone aandelen. Alle uitkeringen geschieden naar rato van het bezit van aandelen van de desbetreffende soort.

40.4	De vereffenaars zijn bevoegd om, indien de staat van de boedel daartoe aanleiding geeft, een uitkering bij voorbaat te doen.

40.5	Na de vereffening blijven gedurende de daarvoor in de wet gestelde termijn de boeken en bescheiden van de vennootschap berusten onder degene, die daartoe door de algemene vergadering is aangewezen.
Artikel 41. Uittreedrecht en maatstaf op grond van artikel 2:333h van het Burgerlijk Wetboek
Indien de vennootschap in Sensata Technologies Holding plc (Sensata-UK) fuseert overeenkomstig de voorwaarden van het gezamenlijke voorstel tot fusie de dato [●] tweeduizend zeventien zoals opgesteld door het bestuur van de vennootschap en Sensata-UK (voorstel tot fusie), welk voorstel tot fusie voorziet in een voor de fusie vastgestelde ruilverhouding van één (1) aandeel in het kapitaal van Sensata-UK in ruil voor één (1) aandeel in het kapitaal van de vennootschap, dan wordt de schadeloosstelling per aandeel die ingevolge artikel 2:333h van het Burgerlijk Wetboek verzocht kan worden door de aandeelhouders die tegen voornoemde fusie stemmen in plaats van Sensata-UK aandelen verkrijgen, als volgt door het bestuur vastgesteld:
het gewogen gemiddelde van de slotkoers zoals op dagelijkse basis vastgesteld door de New York Stock Exchange over een periode van de laatste twintig (20) handelsdagen voorafgaande aan de datum van inwerkingtreding van de fusie.
De voornoemde schadeloosstelling zal worden voldaan overeenkomstig de desbetreffende bepalingen in het voorstel tot fusie.
Artikel 42. Overgangsbepalingen.
Het bepaalde in artikel 4.1 van deze statuten wordt eerst van kracht op het moment dat aan het handelsregister een uitgifte van nieuwe gewone aandelen is opgegeven ingevolge een daartoe strekkend besluit, onder de opschortende voorwaarde van opgave van die uitgifte aan het handelsregister, van een zodanig aantal gewone aandelen dat het geplaatste kapitaal ten minste één miljoen zeshonderd duizend euro (EUR 1.600.000) zal bedragen.
Tot het moment van bedoelde opgave, luidt artikel 4.1 als volgt:

"4.1	Het maatschappelijk kapitaal van de vennootschap bedraagt zeven miljoen euro (EUR 7.000.000) verdeeld in:

(a)	drie honderd vijftig miljoen (350.000.000) gewone aandelen van één eurocent (EUR 0,01) per stuk; en

(b)	drie honderd vijftig miljoen (350.000.000) preferente aandelen van één eurocent (EUR 0,01) per stuk."

28

* * * * *

29

PROPOSED ARTICLES OF ASSOCIATION OF:
Sensata Technologies Holding N.V.
having its official seat in Hengelo.

English office translation of the proposed articles of association of Sensata Technologies Holding N.V., a public limited liability company (naamloze vennootschap) incorporated under the laws of the Netherlands, having its official seat in Hengelo, the Netherlands.
In preparing this document, an attempt has been made to translate as literally as possible without jeopardizing the overall continuity of the text. Inevitably, however, differences may occur in translation and if they do, the Dutch text will govern by law. The definitions in Article 1.1 of this document are listed in the English alphabetical order which may differ from the Dutch alphabetical order.
In the attached document, Dutch legal concepts are expressed in English terms and not in their original Dutch terms. The concepts concerned may not be identical to concepts described by the English terms as such terms may be understood under the laws of other jurisdictions.

ARTICLES OF ASSOCIATION: CHAPTER 1.
Article 1. Definitions.

1.1	In these Articles of Association, the following terms are defined as follows:
Auditor means a chartered accountant or other accountant as referred to in Section 2:393 of the Dutch Civil Code (Burgerlijk Wetboek), or an organisation within which such accountants practice.
Board means the board of directors of the Company.
Business Combination means a legal merger (juridische fusie), asset sale and transfer or other similar type of transaction, or a transaction resulting in a financial benefit to the Interested Shareholder other than a benefit derived from his shareholding.
Company means the company, the internal organisation of which is governed by these Articles of Association.
Depositary Receipts means depositary receipts for Shares in the Company. Unless the contrary is evident, these include depositary receipts issued without the cooperation of the Company.
Distributable Equity means the part of the Company's equity which exceeds the aggregate of the issued and paid up part of the share capital and the reserves which must be maintained pursuant to the law.
Executive Director means a member of the Board referred to in Article 16 hereof.
General Meeting means the body of the Company consisting of the Shareholders or

30

a meeting of Shareholders (or their representatives) and other persons entitled to attend such meetings.
Group Company means a legal entity or company affiliated with the Company in a group within the meaning of Section 2:24b of the Dutch Civil Code.
Holders of Depositary Receipts means holders of depositary receipts issued with the cooperation of the Company. Unless the contrary is evident, these holders include the persons who have the rights granted by law to holders of depositary receipts issued with the cooperation of a company as a result of a usufruct or pledge created on Shares.
Interested Shareholder means a person who, together with its group companies (within the meaning of Section 2:24b of the Dutch Civil Code) owns Shares representing fifteen per cent (15%) or more of the issued and outstanding share capital of the Company, whereby a person, together with its group companies as applicable, that owned such a number of Shares in the preceeding three years shall also be deemed an Interested Shareholder.
Merger Proposal means the merger proposal as referred to in Article 41.
Non-Executive Director means a member of the Board referred to in Article 16 hereof.
Ordinary Share means an ordinary Share in the capital of the Company.
Preference Share means a protective preference share in the capital of the Company.
Response Time means response time as referred to in Article 27.5.
Secretary means a Secretary of the Company referred to in Article 22.
Sensata-UK means the company as referred to in Article 41.
Share means a share in the capital of the Company. Unless the contrary is evident, this includes each Ordinary Share as well as each Preference Share.
Shareholder means a holder of one or more Shares.
Shareholder Associated Person means (i) any person controlling, directly or indirectly, or acting in concert with a Shareholder, (ii) any beneficial owner of Ordinary Shares owned of record or beneficially by a Shareholder and (iii) any person controlling, controlled by or under common control with a Shareholder Associated Person.
Subsidiary means a subsidiary of the Company as referred to in Section 2:24a of the Dutch Civil Code.

1.2
A message in writing means a message transmitted by letter, by telecopy, by e-mail or by any other means of electronic communication provided the relevant message or document is legible and reproducible, and the term written shall be construed accordingly.

1.3	References to Articles refer to Articles which are part of these Articles of Association, except where expressly indicated otherwise.
CHAPTER 2. NAME, SEAT AND OBJECTS.
Article 2. Name and seat. Structure.

2.1	The name of the Company is: Sensata Technologies Holding N.V.

31

2.2	The official seat of the Company is in Hengelo, the Netherlands.
Article 3. Objects.

3.1	The Company's objects are:

(a)
to participate or to acquire interests in any other way in enterprises, to manage or exercise supervision of enterprises and to provide services to enterprises, with special reference to enterprises engaged in the production of sensors and controls for manufacturers in the automotive, appliance, aircraft and industrial business or rendering other services to such enterprises;

(b)	to perform all acts which directly or indirectly may be conductive to such objects.

3.2
In realising its objects the Company shall exercise management directed at promoting in the best way possible and in a well balanced manner the interests of those who are directly or indirectly interested in the Company.

CHAPTER 3. AUTHORIZED CAPITAL AND SHARES.
Article 4. Capital. Registered Shares. Depository Receipts.

4.1	The authorised capital amounts to eight million euro (EUR 8,000,000), divided into:

(a)	four hundred million (400,000,000) Ordinary Shares of one euro cent (EUR 0.01) each; and

(b)	four hundred million (400,000,000) Preference Shares of one euro cent (EUR 0.01) each.

4.2	The Shares are registered. The Shares shall be numbered in such a manner that they can be distinguished from each other at any time.

4.3
The Board shall, at the request of a Shareholder, issue or cause to be issued Share certificates (aandeelbewijzen) in respect of Shares in such denominations as the Board shall determine which certificates are exchangeable at the request of the Shareholder.

4.4	Share certificates shall not be provided with a set of dividend coupons and a talon.

4.5	Each Share certificate shall be identified by numbers and/or letters in such manner as determined by the Board.

4.6
Share certificates shall be signed by or on behalf of a member of the Board. In addition all Share certificates may be validly signed by one or more persons designated by the Board for that purpose.The Board may resolve that the signature shall be provided by a facsimile signature.

4.7
The Board may determine that for the purpose of trading and transfer of shares at a foreign stock exchange, Share certificates shall be issued in such form as shall comply with the requirements of such foreign stock exchange.

4.8
At the written request by the party concerned and upon provision of satisfactory evidence as to title, replacement Share certificates may be issued of Share certificates which have been mislaid, stolen or damaged, on such conditions, including, without limitation, the provision of indemnity to the Company as the Board shall determine. The costs of the issue of replacement Share certificates may be charged to the applicant. By the issue of replacement Share certificates the original Share certificates

32

will become void and the Company will have no further obligation with respect to such original Share certificates. Replacement Share certificates will bear the numbers and letters of the documents they replace.

4.9
The General Meeting may, but only pursuant to a proposal of the Board, resolve that the Company cooperates in the issuance of Depositary Receipts for its Shares. Holders of Depositary Receipts issued for Shares in the Company with the Company's cooperation shall have the rights conferred to them by law, also to the extent such rights are not expressly referred to in these Articles of Association.

Article 5. Register of Shareholders.

5.1
The Company shall keep a register in which the names and addresses of holders of Ordinary Shares and Preference Shares are recorded, showing the date on which the Shares were acquired, the date of acknowledgement by or serving on the Company and the amount paid up on each Share.

The names and addresses of pledgees and usufructuaries of Shares shall also be entered in the register of Shareholders, showing the date on which the right was acquired and the date of acknowledgement by or serving on the Company, as well as showing the rights attaching to the Shares which they are entitled to in accordance with subsections 2 and 4 of Sections 2:88 and 2:89 of the Dutch Civil Code.

5.2	Each Shareholder, each pledgee of Shares and each usufructuary of Shares is required to give his address to the Company in writing as well as each amendment thereto.

5.3	All entries and notes in a register of Shareholders shall be signed by an Executive Director of the Board, an officer of the Company or another person authorised to do so by the Board.

5.4
On application by a Shareholder or a pledgee or usufructuary of Shares, the Board shall furnish an extract from the register of Shareholders, free of charge, insofar as it relates to the applicant's right in respect of a Share.

5.5	Section 2:85 of the Dutch Civil Code also applies to the register.

5.6
If a Shareholder, usufructuary, pledgee, or Holder of Depositary Receipts provided the Company with an electronic address in order to record this electronic address in the register, jointly with the other details specified in Article 5.1, this electronic address is considered to be provided with the purpose of electronically receiving all notifications, announcements and statements as well as, in respect of Shareholders and Holders of Depositary Receipts, notices to convene a General Meeting. A notification sent electronically must be legible and reproducible.

5.7
The Board shall be authorised to keep a part of the register outside the Netherlands if required to comply with applicable foreign legislation or the rules of the stock exchange where the Shares of the Company are listed.

5.8	The Board shall determine the form and contents of the register with due observance of the provisions of this Article.

5.9
The Board shall be authorised to provide the authorities with information and data contained in the register or have the same inspected to the extent that this is requested to comply with applicable foreign legislation or rules of the stock exchange where the Company’s shares are listed.

CHAPTER 4. ISSUE OF SHARES.

33

Article 6. Issue of Shares. Body Competent to Issue Shares.

6.1
The General Meeting may pass resolutions to issue Shares, unless the Board is designated thereto by the Articles of Association or pursuant to a resolution of the General Meeting. If and in so far as the Board is designated as the competent body, the General Meeting may not pass resolutions to issue, as long as the designation is in force.

6.2	The General Meeting or the Board shall determine the price and further conditions of issuance, in accordance with the relevant provisions in these Articles of Association.

6.3
If the Board is designated as being competent to resolve on the issue of Shares, on such designation the number of Shares of each class which may be issued must be specified. This may be expressed in a percentage of the issued capital. On such designation the term of the designation shall be determined, which may not exceed five years. The designation may be extended, from time to time, for a period not exceeding five years. Unless the designation provides otherwise, it may not be withdrawn.

6.4	A resolution of the General Meeting to issue (including the determination of the price and further conditions) or to designate the Board, can only be adopted on the proposal of the Board.

6.5
Within eight days of a resolution of the General Meeting to issue Shares or to designate the Board, the Board shall file a full text thereof at the offices of the Commercial Register, where the Company has been registered.

Within eight days after each issue of Shares, the Board shall so notify the Commercial Register, stating the number of Shares.

6.6
The provisions of the Articles 6.1 to 6.5 shall apply by analogy to the granting of rights to subscribe to Shares, but shall - with the exception of the last sentence of Article 6.5 - not apply to the issue of Shares to persons exercising a previously granted right to subscribe to Shares.

Shares shall never be issued below par, without prejudice to the provisions laid down in Section 2:80 subsection 2 of the Dutch Civil Code.

6.7
In the event of an issue of Preference Shares by a body other than the General Meeting, a General Meeting shall be convened, to be held not later than twenty months after the date on which Preference Shares were issued for the first time. The agenda for that meeting shall include a resolution relating to the repurchase of the Preference Shares in accordance with the provisions of Article 11 or the cancellation of the Preference Shares in accordance with the provisions of Article 12. If the resolution to be adopted in respect of this item on the agenda does not result in the repurchase or cancellation of the Preference Shares, a General Meeting shall be convened and held, in each case within six months of the previous meeting, the agenda of which meetings shall include a resolution relating to the repurchase or cancellation of the Preference Shares, until such time as no more Preference Shares remain outstanding.

6.8
lf it has been announced what amount will be issued and only a lower amount will be subscribed, such lower amount will only be subscribed if this is explicitly determined by the conditions of the issue.

Article 7. Pre-emptive rights.

34

7.1
Upon issuance of Ordinary Shares, each holder of Ordinary Shares shall have a right of pre-emption in proportion to the aggregate nominal value of its Ordinary Shares. He shall not have a pre-emptive right upon the issuance of Preference Shares.

Furthermore, he will not hold a pre-emptive right to Shares to be issued against a contribution other than in cash, or to Shares which are issued to employees of the Company or of a Group Company.

7.2
On the proposal of the Board and with due observance to the provisions of this Article 7, the General Meeting shall at the time of the resolution to issue Shares determine the manner in which and the period during which the pre- emptive right may be exercised. If the Board is designated as the body competent to issue Shares, such shall be determined by the Board.

7.3	The Company shall announce the issue with pre-emptive rights, and the period in which it can be exercised, in the Government Gazette (Staatscourant) and in a national daily newspaper.
Pre-emptive rights can be exercised during at least two weeks following the announcement in the Government Gazette.

7.4
On the proposal of the Board pre-emptive rights may be limited or excluded pursuant to a resolution of the General Meeting. In the proposal in respect thereof, the reasons for the proposal and the selection of the intended issue price shall be explained in writing.

Pre-emptive rights may also be limited or excluded by the Board if designated by the Articles of Association or in a resolution of the General Meeting as being authorised to limit or exclude pre-emptive rights for a specified period not exceeding five years; such designation can only be effected if the Board has also been, or is simultaneously, designated as referred to in Article 6.1.
The designation may be extended for no longer than five years at a time. The designation only applies as long as a designation, as referred to in Article 6.1, is in force.
Unless specified otherwise at the time of the designation, the designation cannot be revoked.

7.5	Within eight days of such resolution, the Board shall file a full text thereof with the offices of the Commercial Register.

7.6
If rights are granted to subscribe for Shares, the Shareholders shall have a right of pre-emption; the provisions above in this Article 7 shall apply by analogy. Shareholders shall not have a pre-emptive right on Shares issued to a person exercising a previously acquired right to subscribe for Shares.

Article 8. Payment on Shares.

8.1
Notwithstanding the provisions of Section 2:80 subsection 2 of the Dutch Civil Code, upon subscription of each Ordinary Share, the full nominal value thereof must be paid up, and, in addition, if the Share is issued at a higher amount, the difference between such amounts.

8.2
Upon issuance of a Preference Share, at least one fourth of the nominal amount shall be paid. Additional payment on Preference Shares will be made after such additional payment has been claimed by the Company. Additional payments will be claimed by

35

virtue of a resolution of the Board.
Article 9. Payment in Cash.

9.1	Payment on an Ordinary Share shall be made in cash, unless a different contribution has been agreed upon.

9.2	Payment on Preference Shares may only be made in cash.

9.3	Payment in foreign currency can only be made subject to the consent of the Company.
Article 10. Contribution in Kind.

10.1
The Board is entitled to enter into legal acts regarding contribution on Shares other than in cash and into the other legal acts specified in Section 2:94 of the Dutch Civil Code, without the prior approval of the General Meeting.

The substance of these legal acts shall be laid down in the annual accounts on the financial year in which they have been performed.

10.2	Sections 2:80b and 2:94b of the Dutch Civil Code are applicable to contribution on Shares other than in cash.
CHAPTER 5. OWN SHARES. CAPITAL REDUCTION.
Article 11. Own Shares.

11.1	When issuing Shares, the Company may not subscribe for its own Shares.

11.2	The Company may acquire fully paid-up Shares or Depositary Receipts thereof, provided either no valuable consideration is given, or:

(a)	the Distributable Equity is at least equal to the purchase price; and

(b)
the nominal amount of the Shares in its capital or Depositary Receipts thereof to be acquired, held or held in pledge by the Company and of the Shares or Depositary Receipts thereof held by its Subsidiaries, does not exceed half of the issued capital.

Decisive for the requirement under (a) will be the amount of the equity in accordance with the latest adopted balance sheet, reduced by the purchase price for the Shares in the capital of the Company, the amount of loans referred to in Section 2:98c subsection 2 of the Dutch Civil Code and distributions from profits or reserves to third parties becoming due from the Company and its Subsidiaries after the balance sheet date.
If more then six months of a financial year have lapsed without the annual accounts having been adopted, acquisition in accordance with provisions in this Article 11.2 shall not be allowed.

11.3
Acquisition in a way other than for no consideration can only take place if the General Meeting has authorised the Board to this effect. This authorisation will apply during a maximum period of eighteen months. In this authorisation the General Meeting shall determine how many Shares or Depositary Receipts thereof can be acquired, how they can be acquired and between what limits the price must be.

11.4	The Company may acquire its own Shares or Depositary Receipts thereof in order to transfer them, pursuant to a regulation to that effect, to staff employed by the

36

Company or by a Group Company.

11.5	The foregoing provisions of this Article 11 shall not apply to Shares or Depositary Receipts thereof which the Company acquires by universal title of succession.

11.6	The Board shall resolve to alienate the Shares acquired by the Company in its own capital. No pre-emptive right shall exist in respect of such alienation.

11.7	The Company cannot derive any right to any distribution from Shares in its own capital; nor shall it derive any right to such distribution from Shares for which it holds the Depositary Receipts.
The Shares referred to in the previous sentence shall not be included in the calculation of the profit appropriation, unless such Shares or the Depositary Receipts for such Shares are subject to a usufruct for the benefit of a party other than the Company.

11.8
No voting rights may be exercised for any Share held by the Company or a Subsidiary, unless the Shares are subject to the right of usufruct or a pledge in favour of a company other than the Company or a Subsidiary and the other company is entitled to the voting rights on the Shares and the right of pledge has been created by a company other than the Company or Subsidiary. Nor may the Company or a Subsidiary exercise voting rights for Shares in the capital of the Company in respect of which the Company or Subsidiary has a right of usufruct or a pledge.

No voting rights can be exercised for Shares for which the Company or a Subsidiary holds the Depositary Receipts.
For the purposes of determining whether a specific part of the capital is represented at the meeting or whether a majority represents a specific part of the capital, the capital shall be reduced by the value of the Shares for which no voting rights can be exercised.

11.9	The Company may only take in pledge its own Shares or Depositary Receipts thereof if:

(a)	the relevant Shares have been fully paid up;

(b)	the nominal value of its own Shares and Depositary Receipts for Shares to be taken in pledge and those already held or already taken in pledge does not exceed half of the issued capital; and

(c)	the General Meeting has approved the pledge agreement.
Article 12. Capital Reduction.

12.1	The General Meeting may resolve, but only pursuant to a proposal of the Board, to reduce the Company's issued capital:

(a)	by cancellation of Shares; or

(b)
by reducing the nominal value of Shares, to be effected by an amendment of these Articles of Association, provided that the issued capital or the paid up part thereof does not become less than prescribed in Section 2:67 of the Dutch Civil Code.

The Shares concerned shall be designated in such resolution and provisions for the implementation of such resolution shall be made therein.

37

12.2	A resolution to cancel Shares can only relate to:

(a)	Shares held by the Company itself or of which it holds the Depositary Receipts; or

(b)	all Preference Shares, with repayment.

12.3
Reduction of the amount of the Shares without repayment and without release from the obligation to pay up the Shares shall take place proportionately on all Shares of the same class. The requirement of proportion may be deviated from with the consent of all Shareholders concerned.

12.4
Partial repayment on Shares or release from the obligation to make payments will only be possible for the purpose of execution of a resolution to reduce the nominal amount of the Shares. Such repayment or release shall take place:

(a)	with regard to all Shares; or

(b)	with regard to all Preference Shares or all Ordinary Shares.

12.5
Preference Shares shall be cancelled against repayment of the amounts paid up on these Preference Shares and of any dividend still lacking, if any, to be calculated time-proportionately up to and including the day of payment with due observance to the provisions of Article 37, after deduction of interim dividend.

12.6	No approval by the meeting of holders of Preference Shares is required for a resolution regarding the cancellation of Preference Shares.

12.7	Furthermore the provision of the Sections 2:99 and 2:100 of the Dutch Civil Code are applicable to capital reduction.
CHAPTER 6. TRANSFER. SHARE TRANSFER RESTRICTIONS.
Article 13. Transfer of Shares.

13.1
Unless the law provides otherwise and except as provided by the following provisions of this article 13, a transfer of a registered Share or of a restricted right (beperkt recht) thereto shall require a deed of transfer drawn up for that purpose and, save when the Company itself is a party to the legal act, acknowledgement in writing by the Company of the transfer.

Acknowledgement must be given in the deed or by a dated statement embodying such acknowledgement on the deed or on a true copy or extract thereof duly authenticated by a civil law notary or by the transferor. Service of such deed, true copy or extract on the Company shall be deemed as acknowledgement. If the transfer relates to Preference Shares which have not been paid up in full, the acknowledgement may be given only if the deed of transfer bears an officially recorded or otherwise fixed date.

13.2
In cases whereby a Share for which a Share certificate has been issued is transferred, the Share certificate must be submitted to the Company, provided that an instrument of transfer as referred to in Article 13.1, printed on the back of the Share certificate, has been duly completed and signed by or on behalf of the transferor, or a separate instrument in substantially the same form is submitted together with the Share certificate.

13.3
If a transfer of a Share has been effected by service of an instrument of transfer to the Company, the Company shall, at the discretion of the Board, either endorse the transfer on the Share certificate or cancel the Share certificate and issue to the

38

transferee one or more Share certificates registered in his name up to an equal nominal amount.

13.4
The Company’s written acknowledgement of a transfer of a Share shall, at the discretion of the Board, be effected either by endorsement of the transfer on the Share certificate as proof of acknowledgement or by the issuance to the transferee of one or more Share certificates registered in his name up to an equal nominal amount.

Article 14. Share Transfer Restrictions Preference Shares.

14.1	For every transfer of Preference Shares the approval will be required of the Board. The approval will be issued in writing, and stipulate the name and the address of the intended acquirer.

14.2
If the approval is refused, the Board will be obligated to simultaneously designate one or more prospective buyers who will be prepared and able to buy all Preference Shares to which the request refers against payment in cash at a price to be set in mutual consultation by the alienator and the Board within two months after that designation.

14.3
If within three months after receipt by the Company of the request for approval of the intended transfer the alienator has not received from the Company a written notification or a timely refusal of approval has not been accompanied simultaneously by the designation of one or more prospective buyers as referred to in Article 14.2, the approval will be deemed to have been granted after the end of the period specified or after receipt of the notification of refusal respectively.

14.4
If within two months after the refusal of the approval no agreement has been reached between the alienator and the Board about the price referred to in Article 14.2, this price will be set by (a) an expert to be designated by the alienator, (b) an expert to be designated by the Board and (c) an expert to be designated by the experts referred to afore under sub (a) and (b).

If the expert referred to under sub (c) has not been designated within three months after the refusal of the approval he will be designated by the Chairman of the Dutch Institute for Certified Accountants (Nederlands Instituut voor Registeraccountants), on request of any interested party.

14.5
The alienator will have the right to refrain from the transfer, provided he informs the Board about this in writing within one month after both the name of the designated prospective buyer(s) and the fixed price have been brought to his knowledge.

14.6
In case of approval for transfer in the sense of Article 14.1 or Article 14.3 the alienator shall be authorised to transfer all Preference Shares, to which his request referred, to the acquirer named in the request for a period of three months after this approval, provided that if a price fixing as referred to in Article 14.4 has been effected and the alienator and the acquirer named in the request agree then upon a lower price than set on the basis of Article 14.4, the alienator should inform the Company about this within one month after which the Board may yet designate one or more prospective buyers who are able and prepared to purchase all the Preference Shares to which the request referred against cash payment at that lower price.

The alienator will also have the right to refrain from the transfer, provided he notifies the Board about this in writing within one month after he has been informed about the name of the prospective buyer(s).
Article 15. Usufruct. Pledge.

39

15.1
The Shareholder shall have the right to vote on Shares subject to a usufruct or pledge. However, the usufructuary or the pledgee shall have the right to vote if so determined upon the establishment of the usufruct or pledge. A Shareholder without the right to vote and a usufructuary or a pledgee with the right to vote shall have the rights conferred by law upon the Holders of Depositary Receipts issued for Shares with the cooperation of a company. A usufructuary or pledgee without the right to vote shall not have the rights referred to in the preceding sentence.

15.2
The Shareholder shall have the rights attached to the Share on which a usufruct has been established with respect to the acquisition of Shares, provided that he shall compensate the usufructuary for the value of these rights to the extent that the latter is entitled thereto under his right of usufruct.

15.3	Preference Shares can not be pledged.
CHAPTER 7. THE    BOARD.    ALLOCATION    OF    DUTIES.    REMUNERATION. REPRESENTATION.
Article 16. The Board.

16.1	The management of the Company shall be conducted by the Board.

16.2	The Board shall consist of one or more Executive Directors and Non-Executive Directors.

16.3	Only natural persons can be Non-Executive Directors.

16.4	The Board shall determine the number of Executive Directors and the number of Non-Executive Directors. Pending one or more vacancies, the Board remains properly constituted.

16.5	The Board may appoint one of the Executive Directors as Chief Executive Officer (CEO) for such period as the Board may decide.

16.6
The Executive Directors and Non-Executive Directors shall be appointed by the General Meeting from a binding nomination of at least one person, or such higher number of persons as required by law for the nomination to have binding effect, for each vacancy, to be drawn up by the Board.

16.7
If the Board should fail to draw up a list of nominees within three months after the vacancy has occurred, the General Meeting may appoint a member of the Board at its own discretion. A list of nominees drawn up in time by the Board shall be binding. However, the General Meeting may at all times deprive the list of nominees of its binding character by a resolution adopted with a majority of not less than two thirds of the votes cast, representing more than half of the issued capital.

16.8
The General Meeting may at any time remove or suspend any member of the Board. The resolution referred to in the preceding sentence shall state the reasons therefor. A resolution of the General Meeting to suspend or dismiss a Board member other than on the proposal of the Board, may only be adopted with a majority of two thirds of the votes cast, representing more than half of the issued capital.

16.9
Any suspension may be extended one or more times, but may not last longer than six months in the aggregate. If, at the end of that period, no decision has been taken on termination of the suspension or on dismissal, the suspension shall end.

16.10	The approval of the General Meeting will be required for resolutions of the Board

40

relating to a major change to the identity or the nature of the Company or the enterprise, including in any case:

(a)	transfer of the enterprise or almost the entire enterprise to a third party;

(b)
entering into or termination of a long-lasting cooperation between the Company or a Subsidiary with another legal entity or company or as fully liable partner of a general or limited partnership, if this cooperation or termination is of far-reaching consequence to the Company; and/or

(c)
) acquisition or divestment of a participation in the capital of a company with a value of at least one-third of the amount of the assets reflected in the balance sheet and explanatory notes or, if the Company prepares a consolidated balance sheet, reflected in the consolidated balance sheet and explanatory notes, according to the lastly adopted annual accounts of the Company, by it or a Subsidiary.

16.11
The approval of the General Meeting will be required for the Board to enter into discussions with an Interested Shareholder regarding entering into a Business Combinations between the Company and an Interested Shareholder provided that such a resolution of the General Meeting shall be adopted with a majority of the votes cast in favour, representing at least two-third of the issued and outstanding Ordinary Shares other than the Shares owned by the Interested Shareholder.

16.12	Article 16.11 shall not apply if:

(i)
a majority of the members of the Board approved either the Business Combination or the transaction that resulted in the shareholder becoming an Interested Shareholder, and those members of the Board were appointed as members of the Board prior to the transaction that resulted in the shareholder becoming an Interested Shareholder; or

(ii)
upon completion of the transaction that resulted in the shareholder becoming an Interested Shareholder, the Interested Shareholder owned a number of Shares representing at least eighty-five per cent (85%) of the issued and outstanding Shares when the transaction was commenced, whereby the Shares owned by the Directors and officers of the Company are not taken into account in calculating this percentage.

16.13	The absence of an approval of the General Meeting as prescribed by this Article 16 of a resolution of the Board will not affect the representative authority of the Board or its members.
Article 17. Allocation of Duties; Passing of Resolutions.

17.1
The Board shall be entrusted with the management of the Company and shall for such purpose have all the powers within the limits of the law that are not granted by these Articles of Association to others.

17.2
The Board may entrust the Executive Directors with the operational management of the Company and the business enterprise connected therewith. The Board may entrust the Executive Directors furthermore with the preparation of the decision making process of the Board and the implementation of the decisions taken by the Board to the extent that the Board has not instructed a committee to do so or has not decided otherwise.

17.3	The Chief Executive Officer shall determine which duties regarding the operational

41

management of the Company and the business enterprises connected therewith will be carried out under his responsibility by one or more other Executive Directors, officers of the Company or by one or more other persons.

17.4
The Non-Executive Directors shall supervise the policy and the fulfilment of duties of the Chief Executive Officer or of the Executive Directors, respectively, and the general affairs of the Company and they shall be furthermore entrusted with such duties as are and shall be determined by or pursuant to these Articles of Association.

17.5	Timely the chairman of the Board (as stated below) shall procure that the Non- Executive Directors will be provided with all information which is required for the exercise of their duties.
Article 18. Chairman of the Board

18.1	The Board shall appoint one of its Non-Executive Directors to be its chairman for such period as the Board may decide.

18.2
The Board may appoint one or more of its Non-Executive Directors as vice- chairman of the Board for such period as the Board may decide. If the chairman is absent or unwilling to take the chair, a vice-chairman shall be entrusted with such of the duties of the chairman entrusted to him by these Articles of Association as the Board may decide.

18.3
If no chairman has been appointed or if the chairman is absent or unwilling to take the chair, a meeting of the Board shall be presided over by a vice- chairman or in the event of his absence or unwillingness to take the chair, by a member of the Board or another person present designated for such purpose by the meeting.

Article 19. Meetings of the Board. Board Regulations.

19.1	Meetings of the Board may be called at any time, either by one or more members of the Board or, on his or their instructions, by a Secretary.

19.2	The Secretaries may attend the meetings of the Board. The Board may decide to permit others to attend a meeting as well.

19.3
With due observance of these Articles of Association, the Board may adopt one or more sets of Board regulations dealing with such matters as its internal organisation, the manner in which decisions are taken, the composition, the duties and organisation of committees and any other matters concerning the Board, the Chief Executive Officer (if appointed), the Executive Directors and the committees established by the Board.

19.4	Regulations dealing with matters concerning General Meetings will be placed on the Company’s website.
Article 20. Representation.

20.1
The Board shall represent the Company. The authority to represent the Company is also vested in the Chief Executive Officer (if appointed) as well as in two other Executive Directors when acting jointly.

20.2	The Non-Executive Directors have no power to represent the Company.

20.3
The Board may appoint officers with general or limited power to represent the Company. Each officer shall be competent to represent the Company, subject to the restrictions imposed on him. The Board shall determine each officer's title.

42

20.4
In the event of a conflict of interest between the Company and a member of the Board, the provisions of Article 20.1 hereof shall continue to apply unimpaired, provided that as long as Section 2:146 of the Dutch Civil Code grants this authority, the Shareholders’ Body shall be authorized to appoint one or more other persons to represent the Company in the case at hand or in general in the event of such a conflict.

20.5
A document which persons, solely or jointly empowered to represent the Company in pursuance of Article 20.1 hereof, have signed as a certified true copy of or extract from the minutes of a General Meeting, of a meeting of holders of a class of shares or of a meeting of the Board shall as between the Company and third parties be proof of a valid resolution by such meetings in accordance with the contents of such copy or extract.

Article 21. Vacancy or Inability to Act.
If a seat is vacant on Board is vacant (ontstentenis) or a member of the Board is unable to perform his duties (belet), the remaining members or the remaining member of the Board shall be temporarily entrusted with the management of the Company. If all seats on the Board are vacant or all members of the Board or the sole member of the Board, as the case may be, are unable to perform their duties, the management of the Company shall be temporarily entrusted to one or more other persons.
Article 22. Secretaries.

22.1	The Board may appoint one or more Secretaries from outside its members.

22.2	A Secretary shall have such powers as are assigned to him by these Articles of Association and, subject to these Articles of Association, by the Board on or after his appointment.

22.3	A Secretary may be removed from office at any time by the Board.
Article 23. Remuneration of Board Members.

23.1
The Company shall have a policy in respect of the remuneration of the Board. The policy shall be proposed by the Board and adopted by the General Meeting. The remuneration policy shall at least include the subjects referred to in Sections 2:383c through 2:383e of the Dutch Civil Code, to the extent they relate to the Board. The remuneration policy shall be presented to the works council (if any) for examination as referred to in Section 2:135 subsection 2 of the Dutch Civil Code, which shall be done in writing and simultaneously with the presentation to the General Meeting.

23.2	The remuneration of the Executive Directors shall be determined by the Board, with due observance to the policy referred to in Article 23.1.

23.3
Each of the Non-Executive Directors shall be paid a fee at such rate as may from time to time be determined by the Board provided that the aggregate of all fees so paid per annum to Non-Executive Directors shall not exceed the amount per annum decided by the General Meeting.

23.4
With regard to Share plans or rights to subscribe for Shares, the Board shall submit a proposal to the General Meeting for approval. Such proposal shall at least determine the number of Shares or rights to subscribe for Shares that may be awarded to the Board and what criteria apply to any award or change.

Article 24. Committees.

43

24.1
The Board may establish such permanent and/or ad hoc committees as it may deem necessary which committees may consist of one or more members of the Board or of other persons. The Board appoints the members of each committee and determines the tasks of each committee. The Board may at any time change the duties and the composition of each committee.

24.2
The Board shall in any case appoint from its members an audit committee, a compensation committee and a governance and nominating committee. The task of the committees is to prepare the decision-taking of the Board. The Board shall formulate regulations for each committee, indicating the task and responsibility of the committee concerned, its composition and in what manner the committee will exercise its task.

CHAPTER 8. INDEMNIFICATION.
Article 25. Indemnification. Limited liability

25.1
The Company shall, to the fullest extent permitted by applicable law, as it now exists or may hereinafter be amended (but, in the case of an amendment, only to the extent such amendment permits broader indemnification rights than permitted prior thereto), indemnify any person who is or was (i) a director, (ii) appointed to the executive team or management team, designated by title as "officers"    of the Company and/or appointed as a proxyholder (procuratiehouder), (iii) an employee or agent of the Company or a Group Company, or (iv) otherwise serving at the request of the Company as a member of the Board, executives or managers, proxyholder, officer, employee, trustee or agent of another Company, a partnership, joint venture, trust or other enterprise or entity (it being understood that any person serving in such capacity for any direct or indirect subsidiary of the Company shall be conclusively presumed to be serving at the request of the Company), and who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a managing director or supervisory director or proxyholder, officer, employee or agent of the Company or a Group Company, or is or was serving at the request of the Company as an Executive Director, or as a Non-Executive Director or proxyholder, officer, employee, trustee or agent of another company, a partnership, joint venture, trust or other enterprise or entity, including with respect to employee benefit plans maintained or sponsored by the Company or for the benefit of its or any of its Group Companies’ employees or consultants (each an "Indemnitee"), against any and all liabilities including all expenses (including, without limitation, attorneys’ fees, any expenses resulting from an appeal and any taxes imposed as a result of any indemnification payments), judgements, penalties, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful or outside of his mandate.

The termination of any action, suit or proceeding by a judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shallnot, in and of itself, adversely affect the right of indemnification or create a presumption that the person did not act in good faith and not in a manner which he reasonably could believe to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

25.2	No indemnification pursuant to Article 25.1 shall be made in respect of any claim,

44

issue or matter as to which such person shall have been adjudged to be liable for gross negligence or wilful misconduct in the performance of his duty to the Company, unless and only to the extent that the court in which such action or proceeding was brought or any other court having appropriate jurisdiction shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnification against such expenses which the court in which such action or proceeding was brought or such other court having appropriate jurisdiction shall deem proper.

25.3
Expenses (including, without limitation, attorneys’ fees, any expenses resulting from an appeal and any taxes imposed as a result of any indemnification payments) incurred by an Indemnitee in defending a civil or criminal action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of an Indemnitee to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized in this Article.

Such expenses incurred by Indemnitees may be so advanced upon such terms and conditions as the Board decides.

25.4
The indemnification provided for by this Article shall not be deemed exclusive of any other right to which a person seeking indemnification or advancement of expenses may be entitled under the laws of the Netherlands as from time to time amended or under any by-laws, agreement, resolution of the General Meeting or of the disinterested members of the Board or otherwise, both as to actions in his official capacity and as to actions in another capacity while holding such position, and shall continue as to a person who has ceased to be a director or proxyholder, officer, employee, trustee or agent and shall also inure to the benefit of the heirs, executors, administrators and the estate of such a person.

The Company may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any Indemnitee to the fullest extent permitted by applicable law with respect to the indemnification and advancement of expenses of Indemnitees.

25.5
The Company may purchase and maintain insurance on behalf of any Indemnitee, whether or not the Company would have the power to indemnify him against such liability under the provisions of this Article.

25.6
Whenever in this Article reference is made to the Company, this shall include, in addition to the resulting or surviving Company also any constituent Company (including any constituent Company of a constituent Company) absorbed in a consolidation or merger which, if its separate existence had continued, would have had the power to indemnify its members of the Board, proxyholders, officers, employees and agents, so that any person who is or was a member of the Board, proxyholder, officer, employee or agent of such constituent company, or is or was serving at the request of such constituent Company as a member of the Board, proxyholder, officer, employee, trustee or agent of another company, partnership, joint venture, trust or other entity, shall stand in the same position under the provisions of this Article with respect to the resulting or surviving company as he would have with respect to such constituent company if its separate existence had continued.

25.7
To the fullest extent permitted by applicable law, as it now exists or may hereinafter be amended (but, in the case of an amendment, only to the extent such amendment permits broader indemnification rights than permitted prior thereto), no person shall

45

be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a member of the Board, provided, however that to the extent required by applicable law, the foregoing shall not eliminate or limit the liability of a member of the Board (1) for any breach of such individual’s duty of loyalty to the Company or its shareholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for any transaction from which the member of the Board derived an improper personal benefit or (4) for personal liability which is imposed by Dutch law, as from time to time amended.

25.8
No amendment, repeat or modification of this Article shall adversely affect any right or protection of any person entitled to indemnification or advancement of expenses under this Article in respect of any action taken or omitted prior to such amendment, repeal or modification. To the extent that a change in the laws of the Netherlands, whether by statute or judicial decision, permits greater indemnification than would be afforded currently under this Article, the Company shall provide the greater benefits so afforded by such change. In the event of any changes in any applicable law, statute, or rule which narrow the right of the Company to provide indemnification, such changes, to the extent not otherwise required by such law, statute or rule to be applied to this Article, shall have no effect on this Article or the Company's obligations hereunder.

CHAPTER 9. GENERAL MEETINGS
Article 26. Annual General Meeting. Extraordinary General Meetings.

26.1	Annually, at the latest in the month June, a General Meeting shall be held at which inter alia the following matters shall be dealt with:

(a)	the annual report;

(b)	adoption of the annual accounts;

(c)	release of the members of the Board from liability;

(d)	reservations and dividend policy;

(e)	distribution of dividend;

(f)	announcements on intended appointments of members of the Board;

(g)
any other proposals brought up for discussion by the Board such as proposals to designate a body authorised to issue Shares and to authorise the Board to procure the Company's acquisition of Shares in its own capital;

(h)	any topics proposed by Shareholders or Holders of Depositary Receipts with due observance to the provisions in the Articles of Association.

26.2	Extraordinary General Meetings shall be held whenever the Board deems such meetings to be necessary and convenes them.

26.3
Within three months of it becoming apparent to the Board that the equity of the Company has decreased to an amount equal to or lower than half of the paid- up and called-up part of the capital, a General Meeting shall be held to discuss any requisite measures.

Article 27. Convocation.

46

27.1	Shareholders and Holders of Depositary Receipts are sent a convening notice for the General Meeting by the Board.

27.2	The convening notice shall be sent with due observance to the terms prescribed by the provisions of law.

27.3
The convening notice shall specify (a) the topics to be discussed, (b) the location and the time of the meeting, (c) the procedure for attending a General Meeting by a written attorney, (d) the procedure for attending General Meetings, including the provisions of Article 31.8, and the exercise of voting rights by any means of electronic communication in the event this right can be exercised pursuant to Article 31.6, and if relevant conditions determined for the use of electronic communication means, as well as (e) the address of the web site.

No valid resolutions can be made with regard to topics in respect of which the provisions in this Article 27.3 above have not been met and the discussion of which has not yet been announced in a similar manner and with due observance to the period set for convening.

27.4
Items, for which a written request for discussion has been filed with the Board, by one or more Shareholders and/or Holders of Depositary Receipts, who represent, alone or jointly, the threshold as referred to by law, will be included in the convening notice or will be announced in the same manner, provided that the Board has received the request accompanied with the reasons therefore in writing or the proposal for a resolution, no later than on the sixtieth day prior to that of the meeting and provided that no important interests of the Company dictate otherwise.

27.5
A Shareholder and/or Holder of Depositary Receipts shall exercise the right of filing a written request with the Board as referred to in Article 27.4 only after he consulted the Board about this. If one or more Shareholders and/or Holder of Depositary Receipts intend to request that an item be put on the agenda that may result in a change in the Company’s strategy, for example through the dismissal of one or more Board members, the Board shall be given the opportunity to stipulate a reasonable period in which to respond (Response Time). This shall also apply to an intention as referred to above for judicial leave to call a General Meeting pursuant to Section 2:110 of the Dutch Civil Code.

27.6
If the Board invokes a Response Time, such period may not exceed one hundred eighty (180) days from the moment the Board is informed by one or more Shareholders and/or Holders of Depositary Receipts of their intention to put an item on the agenda to the day of the General Meeting at which the item is to be dealt with. The Board shall use the Response Time for further deliberation and constructive consultation. The Response Time may be invoked only once for any given General Meeting and may not apply to an item in respect of which the Response Time has been previously invoked or meetings where a Shareholder holds at least three quarters of the issued capital as a consequence of a successful public bid. The Shareholder and/or Holder of Depositary Receipts shall respect the Response Time stipulated by the Board.

27.7
If a Shareholder and/or Holder of Depositary Receipts has arranged for an item to be put on the agenda, he shall explain this at the General Meeting and, if necessary, answer questions about it, unless he is not entitled to participate in the meeting pursuant to Article 27.9.

27.8	At the time one or more Shareholders and/or Holders of Depositary Receipts file a written request with the Board as referred to in Article 27.4, each Shareholder shall be

47

required to notify the Company in writing whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, such Shareholder or any Shareholder Associated Person of such Shareholder with respect to any Ordinary Share.

27.9
If the Company becomes aware that a Shareholder has failed to comply with any obligation imposed by Article 27.8, the Company may demand, by means of a written notice, that the Shareholder complies with such obligation within a reasonable period of at most fourteen (14) days after the date of said notice as stipulated by the Company in such notice. For as long as the Shareholder has not complied with this obligation following said notice, such Shareholder shall not be entitled to exercise the voting rights or profit rights attached to his Shares, nor the right to participate in a General Meeting.

27.10
Without prejudice to Article 1.2, for the purpose of Article 27.9 the reference to "written" also includes the posting of a notice on the Company's website to the relevant Shareholder, also if the address of the relevant Shareholder is known to the Company.

27.11
All announcements for General Meetings, all notifications concerning dividend and other payments and all other communications to Shareholders and Holders of Depositary Receipts shall take place by a notice made by electronic means, which shall be accessible directly and permanently up until the meeting, without prejudice to the provisions of Section 2:96a subsection 4 of the Dutch Civil Code.

Article 28. Venue.
The    General    Meetings shall be held in Almelo, Amsterdam, Enschede, Haarlemmermeer (Amsterdam Schiphol Airport), Rotterdam or in Utrecht.
Article 29. Chairmanship of a Meeting.

29.1	The General Meeting shall be presided over by the chairman of the Board who, however, even if present at the meeting, may appoint someone else to chair the meeting instead.

29.2
Without the chairman of the Board having appointed someone else to chair the meeting in his absence, the Board members present will appoint one of their members as chairman. In the absence of all Board members, the meeting itself shall appoint its chairman. The chairman shall appoint the secretary.

Article 30. Minutes.

30.1
Minutes of the meeting shall be taken, unless a notarial record is made of the proceedings at the meeting. The (draft) minutes shall be provided upon request to those present at the meeting no later than three months after the meeting, after which they have three month's time to respond to the report. Minutes shall be adopted, as is evidenced by the signatures of the chairman and the secretary of that meeting or adopted by a subsequent meeting. In the latter case, the adoption shall be evidenced by the signatures of the chairman and secretary of that subsequent meeting.

Based on the attendance list referred to in Article 31.3, the notarial record or minutes shall state the number of Shares represented in the meeting and the number of potential votes; the attendance list referred to in Article 31.3 is not part of the notarial record nor

48

the minutes and will not be disclosed to the Shareholders or Holders of Depositary Receipts unless a Shareholder or a Holder of Depositary Receipts can prove that in viewing the list, he has a reasonable interest in the correct proceeding of the meeting in question.
After execution of the notarial deed of proceedings at the meeting or after adoption of the minutes by the chairman and the secretary of that meeting, copies of the notarial record or the minutes shall be available for inspection by the Shareholders and Holders of Depositary Receipts at the offices of the Company.

30.2	The chairman of the meeting or every member of the Board can, at any time, order the preparation of a notarial record at the Company's expense.

30.3
All matters concerning admission to the General Meeting, exercising the voting rights and the results of the votes, as well as all other matters related to the meeting proceedings are decided by the chairman of the meeting in question, without prejudice to the provisions in Section 2:13 subsection 4 of the Dutch Civil Code.

30.4	The chairman of the meeting in question is authorised to admit persons to the meeting other than Shareholders, Holders of Depositary Receipts and their representatives.
Article 31. Rights at Meetings.

31.1
Each Shareholder entitled to vote and each usufructuary and pledgee to whom the right to vote accrues, shall be authorised to attend the General Meeting, to address the meeting and to exercise his voting right. Each Shareholder who is not entitled to vote and each Holder of Depositary Receipts is authorised to attend the General Meeting and to address the meeting, but not to vote. Furthermore, the Auditors as referred to in Article 36 are authorised to attend the General Meeting and to address the meeting.

31.2	Those entitled to attend the meeting may be represented at a meeting by a proxy authorised in writing.

31.3
Before being admitted to a meeting, a Shareholder, a Holder of Depositary Receipts or his proxy must sign an attendance list, stating his name and the number of votes he may cast, if any. If it concerns the proxy of a Shareholder or a Holder of Depositary Receipts, the name (names) of the person(s) on behalf of whom the proxy is acting shall also be given. The names of the persons who, pursuant to Article 31.6, participate in the meeting or have voted in the manner referred to in Article 32.3 shall be added to the attendance list.

31.4
Holders of Ordinary Shares must inform the Board in writing of their intention to attend the meeting. This information must be received by the Board at the latest on the date to be announced in the convening notice. Also a proxy granted pursuant to Article 31.3 must be received at the latest on the date to be announced in the convening notice. This date can be no earlier than the seventh day before the date of the meeting.

31.5
The Board decides, with due observation of the provisions of the law to schedule a record date for a General Meeting for purposes of determining which Shareholders are entitled to attend the General Meeting. The voting rights and the right to attend the meeting shall accrue to those holding such entitlements, and registered as such in a register designated for that purpose by the Board, on this record date, irrespective of to whom these rights accrue at the time of the General Meeting.

The record date scheduled shall be specified in the notice of the meeting together with the manner in which persons with voting rights and the right to attend the meeting can register and exercise their rights. The provisions of Articles 31.1 and 31.2 shall apply

49

by analogy.

31.6
The Board may decide that the right to attend the meeting referred to in Article 31.1 can be exercised by using any electronic means of communication. To do so, it must always be possible that the person entitled to attend the meeting can be identified through the electronic means of communication, that he must be able to directly follow the discussions at the meeting and that he can exercise his right to vote, if he is entitled to do so. Moreover, the Board may also decide that the person entitled to attend the meeting can participate in the discussion via the electronic means of communication.

31.7	The Board may give further requirements with respect to the use of the electronic means of communication as referred to in Article 31.6. These requirements shall be announced in the convening notice.

31.8	The convening notice will state the requirements for admission to the meeting as described above in this Article 31.
Article 32. Voting Rights.

32.1	In the General Meeting, each Share confers the right to cast one (1) vote.

32.2	Blank votes and invalid votes are deemed not to have been cast.

32.3
The Board may, in the event that it makes use of the authority referred to in Article 31.6, decide that votes that are cast before the General Meeting via electronic means of communication are the equivalent of votes that are cast during the meeting. These votes cannot be cast before the record date announced in the convening notice as referred to in Article 31.5. Without prejudice to the other provisions in Article 31, the convening notice announces the manner in which those entitled to vote and attend the meeting can exercise their rights prior to the meeting.

Article 33. Voting.

33.1	Resolutions shall be passed by an absolute majority of the votes cast, unless the law or these Articles of Association explicitly prescribe a larger majority.

33.2
The chairman shall determine the method of voting, it being understood that, if any of the persons entitled to vote so desires, voting on appointing, suspending and dismissing persons will be done electronically, or if an electronic system is lacking, by sealed, unsigned ballot.

33.3	If a majority of the votes cast is not obtained in an election of a person, a second free vote shall be taken.

33.4	If again no absolute majority of the votes cast is reached, another vote shall be held to decide between the two persons who received the most votes in the second free vote.
If two or more persons have received the same number of votes and therefore more than two persons are eligible for the revote, an interim vote shall be held between the person who received the highest number of votes in the second free vote - and did so after the person who received the highest number of votes - and the person who received the second-highest number of votes.
Should an interim vote or revote fail to lead to a decision because of a tie in voting, then no decision shall be taken.

33.5	In the event of a tie in voting on topics other than the election of persons, the proposal

50

shall be rejected.

33.6	The members of the Board have as such an advisory role in the General Meeting.

33.7	Resolutions may also be passed in writing without holding a meeting, provided they are adopted by the unanimous vote of all relevant Shareholders entitled to vote.
CHAPTER 10. MEETINGS OF HOLDERS OF PREFERENCE SHARES
Article 34. Meetings of holders of Preference Shares.

34.1	Meetings of holders of Preference Shares shall be held whenever a resolution oif a meeting of holders of Preference Shares should be necessary according to these Articles of Association.

34.2	The Articles 28 through 33 shall apply by analogy to the resolutions of the meetings of holders of Preference Shares, provided that the meeting itself provide for its chairmanship.

34.3
In deviation of the provisions of Article 27.5 notices of meetings of holders of Preference Shares may be sent to the addresses of the Shareholders concerned shown in the register of Shareholders. However, if a Shareholder has provided the Company with another address for the purpose of receiving such notice, the notice may alternatively be sent to such other address.

34.4
Holders of Preference Shares may adopt resolutions of the Meetings of Preference Shares in writing without holding a meeting, provided they are adopted by the unanimous vote of all relevant Shareholders entitled to vote.

CHAPTER 11. FINANCIAL YEAR AND ANNUAL ACCOUNTS.
Article 35. Financial Year and Annual Accounts.

35.1	The Company's financial year shall coincide with the calendar year.

35.2	Annually, within four months after the end of the financial year, the Board shall prepare annual accounts.

35.3	The annual accounts shall be signed by the members of the Board, if the signature of one or more of them is missing, this shall be stated and reasons of this omission shall be given.

35.4	The annual accounts and the annual report shall furthermore be subject to the provisions of Book 2, Title 9 of the Dutch Civil Code.

35.5
The Company shall ensure that the annual accounts, the annual report and other information to be added pursuant to Section 2:392 subsection 1 of the Dutch Civil Code and by virtue of the law are present at the offices of the Company, as from the day the General Meeting is convened until the day of the General Meeting in which they will be discussed.

The Shareholders and Holders of Depositary Receipts may inspect those documents there and obtain a copy free of charge.

35.6
At the General Meeting at which it is resolved to adopt the annual accounts, a proposal concerning release of the members of the Board from liability for the management pursued, insofar as the exercise of their duties is reflected in the annual accounts or otherwise disclosed to the General Meeting prior to the adoption of the

51

annual accounts, shall be brought up separately for discussion.
Article 36. Auditor.

36.1
The General Meeting or, if it fails to do so, the Board, shall instruct an Auditor to audit the annual accounts drawn up by the Board in accordance with the provisions of Section 2:393 subsection 3 of the Dutch Civil Code.

36.2	The Auditor shall report to the Board with regard to his audit and present the result of his audit in an opinion.
The General Meeting and the party that granted the assignment to an Auditor can withdraw the assignment at any time. The provisions of Section 2:393 subsection 2 of the Dutch Civil Code shall also apply to the withdrawal of an assignment to an Auditor.

36.3	The Board may grant assignments to the Auditor referred to in Article 36.1 or another Auditor at the Company's expense.
Article 37. Profit and Distributions.

37.1
From the profit as shown in the profit and loss account for the most recently ended financial year, at first a distribution shall be made, where possible, on the Preference Shares of a percentage equal to the average one monthly EURIBOR (EURO Interbank Offered Rate) - weighted to reflect the number of days for which the payment is made - plus a premium, to be determined by the Board, of at least one percentage point and at most four percentage points, depending on the prevailing market conditions. The dividend shall be calculated over the proportionate period of time if the relevant Preference Shares were issued in the course of the financial year.

If and insofar as the profit is not sufficient to fully make the aforementioned distribution, the deficit shall be distributed to the charge of the freely distributable reserves.
The dividend on the Preference Shares shall be calculated on the paid up part of the nominal amount. No further distributions shall be made on the Preference Shares than provisioned in this Article 37 and in Article 40.

37.2	Out of the profit that has not been distributed in accordance with the provisions of the Article 37.1, such reservations will be made as the Board will determine.

37.3	The profit that remains after application of the Articles 37.1 and 37.2 shall be at the disposal of the General Meeting provided that no further distributions will be made on the Preference Shares.

37.4	Profit will be distributed after adoption of the annual accounts from which it appears that it is permitted.

37.5	The Board may resolve to distribute an interim dividend on Ordinary Shares and/or Preference Shares.

37.6	The General Meeting may, but only pursuant to a proposal of the Board, resolve to distribute at the expense of a distributable reserve.

37.7
Distributions on Shares may only occur to a maximum of the amount of the Distributable Equity and, if an interim distribution is concerned, this requirement is met as appears from an interim statement of assets and liabilities as referred to in Section 2:105 subsection 4 of the Dutch Civil Code. The Company shall file the statement of assets and liabilities at the office of the Commercial Register within eight days after the day the distribution is divulged.

52

37.8	The General Meeting may, but only pursuant to a proposal of the Board, resolve that a distribution on Ordinary Shares shall take place, in whole or in part, not in money but in Shares in the Company.
Article 38. Release for Payment. Entitlement.

38.1
Dividends and other distributions shall be made payable within four weeks after adoption, unless the General Meeting determines another date at the proposal of the Board. Different payment release dates may be designated for the Ordinary Shares and the Preference Shares.

38.2	A claim of a Shareholder for payment of a distribution shall be barred after five years have elapsed after the day of payment.
CHAPTER 12. AMENDMENT OF THE ARTICLES OF ASSOCIATION. MERGER. DEMERGER. DISSOLUTION.
Article 39. Amendment of the Articles of Association. Merger. Demerger and Dissolution.

39.1
A resolution to amend the Articles of Association, to merge or to demerge within the meaning of Title 7, Book 2 of the Dutch Civil Code or to dissolve the Company can only be passed by the General Meeting on proposal of the Board.

39.2
When a proposal to amend the Articles of Association or to dissolve the Company is to be made to the General Meeting, the notice convening the General Meeting must state so and, at the same time, if it concerns an amendment of the Articles of Association, a copy of the proposal including the verbatim text thereof, shall be deposited and kept available at the Company's office, for inspection by the Shareholders and holders of a usufruct or pledge with voting rights for their inspection and free of charge, until the conclusion of the meeting.

Article 40. Liquidation.

40.1
In case of dissolution of the Company by virtue of a resolution of the General Meeting, the Board will be charged with the liquidation of the Company's affairs without prejudice to the provisions of Section 2:23 subsection 2 of the Dutch Civil Code.

40.2	During the liquidation process the provisions of the Articles of Association shall as far as possible remain in force.

40.3
From the balance of the Company's assets after payment of all debts and the costs of the liquidation shall be distributed first, to the extent possible, to the holders of Preference Shares, the amount paid on their Preference Shares, increased with a percentage equal to the percentage referred to in Article 36.1, calculated over each year or part of a year of the period commencing on the first day following the period over which the last dividend on the Preference Shares was paid and ending on the day of the distribution on Preference Shares referred to in this Article.

Whatever then remains shall be distributed to the holders of Ordinary Shares. All distributions shall be made in proportion to the number of Shares of the class concerned held by the Shareholders.

40.4	The liquidators are authorised, if the statement of assets indicates there is reason to do so, to make distributions in advance.

53

40.5	After liquidation, the Company's books and documents shall remain in the possession of the person designated for this purpose by the General Meeting for the period prescribed by law.
Article 41. Withdrawal right and criterion pursuant to article 2:333h of the Dutch Civil Code.
If the Company merges into Sensata Technologies Holding plc (Sensata-UK) in accordance with the terms and conditions of the joint merger proposal dated the [●] day of [●] two thousand seventeen as drawn up by the Board and the board of directors of Sensata-UK (Merger Proposal), which Merger Proposal provides for an exchange ratio applicable to such merger of one (1) share in the capital of Sensata- UK in exchange for one (1) share in the capital of the Company, the compensation per share which, pursuant to article 2:333h of the Dutch Civil Code, may be requested for by the Shareholders who voted against the aforementioned merger instead of acquiring shares in the capital of Sensata-UK, is determined by the Board on the following basis:
the average closing price per Share provided on a daily basis by the New York Stock Exchange over a period of the last twenty (20) trading days immediately prior to the date the merger becomes effective.
The aforementioned compensation shall be paid in accordance with the terms and conditions of the Merger Proposal.”
Article 42. Transitory Provision.
The provision of Article 4.1 of these Articles of Association shall only come into effect if and as soon as the Commercial Register has been notified of an issuance of new Ordinary Shares pursuant to a resolution to that effect of such number of Ordinary Shares that the entire issued and outstanding Share capital of the Company shall be at least one million six hundred thousand euro (EUR 1,600,000) under the condition precedent that the Commercial Register is notified of such issuance.
Until such notification takes place, Article 4.1 of these Articles of Association shall read as follows:

"4.1	The authorised capital amounts to seven million euro (EUR 7,000,000), divided into:

(a)	three hundred fifty million (350,000,000) Ordinary Shares of one euro cent (EUR 0.01) each; and

(b)	three hundred fifty million (350,000,000) Preference Shares of one euro cent (EUR 0.01) each."

* * *

54

SCHEDULE 5
DRAFT WITHDRAWAL APPLICATION FORM

I     GENERAL INFORMATION
During the extraordinary general meeting (EGM) of shareholders of Sensata Technologies Holding N.V. (Sensata-NL) held on [•] 2018 it was resolved that Sensata-NL will merge with and into Sensata Technologies Holding plc (Sensata-UK) if and when certain conditions will be met (Merger).
Any shareholder of Sensata-NL that voted against the Merger has the right to elect not to become a shareholder of Sensata-UK (Withdrawal Right) and file a request for compensation with Sensata-NL (Withdrawing Application) in accordance with article 2:333h paragraph 1 of the Dutch Civil Code (such shareholder being a Withdrawing Shareholder) within one month after the EGM.
A Withdrawing Shareholder can only make use of the Withdrawal Right for its shares in Sensata-NL that such Withdrawing Shareholder (i) held at the record date for the EGM and for which such Withdrawing Shareholder voted against the resolution to approve the joint merger proposal as drawn up by the board of directors of Sensata-NL and Sensata-UK (Merger Proposal) and resolve upon and give effect to the Merger (Merger Resolution) and (ii) still holds at the time of the Withdrawal Application and immediately prior to the Merger becoming effective (Exit Shares). A shareholder of Sensata-NL who has voted in favor of the Merger Resolution at the EGM, abstained from voting, or who was not present or represented at the EGM, does not have a Withdrawal Right. Broker non-votes will be treated as abstentions for the purpose of determining whether a shareholder is eligible to exercise its Withdrawal Right.

IMPORTANT NOTE

Shareholders that voted against the Merger must consider separately whether to exercise their statutory Withdrawal Rights. An election to exercise the Withdrawal Right will restrict the shareholder’s ability to trade its Sensata-NL shares on the stock exchange. The cash compensation will be determined on the basis of the average closing price per Sensata-NL share provided on a daily basis by the New York Stock Exchange over a period of the last twenty (20) trading days immediately prior to the date the merger becomes effective. On payments of cash compensation, dividend withholding tax at a rate of 15% will generally be withheld if and to the extent that such payments exceed the average capital recognized as paid-up on the relevant shares for Dutch dividend withholding tax purposes. A further explanation of the Merger, the Withdrawal Right and dividend withholding tax is given in the Merger Proposal, which can be found on the website of Sensata-NL (www.sensata.com). Instead of exercising the Withdrawal Right, shareholders not willing to become a shareholder of Sensata-UK may sell their Sensata-UK shares on the stock exchange at any time prior to the effective time of the Merger.

55

II    INFORMATION WITHDRAWING SHAREHOLDER

Name of the Withdrawing Shareholder:

Address of the Withdrawing Shareholder:

Number of Exit Shares for which the Withdrawal Right is exercised:

Details of bank account for payment of the cash compensation after effectuation of the Merger

Foreign

IBAN:

Name of Holder:

BIC Code:

Name of Bank:

City; Country:

US

ABA routing number:

Bank name:

Account number:

Name on account:
The Withdrawing Shareholder declares, states, confirms, undertakes and acknowledges the following:

(i)
The Withdrawing Shareholder is the current holder of the Exit Shares and the Exit Shares were held by the Withdrawing Shareholder on [•], which date served as the record date for the exercise of voting rights at the EGM (Record Date);

(ii)	At the EGM, the Withdrawing Shareholder voted on all the Exit Shares against the Merger Resolution;

(iii)
The Withdrawing Shareholder agrees and consents to Sensata-NL and its agents to undertake all appropriate actions necessary to (i) verify that the Withdrawing Shareholder has voted against the Merger Resolution and (ii) confirm the Withdrawing Shareholder’s ownership of Sensata-NL shares

56

at the time of the Withdrawal Application and immediately prior the Merger becoming effective. The Withdrawing Shareholder hereby explicitly and irrevocably waives any and all rights that he/she may have to the confidential maintenance of his/her voting or share ownership records with respect to the Sensata-NL shares;

(iv)
The Withdrawing Shareholder has taken notice of the Merger Proposal, including paragraph 10, which describes the procedure for the exercise of the Withdrawal Right and the terms for determination and payment of the cash compensation;

(v)	The Withdrawing Shareholder agrees with the method for determining the cash compensation for the Exit Shares pursuant to article 41 of the articles of association of Sensata-NL; and

(vi)
The Withdrawing Shareholder will continue to hold and not sell, transfer or dispose of or enter into any agreement to sell, transfer or dispose of the Exit Shares until the earlier of (i) the Merger becoming effective (as a result of which the Exit Shares will cease to exist) and (ii) such earlier date as Sensata-NL or Sensata-UK may publicly announce that the Merger will not be effectuated. This period is necessary to allow Sensata-NL to facilitate implementation of the intended legal effect of the Withdrawing Shareholders’ irrevocable application (i.e. that at the Merger, the Exit Shares will be exchanged for cash compensation in lieu of Sensata-UK shares).

III    VOTING AND SHARE OWNERSHIP EVIDENCE
Sensata-NL will use the information provided on this Withdrawal Application to verify your voting and share ownership records. These voting records will constitute conclusive evidence and no further information should be included in the Withdrawal Application. By submitting the Withdrawal Application, you give permission to Sensata-NL and its agents to access your voting and share ownership records in order to (i) verify that you have voted against the Merger Resolution and (ii) confirm your ownership of Sensata-NL shares at the time of the Withdrawal Application and immediately prior to the Effective Time. Furthermore, by submitting this Withdrawal Application, you specifically waive all applicable confidentiality or data privacy rights with respect to your voting and/or share ownership records pertaining to the Sensata-NL shares.
IV     SUBMISSION AND DUE DATE
A qualifying shareholder wishing to exercise the Withdrawal Right must submit this Withdrawal Application, duly completed and executed and with all required annexes to Sensata-NL no later than on [•] 2018 at the following address:
To:    Sensata Technologies Holding N.V.
Attn:
Email:
Any applications not fully and correctly received by Sensata-NL on or before [•] 2018 will be disregarded.

57

Signed on:

_______________________________
Name of the Withdrawing Shareholder:

_______________________________
If applicable: co-signature of the pledgee or the usufructuary if the Exit Shares are pledged or encumbered with a right of usufruct:

_______________________________
Name of the pledgee or usufructuary:

_______________________________

* * *

58

SCHEDULE 6
MERGER ACCOUNTS

Schedule has been omitted pursuant to Item 601(b)(2) of Regulation S-K. Sensata Technologies Holding N.V. hereby undertakes to furnish supplementally copies of this omitted schedule upon request by the Securities and Exchange Commission.

59